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As filed with the Securities and Exchange Commission on December 3, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FOUNDATION PA COAL COMPANY
(Exact name of registrant issuer as specified in its charter)

 Delaware
(State or other jurisdiction of
incorporation or organization)

 1221
(Primary Standard Industrial
Classification Code Number)

 42-1638663
(I.R.S. Employer
Identification Number)	FOUNDATION COAL CORPORATION
(Exact name of registrant parent guarantor as specified in its charter)

 Delaware
(State or other jurisdiction of
incorporation or organization)

 1221
(Primary Standard Industrial
Classification Code Number)

 26-0085077
(I.R.S. Employer
Identification Number)

SEE TABLE OF ADDITIONAL GUARANTOR REGISTRANTS

 999 Corporate Boulevard
Suite 300
Linthicum Heights, Maryland 21090-2227
(410) 689-7600
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

 Greg A. Walker, Esq.
General Counsel
Foundation Coal Holdings, Inc.
999 Corporate Boulevard
Suite 300
Linthicum Heights, Maryland 21090-2227
(410) 689-7500
(Name and address, including zip code, of agent for service)

With a copy to:
Edward P. Tolley III, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017-3954 (212) 455-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G. please check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective filed pursuant to Rule 462(d) under the Securities Act check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

7 1/4% Senior Notes due 2014	$300,000,000	100%	$300,000,000	$38,010

Guarantees of 7 1/4% Senior Notes Due 2014	N/A(2)	(2)	(2)	(2)

(1)
Estimated solely for the purpose of calculating the registration fee under Rule 457(f) of the Securities Act of 1933, as amended (the "Securities Act").

(2)
Pursuant to Rule 457(n) under the Securities Act, no separate filing fee is required for the guarantees.

        The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF CO-REGISTRANTS

Name	State or other jurisdiction of incorporation or organization	I.R.S. Employer Identification Number
Alliance Power Marketing, Inc.	Delaware	93-1155825
Barbara Holdings Inc.	Delaware	25-1292326
Castle Gate Holding Company	Delaware	84-1456620
Coal Gas Recovery, LP	Delaware	30-0210759
Cumberland Coal Resources, LP	Delaware	84-1521723
Delta Mine Holding Company	Delaware	91-1897558
Emerald Coal Resources, LP	Delaware	84-1521724
Foundation American Coal Company, LLC	Delaware	54-1947356
Foundation American Coal Holding, Inc.	Delaware	13-2793319
Foundation Coal Development Corporation	Delaware	84-1341308
Foundation Coal Resources Corporation	Delaware	84-1341308
Foundation Coal West, Inc.	Delaware	35-1867616
Foundation Energy Sales, Inc.	Delaware	84-1130962
Foundation Equipment Company	Delaware	84-1152493
Foundation Midwest Holding Company	Delaware	84-1456626
Foundation Royalty Company	Delaware	84-1456627
Foundation Wyoming Land Company	Delaware	35-1661756
Freeport Mining, LP	Delaware	84-1521725
Freeport Resources Corporation	Delaware	84-1230391
Laurel Creek Co., Inc.	Delaware	31-1241957
Maple Meadow Mining Company	Delaware	55-0529664
Pennsylvania Land Holdings Corporation	Delaware	84-1452626
Pennsylvania Services Corporation	Delaware	93-1162601
Plateau Mining Corporation	Delaware	95-3761213
River Processing Corporation	Delaware	84-1199433
Riverton Coal Production, Inc.	Delaware	55-0739658
Rockspring Development, Inc.	Delaware	31-1241956
Wabash Mine Holding Company	Delaware	91-1897559
Warrick Holding Company	Delaware	91-1897557
Energy Development Corporation	West Virginia	25-1209977
Kingston Mining, Inc.	West Virginia	31-1562659
Kingston Processing, Inc.	West Virginia	55-0756214
Kingston Resources, Inc.	Kentucky	61-1093577
Neweagle Coal Sales Corp.	Virginia	54-1695745
Neweagle Development Corp.	Virginia	54-1695747
Neweagle Industries, Inc.	Virginia	54-1695751
Neweagle Mining Corp.	Virginia	54-1695750
Odell Processing Inc.	West Virginia	55-0708613
Paynter Branch Mining, Inc.	West Virginia	55-0746860
Pioneer Fuel Corporation	West Virginia	55-0545211
Pioneer Mining, Inc.	West Virginia	55-0746859
Red Ash Sales Company, Inc.	West Virginia	55-0515479
Rivereagle Corp.	Virginia	54-1695746
Riverton Capital Ventures I, Limited Liability Company	West Virginia	55-0746861
Riverton Capital Ventures II, Limited Liability Company	West Virginia	55-0746862
Riverton Coal Sales, Inc.	West Virginia	55-0748037
Ruhrkohle Trading Corporation	West Virginia	55-0266080
Simmons Fork Mining, Inc.	West Virginia	31-1537134
Southern Resources, Inc.	West Virginia	55-0548442

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion dated December 3, 2004

PRELIMINARY PROSPECTUS

Foundation PA Coal Company

Offers to Exchange

        $300,000,000 principal amount of its 7 1/4% Senior Notes due 2014, which have been registered under the Securities Act of 1933, for any and all of its outstanding 7 1/4% Senior Notes due 2014.

        The exchange notes will be fully and unconditionally guaranteed on an unsecured basis by Foundation Coal Corporation and each of its wholly owned direct and indirect subsidiaries, other than Foundation PA Coal Company (the "Issuer"), that guarantee the Issuer's obligations under the senior credit facilities.

        The Issuer is conducting the exchange offer in order to provide you with an opportunity to exchange your unregistered notes for freely tradeable notes that have been registered under the Securities Act.

The Exchange Offer

  •
  The Issuer will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradeable.

  •
  You may withdraw tenders of outstanding notes at any time prior to the expiration date of the exchange offer.

  •
  The exchange offer expires at 12:00 a.m., midnight, New York City time on                  , 2005 unless extended.

  •
  The exchanges of outstanding notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

  •
  The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes except that the exchange notes will be freely tradeable.

        All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer the Issuer does not currently anticipate that the Issuer will register the outstanding notes under the Securities Act.

        See "Risk Factors" beginning on page 18 for a discussion of certain risks that you should consider before participating in the exchange offer.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2004.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

i

PROSPECTUS SUMMARY

        The following summarizes information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information, including our financial statements and the related notes, elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in "Risk Factors."

        Unless the context otherwise indicates, as used in this prospectus, (i) the terms "we," "our," "us" and similar terms refer to Foundation Coal Corporation and its consolidated subsidiaries, (ii) the term "Issuer" refers to Foundation PA Coal Company and (iii) the term "Guarantors" refers to Foundation Coal Corporation and its direct and indirect wholly owned subsidiaries, other than the Issuer, each of which guarantee on a senior unsecured basis the obligations of the Issuer under the senior credit facilities. Foundation Coal Corporation, which is a wholly-owned subsidiary of Foundation Coal Holdings, Inc., was formed on April 23, 2004 to acquire the North American coal mining assets of RAG Coal International AG, which acquisition closed on July 30, 2004. All references to Foundation Coal Corporation, including the business description, operating data and financial data, exclude RAG Coal International AG's former Colorado operations, which were sold to a third party on April 15, 2004 and are accounted for herein as discontinued operations. References to pro forma financial and other pro forma information give effect to the repayment of a portion of our term loan with proceeds from our parent company's initial public offering of common stock as if such repayment had occurred on September 30, 2004 for balance sheet data and on January 1, 2003 for statement of operations and other data. Certain statements in this Prospectus Summary are forward-looking statements. All references herein to financial data for the nine months ended September 30, 2004 are presented on a pro forma basis for Foundation Coal Corporation by aggregating the financial data for the two months ended September 30, 2004 of Foundation Coal Corporation with the financial data for the seven months ended July 29, 2004 of RAG American Coal Holding, Inc.

The Company

        We are the fourth largest coal producer in the United States, with operations in the four major coal producing regions in the United States: the Powder River Basin, Northern Appalachia, Central Appalachia and the Illinois Basin. Our primary business is to produce, process and sell steam coal, which we sell to producers of electric power, the majority of whom are large U.S.-based utilities with an investment grade credit rating. We also produce and process metallurgical coal for use in the manufacture of steel.

        For the year ended December 31, 2003 and the nine months ended September 30, 2004, we sold 67.2 million tons of coal and 47.4 million tons of coal, respectively, to approximately 85 customers. We generated total revenues of $994.3 million and $734.2 million, respectively, for such periods. As of December 31, 2003, we controlled approximately 1.8 billion tons of proven and probable coal reserves located in the Powder River Basin, Northern Appalachia, Central Appalachia and Illinois Basin. Based on these reserve estimates and our actual rate of production during the year ended December 31, 2003, we have a total reserve life of approximately 28 years. We are the only producer with significant operations and major reserve blocks in both the Powder River Basin and Northern Appalachia, the two U.S. coal production regions for which future demand is expected to have the largest increase, according to the EIA.

        We employ a variety of different mining techniques at our nine underground mines and four surface mines. A number of these mines are among the most productive coal producers in the regions in which they operate, due to, among other things, our employment of advanced longwall technologies and truck-and-shovel systems. Our current management team has successfully managed our operations as a stand-alone subsidiary of RAG Coal International AG since 1999 and has continued to manage our operations since we became an independent company on July 30, 2004.

        We have a large, geographically diverse reserve base which contains a broad range of coal qualities. Our reserves in Wyoming and West Virginia contain compliance coal, which does not require our customers to use sulfur dioxide reduction technologies (commonly referred to as scrubbers) to comply with the requirements of the Clean Air Act, and other low sulfur coal. Demand for clean burning, lower sulfur coal has grown significantly since the adoption of the Clean Air Act. Our reserves in Pennsylvania contain high Btu coal, which produces a greater amount of energy per ton when burned, but which results in higher sulfur emissions than compliance coal. A significant number of utilities have installed or recently initiated plans to install scrubbers and would thus be able to more efficiently burn higher sulfur coals. In addition, other utilities can utilize higher sulfur coal through their use of coal blending or purchased emissions allowances. As a result of the broad range of characteristics and qualities of our reserves, we are positioned to serve our customers in all the major segments of the market.

        We operate our business through four segments: the Powder River Basin, Northern Appalachia, Central Appalachia and Other. The table below summarizes our revenues from coal sales, tons of coal sold and proven and probable coal reserves by segment as of December 31, 2003:

Revenues from Coal Sales, Tons Sold and Reserves by Segment

	Year Ended December 31, 2003
Segment	Revenues	%	Tons Sold(1)%		Reserves	%	Btu	Coal Quality
	(Dollars and Tons in Millions)
Powder River Basin	$303.5	31%	42.6	63%	761.6	43%	Low	Compliance
Northern Appalachia	326.4	33%	13.2	20%	769.8	44%	High	Medium sulfur
Central Appalachia	270.7	28%	8.2	12%	197.2	11%	High	Compliance, low sulfur and metallurgical
Other	75.4	8%	3.2	5%	29.0	2%	Mid	Medium sulfur

Total	$976.0	100%	67.2	100%	1,757.6	100%

(1)
Central Appalachia tons include 1.5 million tons of produced metallurgical coal that accounted for $56.9 million of revenues and 0.7 million tons of metallurgical coal that was purchased and resold. Other tons include 1.6 million tons of Illinois Basin production and 1.6 million tons of coal that were purchased and resold.

Competitive Strengths

        We believe that the following competitive strengths enhance our prominent market position in the United States:

        We are the fourth largest coal producer in the United States and have a significant reserve base. Based on 2003 production of 64.0 million tons, we are the fourth largest coal producer in the United States. As of December 31, 2003, we controlled approximately 1.8 billion tons of proven and probable coal reserves. Based on these reserve estimates and our actual rate of production during the year ended December 31, 2003, we have a total reserve life of approximately 28 years.

        We have a diverse portfolio of coal-mining operations and reserves. We operate a total of 13 mines in the Powder River Basin, Northern Appalachia, Central Appalachia and the Illinois Basin, selling coal to approximately 85 domestic and foreign electric utilities, steel producers and industrial users. We are the only producer with significant operations and major reserve blocks in both the Powder River Basin and Northern Appalachia, the two U.S. coal production regions for which future demand is expected to have the largest increase, according to the EIA. We believe that this geographic diversity provides us with a significant competitive advantage, allowing us to source coal from multiple regions to meet the needs of our customers and reduce their transportation costs.

        We operate highly productive mines and have had strong EBITDA margins. We believe our focus on productivity has helped contribute to our strong EBITDA margins for fiscal years ended 2001, 2002 and 2003. Our strategic investment in equipment and technology has increased the efficiency of our operations, which we believe reduces our costs and provides us with a competitive advantage. Maintaining our low-cost position enables us to maximize our profitability in all coal pricing environments.

        We are a recognized industry leader in safety and environmental performance. Our focus on safety and environmental performance results in a lower likelihood of disruption of production at our mines, which leads to higher productivity and improved financial performance. We operate some of the nation's safest mines, with 2003 injury incident rates, as tracked by the Mine Safety and Health Administration ("MSHA"), below industry averages.

        We have long-standing relationships and long-term contracts with many of the largest coal-burning utilities in the United States. We supply coal to approximately 100 power plants operated by more than 70 electricity generators in 29 states across the country. We believe we have a reputation for reliability and superior customer service that has enabled us to solidify our customer relationships.

        Our management team has a track record of success during our long operating history. Our management team has a proven record of generating free cash flow, increasing productivity, reducing costs, developing and maintaining long-standing customer relationships and effectively positioning us for future growth and profitability. We operated as a stand-alone subsidiary of privately held RAG Coal International AG from 1999 until becoming an independent company on July 30, 2004. Our senior executives have an average of approximately 26 years of experience in the coal industry, including an average of 13 years operating our assets when owned by us and our predecessors, and have the management and organizational capability to successfully operate an independent public company.

Business Strategy

        Our objective is to increase shareholder value through sustained earnings and cash flow growth. Our key strategies to achieve this objective are described below:

        Maintaining our commitment to operational excellence as a low-cost producer. We seek to maintain our productivity leadership with an emphasis on lowering costs by continuing to invest selectively in new equipment and advanced technologies, such as our previous investments in underground diesel, increased longwall face widths and a larger shield system. We will continue to focus on profitability and efficiency by leveraging our significant economies of scale, large fleet of mining equipment, information technology systems and coordinated purchasing and land management functions. In addition, we continue to focus on productivity through our culture of workforce involvement by leveraging our strong base of experienced, well-trained employees.

        Capitalizing on favorable industry dynamics through an opportunistic approach to selling our coal. The fundamentals of the current U.S. coal market are among the strongest in the past decade resulting in a favorable coal pricing environment which, based on current coal forward prices, we believe will continue for the foreseeable future. We employ an opportunistic approach to selling our coal, including the use of long-term sales commitments for a portion of our future production while maintaining uncommitted planned production to capitalize on favorable future pricing environments.

        Selectively expanding our production and reserve base. Given our broad scope of operations and expertise in mining in each of the major coal-producing regions in the United States, we believe that we are well-situated to capitalize on the expected continued growth in U.S. and international coal consumption by evaluating growth opportunities, including (i) expansion of production capacity at our existing mining operations, (ii) further development of existing significant reserve blocks in Northern Appalachia and Central Appalachia, and (iii) potential strategic acquisition opportunities that arise in the United States or internationally. We will prudently act to manage our reserve base when appropriate. For example, we currently plan to seek to increase our reserve position by obtaining mining rights to federal coal reserves adjoining our current operations in Wyoming through the lease by application process.

        Continuing to provide a mix of coal types and qualities to satisfy our customers' needs. By having operations and reserves in the four major coal producing regions, we are able to source coal from multiple mines to meet the needs of our domestic and international customers. Our broad geographic scope and mix of coal qualities provide us with the opportunity to work with many leading electricity generators, steel companies and other industrial customers across the country.

        Continuing to focus on excellence in safety and environmental stewardship. We intend to maintain our recognized leadership in operating some of the safest mines in the United States and in achieving recognized standards of environmental excellence. Our ability to minimize lost-time injuries and environmental violations improves our operating efficiency, which directly improves our cost structure and financial performance.

Risks Related to our Business and Strategy

        Our ability to execute our strategy is subject to certain risks that are generally associated with the coal industry. For example, our profitability could decline due to changes in coal prices or coal consumption patterns, as well as unanticipated mine operating conditions, loss of customers, changes in the ability to access our coal reserves and other factors that are not within our control. Furthermore, we operate in a heavily regulated industry, which imposes significant actual and potential costs on us, and future regulations could increase those costs or limit our ability to produce coal. For additional risks relating to our business or this offering, see "Risk Factors" beginning on page 19 of this prospectus.

Coal Market Outlook

        According to coal indices and reference prices, U.S. and international coal fundamentals are currently strong, and coal pricing in 2004 has increased over 2003 in every significant U.S. and international market. We believe that the current strong fundamentals in the U.S. coal industry are supported primarily by:

  •
  stronger industrial demand following a recovery in the U.S. manufacturing sector, demonstrated by the most recent estimate of 3.7% real GDP growth in the third quarter of 2004, as reported by the Bureau of Economic Analysis;

  •
  low coal stockpiles, estimated by the EIA to be approximately 126 million tons in the second quarter of 2004, down 16% from the same period a year ago;

  •
  limited incremental capacity available from U.S. nuclear-powered electricity generators, with average utilization estimated by the EIA to be 88.4% in 2003, up from 70.5% in 1993;

  •
  high current and forward prices for natural gas and oil, the primary competing fuels for electricity generation, with spot prices at November 8, 2004 for natural gas and heating oil at $6.74 per million Btu and $1.35 per gallon, respectively, as reported by Bloomberg L.P.; and

  •
  increased international demand for U.S. coal for steelmaking, driven by global economic growth, high ocean freight rates from other countries and the weaker U.S. dollar.

        During 2003, U.S. spot steam coal prices began to strengthen and have steadily increased since mid-2003, particularly for coals sourced in the eastern United States. The table below describes year-to-date average reference prices for coal at November 1, 2004, compared to year-to-date average reference prices in November 2003, according to Platts, and the percentage of our 2003 coal sales revenue by region:

	Increase in Average Reference Prices	Percentage of 2003 Coal Sales Revenue
Powder River Basin (Southern)	6%	31%
Northern Appalachia	72%	33%
Central Appalachia	61%	28%
Illinois Basin	39%	4%

        We expect near-term volume growth in U.S. coal consumption to be driven by a number of factors, including increased growth in electricity consumption and greater utilization at existing coal-fired plants, which operated at an estimated 71% of capacity in 2003, according to Platts. If the existing U.S. coal-fired plants operated at estimated potential utilization rates of 85%, we believe they would consume approximately 200 million additional tons of coal per year, which represents an increase of approximately 18% over current coal consumption.

        We expect longer-term volume growth in U.S. coal consumption to be driven by the construction of new coal-fired plants. The NETL projects that 74,000 megawatts of new coal-fired electric generation capacity will be constructed in the United States by 2025, which would represent a 22% increase over current U.S. coal-fired electric generation capacity. The NETL has identified 94 coal-fired plants, representing 62,000 megawatts of electric generation capacity, which have been proposed and are currently in various stages of development. The DOE projects that 58 of these proposed coal-fired plants, representing 38,000 megawatts of electric generation capacity, will be completed and will begin consuming coal to produce electricity by the end of 2010.

The Transactions

        On July 30, 2004, Foundation Coal Corporation completed the acquisition, which we refer to as the Acquisition, of all of the outstanding shares of capital stock of certain subsidiaries (the "Acquired Companies") of RAG Coal International AG (the "Seller"), consisting primarily of its then-North American coal operations, for a purchase price of approximately $975 million. We issued new 7 1/4% Senior Notes due 2014 (the "Notes") and entered into a new senior secured credit facility consisting of a term loan facility and revolving credit facility (the "Senior Credit Facilities"), the net proceeds of which were used to finance the Acquisition and to provide for an on-going working capital requirement. The term "Transactions" means, collectively, the Acquisition and the related financings, including the Notes and the Senior Credit Facilities. Affiliates of each of First Reserve Corporation ("First Reserve"), The Blackstone Group ("Blackstone") and American Metals and Coal International, Inc. ("AMCI") currently own approximately 42.0%, 42.0% and 14.8% of Foundation Coal Holdings, Inc., the ultimate parent of Foundation Coal Corporation, respectively and, after giving effect to our parent's initial public offering, will own 19.7%, 19.7% and 6.9%, respectively (assuming no exercise of the over-allotment option). First Reserve, Blackstone and AMCI are collectively referred to herein as the "Sponsors."

Recent Developments

        New Commitments Negotiated at Higher Prices.    Through October 31, 2004, we have been able to leverage our long-standing customer relationships and uncommitted planned production to enter into new sales commitments for long-term supply contracts at average sales prices above those realized in the past year. The table below illustrates our realized prices for produced tons sold in the period between September 30, 2003 and September 30, 2004 by region, as well as the average committed price per ton by region for the 2005 to 2008 period for both new commitments secured in the first ten months of 2004, as well as for all commitments obtained as of October 31, 2004. As of October 31,

2004, we had sales commitments in place for approximately 100% of our planned 2004 production, approximately 97% of our planned 2005 production and approximately 83% of our planned 2006 production. We have uncommitted planned production for 2005 and 2006 of 3% and 17%, respectively, most of which is in our eastern regions. We expect that due to the quality and expected market price of the uncommitted tonnage, this production will generate an even greater proportion of our revenues.

	Average Sale Price Per Ton (September 30, 2003- September 30, 2004)	Year to Date New Commitments as of October 31, 2004 for Years 2005-2008		Total Commitments as of October 31, 2004 for Years 2005-2008
		Price Per Ton	Tons	Price Per Ton	Tons
	(Tons in Thousands)
Powder River Basin	$7.44	$6.51	48,564	$7.15	151,281
Northern Appalachia	26.59	33.36	20,750	31.69	31,193
Central Appalachia
Steam Coal	31.28	45.03	824	34.65	13,428
Metallurgical/ Industrial Coal	40.69	69.28	2,528	64.76	2,815

THE EXCHANGE OFFER

        In this prospectus, the term "outstanding notes" refers to the 7 1/4% senior notes due 2014; the term "exchange notes" refers to the 7 1/4% senior notes due 2014 such as registered under the Securities Act of 1933, as amended (the "Securities Act"); the term "notes" refers to both the outstanding notes and exchange notes. On July 30, 2004, the Issuer issued an aggregate of $300,000,000 principal amount of 7 1/4% senior notes due 2014 in a private offering.

General
In connection with the private offering, the Issuer and the Guarantors entered into a registration rights agreement with the initial purchasers in which they agreed, among other things, to deliver this prospectus to you and to complete the exchange offer within 270 days after the date of first issuance of the outstanding notes. You are entitled to exchange in the exchange offer your outstanding notes for exchange notes which are identical in all material respects to the outstanding notes except:
	•	the exchange notes have been registered under the Securities Act;
	•	the exchange notes are not entitled to any registration rights which are applicable to the outstanding notes under the registration rights agreement; and
	•	the liquidated damages provisions of the registration rights agreement are no longer applicable.
The Exchange Offer	The Issuer is offering to exchange;
	•	$300,000,000 principal amount of its 7 1/4% Senior Notes due 2014, which have been registered under the Securities Act for any and all of its outstanding 7 1/4% Senior Notes due 2014.
You may exchange outstanding notes in integral multiples of $1,000.
Resale
Based on an interpretation by the staff of the Securities and Exchange Commission (the "SEC") set forth in no-action letters issued to third parties, the Issuer believes that the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:
	•	you are acquiring the exchange notes in the ordinary course of your business; and
	•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."
Any holder of outstanding notes who;
• is an affiliate of the Issuer or the Guarantors;
• does not acquire exchange notes in the ordinary course of its business; or
• tenders its outstanding notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC's letter to Shearman & Sterling, dated available July 2, 1993, or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.
Expiration Date	The exchange offer will expire at 12:00 a.m. midnight, New York City time on , 2005, unless extended by us. The Issuer and the Guarantors do not currently intend to extend the expiration date.
Withdrawal
You may withdraw the tender of your outstanding notes at any time prior to the expiration of the exchange offer. The Issuer and the Guarantors will return to you any of your outstanding notes that are not accepted for any reason for exchange without expense to you, promptly after the expiration or termination of the exchange offer.
Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which the Issuer and the Guarantors may waive. See "The Exchange Offer—Conditions to the Exchange Offer."
Procedures for Tendering Outstanding Notes
If you wish to participate in the exchange offer, you must complete, sign and date the applicable accompanying letter of transmittal, or a facsimile of such letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the applicable letter of transmittal, or a facsimile of such letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

If you hold outstanding notes through The Depository Trust Company ("DTC") and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal. By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:
•
you are not our "affiliate" within the meaning of Rule 405 under the Securities Act or, if you are our affiliate, that you will comply with any applicable registration and prospectus delivery requirements of the Securities Act;
	•	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;
	•	you are acquiring the exchange notes in the ordinary course of your business; and
•
if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, that you will deliver a prospectus as required by law in connection with any resale of such exchange notes.
Special Procedures for Beneficial Owners
If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the applicable letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.
Guaranteed Delivery Procedures
If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the applicable letter of transmittal or any other required documents, or you cannot comply with the applicable procedures under DTC's Automated Tender Offer Program for transfer of book-entry interests, prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under "The Exchange Offer—Guaranteed Delivery Procedures."

Effect on Holders of Outstanding Notes
As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of the exchange offer, the Issuer and the Guarantors will have fulfilled a covenant under the registration rights agreement. Accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreements. If you do not tender your outstanding notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes as set forth in the indenture, except the Issuer and the Guarantors will not have any further obligation to you to provide for the exchange and registration of the outstanding notes under the applicable registration rights agreement. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for outstanding notes could be adversely affected.
Consequences of Failure to Exchange
All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, the Issuer and the Guarantors do not currently anticipate that they will register the outstanding notes under the Securities Act.
U.S. Federal Income and Tax Consequences
The exchange of outstanding notes in the exchange offer will not be a taxable event for United States federal income tax purposes. See "United States Federal Income Tax Consequences of the Exchange Offer."
Use of Proceeds	The Issuer will not receive any cash proceeds from the issuance of exchange notes in the exchange offer. See "Use of Proceeds."
Exchange Agent
The Bank of New York is the exchange agent for the exchange offer. The addresses and telephone numbers of the exchange agent are set forth in the section captioned "The Exchange Offer—Exchange Agent" of this prospectus.

Exchange Notes

        The summary below describes the principal terms of the exchange notes. Some of the terms and conditions described below are subject to important limitations and exceptions. You should carefully read the "Description of Notes" section of this prospectus for a more detailed description of the terms of the exchange notes.

Issuer	Foundation PA Coal Company.
Notes Offered	$300,000,000 aggregate principal amount of 7 1/4% Senior Notes due 2014.
Maturity Date	August 1, 2014.
Guarantees
Foundation Coal Corporation and each of its wholly owned direct and indirect subsidiaries, other than the Issuer, that guarantee the Issuer's obligations under the senior credit facilities will guarantee the exchange notes on a senior unsecured basis.
Interest Payment Dates	Interest will be payable in cash on February 1 and August 1 of each year, beginning on February 1, 2005.
Ranking
The exchange notes will be unsecured senior obligations of the Issuer and will rank equally with all of its existing and future senior unsecured debt, and senior to any of its subordinated debt. The guarantees of the exchange notes will rank equally to all of such Guarantors' existing and future senior unsecured obligations. The exchange notes and the guarantees thereof will be effectively subordinated to all secured indebtedness of the Issuer and the Guarantors to the extent of the assets securing such indebtedness. As of September 30, 2004, on a pro forma basis after giving effect to the repayment of a portion of our term loan with a portion of the proceeds from our ultimate parent's initial public offering, the Issuer and the Guarantors would have had $425.6 million of secured debt.
See "Summary Historical and Pro Forma Financial Data" and "Capitalization."
Optional Redemption	The Issuer may redeem some or all of the exchange notes at any time on or after August 1, 2009 at the redemption prices set forth under "Description of Notes—Optional Redemption."

Additionally, the Issuer may redeem some or all of the exchange notes prior to August 1, 2009 at a price equal to 100% of the principal amount plus a "make-whole" premium as set forth under "Description of Notes—Optional Redemption."

The Issuer may redeem up to 35% of the exchange notes on or prior to August 1, 2007 from the proceeds of certain equity offerings at 107.25% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption. The Issuer may make that redemption only if, after the redemption, at least 65% of the aggregate principal amount of the exchange notes originally issued remains outstanding and the redemption occurs within 180 days of the date of the equity offering closing. See "Description of Notes—Optional Redemption."

Change of Control Offer
Upon the occurrence of a change of control, you will have the right, as holders of the exchange notes, to require the Issuer to repurchase some or all of your notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. See "Description of Notes—Repurchase at the Option of Holders—Change of Control."
Certain Covenants	The indenture governing the exchange notes contains covenants limiting, among other things, the ability of Foundation Coal Corporation and the ability of its restricted subsidiaries to:
	•	incur additional debt;
	•	pay dividends on its capital stock or repurchase its capital stock;
	•	make certain investments;
	•	enter into certain types of transactions with affiliates;
	•	limit dividends or other payments by its restricted subsidiaries to it and its other restricted subsidiaries;
	•	use assets as security in other transactions; and
	•	sell certain assets or merge with or into other companies.
These covenants are subject to important exceptions and qualifications. See "Description of Notes."
No Public Market
The exchange notes will be freely transferable but will be new securities for which there will not initially be a market. Accordingly, there is no assurance that a market for the exchange notes will develop or as to the liquidity of any market. The initial purchasers in the private offering of the outstanding notes have advised the Issuer that they currently intend to make a market in the exchange notes. The initial purchasers are not obligated, however, to make a market in the exchange notes, and any such market-making may be discontinued by the initial purchasers in their discretion at any time without notice.

Additional Information

        Our principal executive office is located at 999 Corporate Boulevard, Suite 300, Linthicum Heights, Maryland 21090 and our telephone number is (410) 689-7500.

Risk Factors

        Investment in the exchange notes involves certain risks. You should carefully consider the information in the "Risk Factors" section and all other information included in this prospectus before investing in the exchange notes.

Summary Historical and Pro Forma Financial Data

        The following summary historical financial data as of and for the years ended December 31, 2003, 2002 and 2001 have been derived from the audited consolidated financial statements of RAG American Coal Holding, Inc. (our predecessor), which have been audited by Ernst & Young LLP, an independent registered public accounting firm. The summary historical financial data of our predecessor as of and for the period from January 1, 2004 to July 29, 2004 and for the nine months ended September 30, 2003 have been derived from the unaudited consolidated financial statements of RAG American Coal Holding, Inc., which have been prepared on a basis consistent with the audited consolidated financial statements as of and for the year ended December 31, 2003. The summary historical financial data as of and for the period from April 23, 2004 (our date of inception) to September 30, 2004 have been derived from the unaudited consolidated financial statements of Foundation Coal Corporation. In the opinion of management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period. The audited consolidated financial statements as of and for the years ended December 31, 2003, 2002 and 2001 and the unaudited consolidated financial statements as of and for the nine months ended September 30, 2003, the period from January 1, 2004 to July 29, 2004 and the period from April 23, 2004 to September 30, 2004 are included elsewhere in this prospectus.

        The following summary unaudited pro forma consolidated financial data of Foundation Coal Corporation and its subsidiaries as of and for the year ended December 31, 2003 and the nine months ended September 30, 2004 have been prepared to give pro forma effect to the Transactions and the repayment of a portion of our term loan with proceeds from our ultimate parent company's initial public offering, as if they had occurred on January 1, 2003, in the case of unaudited pro forma statement of operations data, and to the repayment of a portion of our term loan with proceeds from our ultimate parent company's initial public offering, as if it had occurred on September 30, 2004, in the case of unaudited pro forma balance sheet data. The successor balance sheet data and pro forma adjustments used in preparing the pro forma financial data reflect our preliminary estimates of the purchase price allocation, which may change upon finalization of appraisals and other valuation studies that we have arranged to obtain. The pro forma financial data are for informational purposes only and should not be considered indicative of actual results that would have been achieved had the Transactions and the term loan repayment actually been consummated on the dates indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. You should read the following data in conjunction with "Unaudited Consolidated Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto of RAG American Coal Holding, Inc. and Foundation Coal Corporation included elsewhere in this prospectus.

	Predecessor					Successor
								Pro Forma Nine Months Ended September 30, 2004
	Year Ended December 31,			Nine Months Ended September 30, 2003	Period January 1 to July 29, 2004	Period April 23 to September 30, 2004	Pro Forma Year Ended December 31, 2003
	2001	2002	2003
				(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(in millions, except per share and per ton data)
Statement of Operations Data:
Revenues:
Coal sales	$746.4	$891.8	$976.0	$732.0	$544.9	$180.4	$976.0	$725.3
Other revenues	32.8	12.9	18.3	12.9	6.1	2.8	18.3	8.9

Total revenues	779.2	904.7	994.3	744.9	551.0	183.2	994.3	734.2

Costs and expenses:
Cost of coal sales	605.5	699.8	798.3	597.7	484.5	147.6	787.4	618.4
Selling, general and administrative expenses	36.9	45.1	45.3	32.6	27.4	6.8	44.8	33.0
Accretion on asset retirement obligations	—	—	7.0	5.2	4.0	1.3	8.2	6.2
Depreciation, depletion and amortization	83.8	91.6	99.8	74.5	61.2	26.2	145.5	127.4
Amortization of coal supply agreements	16.9	17.5	17.9	13.8	8.8	(22.5)	(103.5)	(33.1)
Asset impairment charges	16.6	7.0	—	—	—	—	—	—

Total costs and expenses	759.7	861.0	968.3	723.8	585.9	159.4	882.4	751.9

Income (loss) from operations	19.5	43.7	26.0	21.1	(34.9)	23.8	111.9	(17.7)
Other income (expense):
Interest expense	(52.5)	(48.9)	(46.9)	(35.7)	(18.0)	(8.5)	(50.5)	(37.7)
Loss on termination of hedge accounting for interest rate swaps	—	—	—	—	(48.9)	—	—	(48.9)
Contract settlement	—	—	—	—	(26.0)	—	—	(26.0)
Loss on early debt extinguishment	—	—	—	—	(21.7)	—	—	(21.7)
Mark to market gain (loss) on interest rate swaps	—	—	—	—	5.8	(0.1)	—	5.7
Interest income	6.8	12.3	3.2	2.5	1.3	0.2	3.2	1.5
Minority interest	15.0	—	—	—	—	—	—	—
Litigation settlements	—	—	43.5	43.5	—	—	43.5	—
Arbitration award	—	31.1	—	—	—	—	—	—
Insurance settlement	31.2	—	—	—	—	—	—	—

Income (loss) before income tax expense (benefit)	20.0	38.2	25.8	31.4	(142.4)	15.4	108.1	(144.8)
Income tax expense (benefit)	3.9	13.1	(0.2)	1.9	(51.8)	5.1	31.1	(53.5)

Income (loss) from continuing operations (2)(3)	16.1	25.1	26.0	29.5	(90.6)	$10.3	$77.0	$(91.3)

Income from discontinued operations net of income tax expense	9.9	8.1	10.1	6.7	2.3	—
Gain on disposal of discontinued operations, net of income tax expense	—	—	—	—	20.8	—
Cumulative effect of accounting changes, net of tax benefit	—	—	(3.6)	(3.6)	—	—

Net income (loss)	$26.0	$33.2	$32.5	$32.6	$(67.5)	$10.3

Balance Sheet Data (at period end):
Cash and cash equivalents	$20.2	$21.8	$7.6	$7.6		$39.1		$39.1
Cash on deposit with RAG Coal International AG	137.7	66.5	233.0	173.4		—		—
Cash pledged	—	75.0	20.0	20.0		—		—
Total assets	1,849.1	1,861.8	1,864.8	1,847.6		2,138.9		2,137.8
Total debt	697.0	656.8	616.5	616.5		770.1		725.7
Stockholders' equity	489.0	487.9	523.2	523.5		206.3		250.8

Statement of Cash Flows Data:
Net cash provided by (used in) continuing operations:
Operating activities	$97.0		$136.2		$197.7		$125.7		$(8.0)	$24.9
Investing activities	(8.3)		(105.2)		(92.7)		(68.0)		(50.6)	(924.1)
Financing activities	(148.6)		(44.1)		(151.7)		(92.1)		(127.8)	938.3
Capital expenditures	100.0		118.9		97.1		71.3		52.7	12.7
Other Financial Data (unaudited):
EBITDA (1)(2)(3)	$166.4		$183.9		$187.2		$152.9		$(55.7)	$27.4		$197.4		$(14.3)
EBITDA margin (1)	21.4%		20.3%		18.8%		20.5%		(10.1)%	15.0%		19.8%		(1.9)%
Cumberland mine force majeure (4)	—		—		—		—		31.1	—		—		31.1
Ratio of earnings to fixed charges(5)	1.1	x	1.7	x	1.5	x	1.8	x	—	2.7	x	3.0	x	—
Operating Data (unaudited):
Tons sold	58.6		64.4		67.2		50.0		35.9	11.5
Tons produced	57.6		63.5		64.0		48.1		34.6	11.2
Coal sales price (per ton)	$12.73		$13.85		$14.52		$14.65		$15.17	$15.70

(1)
EBITDA, a measure expected to be used by management to measure performance is defined as income (loss) from continuing operations, plus interest expense, net of interest income, income tax expense (benefit), and depreciation, depletion and amortization. Our management believes EBITDA and EBITDA margin are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Because not all companies use identical calculations, this presentation of EBITDA and EBITDA margin may not be comparable to other similarly titled measures of other companies. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.

  Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not reflect certain cash requirements such as interest payments, tax payments and debt service requirements. The amounts shown for EBITDA as presented herein differ from the amounts calculated under the definition of EBITDA used in our debt instruments. The definition of EBITDA used in our debt instruments is further adjusted for certain cash and non-cash charges and is used to determine compliance with financial covenants and our ability to engage in certain activities such as incurring additional debt and making certain payments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Covenant Compliance".

  EBITDA is calculated and reconciled to income (loss) from continuing operations and EBITDA margin is calculated in the table below:

	Predecessor					Successor
								Pro Forma Nine Months Ended September 30, 2004
	Year Ended December 31,			Nine Months Ended September 30, 2003	Period January 1 to July 29, 2004	Period April 23 to September 30, 2004	Pro Forma Year Ended December 31, 2003
	2001	2002	2003
	(in millions)
Income (loss) from continuing operations	$16.1	$25.1	$26.0	$29.5	$(90.6)	$10.3	$77.0	$(91.3)
Interest expense	52.5	48.9	46.9	35.7	18.0	8.5	50.5	37.7
Interest income	(6.8)	(12.3)	(3.2)	(2.5)	(1.3)	(0.2)	(3.2)	(1.5)
Income tax expense (benefit)	3.9	13.1	(0.2)	1.9	(51.8)	5.1	31.1	(53.5)
Depreciation, depletion and amortization	83.8	91.6	99.8	74.5	61.2	26.2	145.5	127.4
Coal supply agreement amortization	16.9	17.5	17.9	13.8	8.8	(22.5)	(103.5)	(33.1)

EBITDA	$166.4	$183.9	$187.2	$152.9	$(55.7)	$27.4	$197.4	$(14.3)

Total revenues	$779.2	$904.7	$994.3	$744.9	$551.0	$183.2	$994.3	$734.2
EBITDA margin	21.4%	20.3%	18.8%	20.5%	(10.1)%	15.0%	19.8%	(1.9)%
(2)
Income (loss) from continuing operations and EBITDA, as defined above, were impacted by the following non-cash charges (income):

	Predecessor					Successor
								Pro Forma Nine Months Ended September 30, 2004
	Year Ended December 31,			Nine Months Ended September 30, 2003	Period January 1 to July 29, 2004	Period April 23 to September 30, 2004	Pro Forma Year Ended December 31, 2003
	2001	2002	2003
	(in millions)
Interest rate swaps (a)	$—	$—	$—	$—	$43.1	$0.1	$—	$43.2
Early extinguishment of debt	—	—	—	—	21.7	—	—	21.7
Accretion on asset retirement obligations/ reclamation expense (b)	5.1	5.5	7.0	5.2	4.0	1.3	8.2	6.2
Asset impairment charges	16.6	7.0	—	—	—		—	—
Amortization included in benefits expense (c)	2.9	6.1	11.4	8.1	10.3	—	—	—
Minority interests (d)	(15.0)	—	—	—	—		—	—
Profit in inventory (e)	—	—	—	—	—	3.8	—	—

  (a)
  For the Predecessor, this amount includes $48.9 million of expense resulting from loss on termination of hedge accounting for interest rate swaps less $5.8 million mark-to-market adjustment. Under the terms of the stock purchase agreement, we did not assume any existing interest rate swaps. For the Successor, this amount includes the mark-to-market loss on interest rate swaps not yet designated as cash flow hedges.

  (b)
  For 2001 and 2002, this amount represents reclamation expense recorded prior to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations ("SFAS No. 143").

  (c)
  Represents the portion of pension, other post-retirement and black lung expense resulting from the amortization of unrecognized actuarial losses, prior service costs and transition obligations.

  (d)
  Relates to the 15% interest in Plateau Mining Corporation that was held by an unaffiliated entity until we purchased this interest in December 2001.

  (e)
  Represents incremental cost of sales recorded in the period arising from the preliminary estimate of profit added to inventory in purchase accounting.

(3)
Income (loss) from continuing operations and EBITDA, as defined above, were also impacted by the following unusual (income) expense:

	Predecessor					Successor
								Pro Forma Nine Months Ended September 30, 2004
	Year Ended December 31,			Nine Months Ended September 30, 2003	Period January 1 to July 29, 2004	Period April 23 to September 30, 2004	Pro Forma Year Ended December 31, 2003
	2001	2002	2003
	(in millions)
Litigation/arbitration/contract settlements, net (a)	$1.0	$(24.3)	$(41.9)	$(42.0)	$28.9	$—	$(41.9)	$28.9
Transaction bonus (b)	—	—	—	—	1.8	—	—	1.8
Long-term incentive plan expense (c)	1.5	1.0	3.9	2.2	2.4	—	3.9	2.4
Insurance recoveries (d)	(31.2)	—	—	—	—	—	—	—
Terminated royalty agreement (e)	(11.5)	—	—	—	—	—	—	—
Gain on asset sales and sale of affiliates	(3.8)	(3.4)	(4.8)	(4.6)	(1.0)	—	(4.8)	(1.0)
Other (f)	(2.6)	—	—	—	—	0.8	—	—

  (a)
  Represents arbitration awards, litigation settlements and contract settlements net of related legal and tax fees.

  (b)
  Represents the cost of a one-time bonus awarded to certain employees in connection with the Transactions.

  (c)
  Represents the cost of a long-term incentive plan instituted by the Seller in 2001 that was terminated prior to closing as required by the change in control provisions in the plan agreement. We have implemented a management equity program that will not result in a cash cost to us.

  (d)
  Consists of insurance proceeds in excess of the book value of net assets and closure costs at the Willow Creek mine.

  (e)
  Consists of a gain recognized on termination of a royalty agreement in conjunction with the closure of Willow Creek.

  (f)
  Represents $2.6 million from management services provided to an affiliate of RAG Coal International AG by the Predecessor and $0.8 million from a sponsor monitoring fee incurred by the Successor which will be terminated in connection with our ultimate parent company's initial public offering.

(4)
Represents the estimated impact on EBITDA of the temporary idling of our Cumberland mine in the first half of 2004 as a result of a revised interpretation of mine ventilation laws by MSHA. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and note 25 to the consolidated financial statements for additional information.

(5)
For purposes of this computation, "earnings" consist of pre-tax income from continuing operations (excluding minority interest and equity in earnings of affiliates) plus fixed charges. "Fixed charges" consist of interest expense on all indebtedness plus amortization of deferred costs of financing and the interest component of lease rental expense. Earnings were insufficient to cover fixed charges by $142.4 million for the period January 1 to July 29, 2004 and $144.8 million on a pro forma basis for the nine months ended September 30, 2004.

RISK FACTORS

        An investment in our exchange notes and notes involves risks. You should carefully consider the risks described below, together with the other information in this prospectus, before deciding to tender your outstanding notes in the exchange offer.

Risks Relating to Our Business

  A substantial or extended decline in coal prices could reduce our revenues and the value of our coal reserves.

        The prices we charge for coal depend upon factors beyond our control, including:

  •
  the supply of, and demand for, domestic and foreign coal;

  •
  the demand for electricity;

  •
  domestic and foreign demand for steel and the continued financial viability of the domestic and/or foreign steel industry;

  •
  the proximity to, capacity of, and cost of transportation facilities;

  •
  domestic and foreign governmental regulations and taxes;

  •
  air emission standards for coal-fired power plants;

  •
  regulatory, administrative and court decisions;

  •
  the price and availability of alternative fuels, including the effects of technological developments; and

  •
  the effect of worldwide energy conservation measures.

        Our results of operations are dependent upon the prices we charge for our coal as well as our ability to improve productivity and control costs. Any decreased demand would cause spot prices to decline and require us to increase productivity and decrease costs in order to maintain our margins. If we are not able to maintain our margins, our operating results could be adversely affected. Therefore, price declines may adversely affect operating results for future periods and our ability to generate cash flows necessary to improve productivity and invest in operations.

  Any adverse change in coal consumption patterns by North American electric power generators or steel producers could result in weaker demand and possibly lower prices for our production, which would reduce our revenues.

        During 2003, sales of steam coal accounted for approximately 97% of our total coal sales volume and 91% of our coal sales revenue, and the vast majority of our sales of steam coal were to U.S. electric power generators. Domestic electric power generation accounted for approximately 92% of all U.S. coal consumption in 2003, according to the EIA. The amount of coal consumed for U.S. electric power generation is affected primarily by the overall demand for electricity, the location, availability, quality and price of competing fuels such as natural gas, nuclear, fuel oil and alternative energy sources such as hydroelectric power, technological developments and environmental and other governmental regulations. Many of the recently constructed electric power sources have been gas-fired, by virtue of lower construction costs and reduced environmental risks. Gas-based generation from existing and newly constructed gas-based facilities has the potential to displace coal-based generation, particularly from older, less efficient coal generators. In addition, the increasingly stringent requirements of the Clean Air Act may result in more electric power generators shifting from coal to natural gas-fired power plants. Any reduction in coal demand from the electric generation and steel sectors could create short-term market imbalances, leading to lower demand for, and price of, our products, thereby reducing our revenue.

  Our profitability may decline due to unanticipated mine operating conditions and other factors that are not within our control.

        Our mining operations are influenced by changing conditions that can affect production levels and costs at particular mines for varying lengths of time and as a result can diminish our profitability. Weather conditions, equipment availability, replacement or repair, prices for fuel, steel, explosives and other supplies, fires, variations in thickness of the layer, or seam, of coal, amounts of overburden, rock and other natural materials, accidental mine water discharges and other geological conditions have had, and can be expected in the future to have, a significant impact on our operating results. For example, in September 2004, our Emerald mine in Green County, Pennsylvania experienced adverse geological conditions, consisting of sandstone intrusions from the roof into the coal seam in the panel being mined, which slowed mining by forcing the machinery to cut harder material and causing less stable roof conditions. These conditions prevented normal longwall production and thus reduced the quantity of coal available for shipment pursuant to this mine's contractual obligations. Emerald personnel have completed production on the longwall panel that experienced the geological problems. The longwall is in the process of being moved to the next panel and normal production is currently expected to resume in early November. Prolonged disruption of production at any of our mines would result in a decrease in our revenues and profitability, which could be material.

        Decreases in our profitability as a result of the factors described above could materially adversely impact our quarterly or annual results. These risks may not be fully covered by our insurance policies.

  MSHA may order certain of our mines to be temporarily closed, which would adversely affect our ability to meet our customers' demands.

        MSHA may order certain of our mines to be temporarily closed. For example, in January 2004, MSHA determined that, based on a revised interpretation of existing federal regulations, a ventilation plan previously approved by MSHA for a longwall panel at our Cumberland mine in Pennsylvania did not comply with applicable federal regulations. In response, we idled the Cumberland longwall in February 2004, issued force majeure notices to our customers, and began revising the ventilation system to minimize any future business disruption. By early May 2004, we had developed additional entries to an existing air shaft, and on May 7, 2004, after obtaining the approval of MSHA, we resumed longwall operations at the Cumberland mine. The shutdown of the Cumberland longwall resulted in lost production of an estimated 1.8 million tons and reduced EBITDA for the first quarter of 2004 by an estimated $20.2 million and the second quarter of 2004 by an estimated $10.9 million. The mine is currently producing at pre-shutdown run-rates. Such a closure or other interruption may occur in the future at any of our other underground mines. In addition, our customers may challenge our issuance of force majeure notices in connection with such closures. If these challenges are successful, we could be obligated to make up lost shipments, to reimburse customers for the additional costs to purchase replacement coal, or, in some cases, to terminate certain sales contracts.

  Our profitability may be adversely affected by the status of our long-term coal supply contracts, and changes in purchasing patterns in the coal industry may make it difficult for us to extend existing contracts or enter into long-term supply contracts, which could adversely affect the capability and profitability of our operations.

        We sell a significant portion of our coal under long-term coal supply agreements, which we define as contracts with a term greater than 12 months. The prices for coal shipped under these contracts are fixed and thus may be below the current market price for similar-type coal at any given time, depending on the timeframe of contract execution or initiation. As a consequence of the substantial volume of our sales that are subject to these long-term agreements, we have less coal available with which to capitalize on higher coal prices if and when they arise. In addition, in some cases, our ability to realize the higher prices that may be available in the spot market may be restricted when customers elect to purchase higher volumes allowable under some contracts.

        When our current contracts with customers expire or are otherwise renegotiated, our customers may decide not to extend or enter into new long-term contracts or, in the absence of long-term contracts, our customers may decide to purchase fewer tons of coal than in the past or on different terms, including under different pricing terms. For additional information relating to these contracts, see "Business—Long Term Supply Agreements."

        As electric utilities adjust to the Acid Rain regulations of the Clean Air Act, the proposed Utility Mercury Reductions Rule, the proposed Clean Air Interstate Rule and the possible deregulation of their industry, they could become increasingly less willing to enter into long-term coal supply contracts and instead may purchase higher percentages of coal under short-term supply contracts. To the extent the industry shifts away from long-term supply contracts, it could adversely affect us and the level of our revenues. For example, fewer electric utilities will have a contractual obligation to purchase coal from us, thereby increasing the risk that we will not have a market for our production. Furthermore, spot market prices tend to be more volatile than contractual prices, which could result in decreased revenues.

  Certain provisions in our long-term supply contracts may provide limited protection during adverse economic conditions or may result in economic penalties upon the failure to meet specifications.

        Price adjustment, "price reopener" and other similar provisions in long-term supply contracts may reduce the protection from short-term coal price volatility traditionally provided by such contracts. Some of our coal supply contracts contain provisions that allow for the purchase price to be renegotiated at periodic intervals. These price reopener provisions may automatically set a new price based on the prevailing market price or, in some instances, require the parties to agree on a new price, sometimes between a pre-set "floor" and "ceiling". In some circumstances, failure of the parties to agree on a price under a price reopener provision can lead to termination of the contract. Accordingly, supply contracts with terms of one year or more may provide only limited protection during adverse market conditions.

        Coal supply agreements also typically contain force majeure provisions allowing temporary suspension of performance by us or our customers during the duration of specified events beyond the control of the affected party. Most of our coal supply agreements contain provisions requiring us to deliver coal meeting quality thresholds for certain characteristics such as Btu, sulfur content, ash content, hardness and ash fusion temperature. Failure to meet these specifications could result in economic penalties, including price adjustments, the rejection of deliveries or, in the extreme, termination of the contracts.

        Consequently, due to the risks mentioned above with respect to long-term contracts, we may not achieve the revenue or profit we expect to achieve from these sales commitments. In addition, we may not be able to successfully convert these sales commitments into long-term contracts.

  The loss of, or significant reduction in, purchases by our largest customers could adversely affect our revenues.

        We derived 54% of our total coal revenues from sales to our 10 largest customers for the year ended December 31, 2003, with no single customer accounting for more than 11% of our coal revenues for that year. At December 31, 2003, we had 12 coal supply agreements with those 10 customers that expire at various times from 2004 to 2020. Negotiations to extend existing agreements or enter into new long-term agreements with those and other customers may not be successful, and those customers may not continue to purchase coal from us under long-term coal supply agreements, or at all. If any of our top customers were to significantly reduce their purchases of coal from us, or if we were unable to sell coal to them on terms as favorable to us as the terms under our current agreements, our revenues and profitability could suffer materially.

  Disruption in supplies of coal produced by third parties and contractors could temporarily impair our ability to fill our customers' orders or increase our costs.

        In addition to marketing coal that is produced from our controlled reserves, we purchase and resell coal produced by third parties from their controlled reserves to meet customer specifications and, in certain circumstances, we also utilize contractors to operate our mines. Disruption in our supply of third-party coal and contractor-produced coal could temporarily impair our ability to fill our customers' orders or require us to pay higher prices in order to obtain the required coal from other sources. Operational difficulties at contractor-operated mines, changes in demand for contract miners from other coal producers, and other factors beyond our control could affect the availability, pricing and quality of coal produced by contractors for us. Any increase in the prices we pay for third-party coal or contractor-produced coal could increase our costs and therefore lower our earnings.

  Competition within the coal industry may adversely affect our ability to sell coal.

        Coal with lower production costs shipped east from western coal mines and from offshore sources has resulted in increased competition for coal sales in the Appalachian region. This competition could result in a decrease in our market share in this region and a decrease in our revenues.

        Demand for our high sulfur coal and the price that we can obtain for it is impacted by, among other things, the price of emission allowances. Significant increases in the price of those allowances could reduce the competitiveness of high sulfur coal at plants uncontrolled for sulfur dioxide emissions. Competition from low sulfur coal and possibly natural gas could result in a decrease in our high-sulfur coal market share and revenues from those operations.

        The demand for U.S. coal exports is dependent upon a number of factors outside of our control, including the overall demand for electricity in foreign markets, currency exchange rates, ocean freight rates, the demand for foreign-produced steel both in foreign markets and in the U.S. market (which is dependent in part on tariff rates on steel), general economic conditions in foreign countries, technological developments, and environmental and other governmental regulations. If foreign demand for U.S. coal were to decline, this decline could cause competition among coal producers in the United States to intensify, potentially resulting in additional downward pressure on domestic coal prices.

  The government extensively regulates our mining operations, which imposes significant actual and potential costs on us, and future regulations could increase those costs or limit our ability to produce coal.

        Our operations are subject to a variety of federal, state and local environmental, health and safety laws and regulations, such as those relating to employee health and safety, emissions to air, discharges to water, plant and wildlife protection, the reclamation and restoration of mining properties after mining has been completed, the storage, treatment and disposal of wastes, remediation of contaminated soil, surface and groundwater, surface subsidence from underground mining and the effects of mining on surface water and groundwater quality and availability. In addition, we are subject to significant legislation mandating certain benefits for current and retired coal miners. We incur substantial costs to comply with government laws and regulations that apply to our operations.

        Numerous governmental permits and approvals are required under these laws and regulations for mining operations. Many of our permits are subject to renewal from time to time, and renewed permits may contain more restrictive conditions than our existing permits. Many of our permits governing discharges to surface streams will be subject to new and more stringent conditions to address various new water quality requirements that permitting authorities are now required to address when those permits are renewed over the next several years. Although we have no estimates at this time, our costs to satisfy such conditions could be substantial. We may also be required under certain permits to provide authorities data pertaining to the effect or impact that a proposed exploration for or production of coal may have on the environment. In recent years, the permitting required under the Clean Water Act to address filling streams and other valleys with wastes from mountaintop coal mining operations has been the subject of extensive litigation by environmental groups against coal mining companies and environmental regulatory authorities, as well as regulatory changes by the U.S. Environmental Protection Agency and the U.S. Army Corps of Engineers and legislative initiatives in the U.S. Congress. It is unclear at this time how the issue will ultimately be resolved, but for this as well as other issues that may arise involving permits necessary for coal mining, such requirements could prove costly and time-consuming, and could delay commencing or continuing exploration or production operations. New laws and regulations, as well as future interpretations and more rigorous enforcement of existing laws and regulations, may require substantial increases in equipment and operating costs to us and delays, interruptions or a termination of operations, the extent of which we cannot predict.

        Because of extensive and comprehensive regulatory requirements, violations of laws, regulations and permits during mining operations occur at our operations from time to time and may result in significant costs to correct such violations, as well as civil or criminal penalties and limitations or shutdowns of operations.

        Extensive regulation of these matters has had and will continue to have a significant effect on our costs of production and competitive position. Further regulations, legislation or orders may also cause our sales or profitability to decline by hindering our ability to continue our mining operations, by increasing our costs or by causing coal to become a less attractive fuel source. See "Environmental and Other Regulatory Matters" for a discussion of environmental and other regulations affecting our business.

  Our operations may substantially impact the environment or cause exposure to hazardous substances, and our properties may have significant environmental contamination, any of which could result in material liabilities to us.

        We use, and in the past have used, hazardous materials and generate, and in the past have generated, hazardous wastes. In addition, many of the locations that we own or operate were used for coal mining and/or involved hazardous materials usage before we were involved with those locations as well as after. We may be subject to claims under federal and state statutes, and/or common law doctrines, for toxic torts, natural resource damages, and other damages as well as the investigation and clean up of soil, surface water, groundwater, and other media. Such claims may arise, for example, out of current or former conditions at sites that we own or operate currently, as well as at sites that we or predecessor entities owned or operated in the past, and at contaminated sites that have always been owned or operated by third parties. Our liability for such claims may be joint and several, so that we may be held responsible for more than our share of the contamination or other damages, or even for the entire share. We have from time to time been subject to claims arising out of contamination at our own and other facilities and may incur such liabilities in the future.

        Mining operations can also impact flows and water quality in surface water bodies and remedial measures may be required, such as lining of stream beds, to prevent or minimize such impacts. We are currently involved with state environmental authorities concerning impacts or alleged impacts of our mining operations on water flows in several surface streams. We are studying, or addressing, those impacts and we have not finally resolved those matters. Many of our mining operations take place in the vicinity of streams, and similar impacts could be asserted or identified at other streams in the future. The costs of our efforts at the streams we are currently addressing, and at any other streams that may be identified in the future, could be significant.

        We maintain extensive coal slurry impoundments at a number of our mines. Such impoundments are subject to regulation. Slurry impoundments maintained by other coal mining operations have been known to fail, releasing large volumes of coal slurry. Structural failure of an impoundment can result in extensive damage to the environment and natural resources, such as bodies of water that the coal slurry reaches, as well as liability for related personal injuries and property damages, and injuries to wildlife. Some of our impoundments overlie mined out areas, which can pose a heightened risk of failure and of damages arising out of failure. We have commenced measures to modify our method of operation at one surface impoundment containing slurry wastes in order to reduce the risk of releases to the environment from it, a process that will take several years to complete. If one of our impoundments were to fail, we could be subject to substantial claims for the resulting environmental contamination and associated liability, as well as for fines and penalties.

        These and other impacts that our operations may have on the environment, as well as exposures to hazardous substances or wastes associated with our operations and environmental conditions at our properties, could result in costs and liabilities that would materially and adversely affect us.

  Extensive environmental regulations affect our customers and could reduce the demand for coal as a fuel source and cause our sales to decline.

        The Clean Air Act and similar state and local laws extensively regulate the amount of sulfur dioxide, particulate matter, nitrogen oxides, and other compounds emitted into the air from electric power plants, which are the largest end-users of our coal. Such regulations may require significant emissions control expenditures for coal-fired power plants to attain applicable ambient air quality standards. As a result, these generators may switch to fuels that generate less of these emissions, possibly reducing future demand for the construction of coal-fired power plants.

        For example, under the proposed Interstate Air Quality Rule issued in December 2003, the United States Environmental Protection Agency (the "EPA") announced that it will regulate sulfur dioxide and nitrogen oxides from coal-fired power plants. Installation of additional pollution control equipment required by this proposed rule could result in a decrease in the demand for low sulfur coal, potentially driving down prices for low sulfur coal. In addition, under the Clean Air Act, coal-fired power plants will be required to control hazardous air pollution emissions by no later than 2009, which likely will require significant new investment in pollution-control devices by power plant operators. Further, in January 2004, the EPA proposed the Utility Mercury Reductions Rule for controlling mercury emissions from power plants which could require coal-fired power plants to install new pollution controls or comply with a mandatory, declining cap on the total mercury emissions allowed from coal-fired power plants nationwide. These standards and future standards could have the effect of making coal-fired plants unprofitable, thereby decreasing demand for coal. Some of our coal supply agreements contain provisions that allow a purchaser to terminate its contract if legislation is passed that either restricts the use or type of coal permissible at the purchaser's plant or results in specified increases in the cost of coal or its use. These factors and legislation, if enacted, could have a material adverse effect on our financial condition and results of operations.

        Several proposals are pending in Congress designed to further reduce emissions of sulfur dioxide, nitrogen oxides and mercury from power plants, and certain ones could regulate additional air pollutants. If such initiatives are enacted into law, power plant operators could choose other fuel sources to meet their requirements, thereby reducing the demand for coal.

        The United States, Australia and more than 160 other nations are signatories to the 1992 Framework Convention on Climate Change, which is intended to limit emissions of greenhouse gases, such as carbon dioxide. In December 1997, in Kyoto, Japan, the signatories to the convention agreed to the Kyoto Protocol (the "Protocol") which is a binding set of emission targets for developed nations. Although the specific emission targets vary from country to country, if the United States were to ratify the Protocol, our nation would be required to reduce emissions to 93% of 1990 levels over a five-year period from 2008 through 2012. The United States has not ratified the Protocol. Russia has ratified the Protocol and therefore the Protcol has received sufficient support to enter into force; in February 2005 it will become binding on all those countries that have ratified it. Although the Protocol would not then be binding on the United States, and no comprehensive regulations focusing on greenhouse gas emissions are in place, these restrictions, whether through ratification of the emission targets or other efforts to stabilize or reduce greenhouse gas emissions, could adversely affect the price and demand for coal. Countries that have to reduce emissions may use less coal affecting demand for U.S. export coal. There could be pressure on companies in the United States to reduce emissions if they want to do trade with countries that are part of the Protocol. In addition, some states in the United States have adopted regulations on greenhouse gas emissions. Some states and other municipal entities have recently commenced litigation seeking to have certain utilities, including some of our customers, reduce their emission of carbon dioxide. If successful, there could be limitation on the amount of coal our customers could utilize. Future regulation of greenhouse gas emissions may be implemented as part of or distinct from the Protocol. Any of these measures could affect coal demand at utilities in the United States. According to the EIA's Emissions of Greenhouse Gases in the United States 2002, coal accounts for 32% of greenhouse gas emissions in the United States, and efforts to control greenhouse gas emissions could result in reduced use of coal. See "Environmental and Other Regulatory Matters" for a discussion of environmental and other regulations affecting our business.

  Fluctuations in transportation costs and the availability or reliability of transportation could reduce revenues by causing us to reduce our production or impairing our ability to supply coal to our customers.

        Transportation costs represent a significant portion of the total cost of coal for our customers and, as a result, the cost of transportation is a critical factor in a customer's purchasing decision. Increases in transportation costs could make coal a less competitive source of energy or could make our coal production less competitive than coal produced from other sources.

        On the other hand, significant decreases in transportation costs could result in increased competition from coal producers in other parts of the country. For instance, coordination of the many eastern loading facilities, the large number of small shipments, the steeper average grades of the terrain and a more unionized workforce are all issues that combine to make shipments originating in the eastern United States inherently more expensive on a per-mile basis than shipments originating in the western United States. Historically, high coal transportation rates from the western coal producing areas into Central Appalachian markets limited the use of western coal in those markets. More recently, however, lower rail rates from the western coal producing areas to markets served by eastern U.S. producers have created major competitive challenges for eastern producers. The increased competition could have a material adverse effect on the business, financial condition and results of operations of our Pennsylvania, West Virginia and Illinois operations.

        Some of our mines depend on a single transportation carrier or a single mode of transportation. Disruption of any of these transportation services due to weather-related problems, mechanical difficulties, strikes, lockouts, bottlenecks, and other events could temporarily impair our ability to supply coal to our customers. Our transportation providers may face difficulties in the future that may impair our ability to supply coal to our customers, resulting in decreased revenues.

        If there are disruptions of the transportation services provided by our primary rail carriers that transport our produced coal and we are unable to find alternative transportation providers to ship our coal, our business could be adversely affected.

        The state of West Virginia has recently increased enforcement of weight limits on coal trucks on its public roads. Also, West Virginia legislation, which raised coal truck weight limits in West Virginia, includes provisions supporting enhanced enforcement. The legislation went into effect on October 1, 2003 and implementation began on January 1, 2004. It is possible that other states in which our coal is transported by truck could conduct similar campaigns to increase enforcement of weight limits. Such stricter enforcement actions could result in shipment delays and increased costs. An increase in transportation costs could have an adverse effect on our ability to increase or to maintain production and could adversely affect revenues.

  Because our profitability is substantially dependent on the availability of an adequate supply of coal reserves that can be mined at competitive costs, the unavailability of these types of reserves would cause our profitability to decline.

        We have not yet applied for all of the permits required, or developed the mines necessary, to use all of our reserves. Furthermore, we may not be able to mine all of our reserves as profitably as we do at our current operations. Our planned development projects and acquisition activities may not result in significant additional reserves and we may not have continuing success developing new mines or expanding existing mines beyond our existing reserve base. Most of our mining operations are conducted on properties owned or leased by us. Because title to most of our leased properties and mineral rights is not thoroughly verified until a permit to mine the property is obtained, our right to mine some of our reserves may be materially adversely affected if defects in title or boundaries exist. In addition, in order to develop our reserves, we must receive various governmental permits. We may be unable to obtain the permits necessary for us to operate profitably in the future. Some of these permits are becoming increasingly more difficult and expensive to obtain and the review process continues to lengthen.

        Our profitability depends substantially on our ability to mine coal reserves that have the geological characteristics that enable them to be mined at competitive costs and to meet the quality needed by our customers. Replacement reserves may not be available when required or, if available, may not be capable of being mined at costs comparable to those characteristic of the depleting mines. We may not be able to accurately assess the geological characteristics of any reserves that we acquire, which may adversely affect our profitability and financial condition. Exhaustion of reserves at particular mines also may have an adverse effect on our operating results that is disproportionate to the percentage of overall production represented by such mines. Our ability to obtain other reserves through acquisitions in the future could be limited by restrictions under our existing or future debt agreements, including the Notes, competition from other coal companies for attractive properties, the lack of suitable acquisition candidates or the inability to acquire coal properties on commercially reasonable terms.

  We face numerous uncertainties in estimating our economically recoverable coal reserves, and inaccuracies in our estimates could result in lower than expected revenues, higher than expected costs or decreased profitability.

        We base our reserve information on engineering, economic and geological data assembled and analyzed by our staff, which includes various engineers and geologists, and which is periodically reviewed by outside firms. The reserve estimates as to both quantity and quality are annually updated to reflect production of coal from the reserves and new drilling or other data received. There are numerous uncertainties inherent in estimating quantities and qualities of and costs to mine recoverable reserves, including many factors beyond our control. Estimates of economically recoverable coal reserves and net cash flows necessarily depend upon a number of variable factors and assumptions, such as geological and mining conditions which may not be fully identified by available exploration data or which may differ from experience in current operations, historical production from the area compared with production from other similar producing areas, the assumed effects of regulation and taxes by governmental agencies and assumptions concerning coal prices, operating costs, mining technology improvements, severance and excise tax, development costs and reclamation costs, all of which may vary considerably from actual results.

        For these reasons, estimates of the economically recoverable quantities and qualities attributable to any particular group of properties, classifications of reserves based on risk of recovery and estimates of net cash flows expected from particular reserves prepared by different engineers or by the same engineers at different times may vary substantially. Actual coal tonnage recovered from identified reserve areas or properties and revenues and expenditures with respect to our reserves may vary materially from estimates. These estimates thus may not accurately reflect our actual reserves. Any inaccuracy in our estimates related to our reserves could result in lower than expected revenues, higher than expected costs or decreased profitability.

  Defects in title or loss of any leasehold interests in our properties could limit our ability to mine these properties or result in significant unanticipated costs.

        We conduct a significant part of our mining operations on properties that we lease. A title defect or the loss of any lease could adversely affect our ability to mine the associated reserves. Title to most of our leased properties and mineral rights is not usually verified until we make a commitment to develop a property, which may not occur until after we have obtained necessary permits and completed exploration of the property. Our right to mine some of our reserves has in the past been, and may again in the future be, adversely affected if defects in title or boundaries exist. In order to obtain leases or mining contracts to conduct our mining operations on property where these defects exist, we may in the future have to incur unanticipated costs. In addition, we may not be able to successfully negotiate new leases or mining contracts for properties containing additional reserves, or maintain our leasehold interests in properties where we have not commenced mining operations during the term of the lease.

  Acquisitions that we may undertake would involve a number of inherent risks, any of which could cause us not to realize the benefits anticipated to result.

        Our strategy includes opportunistically expanding our operations and coal reserves through acquisitions of businesses and assets. Acquisition transactions involve various inherent risks, such as:

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  uncertainties in assessing the value, strengths and potential profitability of, and identifying the extent of all weaknesses, risks, contingent and other liabilities (including environmental liabilities) of, acquisition or other transaction candidates;

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  the potential loss of key customers, management and employees of an acquired business;

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  the ability to achieve identified operating and financial synergies anticipated to result from an acquisition or other transaction;

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  problems that could arise from the integration of the acquired business; and

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  unanticipated changes in business, industry or general economic conditions that affect the assumptions underlying the acquisition or other transaction rationale.

        Any one or more of these factors could cause us not to realize the benefits anticipated to result from the acquisition of businesses or assets or could result in unexpected liabilities associated with these acquisition candidates.

  Expenditures for benefits for non-active employees could be materially higher than we have anticipated, which could increase our costs and adversely affect our financial results.

        We are responsible for certain long-term liabilities under a variety of benefit plans and other arrangements with active and inactive employees. The funded status (the excess of projected benefit obligation over plan assets) of these obligations, as reflected in notes 15 and 17 to our consolidated financial statements at December 31, 2003, included $466.8 million of postretirement obligations, $64.4 million of defined benefit pension obligations and $25.2 million of workers' compensation obligations. These obligations have been estimated based on assumptions including actuarial estimates, assumed discount rates, estimates of mine lives, expected returns on pension plan assets and changes in health care costs. We could be required to expend greater amounts than anticipated. In addition, future regulatory and accounting changes relating to these benefits could result in increased obligations or additional costs, which could also have a material adverse affect on our financial results. Several states in which we operate consider changes in workers' compensation laws from time to time, which, if enacted, could adversely affect us.

        In addition, pursuant to a Stock Purchase and Sale Agreement (the "Horizon SPA") with Horizon NR, LLC ("Horizon") in 1998, Horizon formerly was obligated to indemnify us for certain matters arising out of the business of entities that we sold to Horizon. The Horizon SPA was rejected in bankruptcy and Horizon will not indemnify us in the future. As a result of Horizon's recent liquidation and dissolution in the ongoing bankruptcy proceedings, we will become liable as a "related person" under the Coal Industry Retiree Health Benefit Act of 1992 (the "Coal Act") for approximately $2 million annually in premiums that Horizon had previously been paying to certain funds maintained to pay retiree medical benefits. This sum is expected to decline over time, as the covered class of beneficiaries is relatively old.

  The inability of the sellers of companies we have acquired to fulfill their indemnification obligations to us under our acquisition agreements could increase our liabilities and adversely affect our results of operations and financial position.

        In our acquisition agreements, the respective sellers and, in some cases, their parent companies, agreed to retain responsibility for and indemnify us against damages resulting from certain third-party claims or other liabilities. These third-party claims and other liabilities include, without limitation, premium payments to funds created by the Coal Act, costs associated with various litigation matters related to the mines involved, and certain environmental liabilities. The failure of any seller and, if applicable, its parent company, to satisfy its obligations with respect to claims and retained liabilities covered by the acquisition agreements could have an adverse effect on our results of operations and financial position because claimants may successfully assert that we are liable for those claims and/or retained liabilities. In addition, certain obligations of the sellers to indemnify us will terminate or have already terminated upon expiration of the applicable indemnification period and will not cover damages in excess of the applicable coverage limit. The assertion of third-party claims after the expiration of the applicable indemnification period or in excess of the applicable coverage limit, or the failure of any seller to satisfy its indemnification obligations with respect to breaches of its representations and warranties, could have an adverse effect on our results of operations and financial position.

  Our substantial leverage could harm our business by limiting our available cash and our access to additional capital, and could force us to sell material assets or operations to attempt to meet our debt service obligations.

        Our financial performance could be affected by our substantial indebtedness. As of September 30, 2004, after giving pro forma effect to the repayment of a portion of our term loan with proceeds from our parent company's initial public offering, our total indebtedness would have been approximately $725.7 million. In addition, we would have had $219.0 million of letters of credit outstanding and additional borrowings available under our new revolving credit facility of $131.0 million. Subsequent to September 30, 2004, we have obtained releases of an additional $17.3 million of letters of credit, thereby increasing our available borrowings under the revolving credit facility to $148.3 million. We may also incur additional indebtedness in the future. We may also incur additional indebtedness in the future.

        The degree to which we are leveraged could have important consequences, including, but not limited to:

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  making it more difficult to self-insure and obtain surety bonds or letters of credit;

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  limiting our ability to enter into new long-term sales contracts;

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  increasing our vulnerability to general adverse economic and industry conditions;

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  requiring the dedication of a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the availability of the cash flow to fund working capital, capital expenditures, research and development or other general corporate uses;

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  limiting our ability to obtain additional financing to fund future working capital, capital expenditures, research and development, debt service requirements or other general corporate requirements;

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  making it more difficult for us to pay interest and satisfy our debt obligations;

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  limiting our flexibility in planning for, or reacting to, changes in our business and in the coal industry; and

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  placing us at a competitive disadvantage compared to less leveraged competitors.

In addition, our indebtedness subjects us to financial and other restrictive covenants. Failure by us to comply with these covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on us. Furthermore, substantially all of our material assets secure our indebtedness under our Senior Credit Facilities.

        If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to sell assets, seek additional capital or seek to restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations or our requirements under our other long term liabilities. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to sell material assets or operations to attempt to meet our debt service and other obligations. Our Senior Credit Facilities and indenture under which the Notes were issued restrict our ability to sell assets and use the proceeds from the sales. We may not be able to consummate those sales or to obtain the proceeds which we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due.

  If our business does not generate sufficient cash for operations, we may not be able to repay our indebtedness.

        Our ability to pay principal and interest on and to refinance our debt, including the Notes, depends upon the operating performance of our subsidiaries, which will be affected by, among other things, general economic, financial, competitive, legislative, regulatory and other factors, some of which are beyond our control. In particular, economic conditions could cause the price of coal to fall, our revenue to decline, and hamper our ability to repay our indebtedness, including the Notes.

        Our business may not generate sufficient cash flow from operations and future borrowings may not be available to us under our new credit facility or otherwise in an amount sufficient to enable us to pay our indebtedness, including the Notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the Notes, on or before maturity. We may not be able to refinance any of our indebtedness on commercially reasonable terms, on terms acceptable to us or at all.

  Despite our current leverage, we may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial indebtedness.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of our indebtedness do not prohibit us or our subsidiaries from doing so. The Senior Credit Facilities provide for commitments of up to $350.0 million, of which $131.0 million would have been available as of September 30, 2004, on a pro forma basis after giving effect to the Transactions and the repayment of a portion of our term loan with a portion of the proceeds from our parent's initial public offering. If new debt is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

  The covenants in our Senior Credit Facilities and our indenture governing the Notes impose restrictions that may limit our operating and financial flexibility.

        The Senior Credit Facilities, our indenture governing the Notes and the instruments governing our other indebtedness contain a number of significant restrictions and covenants that limit the ability of Foundation Coal Corporation and its restricted subsidiaries' ability to enter into certain financial arrangements or engage in specified transactions, including the payment of dividends.

        Operating results below current levels or other adverse factors, including a significant increase in interest rates, could result in our being unable to comply with our financial covenants contained in our Senior Credit Facilities. If we violate these covenants and are unable to obtain waivers from our lenders, our debt under these agreements would be in default and could be accelerated by our lenders. If our indebtedness is accelerated, we may not be able to repay our debt or borrow sufficient funds to refinance it. Even if we are able to obtain new financing, it may not be on commercially reasonable terms, on terms that are acceptable to us or at all. If our debt is in default for any reason, our business, financial condition and results of operations could be materially and adversely affected. In addition, complying with these covenants may make it more difficult for us to successfully execute our business strategy and compete against companies who are not subject to such restrictions.

  Failure to maintain required surety bonds could affect our ability to secure reclamation and coal lease obligations, which could adversely affect our ability to mine or lease the coal. Failure to maintain capacity for required letters of credit could limit our available borrowing capacity under our Senior Credit Facilities and could negatively impact our ability to obtain additional financing to fund future working capital, capital expenditures or other general corporate requirements.

        We are required to provide financial assurance to secure our obligations to reclaim lands used for mining, to pay federal and state workers' compensation benefits, to secure coal lease obligations and to satisfy other miscellaneous obligations. We generally use surety bonds to secure reclamation and coal lease obligations. We generally use letters of credit to assure workers' compensation benefits, United Mine Workers of America ("UMWA") retiree medical benefits and as collateral for surety bonds. Miscellaneous obligations are secured using both surety bonds and letters of credit.

        As of September 30, 2004, we had outstanding surety bonds of $247.3 million, of which $231.4 million secured reclamation obligations and $10.7 million secured coal lease obligations. The premium rates and terms of the surety bonds are subject to annual renewals. It has become increasingly difficult for us to secure new surety bonds or renew bonds without the posting of partial collateral. In addition, surety bond costs have increased while the market terms of surety bonds have generally become less favorable to us. Our failure to maintain, or inability to acquire, surety bonds that are required by state and federal law would affect our ability to secure reclamation and coal lease obligations, which could adversely affect our ability to mine or lease the coal. That failure could result from a variety of factors including the following:

  •
  lack of availability, higher expense or unfavorable market terms of new surety bonds; and

  •
  restrictions on the availability of collateral for current and future third-party surety bond issuers under the terms of the indenture or new credit facilities.

        In addition, at September 30, 2004, we had $219.0 million of letters of credit in place for the following purposes: $36.5 million for workers' compensation, including collateral for workers compensation bonds; $24.0 million for UMWA retiree health care obligations; $147.8 million for collateral for reclamation surety bonds; $6.0 million for minimum royalty payment obligations for a closed mine in Utah; and $4.7 million for other miscellaneous obligations. Obligations secured by letters of credit may increase in the future. Any such increase would limit our available borrowing capacity under the Senior Credit Facilities and could negatively impact our ability to obtain additional financing to fund future working capital, capital expenditures or other general corporate requirements.

  Due to our participation in multi-employer pension plans, we may have exposure under those plans that extends beyond what our obligation would be with respect to our employees.

        We contribute to two multi-employer defined benefit pension plans administered by the UMWA. In 2003, our total contributions to these plans and other contractual payments under our UMWA wage agreement were approximately $1.1 million.

        In the event of a partial or complete withdrawal by us from any plan which is underfunded, we would be liable for a proportionate share of such plan's unfunded vested benefits. Based on the limited information available from plan administrators, which we cannot independently validate, we believe that our portion of the contingent liability in the case of a full withdrawal or termination would be material to our financial position and results of operations. In the event that any other contributing employer withdraws from any plan which is underfunded, and such employer (or any member in its controlled group) cannot satisfy its obligations under the plan at the time of withdrawal, then we, along with the other remaining contributing employers, would be liable for our proportionate share of such plan's unfunded vested benefits.

        In addition, if a multi-employer plan fails to satisfy the minimum funding requirements, the Internal Revenue Service, pursuant to Section 4971 of the Internal Revenue Code (the "Code") will impose an excise tax of 5% on the amount of the accumulated funding deficiency. Under Section 413(c)(5) of the Code, the liability of each contributing employer, including us, will be determined in part by each employer's respective delinquency in meeting the required employer contributions under the plan. The Code also requires contributing employers to make additional contributions in order to reduce the deficiency to zero, which may, along with the payment of the excise tax, have a material adverse impact on our financial results.

  Our pension plans are currently underfunded and we may have to make significant cash payments to the plans, reducing the cash available for our business.

        We sponsor pension plans in the United States. In 2003, we contributed $20.0 million to our pension plans. We currently expect to make an additional contribution in 2004 of approximately $16.2 million. If the performance of the assets in our pension plans does not meet our expectations, or if other actuarial assumptions are modified, our contributions for those years could be higher than we expect.

        As of December 31, 2003, our pension plans were underfunded by $64.4 million (based on the actuarial assumptions used for FAS 87 purposes). Our pension plans are subject to the Employee Retirement Income Security Act of 1974 ("ERISA"). Under ERISA, the Pension Benefit Guaranty Corporation, or PBGC, has the authority to terminate an underfunded pension plan under limited circumstances. In the event our U.S. pension plans are terminated for any reason while the plans are underfunded, we will incur a liability to the PBGC that may be equal to the entire amount of the underfunding.

  Our financial condition could be negatively affected if we fail to maintain satisfactory labor relations.

        As of December 31, 2003, the UMWA represented approximately 43% of our employees, who produced approximately 22% of our coal sales volume during 2003. Because of the higher labor costs and the increased risk of strikes and other work-related stoppages that may be associated with union operations in the coal industry, our non-unionized competitors may have a competitive advantage in areas where they compete with our unionized operations. If some or all of our current non-union operations were to become unionized, we could incur an increased risk of work stoppages, reduced productivity and higher labor costs. Our existing collective bargaining agreements with the UMWA expire in 2007. If some or all of the affected employees strike, it could adversely affect our productivity, increase our costs and disrupt shipments.

        In November 2003, the UMWA held an election at our Rockspring mining facility in West Virginia. The UMWA challenged nine unopened ballots as being improperly cast by supervisors. The outcome of the election will depend on the decision of the National Labor Relation Board (the "NLRB") with respect to the nine challenged ballots, which ballots will not be opened until final resolution of the challenge. On February 5, 2004, the Regional Director of the NLRB ruled that only five of the nine challenged ballots could be counted. Both parties appealed to the full NLRB, and we are currently waiting a decision. If it is ultimately determined that the UMWA was validly elected, 270 employees, or approximately 10% of our total workforce, will become UMWA members. In the event the Rockspring mining facility becomes unionized, we will bargain in good faith towards an acceptable collective bargaining agreement. If we are unable to do so, there could be strikes or other work stoppages detrimental to the normal operation of the Rockspring mining facility.

  A shortage of skilled labor in the mining industry could pose a risk to achieving improved labor productivity and competitive costs, which could adversely affect our profitability.

        Efficient coal mining using modern techniques and equipment requires skilled laborers, preferably with at least a year of experience and proficiency in multiple mining tasks. In the event the shortage of experienced labor continues or worsens, it could have an adverse impact on our labor productivity and costs and our ability to expand production in the event there is an increase in the demand for our coal.

  Our ability to operate our company effectively could be impaired if we lose key personnel.

        We manage our business with a number of key personnel. We do not have "key person" life insurance to cover our executive officers. The loss of certain of these key individuals could have a material adverse effect on us. In addition, as our business develops and expands, we believe that our future success will depend greatly on our continued ability to attract and retain highly skilled and qualified personnel. Key personnel may not continue to be employed by us or we may not be able to attract and retain qualified personnel in the future. Failure to retain or attract key personnel could have a material adverse effect on us.

  Mining in Central Appalachia and Northern Appalachia is more complex and involves more regulatory constraints than mining in the other areas, which could affect the mining operations and cost structures of these areas.

        The geological characteristics of Central Appalachia and Northern Appalachia coal reserves, such as depth of overburden and coal seam thickness, make them complex and costly to mine. As mines become depleted, replacement reserves may not be available when required or, if available, may not be capable of being mined at costs comparable to those characteristic of the depleting mines. In addition, as compared to mines in the Powder River Basin, permitting, licensing and other environmental and regulatory requirements are more costly and time-consuming to satisfy. These factors could materially adversely affect the mining operations and cost structures of, and customers' ability to use coal produced by, our mines in Central Appalachia and Northern Appalachia.

  Our ability to collect payments from our customers could be impaired if their creditworthiness deteriorates.

        Our ability to receive payment for coal sold and delivered depends on the continued creditworthiness of our customers. Our customer base is changing with deregulation as utilities sell their power plants to their non-regulated affiliates or third parties. These new power plant owners may have credit ratings that are below investment grade. The creditworthiness of certain of our customers and trading counterparties has deteriorated due to market conditions in 2003. If deterioration of the creditworthiness of electric power generator customers or trading counterparties continues, our business could be adversely affected. In addition, competition with other coal suppliers could force us to extend credit to customers and on terms that could increase the risk we bear on payment default.

  Our Sponsors may have significant influence on our company and may control decisions that may not be in your best interests.

        After the consummation of our parent company's initial public offering of common stock, assuming it pays an additional stock dividend of 3,541,500 shares to its existing stockholders if the underwriters do not exercise their option to purchase additional shares, our Sponsors will beneficially own approximately 46.3% of our ultimate parent company's common stock, or approximately 38.4% of its common stock if the underwriters exercise in full their option to purchase additional shares. As a result, our Sponsors have control over our ultimate parent company's decisions to enter into any corporate transaction and have the ability to prevent any transaction that requires the approval of its equityholders regardless of whether or not other equityholders or noteholders believe that any such transaction is in their own best interests. For example, our Sponsors could cause us to make acquisitions that increase our amount of indebtedness or sell revenue-generating assets. Furthermore, certain provisions in our parent company's amended and restated certificate of incorporation and bylaws may be amended only by a vote of at least 75% of the voting power of all of the outstanding shares of its stock entitled to vote.

  Our Sponsors may have conflicts of interest with us or you in the future.

        Our Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us, including, for example, First Reserve's and AMCI's aggregate 99% ownership interest in ANR Holdings, the parent company of Alpha Natural Resources, LLC. These other investments may create competing financial demands on our Sponsors, potential conflicts of interest and require efforts consistent with applicable law to keep the other businesses separate from our operations. Our Sponsors may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. So long as our Sponsors continue to own a significant amount of our parent's equity, even if such amount is less than 50%, they will continue to be able to strongly influence or effectively control our decisions.

  If we or our parent do not implement all required corporate governance and accounting practices and policies, you will not be afforded all of the protections available to shareholders or noteholders of other companies and we may be unable to provide the required financial information in a timely and reliable manner.

        Prior to this offering, we were not subject to any of the corporate governance and financial reporting practices and policies required of a publicly-traded company. The controls and procedures that we will implement (and our parent will implement in conjunction with its intial public offering) may not comply with all of these practices and policies. Implementation of these practices and policies could disrupt our business, distract our management and employees and increase our costs. If we and our parent fail to develop and maintain effective controls and procedures, we and our parent may be unable to provide the required financial information in a timely and reliable manner.

  If our parent is a "controlled company" under the New York Stock Exchange rules, it may be exempt from certain New York Stock Exchange corporate governance standards and you may not have the same protections afforded to shareholders or noteholders of companies that are subject to all of the New York Stock Exchange corporate governance requirements.

        Depending on the size of our parent company's initial public offering of common stock, our Sponsors as a group may continue to control a majority of its outstanding common stock. As a result, it may be a "controlled company" within the meaning of the New York Stock Exchange corporate governance standards. Under the New York Stock Exchange rules, a company of which more than 50% of the voting power is held by another company or group is a "controlled company" and may elect not to comply with certain New York Stock Exchange corporate governance requirements, including (1) the requirement that a majority of the board of directors consist of independent directors, (2) the requirement that the nominating committee be composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities, (3) the requirement that the compensation committee be composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities and (4) the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees. Following this offering, it may utilize these exemptions. As a result, our parent company may not have a majority of independent directors and its nominating and compensation committees may not consist entirely of independent directors. Accordingly, you may not have the same protections afforded to shareholders or noteholders of companies that are subject to all of the New York Stock Exchange corporate governance requirements.

  Terrorist attacks and threats, escalation of military activity in response to such attacks or acts of war may negatively affect our business, financial condition and results of operations.

        Terrorist attacks and threats, escalation of military activity in response to such attacks or acts of war may negatively affect our business, financial condition and results of operations. Our business is affected by general economic conditions, fluctuations in consumer confidence and spending, and market liquidity, which can decline as a result of numerous factors outside of our control, such as terrorist attacks and acts of war. Future terrorist attacks against U.S. targets, rumors or threats of war, actual conflicts involving the United States or its allies, or military or trade disruptions affecting our customers may materially adversely affect our operations. As a result, there could be delays or losses in transportation and deliveries of coal to our customers, decreased sales of our coal and extension of time for payment of accounts receivable from our customers. Strategic targets such as energy-related assets may be at greater risk of future terrorist attacks than other targets in the United States. In addition, disruption or significant increases in energy prices could result in government-imposed price controls. It is possible that any, or a combination, of these occurrences could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to the Exchange Notes

  The exchange notes and the guarantees will be unsecured and effectively subordinated to the Issuer's and the Guarantors' existing and future secured indebtedness.

        The notes and the guarantees will be general unsecured obligations ranking effectively junior in right of payment to all existing and future secured debt of the Issuer and that of each Guarantor, respectively, including obligations under the new credit facility to the extent of the collateral securing the debt. As of September 30, 2004, the Issuer and the Guarantors would have had approximately $425.6 million of secured debt outstanding under the new credit facility, $219.0 million of letters of credit outstanding and an additional $131.0 million would have been available for future borrowings under the new secured revolving credit facility. In addition, the indenture governing the notes will permit us to incur significant additional secured debt.

        In the event that the Issuer or a Guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any debt that ranks ahead of the notes and the guarantees will be entitled to be paid in full from the Issuer's assets or the assets of the Guarantor, as applicable, before any payment may be made with respect to the notes or the affected guarantees. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, ratably, than holders of secured indebtedness.

  The exchange notes or the guarantees of the exchange notes may not be enforceable.

        Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the notes or the guarantees could be voided, or claims in respect of the notes or the guarantees could be subordinated to all other debt of the Issuer or any Guarantor, if, among other things, at the time that the Issuer of the notes or any Guarantor received less than reasonably equivalent value or fair consideration for issuing the notes or its guarantee, and, at the time thereof:

  •
  was insolvent or rendered insolvent by reason of issuing the notes or its guarantee, as applicable, and the application of the proceeds thereof;

  •
  was engaged or about to engage in a business or a transaction for which its remaining assets available to carry on its business constituted unreasonably small capital;

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay the debts as they mature; or

  •
  was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied.

        In addition, any payment by the Issuer or any Guarantor could be voided and required to be returned to the Issuer or such Guarantor, or to a fund for the benefit of its creditors or the notes or the applicable guarantee could be subordinated to other debt of the Issuer or such Guarantor. Any guarantee could also be subject to a claim that, since the guarantee was incurred for the Issuer's benefit, and only indirectly for the benefit of the Guarantor, the obligations of the Guarantor were incurred for less than fair consideration. A court could thus void the obligations under such guarantee, subordinate the guarantee obligations to the applicable Guarantor's other debt or take other action detrimental to the holders of the notes.

        The measures of insolvency for the purposes of fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an entity would be considered insolvent if, at the time it incurred the debt:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        Regardless of the standard that a court uses in making these determinations, the issuance of the notes or any of the guarantees may be voided or the notes or any guarantee may be subordinated to other debt of the Issuer or the Guarantors.

  Your ability to transfer the exchange notes may be limited to the absence of an active trading market.

        The liquidity of any market for the notes will depend on a number of factors, including:

  •
  the number of holders of notes;

  •
  our operating performance and financial condition;

  •
  our ability to complete the offer to exchange the notes for the exchange notes;

  •
  the market for similar securities;

  •
  the interest of securities dealers in making a market in the notes; and

  •
  prevailing interest rates.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of these securities. The market for the notes may be subject to similar disruptions. Any such disruptions could have an adverse effect on holders of the notes.

  The Issuer may be unable to purchase the exchange notes upon a change of control.

        Upon a change of control, the Issuer will be required to offer to purchase all of the exchange notes then outstanding for cash at 101% of the principal amount thereof plus accrued and unpaid interest. If a change of control were to occur, the Issuer may not have sufficient funds to pay the change of control purchase price and the Issuer may be required to secure third-party financing to do so. However, the Issuer may not be able to obtain such financing on commercially reasonable terms, on terms acceptable to us or at all. A change of control under the indenture may also result in an event of default under our credit facility, which may cause the acceleration of our other indebtedness, in which case, we would be required to repay in full our secured indebtedness before we repay the notes. The Issuer's future indebtedness may also contain restrictions on the Issuer's ability to repurchase the notes upon certain events, including transactions that could constitute a change of control under the indenture. The Issuer's failure to repurchase the notes upon a change of control would constitute an event of default under the indenture and would have a material adverse effect on our financial condition.

        The change of control provision in the indenture may not protect you in the event the Issuer consummates a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a change of control under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change of the magnitude required under the definition of change of control triggering event in the indenture to trigger our obligation to repurchase the notes. Except as described above, the indenture does not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in an event of a takeover, recapitalization or similar transaction.

Risk Related To The Exchange Offer

  There may be adverse consequences if you do not exchange your outstanding notes.

        If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to restrictions on transfer of your outstanding notes as set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, the Issuer does not intend to register resales of the outstanding notes under the Securities Act. You should refer to "Prospectus Summary—The Exchange Offer" and "The Exchange Offer" for information about how to tender your outstanding notes.

        The tender of outstanding notes under the exchange offer will reduce the outstanding amount of the outstanding notes, which may have an adverse effect upon and increase the volatility of the market price of the outstanding notes due to a reduction in liquidity.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that are not statements of historical fact and may involve a number of risks and uncertainties. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements may also relate to our future prospects, developments and business strategies.

        We have used the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project" and similar terms and phrases, including references to assumptions, in this prospectus to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

  •
  market demand for coal, electricity and steel;

  •
  future economic or capital market conditions;

  •
  weather conditions or catastrophic weather-related damage;

  •
  our production capabilities;

  •
  the consummation of financing, acquisition or disposition transactions and the effect thereof on our business;

  •
  our plans and objectives for future operations and expansion or consolidation;

  •
  our relationships with, and other conditions affecting, our customers;

  •
  timing of reductions or increases in customer coal inventories;

  •
  long-term coal supply arrangements;

  •
  risks in coal mining;

  •
  environmental laws, including those directly affecting our coal mining and production, and those affecting our customers' coal usage;

  •
  competition;

  •
  railroad, barge, trucking and other transportation performance and costs;

  •
  our assumptions concerning economically recoverable coal reserve estimates;

  •
  employee workforce factors;

  •
  regulatory and court decisions;

  •
  future legislation and changes in regulations or governmental policies or changes in interpretations thereof;

  •
  changes in postretirement benefit and pension obligations;

  •
  our liquidity, results of operations and financial condition; and

  •
  other factors, including those discussed in "Risk Factors."

        You should keep in mind that any forward-looking statement made by us in this prospectus or elsewhere speaks only as of the date on which we make it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this prospectus, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this prospectus or elsewhere might not occur.

USE OF PROCEEDS

        The Issuer will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, the Issuer will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in the Issuer's capitalization.

MARKET AND INDUSTRY DATA AND FORECASTS

        In this prospectus, we rely on and refer to information regarding the coal industry in the United States and internationally from the U.S. Department of Energy ("DOE"), the U.S. Energy Information Administration ("EIA"), the National Mining Association ("NMA"), the National Energy Technology Laboratory ("NETL"), the Bureau of Economic Analysis, Bloomberg L.P. and Platts Research and Consulting ("Platts"). These organizations are not affiliated with us. They are not aware of and have not consented to being named in this prospectus. We believe that this information is reliable. In addition, in many cases we have made statements in this prospectus regarding our industry and our position in the industry based on our experience in the industry and our own investigation of market conditions. We have made determinations based on publicly available information of production by competitors and our internal estimates of competitors' production based on discussions with industry participants. Statements relating to our leadership in safety and environmental performance are based on our receipt of numerous awards from state and federal agencies, including awards from MSHA, the principal federal agency regulating health and safety in the coal mining industry, and the Office of Surface Mining, the principal federal agency regulating environmental performance in the coal mining industry.

CAPITALIZATION

        The following table sets forth Foundation Coal Corporation's cash and cash equivalents and capitalization as of September 30, 2004 (i) on an actual basis and (ii) on an as adjusted basis to reflect the repayment of a portion of our term loan with a portion of the estimated net proceeds from our parent company's initial public offering.

        You should read the information in this table in conjunction with "Unaudited Consolidated Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Foundation Coal Corporation included elsewhere in this prospectus.

	As of September 30, 2004
	Actual	As Adjusted
	(unaudited) (dollars in millions)
Cash and cash equivalents (1)	$39.1	$39.1

Debt:
Revolving credit facility (2)	$—	$—
Term loan facility	470.0	425.6
Other debt	0.1	0.1
7 1/4% Senior Notes due 2014	300.0	300.0

Total debt	770.1	725.7

Common stockholders' equity
Common stock, par value $0.01 per share, 100 shares authorized, issued and outstanding	—	—
Additional paid-in capital	196.0	252.7
Retained earnings (accumulated deficit)	10.3	(1.9)

Total stockholders' equity	206.3	250.8

Total capitalization	$976.4	$976.5

(1)
Cash and cash equivalents does not include $8.0 million of purchase price adjustment received in early October 2004, related to the acquisition of RAG American Coal Holding, Inc.

(2)
The revolving credit facility provides for availability of up to $350.0 million, including up to $250.0 million of letters of credit. As of September 30, 2004, we had $219.0 million of letters of credit outstanding, resulting in availability under the revolving credit facility of $131.0 million.

UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

        The following unaudited pro forma financial information is based on the audited and unaudited consolidated financial statements of RAG American Coal Holding, Inc. and subsidiaries and Foundation Coal Corporation and subsidiaries appearing elsewhere in this prospectus, as adjusted to illustrate the estimated pro forma effects of the Transactions (including the preliminary application of purchase accounting) and the repayment of a portion of our term loan with a portion of the proceeds from our parent company's initial public offering of common stock. The unaudited pro forma financial information should be read in conjunction with the consolidated financial statements of RAG American Coal Holding, Inc. and subsidiaries and Foundation Coal Corporation and subsidiaries and other financial information appearing elsewhere in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        The unaudited pro forma balance sheet gives effect to the repayment of a portion of our term loan with a portion of the proceeds from our parent company's initial public offering of common stock as if it had occurred on September 30, 2004. The unaudited pro forma statements of operations give effect to the Transactions and the repayment of a portion of our term loan with a portion of the proceeds from our parent company's initial public offering of common stock as if they had occurred on January 1, 2003.

        The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable.

        The pro forma adjustments reflect our preliminary estimates of the purchase price allocation, which may change upon finalization of appraisals and other valuation studies that we have arranged to obtain. An increase in purchase price allocated to inventory would impact cost of coal sales subsequent to the acquisition date. An increase in purchase price allocated to coal reserves, property, plant and equipment, coal supply agreements or other intangible assets would result in additional depreciation, depletion and amortization expense which may be significant.

        The unaudited pro forma statements of operations data do not reflect certain one-time charges that we recorded or will record following the closing of the Transactions and our ultimate parent company's initial public offering. These one-time charges include (1) an approximately $3.8 million ($2.4 million after tax) non-cash charge for the manufacturing profit added to inventory under purchase accounting, (2) a $1.1 million ($0.7 million after tax) write-off of deferred financing fees associated with the redemption of a portion of our term loan with a portion of the proceeds from our ultimate parent company's planned initial public offering and (3) a $2.0 million charge ($1.2 million after tax) associated with the fee paid to sponsors in connection with the termination of the monitoring agreement with the Sponsors.

        The unaudited pro forma financial information is for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position that we would have reported had the Transactions and our ultimate parent company's initial public offering been completed as of the dates presented, and should not be taken as representative of our future consolidated results of operations or financial position.

Unaudited Pro Forma Balance Sheet

	As of September 30, 2004
	Historical	Adjustments		Pro Forma
	(in millions)
Assets
Cash and cash equivalents	$39.1	$—		$39.1
Trade receivables, net	76.9	—		76.9
Inventories, net	20.0	—		20.0
Deferred overburden removal costs	10.1	—		10.1
Deferred income taxes	18.5	—		18.5
Other current assets	33.1	—		33.1

Total current assets	197.7	—		197.7
Owned surface lands	29.4	—		29.4
Owned and leased mineral rights	1,282.3	—		1,282.3
Plant, equipment and mine development costs, net	511.8	—		511.8
Coal supply agreements, net	78.7	—		78.7
Other noncurrent assets	39.0	(1.1	)(a)	37.9

Total assets	$2,138.9	$(1.1)		$2,137.8

Liabilities and Stockholders' Equity
Current portion of term loan	$4.7	$—		$4.7
Trade accounts payable	24.1	—		24.1
Accrued expenses and other current liabilities	136.2	(1.2)	(a)(b)	135.0

Total current liabilities	165.0	(1.2)		163.8
Long-term debt, excluding current portion	0.1	—		0.1
Term loan	465.3	(44.4)	(a)	420.9
Senior notes	300.0	—		300.0
Deferred income taxes	135.3	—		135.3
Noncurrent coal supply agreements	206.5	—		206.5
Other noncurrent liabilities	660.4	—		660.4

Total liabilities	1,932.6	(45.6)		1,887.0
Total stockholders' equity	206.3	44.5	(c)	250.8

Total liabilities and stockholders' equity	$2,138.9	$(1.1)		$2,137.8

See accompanying notes to unaudited pro forma balance sheet.

Notes to Unaudited Pro Forma Balance Sheet

(a)
Reflects the repayment of $44.4 million of our term loan facility and the related estimated write-off of $1.1 million ($0.7 million after tax) of unamortized deferred debt issuance costs.

(b)
Reflects the $2.0 million ($1.2 million after tax) assumed to be used to pay a termination fee related to the monitoring agreement with the Sponsors at the time of our parent company's initial public offering of common stock. See "Certain Relationships and Related Party Transactions."

(c)
Reflects the assumed capital contribution from our ultimate parent company as a result of its initial public offering of common stock and the impact on retained earnings of the after-tax write-off of unamortized deferred debt issuance costs and the termination fee related to the monitoring agreement with the Sponsors.

Unaudited Pro Forma Statement of Operations Data
For the Nine Months Ended September 30, 2004

	Predecessor	Successor						Pro Forma for the Transactions and Repayment of Term Loan
	Period January 1 to July 29, 2004	Period July 30 to September 30, 2004	Transaction Adjustments		Pro Forma for the Transactions	Other Adjustments
	(in millions except per share amounts)
Statement of Operations Data:
Revenues:
Coal sales	$544.9	$180.4	$—		$725.3	$—		$725.3
Other revenues	6.1	2.8	—		8.9	—		8.9

	551.0	183.2	—		734.2	—		734.2

Costs and expenses:
Cost of coal sales	484.5	147.6	(13.7	)(a)	618.4	—		618.4
Selling, general and administrative expenses	27.4	6.8	(1.2	)(b)	33.0	—		33.0
Accretion on asset retirement obligations	4.0	1.3	0.9	(c)	6.2	—		6.2
Depreciation, depletion and amortization	61.2	26.2	40.0	(d)	127.4	—		127.4
Amortization of coal supply agreements	8.8	(22.5)	(19.4	)(e)	(33.1)	—		(33.1)

	585.9	159.4	6.6		751.9	—		751.9

Income (loss) from operations	(34.9)	23.8	(6.6)		(17.7)	—		(17.7)
Other income (expense):
Interest expense	(18.0)	(8.5)	(12.5	)(f)	(39.0)	1.3	(i)	(37.7)
Loss on termination of hedge accounting for interest rate swaps	(48.9)	—	—		(48.9)	—		(48.9)
Contract settlement	(26.0)	—	—		(26.0)	—		(26.0)
Loss on early debt extinguishment	(21.7)	—	—		(21.7)	—		(21.7)
Mark-to-market gain (loss) on interest rate swaps	5.8	(0.1)	—		5.7	—		5.7
Interest income	1.3	0.2	—		1.5	—		1.5

Income (loss) from continuing operations before tax	(142.4)	15.4	(19.1)		(146.1)	1.3		(144.8)
Income tax expense (benefit)	(51.8)	5.1	(7.3	)(g)	(54.0)	0.5	(g)	(53.5)

Income (loss) from continuing operations	$(90.6)	$10.3	$(11.8	)(h)	$(92.1)	$0.8		$(91.3)

See accompanying notes to unaudited pro forma statement of operations data.

Unaudited Pro Forma Statement of Operations Data
Year Ended December 31, 2003

	Predecessor Historical	Transaction Adjustments		Pro Forma for the Transactions	Other Adjustments		Pro Forma for the Transactions and Repayment of Term Loan
	(in millions, except per share amounts)
Statement of Operations Data:
Revenues:
Coal sales	$976.0	$—		$976.0	$—		$976.0
Other revenues	18.3	—		18.3	—		18.3

	994.3	—		994.3	—		994.3

Costs and expenses:
Cost of coal sales	798.3	(10.9	)(a)	787.4	—		787.4
Selling, general and administrative expenses	45.3	(0.5	)(b)	44.8	—		44.8
Accretion on asset retirement obligations	7.0	1.2	(c)	8.2	—		8.2
Depreciation, depletion and amortization	99.8	45.7	(d)	145.5	—		145.5
Amortization of coal supply agreements	17.9	(121.4	)(e)	(103.5)	—		(103.5)

	968.3	(85.9)		882.4	—		882.4

Income from operations	26.0	85.9		111.9	—		111.9
Other income (expense):
Interest expense	(46.9)	(5.3	)(f)	(52.2)	1.7	(i)	(50.5)
Loss on termination of hedge accounting for interest rate swaps	—	—		—	—		—
Interest income	3.2	—		3.2	—		3.2
Litigation settlements	43.5	—		43.5	—		43.5

Income (loss) from continuing operations before tax	25.8	80.6		106.4	1.7		108.1
Income tax expense (benefit)	(0.2)	30.6	(g)	30.4	0.7	(g)	31.1

Income (loss) from continuing operations	$26.0	$50.0	(h)	$76.0	$1.0		$77.0

See accompanying notes to unaudited pro forma statement of operations data.

Notes to Unaudited Pro Forma Statement of Operations Data

Transaction Adjustments

(a)
Reflects the adjustment to cost of coal sales for purchase accounting as follows:

	Year Ended December 31, 2003	Nine Months Ended September 30, 2004
Profit in inventory included in cost of sales (1)	$—	$3.8
Purchase accounting for benefits (2)	10.9	9.9

	$10.9	$13.7

  (1)
  Reflects the elimination of the incremental cost of coal sales recorded in the period from July 31, 2004 to September 30, 2004 arising from the preliminary estimate of manufacturing profit added to inventory under purchase accounting.

  (2)
  Reflects the adjustment to cost of coal sales for purchase accounting for pensions, black lung and other postretirement benefits ("OPEB") resulting from the elimination of amortization of unrecognized actuarial losses, prior service costs and transition obligations.

(b)
Reflects the adjustment to selling, general and administrative expenses for purchase accounting as follows:
	Year Ended December 31, 2003	Nine Months Ended September 30, 2004
Purchase accounting for benefits (1)	$0.5	$0.4
Sponsor monitoring fee (2)	—	0.8

	$0.5	$1.2

  (1)
  Reflects the adjustment to selling, general and administrative expenses for purchase accounting for pensions, black lung and OPEB resulting from the elimination of amortization of unrecognized actuarial losses, prior service costs and transition obligations.

  (2)
  Reflects the adjustment to selling, general and administrative expenses for the elimination of the charge related to the annual monitoring fee that we pay to the Sponsors since we assume the annual monitoring fee will be terminated at the time of our ultimate parent company's initial public offering.

(c)
Reflects the purchase accounting adjustment to accretion on asset retirement obligations.

(d)
Reflects the adjustment to depreciation, depletion and amortization for purchase accounting adjustments to plant, equipment and mine development costs and owned and leased mineral rights. Costs to obtain mineral rights are amortized on the units-of-production method. Mine development costs are amortized principally using the straight-line method over the period during which each capitalized expenditure benefits production. Mobile mining equipment and other fixed assets are depreciated on a straight-line basis over estimated useful lives ranging from 1 to 20 years or on a units-of-production basis. Leasehold improvements are amortized over their estimated useful lives or the term of the lease, whichever is shorter.

(e)
Reflects the adjustment to amortization of coal supply agreements based on the anticipated amortization to be recorded in the period following the Transactions. Coal supply agreements are amortized over the term of the contracts based on the tons of coal shipped under each contract. Amortization levels are expected to decline as purchased sales contracts expire. Based on expected shipments under these coal supply agreements, we anticipate actual amortization credit of $64.0 million for the period July 30 to December 31, 2004, $67.0 million in 2005, $15.0 million in 2006 and $1.0 million in 2007.

(f)
Represents pro forma interest expense resulting from our new capital structure using, in the case of revolving and term loan borrowings, an assumed LIBOR rate of 1.52% as follows:

	Year Ended December 31, 2003	Nine Months Ended September 30, 2004
	(in millions)
Revolving credit facility (1)	$—	$—
Term loan facility (2)	16.5	12.4
Senior Notes (3)	21.8	16.3
Cost of surety bonding (4)	3.6	2.7
Assumed capital leases (5)	0.1	—
Letter of credit fees (6)	4.9	3.7
Commitment fees (7)	0.8	0.6

Total cash interest expense	47.7	35.7
Amortization of capitalized debt issuance costs (8)	4.5	3.3

Total pro forma interest expense	52.2	39.0
Less historical interest expense	(46.9)	(26.5)

Net adjustment to interest expense	$5.3	$12.5

  (1)
  Reflects pro forma interest expense on our revolving credit facility at an assumed interest rate of LIBOR plus 2.50% on an average outstanding balance of $0.0 million.

  (2)
  Reflects pro forma interest expense on the term loan facility at an assumed interest rate of LIBOR plus 2.00%.

  (3)
  Reflects pro forma interest expense on the Notes at a fixed interest rate of 7.25%.

  (4)
  Reflects fees of 1.50% on an estimated $241.4 million of surety bonding.

  (5)
  Reflects historical cash interest expense on $0.9 million of assumed capital lease obligations that are not being refinanced.

  (6)
  Reflects fees of 2.50% on an estimated $196.8 million of letters of credit outstanding.

  (7)
  Reflects commitment fees of 0.50% on an estimated $153.2 million average available balance under the revolving credit facility (after reduction for letters of credit).

  (8)
  Reflects non-cash amortization of capitalized debt issuance costs. These costs are amortized over the term of the related facility (five years for the revolving credit facility, seven years for term loan facility and ten years for the Notes).

  A 1/8% change in interest rates would have the following effect on pro forma interest expense:

	Year Ended December 31, 2003	Nine Months Ended September 30, 2004
	(in millions)
Senior Credit Facilities	$0.6	$0.4

(g)
Represents the tax effect of the pro forma adjustments, calculated at a 38% statutory rate.

(h)
The pro forma adjustments reflect our preliminary estimates of the purchase price allocation, which may change upon finalization of appraisals and other valuation studies that we have arranged to obtain. Ultimately, the portion of the purchase price allocated to these assets and to deferred tax assets and liabilities may change, and the changes may be significant. Additional purchase price allocated to inventory would impact cost of coal sales subsequent to the acquisition date. Additional purchase price allocated to owned and leased mineral rights, property, plant and equipment, coal supply agreements or other intangible assets would result in additional depreciation, depletion and amortization expense which is not included in the pro forma statement of operations data.

Other Adjustments

(i)
Reflects the reduction of pro forma interest expense based upon the repayment of $44.4 million of our term loan facility with the net proceeds from our parent company's initial public offering.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The selected historical consolidated financial data as of and for the years ended December 31, 2003, 2002 and 2001 have been derived from the audited consolidated financial statements of RAG American Coal Holding, Inc., our predecessor, which have been audited by Ernst & Young LLP, an independent registered public accounting firm. The selected historical consolidated financial data as of and for the years ended December 31, 2000 and 1999 and as of and for the nine months ended September 30, 2003 and the period from January 1, 2004 to July 29, 2004 have been derived from the unaudited consolidated financial statements of RAG American Coal Holding, Inc., which have been prepared on a basis consistent with the audited consolidated financial statements as of and for the year ended December 31, 2003. The selected historical consolidated financial data as of and for the period from April 23, 2004 to September 30, 2004 have been derived from the unaudited consolidated financial statements of Foundation Coal Corporation. In the opinion of management, such unaudited financial data reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period. The successor balance sheet data and pro forma adjustments used in preparing the pro forma financial data reflect our preliminary estimates of the purchase price allocation, which may change upon finalization of appraisals and other valuation studies that we have arranged to obtain. The audited consolidated financial statements as of and for the years ended December 31, 2003, 2002 and 2001 and the unaudited consolidated financial statements as of and for the nine-month period ended September 30, 2003, for the period from January 1, 2004 to July 29, 2004 and as of and for the period from April 23, 2004 to September 30, 2004, are included elsewhere in this prospectus.

        You should read the following data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the financial information included elsewhere in this prospectus, including the consolidated financial statements and related notes thereto.

	Predecessor							Successor
	Year Ended December 31,					Nine Months Ended September 30,	Period January 1 to July 29,	Period April 23 to September 30,
	1999 (1)	2000	2001	2002	2003	2003	2004	2004
	(unaudited)	(unaudited)				(unaudited)	(unaudited)	(unaudited)
	(in millions except per share data)
Statement of Operations Data:
Revenues:
Coal sales	$431.3	$728.9	$746.4	$891.8	$976.0	$732.0	$544.9	$180.4
Other revenues (2)	9.1	20.4	32.8	12.9	18.3	12.9	6.1	2.8

	440.4	749.3	779.2	904.7	994.3	744.9	551.0	183.2

Costs and expenses:
Cost of coal sales (excludes depreciation, depletion and amortization)	359.2	605.6	605.5	699.8	798.3	597.7	484.5	147.6
Selling, general and administrative expenses (excludes depreciation, depletion and amortization)	18.3	36.4	36.9	45.1	45.3	32.6	27.4	6.8
Accretion on asset retirement obligations	—	—	—	—	7.0	5.2	4.0	1.3
Depreciation, depletion and amortization	44.5	80.9	83.8	91.6	99.8	74.5	61.2	26.2
Amortization of coal supply agreements	14.8	20.8	16.9	17.5	17.9	13.8	8.8	(22.5)
Asset impairment charges (3)	2.9	—	16.6	7.0	—	—	—	—

	439.7	743.7	759.7	861.0	968.3	723.8	585.9	159.4

Income (loss) from operations	0.7	5.6	19.5		43.7		26.0		21.1		(34.9)	23.8
Other income (expense):
Interest expense	(31.6)	(55.6)	(52.5)		(48.9)		(46.9)		(35.7)		(18.0)	(8.5)
Loss on termination of hedge accounting for interest rate swaps (4)	—	—	—		—		—		—		(48.9)	—
Contract settlement	—	—	—		—		—		—		(26.0)	—
Loss on early debt extinguishment	—	—	—		—		—		—		(21.7)	—
Mark-to-market gain (loss) on interest rate swaps	—	—	—		—		—		—		5.8	(0.1)
Interest income	5.0	7.3	6.8		12.3		3.2		2.5		1.3	0.2
Minority interest (5)	(1.7)	0.2	15.0		—		—		—		—	—
Litigation settlements (6)	—	—	—		—		43.5		43.5		—	—
Arbitration award (6)	—	—	—		31.1		—		—		—	—
Insurance settlements (7)	14.3	7.7	31.2		—		—		—		—	—

Income (loss) from continuing operations before income tax expense (benefit)	(13.3)	(34.8)	20.0		38.2		25.8		31.4		(142.4)	15.4
Income tax expense (benefit)	(10.6)	(10.8)	3.9		13.1		(0.2)		1.9		(51.8)	5.1

Income (loss) from continuing operations (11)(12)	(2.7)	(24.0)	16.1		25.1		26.0		29.5		(90.6)	10.3
Income (loss) from discontinued operations net of income tax expense (8)	0.1	(1.2)	9.9		8.1		10.1		6.7		2.3	—
Gain on disposal of discontinued operations, net of income tax expense	—	—	—		—		—		—		20.8	—
Cumulative effect of accounting changes, net of tax benefit (9)	—	—	—		—		(3.6)		(3.6)		—	—

Net income (loss)	$(2.6)	$(25.2)	$26.0		$33.2		$32.5		$32.6		$(67.5)	$10.3

Balance Sheet Data (at period end):
Cash and cash equivalents	$109.3	$48.3	$20.2		$21.8		$7.6		$7.6			$39.1
Cash on deposit with RAG Coal International AG	—	48.8	137.7		66.5		233.0		173.4			—
Cash pledged	—	—	—		75.0		20.0		20.0			—
Total assets	1,994.6	1,902.5	1,849.1		1,861.8		1,864.8		1,847.6			2,138.9
Total debt	$831.2	$756.7	$697.0		$656.8		$616.5		$616.5			$770.1
Stockholder's equity	504.4	488.5	489.0		487.9		523.2		523.5			206.3
Statement of Cash Flows Data:
Net cash provided by (used in) continuing operations:
Operating activities	$37.8	$92.3	$97.0		$136.2		$197.7		$125.7		$(8.0)	$24.9
Investing activities	(1,013.6)	(69.0)	(8.3)		(105.2)		(92.7)		(68.0)		(50.6)	(924.1)
Financing activities	1,030.2	(103.2)	(148.6)		(44.1)		(151.7)		(92.1)		(127.8)	938.3
Capital expenditures	46.8	68.5	100.0		118.9		97.1		71.3		52.7	12.7
Other Financial Data:
EBITDA (10)(11)(12)			$166.4		$183.9		$187.2		$152.9		$(55.7)	$27.4
Cumberland mine force majeure (13)			—		—		—		—		31.1	—
Ratio of earnings to fixed charges (14)	—	—	1.1	x	1.7	x	1.5	x	1.8	x	—	2.7	x

(1)
Effective July 1, 1999, we acquired the coal mining and marketing subsidiaries of Cyprus Amax Minerals Company located in the United States for a net cash purchase price of $975.6 million. The acquired coal operations consisted of seven underground mines, five of which are longwall operations, and two large surface mines. This acquisition was accounted for using the purchase method of accounting.

(2)
Other revenues include gains on disposition of assets and other non-coal sales revenues. In 2001, other revenues included $11.5 million related to the termination of a royalty agreement in conjunction with the closure of Willow Creek and $2.6 million for management services provided to an affiliate of RAG AG. See note 20 to the consolidated financial statements of RAG American Coal Holding, Inc. for additional details of other revenue.

(3)
Asset impairment charges consisted of $2.9 million in 1999 for the write-down of a 50% investment in a coal loading operation (KenWest Terminals LLC) which was sold for a gain of $0.7 million in 2000. Asset impairment charges in 2001 consisted of $8.6 million for the write-off of a 5% investment in Los Angeles Export Terminal, Inc. which we disposed of effective December 31, 2003 and $8.0 million for the write-off of the Red Ash plant in West Virginia. Asset impairment charges in 2002 consisted of $7.0 million for the write-down of a 55% investment in a Wyoming coal bed methane joint venture; this joint venture is accounted for under the proportional consolidation method.

(4)
Expenses resulting from loss on termination of hedge accounting for interest rate swaps represents a non-cash charge equal to the fair value of our pay-fixed receive-variable interest rate swaps on February 29, 2004, the date the swaps ceased to qualify for hedge accounting as a result of the required repayment of the related notes due to the sale of our Colorado operations. An additional non-cash mark-to-market gain of $5.8 million was incurred in the period February 29 to April 27, 2004. The swap was settled on April 27, 2004. See note 24 to the consolidated financial statements of RAG American Coal Holding, Inc. for additional information.

(5)
Minority interests consisted of a 20% interest in Neweagle Industries Inc. that was purchased by us on September 30, 2000 for a net cash purchase price of $21.4 million and a 15% interest in Plateau Mining Corporation, the subsidiary that owned and operated Willow Creek, that was purchased by us on December 10, 2001 for $11.5 million. These acquisitions of minority interests were accounted for using the purchase method of accounting.

(6)
Represents arbitration and litigation settlements recorded in 2002 and the first half of 2003.

(7)
On November 25, 1998 and July 31, 2000, underground mine fires occurred at the Willow Creek mine in Utah. After the second fire, we decided not to reopen the mine. We had both property damage and business interruption insurance coverage for the losses associated with these fires. Insurance proceeds in excess of the book value of net assets and closure costs were recognized as other income.

(8)
On February 29, 2004, RAG Coal International AG, the parent of RAG American Coal Holding, Inc. signed an agreement to sell the active Twentymile mine and certain inactive or closed properties in Colorado and Wyoming to a third party. Accordingly, the results of the Colorado operations are shown as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS No. 144"). The sale closed on April 15, 2004. Proceeds from the sale were used to repay certain debt and accrued interest and to settle related interest rate swaps.

(9)
Effective January 1, 2003, we adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations ("SFAS No. 143"). See note (2) to the consolidated financial statements of RAG American Coal Holding, Inc. for additional information.

(10)
EBITDA, a measure expected to be used by management to measure performance, is defined as income (loss) from continuing operations, plus interest expense, net of interest income, income tax expense (benefit), and depreciation, depletion and amortization. Our management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies.

  Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not reflect certain cash requirements such as interest payments, tax payments and debt service requirements. The amounts shown for EBITDA as presented herein differ from the amounts calculated under the definition of EBITDA used in our debt instruments. The definition of EBITDA used in our debt instruments is further adjusted for certain cash and non-cash charges and is used to determine compliance with financial covenants and our ability to 44 engage in certain activities such as incurring additional debt and making certain payments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Covenant Compliance".

  EBITDA is calculated and reconciled to income (loss) from continuing operations in the table below.

	Predecessor					Successor
	Year Ended December 31,			Nine Months Ended September 30,	Period January 1 to July 29,	Period April 23 to September 30,
	2001	2002	2003	2003	2004	2004
	(in millions)
Income (loss) from continuing operations	$16.1	$25.1	$26.0	$29.5	$(90.6)	$10.3
Interest expense	52.5	48.9	46.9	35.7	18.0	8.5
Interest income	(6.8)	(12.3)	(3.2)	(2.5)	(1.3)	(0.2)
Income tax expense (benefit)	3.9	13.1	(0.2)	1.9	(51.8)	5.1
Depreciation, depletion and amortization	83.8	91.6	99.8	74.5	61.2	26.2
Coal supply agreement amortization	16.9	17.5	17.9	13.8	8.8	(22.5)

EBITDA	$166.4	$183.9	$187.2	$152.9	$(55.7)	$27.4

(11)
Income (loss) from continuing operations and EBITDA, as defined above, were impacted by the following non-cash charges (income):

	Predecessor					Successor
	Year Ended December 31,			Nine Months Ended September 30,	Period January 1 to July 29,	Period April 23 to September 30,
	2001	2002	2003	2003	2004	2004
	(in millions)
Interest rate swaps (a)	$—	$—	$—	$—	$43.1	$0.1
Early debt extinguishment costs	—	—	—	—	21.7	—
Accretion on asset retirement obligations / reclamation expense	5.1	5.5	7.0	5.2	4.0	1.3
Asset impairment charges	16.6	7.0	—	—	—	—
Amortization included in employee benefits expenses (b)	2.9	6.1	11.4	8.1	10.3	—
Minority interest	(15.0)	—	—	—	—	—
Profit in inventory (c)	—	—	—	—	—	3.8

  (a)
  The amount for the Predecessor includes $48.9 million of expense resulting from early debt extinguishment and termination of hedge accounting for interest rate swaps less $5.8 million mark-to-market adjustment. See note (3) above. Under the terms of the stock purchase agreement, we did not assume any existing interest rate swaps. The amount for the Successor includes the mark-to-market loss on interest rate swaps not yet designated as cash flow hedges.

  (b)
  Represents the portion of pension, other post-retirement and black lung expense resulting from amortization of unrecognized actuarial losses, prior service costs and transition obligations.

  (c)
  Represents incremental cost of sales recorded in the period arising from the preliminary estimate of profit added to inventory in purchase accounting.

(12)
Income (loss) from continuing operations and EBITDA, as defined above, were also impacted by the following unusual (income) expense:

	Predecessor					Successor
	Year Ended December 31,			Nine Months Ended September 30,	Period January 1 to July 29,	Period April 23 to September 30,
	2001	2002	2003	2003	2004	2004
	(in millions)
Litigation/arbitration/contract settlements, net (a)	$1.0	$(24.3)	$(41.9)	$(42.0)	$28.9	$—
Transactions bonus (b)	—	—	—	—	1.8	—
Long-term incentive plan expense (c)	1.5	1.0	3.9	2.2	2.4	—
Insurance recoveries	(31.2)	—	—	—	—	—
Terminated royalty agreement	(11.5)	—	—	—	—	—
Gain on asset sales and sale of affiliates	(3.8)	(3.4)	(4.8)	(4.6)	(1.0)	—
Other (d)	(2.6)	—	—	—	—	0.8

  (a)
  Represents arbitration awards and litigation settlements, net of related legal and tax fees. Legal and tax fees associated with these settlements were $1.0 million in 2001, $6.8 million in 2002, $1.6 million in 2003 (including an estimated $1.5 million recorded in the nine months ended September 30, 2003), and $0.5 million in the period January 1 to July 29, 2004.

  (b)
  Represents the cost of a one-time bonus awarded to certain employees in connection with the Transactions.

  (c)
  Represents the cost of a long-term incentive plan instituted by the Seller in 2001 that was terminated prior to closing as required by the change in control provisions in the plan agreement. We have implemented a management equity program that will not result in a cash cost to us.

  (d)
  Represents $2.6 million from management services provided to an affiliate of RAG Coal International AG in 2001 by the Predecessor and a $0.8 million sponsor monitoring fee recorded by the Successor which will be terminated in connection with our ultimate parent company's initial public offering.

(13)
Represents the estimated impact on EBITDA of the temporary idling of our Cumberland mine in the first half of 2004 as a result of a revised interpretation of mine ventilation laws by MSHA. See

  "Management's Discussion and Analysis of Financial Condition and Results of Operations" and note 25 to the consolidated financial statements for additional information.

(14)
For purposes of this computation, "earnings" consist of pre-tax income from continuing operations (excluding minority interest and equity in earnings of affiliates) plus fixed charges. "Fixed charges" consist of interest expense on all indebtedness plus amortization of deferred costs of financing and the interest component of lease rental expense. Earnings were insufficient to cover fixed charges by $13.2 million for the year ended December 31, 1999, $36.8 million for the year ended December 31, 2000 and $142.4 million for the period January 1 to July 29, 2004.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Overview

        We are the fourth largest coal company in the United States operating nine mining complexes that consist of thirteen individual coal mines. Our mining operations are located in southwest Pennsylvania, southern West Virginia, southern Illinois and the southern Powder River Basin region of Wyoming. Three of our mining complexes are surface mines, two of our complexes are underground mines using highly efficient longwall mining technology and the remaining four complexes are underground mines that utilize continuous miners. In addition to mining coal, we also purchase coal from other producers and utilize it with our own production in coal brokering and trading activities.

        Our primary product is steam coal, most sales of which are made to electric power generators located in the United States. Approximately 9% of our 2003 sales revenue was made from the sale of metallurgical coal to the domestic and export metallurgical coal markets where it is used to make coke for steel production.

        While the majority of our revenues are derived from the sale of coal, we also realize revenues from coal production royalties, override royalty payments from a coal supply agreement now fulfilled by another producer, fees from the processing of our production by a synfuel facility, and fees to transload coal through our Rivereagle facility on the Big Sandy River.

        From July 1, 1999 through July 29, 2004, we were a stand-alone wholly owned subsidiary of RAG Coal International AG ("RAG") headquartered in Essen, Germany. In October 2003, RAG announced its intention to divest its international mining subsidiaries. In addition to RAG American Coal Holding, Inc., these international mining subsidiaries consisted of operations in Australia and Venezuela. On February 29, 2004, RAG announced the sale of four of our subsidiaries, collectively known as the RAG Colorado Business Unit, to a third party. The subsidiaries comprising the RAG Colorado Business Unit owned an underground longwall mine located in Routt County, Colorado, an idled underground longwall mine located in Moffat County, Colorado and surface lands located in northwest Colorado and southern Wyoming. The transaction closed on April 15, 2004. In the financial statements for the nine months ended September 30, 2003 and for the period January 1 through July 29, 2004 and for the years ended December 31, 2001, 2002 and 2003, the RAG Colorado Business Unit has been classified as a discontinued operation.

        On May 24, 2004, RAG Coal International, AG, entered into a definitive agreement with Foundation Coal Corporation, which is owned by affiliates of First Reserve, Blackstone and AMCI, to sell all of its operations, except the Colorado Business Unit, which was sold on April 15, 2004. The transaction closed on July 30, 2004. The ultimate parent company of Foundation Coal Corporation is Foundation Coal Holdings, Inc.

Certain Trends and Uncertainties

        Our revenues depend on the price at which we are able to sell our coal. The current pricing environment for U.S. coal is strong. Any decrease in coal prices due to, among other reasons, the supply of domestic and foreign coal, the demand for electricity and the price and availability of alternative fuels for electricity generation could adversely affect our revenues and our ability to generate cash flows. In addition, our results of operations depend on the cost of coal production. We are experiencing increased operating costs for fuel and explosives, steel products, health care and contract labor. We expect to experience higher costs for surety bonds and letters of credit. In addition, historically low interest rates have had a negative impact on expenses related to our actuarially determined employee-related liabilities.

Emerald Mine

        Our Emerald mine experienced adverse geological conditions in September and October and related delays in moving the longwall, which have affected our operations. Though it is uncertain, we do expect to encounter similar geological conditions in future panels to be mined at Emerald as well. In response to these conditions, we have made changes to our equipment and operating plan at Emerald. Encountering these types of conditions generally slows production and thus impacts revenues at the relevant mine. See "—Results of Operations—Period January 1, 2004 through July 29, 2004 Compared to the Nine Months Ended September 30, 2003 for RAG American Coal Holding, Inc. plus comments and comparisons to the two month operating period ended September 30, 2004 for Foundation Coal Corporation."

Results of Continuing Operations

Basis of Presentation:

        RAG American Coal Holding, Inc. and its subsidiaries, excluding the subsidiaries comprising the Colorado Business Unit which were sold on April 15, 2004, were acquired by Foundation Coal Corporation on July 30, 2004. Due to the change in ownership, and the resultant application of purchase accounting, the historical financial statements of the Predecessor and the Successor included in this prospectus have been prepared on different bases for the periods presented and are not comparable.

        The following provides a description of the basis of presentation during all periods presented:

        Successor—Represents the consolidated financial position of Foundation Coal Corporation as of September 30, 2004 and our consolidated results of operations and cash flows for the period from April 23 through September 30, 2004. Our ultimate parent, Foundation Coal Holdings, Inc., had no significant activities until the acquisition of RAG American Coal Holding, Inc. on July 30, 2004. Hereinafter, the period from April 23, 2004 through September 30, 2004 is referred to as the "two month operating period ended September 30, 2004." Our consolidated financial position at September 30, 2004 and our consolidated results of operations for the period ending September 30, 2004 reflect our preliminary estimates of purchase price allocation based on preliminary appraisals prepared by independent valuation specialists and preliminary employee benefit valuations prepared by independent actuaries. Deferred income taxes have been provided in the consolidated balance sheet based on our best estimates of the tax versus book basis of the assets acquired and liabilities assumed, as adjusted to estimated fair values. The amounts that we may record based on the final assessment and determination of fair values may differ significantly from the information presented in the unaudited interim consolidated balance sheet and statement of operations. The application of purchase accounting to the acquired assets of RAG American Coal Holding, Inc. resulted in increases to coal lands and leaseholds, surface lands, coal inventories, and the asset arising from recognition of asset retirement obligations. It resulted in decreases to plant and equipment, coal supply agreements, and current deferred taxes. In addition, the historical cost assigned to deferred overburden in the acquired asset balance sheet was eliminated. The values assigned to uncovered and partially covered coal lands considered the stage of the mining process in which these two groups of coal lands were in at the acquisition date. The application of purchase accounting to the acquired liabilities of RAG American Coal Holding, Inc. resulted in increases to postretirement health care obligations, pension obligations, black lung obligations, asset retirement obligations and noncurrent deferred taxes. Separate assets or liabilities were established to reflect the valuation of above or below market coal supply agreements in relation to market price curves. With regard to consolidated results of operations for the two month operating period ended September 30, 2004, the principal effects of the application of purchase accounting, in comparison to reporting for historical periods, were to decrease the cost of coal sold due to lower expenses for postretirement health care and pensions, to decrease net amortization expense for coal supply agreements which because we contract at acquisition represented a net liability is now a credit, to increase the cost depletion expense for coal lands and leaseholds and to increase the cost of coal sold for the increase in value of coal inventories from cost to market.

        Predecessor—Represents the consolidated financial position, results of operations and cash flows for RAG American Coal Holding, Inc. for each of the three years ended December 31, 2003, for the nine months ended September 30, 2003 and for the period January 1 through July 29, 2004. These consolidated financial statements are based on the historical assets, liabilities, sales and expenses of the Predecessor for these periods. During the period January 1 through July 29, 2004, RAG American Coal Holding, Inc. reported a loss from continuing operations before income tax expense of $142.4 million. This result included $64.8 million in pre-tax charges related to prepayment of RAG American Coal Holding, Inc.'s long term debt in preparation for the sale of the company and a $26.0 million pre-tax non-cash charge related to settlement of a guarantee by entering into a new multi-year coal supply agreement at prices below then prevailing market prices for new contracts of similar duration. Also during the period January 1 through July 29, 2004, RAG American Coal Holding, Inc. recognized a pre-tax gain of $25.7 million from the sale of the RAG Colorado Business Unit.

    Period January 1, 2004 through July 29, 2004 Compared to the Nine Months Ended September 30, 2003 for RAG American Coal Holding, Inc. plus comments and comparisons to the two month operating period ended September 30, 2004 for Foundation Coal Corporation.

        Coal sales realization per ton sold represents the average revenue realized on each ton of coal sold. It is calculated by dividing coal sales revenues by tons sold.

  Revenues

	Predecessor		Successor
	Nine Months Ended September 30, 2003	Period January 1 through July 29, 2004	Two month operating period ended September 30, 2004
	(in millions, except per ton data)		(in millions except per ton data)
Coal sales	$732.0	$544.9	$180.4
Other revenues	12.9	6.1	2.8

Total revenues	$744.9	$551.0	$183.2

Tons sold	50.0	35.9	11.5
Coal sales realization per ton sold	$14.64	$15.18	$15.69

        Coal sales volumes and coal sales revenues reported for the periods January 1 through July 29, 2004 and the two month operating period ended September 30, 2004 were reported on a comparable basis, and represent, in combination, the results for the nine months ended September 30, 2004. On a combined nine month basis, tons sold and coal sales revenues for 2004 were 47.4 million tons and $725.3 million, respectively, compared with 50.0 million tons and $732.0 million in the comparable period of 2003. The decreases in 2004 as compared with 2003 were primarily due to lower production and sales from the Cumberland mine in Pennsylvania. From February 17 through May 7, the longwall mining equipment at the Cumberland mine was idled due to violations resulting from a revised interpretation of regulations issued by MSHA regarding the ventilation system in the mine. In response, we revised the ventilation system to minimize any future business disruption, and on May 7, 2004, we resumed longwall operations at the Cumberland mine. Mainly as a result of the idle period for its longwall coupled with reduced shipments due to high water conditions from the hurricanes in September 2004, Cumberland's tons sold and coal sales revenues were 1.5 million tons and $32.7 million, respectively, lower in the first nine months of 2004 compared with the corresponding period of 2003. Our other Pennsylvania longwall mine, Emerald, sold 0.7 million tons less in the first nine months of 2004 compared with the corresponding period of 2003 due to mining delays attributable to adverse geological problems consisting of sandstone intrusions from the roof into the coal seam in the panel being mined, which slowed mining by forcing the machinery to cut harder material and causing less stable roof conditions. The coal sales revenue effect of these lower 2004 shipments from Emerald has been largely offset by increased average realizations per ton. In September, as it approached the end of the longwall panel, Emerald experienced significant mining delays as a result of such adverse geologic conditions. These circumstances reduced third quarter EBITDA and operating earnings by approximately $1.6 million and $1.8 million, respectively. Emerald continued to experience mining delays in October as a result of such adverse geological conditions and declared a force majeure with its customers in September. These adverse conditions delayed the completion of mining in the then current longwall panel and the start of the longwall move to the next panel by approximately one month. Longwall production at Emerald was abnormally low and the mine recorded an operating loss in October. However, the current panel was successfully mined to its original planned length. The longwall was moved to the next panel and normal production resumed in early November. The adverse effects on production and mine operating earnings in October and early November are expected to reduce fourth quarter EBITDA and operating earnings in the range of $5 million to $7 million.

        Coal sales revenues per ton improved in both 2004 reporting periods in comparison to 2003 as a result of higher average realizations per ton in Northern Appalachia (up approximately 10%), Central Appalachia (up approximately 6%) and the Powder River Basin (up approximately 6%). These increases in average realizations per ton reflect the strong market fundamentals that have been experienced thus far in 2004 and partially offset the reduced revenues attributable to lower production from the Pennsylvania longwall mines as described above.

        Other revenues reported for the period January 1 through July 29, 2004 and the two month operating period ended September 30, 2004 were reported on a comparable basis, and represent, in combination, the results for the nine months ended September 30, 2004. On a combined nine month basis, other revenues in 2004 are $4.0 million less than the comparable period of 2003 primarily as a result of an additional $5.4 million of losses on settlement of coal sales contracts partly offset by increased synfuel fees and increased coalbed methane revenues.

  Costs and Expenses

	Predecessor		Successor
	Nine Months Ended September 30, 2003	Period January 1 through July 29, 2004	Two month operating period ended September 30, 2004
	(in millions)		(in millions)
Cost of coal sales (excludes depreciation, depletion and amortization)	$597.7	$484.5	$147.6
Selling, general and administrative expenses (excludes depreciation, depletion and amortization)	32.6	27.4	6.8
Accretion on asset retirement obligations	5.2	4.0	1.3
Depreciation, depletion and amortization	74.5	61.2	26.2
Amortization of coal supply agreements	13.8	8.8	(22.5)

Total costs and expenses	$723.8	$585.9	$159.4

        Cost of coal sales    Cost of coal sales for the period January 1, 2004 through July 29, 2004 are lower than the nine months ended September 30, 2003 because of the shorter reporting period. Cost of coal sales for the two month operating period ended September 30, 2004 (which represents operations from July 30 through September 30, 2004) included approximately $3.5 million less in postretirement medical, pension and black lung benefit expenses and approximately $0.3 million less in equipment repair accruals as a result of purchase accounting compared with the comparable length period of the Predecessor. Cost of coal sales for the two month operating period ended September 30, 2004 also included approximately $3.8 million of additional charges from sale of inventories revalued to market in purchase accounting than for a comparable length period of the Predecessor. These two effects from the application of purchase accounting to the Successor basis of reporting cost of coal sales offset one another. Otherwise the cost of coal sales are reported on a comparable basis for the nine month periods ended September 30, 2004 and 2003. After combining the cost of coal sales for the two 2004 reporting periods, the nine month 2004 cost of coal sales was $632.1 million compared with $597.7 million in the comparable period of 2003. This increase of approximately $34.4 million, or 5.8%, was mainly due to higher mine operating costs in the areas of retiree health care, workers compensation, repairs and maintenance, mine operating supplies, contract labor and coal trucking along with increased volumes and costs for purchased coal. The increased cost of mine operating supplies and repair and maintenance parts is largely attributable to commodity price increases, particularly for steel products and diesel fuel.

        Selling, general and administrative expenses.    Selling, general and administrative expenses for the period January 1 through July 29, 2004 and for the two month operating period ended September 30, 2004 are reported on a comparable basis except for a $1.8 million bonus recorded in the January 1 through July 29, 2004 period and $0.8 million in sponsor monitoring fees expense recorded in the two month operating period ended September 30, 2004. After adjusting for these additional expenses and combining the January 1 through July 29 and the two month operating period ended September 30, 2004 periods, 2004 selling general and administrative expense decreased $1.0 million, or 3.1%, from the comparable period in 2003. The decrease was attributable mainly to lower sales commissions, reduced consulting expenses, and reduced information services outsourcing fees.

        Accretion on asset retirement obligation.    Accretion on asset retirement obligation is a component of accounting for asset retirement obligations under SFAS No. 143. Accretion represents the increase in the asset retirement liability to reflect the change in the liability for the passage of time. We adopted SFAS No. 143 effective January 1, 2003. The impact of adopting SFAS No. 143 is discussed below. Application of purchase accounting increased accretion of asset retirement obligations by approximately $0.2 million in the two month operating period ended September 30, 2004 compared with a comparable length period of the Predecessor. Even with this slight increase in expense for the Successor, accretion of asset retirement expense was comparable between the nine month periods ended on September 30, 2004 and 2003, respectively.

        Depreciation, depletion and amortization.    In comparison to historical reporting of the predecessor, depreciation, depletion and amortization for the two month operating period ended September 30 reflects increased cost depletion of coal lands and leaseholds party offset by reduced depreciation of plant and equipment. These changes reflect the application of purchase accounting in which higher fair values have been assigned to coal lands and leaseholds. Historical depreciation, depletion and amortization of the predecessor was proportionately higher for the period January 1 through July 29, 2004 in comparison to the first nine months of 2003 due to depreciation of new capital additions partly offset by lower units of production depreciation on longwall components at the Cumberland mine and lower cost depletion.

        Coal supply agreement amortization.    Application of purchase accounting resulted in recognition of a significant liability for below market priced coal supply agreements. Amortization of this obligation during the two month operating period ended September 30 totals $28.9 million compared with $6.4 million of amortization associated with the purchase price assigned to above market coals supply agreements. Coal supply agreement amortization of the predecessor was only related to above market coal supply agreements. The historical amortization for the period January 1 through July 29, 2004 was proportionately less than during the nine months ended September 30, 2003 due to lower shipments on the relevant contracts.

Segment Analysis

        Powder River Basin—Income from operations for the period January 1 through July 29, 2004 was $30.7 million. Income from operations for the two month operating period ended September 30, 2004,

was $3.8 million. The combined income from operations of $34.5 million compares with $31.7 million during the nine months ended September 30, 2003. This increase was primarily due to higher average realizations partly offset by higher depreciation, depletion and amortization for the months of August and September as a result of the application of purchase accounting.

        Northern Appalachia—Losses from operations for the period January 1 through July 29, 2004 were $10.4 million primarily due to the previously described idling of the longwall at the Cumberland mine from February 17 through May 7, 2004. Income from operations for the two month operating period ended September 30, 2004, which encompassed operations for August and September under the Successor, was $20.4 million. Income for this two month period benefited by approximately $15 million from the application of purchase accounting. This benefit was primarily from amortization of a liability established for unfavorably priced coal sales contracts in relation to current market prices, which is reported in amortization of coal supply agreements. Excluding the effects of applying purchase accounting, losses from operations for the 9 months ended September 30, 2004 were $4.9 million compared with earnings from operations of $28.7 million in the comparable 2003 period. This reduction in income from operations was primarily due to the idle period for the Cumberland longwall coupled with lower production from Emerald as a result of longwall mining delays from periodic adverse geological problems.

        Central Appalachia—Losses from operations for the period January 1 through July 29, 2004 were $9.8 million primarily due to production shortfalls associated with adverse geological problems at the Kingston and Rockspring mines, the depletion of reserves at one of the Pioneer surface mines, significant increases in operating costs in the areas of health care, mine operating supplies, workers compensation, contract labor, equipment repairs and maintenance and coal trucking coupled with litigation settlement charges of $2.7 million. Higher average sales realizations at all mines partly offset reduced production and higher costs. Income from operations for the two month period ended September 30, 2004, which encompassed operations for August and September under the Successor, was $5.2 million. Income for this two month period benefited by approximately $5.2 million from the application of purchase accounting. This benefit from the application of purchase accounting was primarily from amortization of a liability established for unfavorably priced coal sales contracts in relation to current market prices, which is reported in amortization of coal supply agreements, partly offset by higher cost depletion. Excluding the effects of applying purchase accounting, losses from operations in the first nine months of 2004 were $9.8 million compared with income from operations of approximately $5.9 million in the comparable 2003 period. This reduction in income from operations was primarily attributable to the same factors cited above for the period January 1 through July 29, 2004.

  Other Income (Loss)

	Predecessor		Successor
	Nine Months Ended September 30, 2003	Period January 1 through July 29, 2004	Two month operating period ended September 30, 2004
	(in millions)		(in millions)
Litigation settlements	$43.5	—	$—
Contract settlement	—	(26.0)	—
Loss on termination of hedge accounting for interest rate swaps	—	$(48.8)	—
Unrealized gain (loss) on interest rate swap	—	5.8	(0.1)
Early debt extinguishment costs	—	(21.7)	—

        Litigation settlements.    In February 2003, we received a cash settlement from a litigation claim arising from inaccuracies in financial statements represented as correct by Cyprus Amax Minerals Company in connection with the sale to RAG of Cyprus Amax Coal Company in June 1999.

        Contract Settlement.    In July 2004, the Predecessor reached a settlement agreement with South Carolina Public Service Authority ("Santee Cooper") in which Santee Cooper agreed to relinquish any claims under a guarantee in exchange for a multi-year coal supply agreement from our Pennsylvania operations at prices below then prevailing market prices for new contracts of similar duration. The guarantee related to a multi-year supply agreement between Santee Cooper and a former subsidiary that the Predecessor sold to Horizon NR LLC in 1998. The Predecessor recorded a non-cash charge of $26.0 million in the period January 1 through July 29, 2004 based on the present value of the difference between the agreed upon contract prices and market prices for new contracts of similar duration.

        Expense resulting from termination of hedge accounting for interest rate swaps and unrealized gain (loss) on interest rate swap.    As a result of the execution of a definitive stock purchase agreement to sell the RAG Colorado Business Unit during the first quarter of 2004, it became probable that the Predecessor's variable rate bank debt would be repaid early rather than held to maturity. Therefore, pay-fixed, receive-variable interest rate swaps that had previously been designated as a hedge against the variable interest payments on this debt no longer qualified for hedge accounting under SFAS No. 133. The fair value of the interest rate swaps on the date it became probable that the future variable interest payments being hedged by the swap would no longer be made was charged to "Loss on termination of hedge accounting for interest rate swaps" with a corresponding gain reported in other comprehensive income. The amount of the mark-to-market change in the fair value of the interest rate swaps for the portion of the year following the determination that they did not qualify for hedge accounting was recorded as an unrealized gain. The interest rate swaps were settled when the variable rate bank debt was repaid on April 27, 2004.

        On September 30, 2004, we entered into receive variable, pay fixed interest rate swap agreements on a notional amount of $85 million for three years. Under these swaps, we receives a variable rate of 3 month US dollar LIBOR and pays a fixed rate of 3.26%. At September 30, 2004, we recorded a loss on these swaps of $0.1 million. We intend to designate these interest rate swaps as cash flow hedges of the variable interest payments due on $85 million of its variable rate debt through September 2007 under SFAS No 133 Accounting for Derivative Financial Instruments and Hedging Activities upon completion of the effectiveness testing and related documentation.

        Early debt extinguishment costs.    In July 2004, the Predecessor incurred cash prepayment penalties of $21.7 million in connection with prepayment of substantially all remaining long-term indebtedness as required under the terms of the stock purchase agreement between Foundation Coal Corporation and RAG Coal International AG.

  Interest Expense, Net

	Predecessor		Successor
	Nine Months Ended September 30, 2003	Period January 1 through July 29, 2004	Two Month Operating Period Ended September 30, 2004
	(in millions)		(in millions)
Interest expense	$(35.7)	$(18.0)	(8.5)
Interest income	2.5	1.3	0.2

Interest expense, net	$(33.2)	$(16.7)	$(8.3)

        In addition to the abbreviated length of the period January 1 through July 29, 2004, the decline in net interest expense between the two Predecessor periods was a result of lower outstanding bank debt levels in 2004 due to repayment of two bank term loans in April of 2004. The interest expense for the Successor period reflected approximately two months interest expense on the $470.0 million senior secured term loan B and the $300.0 million senior unsecured 10-year notes. We incurred this indebtedness to purchase RAG American Coal Holding, Inc. and subsidiaries.

  Income Tax Expense (Benefit)

	Predecessor		Successor
	Nine Months Ended September 30, 2003	Period January 1 through July 29, 2004	Two Month Operating Period Ended September 30, 2004
	(in millions)		(in millions)
Income tax expense (benefit)	$1.9	$(51.8)	$5.1

        In the period January 1 through July 29, 2004, a deferred income tax benefit was recognized at a blended federal and state income tax rate of 36%, and substantially all of the net operating losses were realized as a result of the Transactions. Therefore, a valuation allowance against net operating losses is no longer provided. In the two month operating period ended September 30, 2004, deferred tax expense at a blended federal and state income tax rate of 32.6% was provided. In the nine months ended September 30, 2003, the income from the litigation settlement allowed the recognition of percentage depletion benefits in the blended federal and state income tax rate which approximated 6% for the nine month period.

  Income from Discontinued Operations After Income Taxes

	Predecessor		Successor
	Nine Months Ended September 30, 2003	Period January 1 through July 29, 2004	Two Month Operating Period Ended September 30, 2004
	(In millions)		(In millions)
Income from discontinued operations before income taxes	$10.7	2.9	$—
Gain from sale of discontinued operations		25.7	—
Income tax expense	4.0	5.5	—

Income from discontinued operations after income taxes	$6.7	$23.1	$—

        Income from discontinued operations consists of income from the RAG Colorado Business Unit, which primarily includes the results of operations of the Twentymile mine located in Routt County, Colorado. The increase in income from discontinued operations before income taxes in the period January 1 through July 29, 2004 was mainly due to the gain from sale of this business unit on April 15, 2004. Income from the discontinued operations, excluding the gain, was lower in the period January 1 through July 29, 2004 as compared to the first nine months of 2003 as a direct result of the sale timing which occurred three and one-half months into 2004.

  Cumulative Effect of Accounting Change

        Effective January 1, 2003, we adopted SFAS No. 143. SFAS No. 143 requires legal obligations associated with the retirement of long-lived assets to be recognized at fair value at the time obligations are incurred. Upon initial recognition of a liability, that cost is capitalized to the related long-lived asset and allocated to expense over the useful life of the asset. The asset retirement obligations are initially recorded at their present value and accreted to reflect the increase in the liability for the passage of time. Application of SFAS No. 143 resulted in a non-cash charge due to the cumulative effect of an accounting change as of January 1, 2003 of $3.6 million, net of tax. Prior to the adoption of SFAS No. 143, we utilized a cost accumulation method that accrued the expected mine closure expense over the coal reserves that each property was expected to mine.

  Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

  Revenues

	Year Ended December 31,		Increase (Decrease)
	2002	2003	$ and tons	%
	(in millions, except per ton data)
Coal sales	$891.8	$976.0	$84.2	9.4%
Other revenues	12.9	18.3	5.4	41.9%

Total revenues	$904.7	$994.3	$89.6	10.0%

Tons sold	64.4	67.2	2.8	4.3%
Coal sales realization per ton sold	$13.85	$14.52	$0.67	4.8%

        Coal sales revenues increased in 2003 as compared to 2002 as a result of both increases in the coal sales realization per ton and in the volumes of tonnage sold. Specific events contributing to the increases were as follows:

  •
  Expansion of the Rockspring mine in West Virginia to annual production and sales of 2.9 million tons in 2003 compared with 2.2 million tons in 2002, resulting in additional coal sales of $19 million;

  •
  Development of a second underground coal mine at the Kingston complex in West Virginia that increased coal sales revenue by $12 million in 2003; and

  •
  Increased activity in purchasing and reselling coal. In 2003 sales of purchased coal increased by approximately $35 million compared with 2002.

        Average coal sales revenues per ton increased at all but two of our mines as a result of improved general market conditions and scheduled price increases contained within multi-year contracts entered into in 2001.

        In addition to the effects of changes in average coal sales realizations at each mining location, consolidated average coal sales realizations as reported above were impacted by the mix of coals produced in the east versus coal produced in the west. During 2003, 36.5% of our tons sold were from our eastern operations, as compared with 34.2% during 2002.

        Other revenues increased in 2003 compared to 2002 by $5.4 million primarily due to a combination of higher royalty income ($1.1 million), higher synfuel fees ($1.2 million), a gain from settlement of asset retirement obligations at the Utah locations for less than the amount originally provided for under SFAS No. 143 ($1.4 million), and higher gains on disposal of surplus assets ($1.4 million).

  Costs and Expenses

	Year Ended December 31,		Increase (Decrease)
	2002	2003	$	%
	(in millions, except per ton data)
Cost of coal sales (excludes depreciation, depletion and amortization)	$699.8	$798.3	$98.5	14.1%
Selling, general and administrative expenses (excludes depreciation, depletion and amortization)	45.1	45.3	0.2	0.4%
Accretion on asset retirement obligation	—	7.0	7.0	—
Depreciation, depletion and amortization	109.1	117.7	8.6	7.9%
Asset impairment charges	7.0	—	(7.0)	—

Total costs and expenses	$861.0	$968.3	$107.3	12.5%

        Cost of coal sales.    During 2003, cost of coal sales increased mainly due to a combination of additional purchased coal expense attributable to increased volumes of purchased coal, increased health care costs, higher accruals for defined benefit retirement plans and increased mine operating costs mainly in Pennsylvania, West Virginia and Illinois.

        Selling, general and administrative expenses.    In 2003, selling, general and administrative expenses were comparable in total to 2002. Lower legal fees in 2003 due to the settlement of the Phelps Dodge litigation were largely offset by higher charges for the long-term incentive plan, increased pension and medical expenses and increased sales commissions.

        Accretion on asset retirement obligation.    Accretion on asset retirement obligation is a component of accounting for asset retirement obligations under SFAS No. 143. Accretion represents the increase in the asset retirement liability to reflect the change in the liability for the passage of time. We adopted SFAS No. 143 effective January 1, 2003. The impact of adopting SFAS No. 143 is discussed below.

        Depreciation, depletion and amortization.    The year-to-year increase in depreciation, depletion and amortization of $8.6 million was mainly at our West Virginia operations as a result of the expansion of the Rockspring and Kingston mines during 2002. An additional factor was the replacement of the Cumberland longwall in mid-2002.

        Asset impairment charges.    Asset impairment charges in 2002 resulted from reducing our investment in a joint operating agreement relating to coalbed methane production in Wyoming to its estimated fair value. Lower than expected gas volumes and prices in 2002 led to a reassessment of the recoverability of this investment and the resulting impairment charge.

Segment Analysis

        Powder River Basin—Income from operations increased in 2003 compared to 2002 primarily due to higher average realizations. 2002 results included a $7.0 million impairment charge to write-down our investment in a coal-bed methane joint venture.

        Northern Appalachia—Income from operations decreased in 2003 compared to 2002 due to a combination of lower production and higher cost of coal sales. Higher cost of coal sales resulted from a combination of reductions in coal inventories and increases in mine operating expenses, primarily in the areas of labor, health care, pensions, workers compensation and outside services.

        Central Appalachia—Income from operations increased in 2003 compared to 2002 due to higher production and sales from the Rockspring and Kingston mines, higher synfuel fees and higher average realizations, partly offset by increased expenses, mainly in the areas of purchased coal, trucking, repairs and maintenance and mine operating supplies.

  Other Income

	Year Ended December 31,		Increase (Decrease)
	2002	2003	$	%
	(in millions)
Litigation settlement	$—	$43.5	$43.5	—
Arbitration award	31.1	—	(31.1)	—

        Litigation settlements.    In February 2003, we received a cash settlement from a litigation claim arising from inaccuracies in financial statements represented as correct by Cyprus Amax Minerals Company in connection with the sale to RAG of Cyprus Amax Coal Company in June 1999. In 2004, we agreed to pay $1.5 million to settle a breach of contract claim by a former contract miner.

        Arbitration award.    Plateau Mining Corporation ("PMC"), one of our subsidiaries, prevailed in an arbitration claim arising from a dispute over payments under an income tax sharing arrangement that existed between PMC and Cyprus Amax Minerals Company at the time of RAG American Coal Holding, Inc.'s acquisition of Cyprus Amax Coal.

  Interest Expense, Net

	Year Ended December 31,		Increase (Decrease)
	2002	2003	$	%
	(in millions)
Interest expense	$(48.9)	$(46.9)	$2.0	4.1%
Interest income	12.3	3.2	(9.1)	(74.0)%

Interest expense, net	$(36.6)	$(43.7)	$(7.1)	(19.4)%

        Interest Expense.    The decline in interest expense in 2003 was the result of lower average outstanding bank debt levels in 2003 as a result of scheduled principal payments. Variable rate interest expense is hedged by pay-fixed, receive-variable interest rate swaps. The fair value of these swaps is recognized on the balance sheet and changes in the fair value, net of income taxes, are recorded as a component of other comprehensive income. In 2002, the change in the fair value of the swaps resulted in a $22.4 million charge, net of income taxes, to other comprehensive income. In 2003, the corresponding gain, net of income taxes, was $8.4 million.

        Interest Income.    Interest income in 2002 includes $8.9 million in interest awarded on the PMC income tax arbitration award discussed above. The full amount of this interest was recorded when received.

  Income Tax Expense (Benefit)

	Year Ended December 31,		Increase (Decrease)
	2002	2003	$	%
	(in millions)
Income tax expense (benefit)	$13.1	$(0.2)	$(13.3)	(101.5)%

        In 2003, the income tax benefit of percentage depletion in excess of the tax basis of coal reserves, which is treated as a permanent income tax difference, was $8.2 million higher than in 2002 as a result of two of our mines not having any tax basis in coal reserves in 2003. During 2002, income tax expense was increased by $1.9 million because of a deduction to financial reporting income before income taxes that was treated as investment in the stock of a subsidiary for income tax purposes. The remaining decrease was due to lower income from continuing operations before income taxes in 2003.

  Income from Discontinued Operations After Income Taxes

	Year Ended December 31,		Increase (Decrease)
	2002	2003	$	%
	(in millions)
Income from discontinued operations before income taxes	$12.9	$16.1	$3.2	24.8%
Income tax expense	4.8	6.0	1.2	25.0%

Income from discontinued operations after income taxes	$8.1	$10.1	$2.0	24.7%

        Income from discontinued operations consists of income from the RAG Colorado Business Unit, which primarily includes the results of operations of the Twentymile mine located in Routt County, Colorado. During 2003, the volume of coal sales from the Twentymile mine increased by 13% compared with 2002. This increase in sales volume was the main reason for the increase in income from discontinued operations before income taxes between the two years.

  Cumulative Effect of Accounting Change

        Effective January 1, 2003, we adopted SFAS No. 143. SFAS No. 143 requires legal obligations associated with the retirement of long-lived assets to be recognized at fair value at the time obligations are incurred. Upon initial recognition of a liability, that cost is capitalized to the related long-lived asset and allocated to expense over the useful life of the asset. The asset retirement obligations are initially recorded at their present value and accreted to reflect the increase in the liability for the passage of time. Application of SFAS No. 143 resulted in a non-cash charge due to the cumulative effect of an accounting change as of January 1, 2003 of $3.6 million, net of tax. Prior to the adoption of SFAS No. 143, we utilized a cost accumulation method that accrued the expected mine closure expense over the coal reserves that each property was expected to mine.

  Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

  Revenues

	Year Ended December 31,		Increase (Decrease)
	2001	2002	$ and tons	%
	(in millions, except per ton data)
Coal sales	$746.4	$891.8	$145.4	19.5%
Other revenues	32.8	12.9	(19.9)	(60.7)%

Total revenues	$779.2	$904.7	$125.5	16.2%

Tons sold	58.6	64.4	5.8	9.9%
Coal sales realization per ton sold	$12.73	$13.85	$1.12	8.8%

        Coal sales revenues increased in 2002 as compared to 2001 as a result of both increases in the coal sales realization per ton and in the volumes of tonnage sold. Specific events contributing to the increases were as follows:

  •
  As a result of the expansion of the Belle Ayr mine in Wyoming during the second half of 2001, Belle Ayr produced and sold an additional 5.7 million tons in 2002, which resulted in higher sales revenues of approximately $30 million in 2002;

  •
  Average revenues per ton increased significantly at the Wyoming mines and the Pennsylvania mines during 2002 as a result of realizing the strong market prices that were contracted during the market up-tick in 2001. The price improvements increased revenues by approximately $65 million year-over-year at these mines; and

  •
  In 2002, our West Virginia operations began purchasing and reselling coal to supply a multi-year coal sales contract. Previously, this contract had been supplied by another producer under an arrangement whereby we received net proceeds or paid net costs related to the contract. This change in the arrangement to supply this contract increased coal sales revenues by approximately $25 million in 2002.

        In addition to the effects of changes in average coal sales realizations at each mining location, coal sales realization per ton sold as reported above were impacted by the mix of coals produced in the east versus coal produced in the west. During 2002, 34.2% of our tons sold were from our eastern operations, as compared with 37.6% during 2001.

        Other revenues decreased in 2002 compared to 2001 by $19.9 million. 2001 included an $11.5 million benefit realized in conjunction with the closure of the Willow Creek mine in Utah at which time we terminated a related mineral royalty agreement and reversed the previously recorded balance sheet reserve for minimum royalties not expected to be recovered by production. 2001 also included $2.6 million from gains on the sale of the Snap Creek Mining subsidiary in West Virginia

($1.7 million) and the sale of Barbara Holdings International Trading Corp. to an affiliate of RAG Coal International AG ($0.9 million). We also received a $2.6 million fee for management services rendered to an affiliate of RAG Coal International AG during 2001. The remaining difference in other revenues between the two years was primarily due to $3.2 million of lower royalty income in 2002.

  Costs and Expenses

	Year Ended December 31,		Increase (Decrease)
	2001	2002	$	%
	(in millions, except per ton data)
Cost of coal sales (excludes depreciation, depletion and amortization)	$605.5	$699.8	$94.3	15.6%
Selling, general and administrative expenses (excludes depreciation, depletion and amortization)	36.9	45.1	8.2	22.2%
Depreciation, depletion and amortization	100.7	109.1	8.4	8.3%
Asset impairment charges	16.6	7.0	(9.6)	(57.8)%

Total costs and expenses	$759.7	$861.0	$101.3	13.3%

        Cost of coal sales.    During 2002, cost of coal sales increased mainly due to a combination of increased operational costs attributable to expansion of the Belle Ayr mine, additional costs for purchased coal and higher revenue-driven point of sale expenses for royalties, black lung excise taxes and Wyoming production taxes.

        Selling, general and administrative expenses.    Selling, general and administrative expenses increased in 2002 due to consulting fees of $3.2 million related to a continuous improvement initiative at our operations and outside legal fees of $5.1 million mainly due to the litigation and an arbitration claims against Cyprus Amax Minerals Company described in the results for 2003 in comparison to 2002.

        Depreciation, depletion and amortization.    The year-to-year increase in depreciation, depletion and amortization of $8.4 million was primarily at our Wyoming and Pennsylvania operations as a result of the expansion of the Belle Ayr mine in late 2001, the replacement of the Cumberland longwall in mid-2002 and increased coal sales contract amortization in Pennsylvania.

        Asset impairment charges.    Asset impairment charges in 2002 and 2001 resulted from:

  •
  Reducing our investment in a joint operating agreement relating to coalbed methane production in Wyoming to its estimated fair value in 2002;

  •
  A $8.6 million write-off in 2001 of the carrying value of our approximate 5% shareholding in Los Angeles Export Terminal due to its weak financial condition, an investment which we determined could not be recovered due to recurring operating losses; and

  •
  An impairment loss of $8.0 million in 2001 to write-down the carrying value of a coal preparation plant in West Virginia leased to an unaffiliated third party. The write-down was precipitated by the negotiation of a new lease, the terms of which indicated that the carrying value of the plant was impaired.

Segment Analysis

        Powder River Basin—Income from operations increased in 2002 compared to 2001 due to higher production and tons sold, as a result of expanding the Belle Ayr mine, combined with higher average realizations, partly offset by a $7.0 million impairment charge to write-down our investment in a coal-bed methane joint venture.

        Northern Appalachia—Income from operations increased in 2002 compared to 2001 due to higher average realizations, partly offset by higher depreciation, depletion and amortization expense and increased cost of coal sales.

        Central Appalachia—Income from operations in 2001 was reduced by an $8.0 million impairment charge to write-down the carrying value of a coal preparation plant and was benefitted by $5.2 million of gains in sales of subsidiaries and management fees. Excluding these items, higher production and tons sold in 2002 were more than offset by reduced average realizations, increased depreciation, depletion and amortization and increased purchased coal costs.

  Other Income

	Year Ended December 31,		Increase (Decrease)
	2002	2003	$	%
	(in millions)
Arbitration award	—	$31.1	$31.1	—
Minority interest	$15.0	—	(15.0)	—
Gain from insurance settlement	31.2	—	(31.2)	—

        Arbitration award.    PMC, one of our subsidiaries, prevailed in an arbitration claim arising from a dispute over payments under an income tax sharing arrangement that existed between PMC and Cyprus Amax Minerals Company at the time of RAG American Coal Holding, Inc.'s acquisition of Cyprus Amax Coal.

        Minority interest and gain from insurance settlement.    During 2001, we received an insurance settlement for property damage and business interruption claims associated with a fire at a Utah mine in 2000. At the time of the fire, affiliates of the Mitsubishi Corporation were 15% shareholders in the subsidiary that owned and operated the mine and, therefore, were entitled to a portion of the insurance settlement. The minority interest income in 2001 represented Mitsubishi's share in the gain from the insurance settlement.

  Interest Expense, Net

	Year Ended December 31,		Increase (Decrease)
	2002	2003	$	%
	(in millions)
Interest expense	$(52.5)	$(48.9)	$(3.6)	(6.9)%
Interest income	6.8	12.3	5.5	80.9%

Interest expense, net	$(45.7)	$(36.6)	$(9.1)	(19.9)%

        Interest expense.    The decline in interest expense was the result of lower average outstanding bank debt levels in 2002 as a result of scheduled principal repayments during the two years. Variable rate interest expense is hedged by pay-fixed, receive-variable interest rate swaps. The fair value of these swaps is recognized on the balance sheet and changes in the fair value, net of income taxes, are recorded as a component of other comprehensive income. In 2001 and 2002, the change in the fair value of the swaps resulted in charges to other comprehensive income, net of income taxes, of $14.8 million and $22.4 million, respectively.

        Interest income.    The increase in interest income in 2002 was due to receiving $8.9 million in interest income from the PMC arbitration award partly offset by higher returns on cash investments in 2001.

  Income Tax Expense

	Year Ended December 31,		Increase (Decrease)
	2002	2003	$	%
	(in millions)
Income tax expense	$3.9	$13.1	$9.2	235.9%

        The increased income tax expense in 2002 was mainly due to higher income from continuing operations before income taxes. In addition, the effective tax rate in 2002 was increased by a permanent difference due to a deduction to financial reporting income that was treated as investment in the stock of a subsidiary for income tax purposes.

  Income from Discontinued Operations After Income Taxes

	Year Ended December 31,		Increase (Decrease)
	2002	2003	$	%
	(in millions)
Income from discontinued operations before income taxes	$15.6	$12.9	$(2.7)	(17.3)%
Income tax expense	5.7	4.8	(0.9)	(15.8)%

Income from discontinued operations after income taxes	$9.9	$8.1	$(1.8)	(18.2)%

        Income from discontinued operations consists of income from the RAG Colorado Business Unit, which primarily includes the results of operations of the Twentymile mine located in Routt County, Colorado. During 2001, the Shoshone mine located in southern Wyoming depleted its reserve base and closed. The reduction in income from discontinued operations before income taxes in 2002, as compared with 2001, was attributable to lower 2002 coal sales from the Twentymile mine and the absence of income from the Shoshone mine which was shut down in 2001.

Liquidity and Capital Resources

  Historical

        Our primary sources of cash have been sales of our coal production and purchased coal to customers, plus cash from sales of non-core assets. During the period from 2001 through 2003, we also generated significant cash from a litigation settlement ($43.5 million in 2003), an arbitration award ($40.0 million in 2002) and an insurance settlement for property damage and business interruption claims related to our former Willow Creek mine in Utah ($83.0 million in 2001).

        Our primary uses of cash have been our cash costs of coal production, the cash cost of purchased coal, capital expenditures, interest costs, cash payments for employee benefit obligations such as defined benefit pensions and retiree health care benefits, cash outlays related to past mining obligations and support of working capital requirements such as coal inventories and trade accounts receivable. Our ability to service our debt (principal and interest) and acquire new productive assets for use in our operations has been and will be dependent upon our ability to generate cash from our operations. We normally fund all of our capital expenditure requirements with cash generated from operations. During the past three years, we have engaged in minimal financing of assets such as through operating leases.

        Historically, cash balances in excess of our day-to-day operating requirements were placed on deposit with RAG where cash balances could be aggregated to earn better investment returns. This cash on deposit was available to us on a one day turn-around. Increases in the cash on deposit with RAG have been classified under financing activities as uses of cash in the consolidated cash flow statements. Decreases in cash on deposit with RAG have been classified under financing activities as cash provided. As of June 30, 2004 and 2003 and December 31, 2003, 2002 and 2001 we had access to cash balances in excess of those amounts pledged to banks of $0.0 million, $231.0 million, $240.7 million, $88.3 million and $157.9 million, respectively.

        The following is a summary of cash provided by or used in each of the indicated categories of activities during the nine months ended September 30, 2003, the period January 1 through July 29, 2004 (both of these periods labeled as Predecessor) and inception through September 30, 2004 (this period labeled as Successor):

	Predecessor		Successor
	Nine months ended Sept. 30, 2003	January 1 through July 29, 2004	Inception through Sept. 30, 2004
	(In millions)		(In millions)
Cash provided by (used in):
Operating activities — continuing operations	$125.7	$(8.0)	$24.9
Operating activities — discontinued operations	16.0	7.0	—
Investing activities — purchase of RACH by Foundation Coal		(935.9)
Investing activities — continuing operations	(68.0)	(50.6)	(924.1)
Investing activities — discontinued operations	4.3	185.0	—
Financing activities — borrowings(2)	—	306.0	830.0
Financing activities — debt and lease repayments	(40.3)	(686.8)	(60.0)
Financing activities — sales of equity securities	—	—	196.0
Financing activities — other	—	—	(27.7)
Financing activities — pledged cash	55.0	20.0	—
Financing activities — on deposit with RAG(1)	(106.9)	233.0	—

Change in cash and cash equivalents	$(14.2)	$5.4	$39.1

(1)
Represent the (increase)/ decrease in the balance of cash on deposit with RAG.

(2)
The borrowing in the period January 1 through July 29, 2004 represented a short-term advance from RAG that was repaid from a portion of $935.9 million that Foundation Coal paid to RAG to acquire RAG American Coal Holdings, Inc and subsidiaries.

        Cash provided by operating activities from continuing operations in the period January 1 through July 29, 2004 decreased as compared to the first nine months of 2003 due to reduced production and sales at the Cumberland mine as previously discussed along with significant payments of accrued interest associated with repayment of the Predecessor's long-term debt. The 2004 period was also approximately two months shorter in duration. The cash provided by operating activities in the first nine months of 2003 included $43.5 million from a cash litigation settlement previously discussed.

        Cash used in investing activities for continuing operations decreased in the period January 1 through July 29, 2004 from the first nine months of 2003 mainly due to lower capital expenditures, attributable to the abbreviated 2004 reporting period.

        Cash used in financing activities primarily represents repayment of all long-term debt of the Predecessor including cash prepayment penalties coupled with settlement of the interest rate swaps. These repayments utilized the proceeds from the sale of the Colorado Business Unit, cash previously reported as cash on deposit with Parent, cash pledged and $306.0 million of cash advanced by RAG that we repaid from a portion of the cash acquisition price that Foundation Coal paid to RAG.

        The sale of the RAG Colorado Business Unit to a third party closed on April 15, 2004. The cash proceeds from the sale, prior to final purchase price adjustments, were $182.7 million. Purchase price adjustments totaled $0.5 million. With this receipt, we realized a pre-tax gain on sale of the discontinued operation of $25.7 million. The proceeds were deposited to an escrow account at DZ Bank. In addition, $221.4 million of our cash on deposit with RAG was also deposited into this escrow account. On April 27, 2004, the escrow account balance of $404.2 million, including interest earned on the account of $0.1 million, was used to: (a) repay the Tranche A Notes due to DZ Bank and Dresdner in the combined amount of $358.0 million; (b) pay accrued interest on these notes in the amount of $1.5 million; and (c) settle the pay-fixed, receive-variable interest rate swaps for a payment of $44.7 million as mentioned above.

        The remaining Predecessor long-term debt, accrued interest and related prepayment penalties totaling approximately $305.9 million were repaid on July 28, 2004 utilizing $306.0 million of cash advanced by RAG. This advance was repaid in the flow of funds from the Transactions using a portion of the cash acquisition price that Foundation Coal paid to RAG.

        The cash acquisition price including transaction costs of $912.9 million paid by Foundation for RAG American Coal Holding, Inc. and subsidiaries, net of cash acquired, was funded by $830.0 million of Successor long-term debt, consisting of $470.0 million of senior secured term Loan B, $300.0 million of senior unsecured long-term notes, and $60 million of drawings under the $350.0 million revolving credit facility, and $196.0 million of cash equity contributed by the shareholders. The $60 million drawing under the revolving credit facility was fully repaid on the first business day after the Transactions utilizing cash of the acquired subsidiaries. The $27.7 million other cash used in financing activities was for costs associated with arranging the long term debt used to fund the acquisition.

        The following is a summary of cash provided by or used in each of the indicated categories of activities during the past three years:

	Year Ended December 31,
	2001	2002	2003
	(in millions)
Cash provided by (used in):
Operating activities – continuing operations	$97.0	$136.2	$197.7
Operating activities – discontinued operations	33.0	22.2	35.4
Investing activities – continuing operations (1)	(8.3)	(105.2)	(92.7)
Investing activities – discontinued operations	(1.3)	(7.5)	(2.8)
Financing activities – debt and lease repayments	(59.7)	(40.3)	(40.3)
Financing activities – pledged cash	—	(75.0)	55.1
Financing activities – on deposit with RAG (2)	(88.9)	71.2	(166.5)

Change in cash and cash equivalents	$(28.2)	$1.6	$(14.1)

(1)
In 2001, the cash used in investing activities is net of $83.0 million of insurance recoveries arising from property damage and business interruption claims associated with a mine fire at a Utah mine in 2000 that was closed following the fire.

(2)
Represents the (increase)/decrease in the balance of cash on deposit with RAG.

        Cash provided by operating activities from continuing operations in 2003 increased as compared to 2002 mainly due to reductions in trade accounts receivable, reductions in coal inventories, collection of a royalty receivable, monetization of emissions allowances and higher cash earnings, partly offset by an increase in the level of contribution to our defined benefit retirement plans. Cash provided by operating activities from continuing operations in 2003 included a $43.5 million cash litigation settlement described above. Cash provided by operating activities from continuing operations in 2002 included the $40.0 million arbitration award described above. Cash provided by operating activities in 2002 increased in relation to 2001 mainly as a result of the arbitration award coupled with increased cash earnings, partly offset by increases in trade accounts receivable, coal inventories and defined benefit retirement plan contributions.

        Cash used in investing activities for continuing operations decreased in 2003 from 2002 levels mainly due to lower capital expenditures. Capital expenditures in 2002 included the replacement of the

Cumberland longwall at a cost of $36.1 million. Cash used in investing activities for continuing operations increased in 2002 as compared with 2001 due to increased capital expenditures in 2002, including the Cumberland longwall replacement. Investing activities in 2001 included $83.0 million of insurance recoveries associated with the Utah mine fire that occurred in 2001.

        Cash used in financing activities represented scheduled principal payments on our old bank term loans and the capital lease. Scheduled principal repayment in 2003 and 2002 were comparable. During 2001, in addition to scheduled repayments on bank term loans, the balance outstanding on a revolving credit line that had historically been used by our West Virginia subsidiaries to finance working capital requirements and equipment purchases was fully repaid.

  Post-Transactions

        Our primary source of liquidity will continue to be cash from sales of our coal production and purchased coal to customers. We will also have availability under our new revolving credit facility, subject to certain conditions.

        We are highly leveraged. As of September 30, 2004, on a pro forma basis after giving effect to the repayment of a portion of our term loan with proceeds from our parent company's initial public offering, we would have had outstanding $725.7 million in aggregate indebtedness, with an additional $131.0 million of available borrowings under our new revolving credit facility (after giving effect to $219.0 million of letters of credit.) Subsequent to September 30, 2004, we have obtained releases of an additional $17.3 million of letters of credit, thereby increasing our available borrowings under the revolving credit facility to $148.2 million. Our liquidity requirements will be significant, primarily due to debt service requirements. On a pro forma basis after giving effect to the Transactions and the repayment of a portion of our term loan with proceeds from our ultimate parent company's initial public offering, our cash interest expense for the year ended December 31, 2003 and for the nine months ended September 30, 2004, would have been $46.2 million and $34.6 million, respectively.

        Based on our current levels of operations, we believe that remaining cash on hand, cash flow from operations and available borrowings under the revolving credit portion of our Senior Credit Facilities will enable us to meet our working capital, capital expenditure, debt service and other funding requirements for at least the next twelve months.

        Our Senior Credit Facilities consist of a revolving credit facility and a term loan facility. Our revolving credit facility provides for loans in a total principal amount of up to $350.0 million, less outstanding letters of credit, which will be available for general corporate purposes, subject to certain conditions, and will mature in five years. The term loan facility consists of a $470.0 million term loan facility with a maturity of seven years.

        Borrowings under our Senior Credit Facilities bear interest at a floating base rate plus an applicable margin. The initial applicable margin for borrowings under the revolving credit facility is 1.50% with respect to base rate borrowings and 2.50% with respect to LIBOR borrowings. The initial applicable margin for borrowings under the term loan facility is 1.00% with respect to base rate borrowings and 2.00% with respect to LIBOR borrowings. The applicable margin for borrowings under the revolving credit facility and the term loan facility may be reduced subject to our attaining certain leverage ratios.

        In addition to paying interest on outstanding principal under the Senior Credit Facilities, we will be required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments at a rate equal to 0.50% per annum. We will also pay customary letter of credit fees.

        The Senior Credit Facilities require us to prepay outstanding term loans, subject to certain exceptions, in certain situations. Any mandatory prepayments other than from excess cash flow would be applied to the remaining installments of the term loan facility on a pro rata basis. Mandatory prepayments from excess cash flow would be applied to the term loan facility at our direction. If pre-paid, there would be a charge for unamortized deferred issuance costs. See "Description of Indebtedness."

        We are required to repay installments on the loans in quarterly principal amounts of 0.25% of their funded total principal amount for the first six years and nine months, with the remaining amount payable on the date that is seven years from the date of the closing of the senior secured credit facility. At our option, we may prepay installments on the loans with no penalty.

        Principal amounts outstanding under the revolving credit facility will be due and payable in full at maturity, five years from the date of the closing of the senior secured credit facility.

        The Senior Credit Facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, the ability of certain of our subsidiaries, and the ability of each Guarantor under the credit facility to incur additional indebtedness or issue preferred stock, repay other indebtedness (including the Notes), pay dividends and distributions or repurchase our capital stock, make investments, loans or advances, make certain acquisitions, engage in mergers or consolidations, enter into sale and leaseback transactions and enter into hedging agreements.

        We have amended our credit agreement to permit the payment of certain dividends. Our credit agreement now permits the payment to our ultimate parent, Foundation Coal Holdings, Inc. by its subsidiary, FC 2 Corp., which is our parent, for use by it to pay dividends on its common stock after its initial public offering, in an amount not to exceed $12.5 million in any consecutive four quarter period, which amount may increase to $30.8 million and $45.0 million upon reaching leverage ratios, as set forth in the credit agreement, of 3.0 to 1.0 and 2.0 to 1.0, respectively. Accordingly, we expect that the terms of our credit agreement will permit us to dividend sufficient funds to our ultimate parent for it to pay dividends at an initial quarterly dividend rate that will be between $.04 and $.05 per share for the foreseeable future.

        In addition, the Senior Credit Facilities require FC 2 Corp., which is our parent, to maintain the following financial covenants: a maximum total leverage ratio, a minimum interest coverage ratio and a maximum capital expenditures limitation.

        The indenture governing our outstanding Notes limits our ability and the ability of our restricted subsidiaries to incur additional indebtedness, pay dividends on or make other distributions or repurchase our capital stock, make certain investments, limit dividends or other payments by its restricted subsidiaries to us, and sell certain assets or merge with or into other companies. Our indenture permits the payment to FC 2 Corp. by Foundation Coal Corporation of $25.0 million, plus an amount up to 5% per calendar year of the net proceeds received by Foundation Coal Corporation from our parent company's initial public offering of common stock. Foundation Coal Corporation will also have the ability to pay dividends over time using a formula based on 50% of consolidated net income, as set forth in the indenture, if it meets certain conditions, including having greater than a 2.0 to 1.0 fixed charge coverage ratio.

        Subject to certain exceptions, the indenture governing our outstanding Notes permits us and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

Covenant Compliance

        We believe that our Senior Credit Facilities and the indenture governing our outstanding Notes are material agreements, that the covenants are material terms of these agreements and that information about the covenants is material to an investor's understanding of our financial condition and liquidity. The breach of covenants in the Senior Credit Facilities that are tied to ratios based on Adjusted EBITDA, as defined below, could result in a default under the Senior Credit Facilities and the lenders could elect to declare all amounts borrowed due and payable. Any such acceleration would also result in a default under our indenture. Additionally, under the Senior Credit Facilities and indenture, our ability to engage in activities such as incurring additional indebtedness, making investments and paying dividends is also tied to ratios based on Adjusted EBITDA.

        Covenant levels and pro forma ratios for the four quarters ended September 30, 2004 are as follows:

	Covenant Level	Pro Forma September 30, 2004 Ratios
Senior Credit Facilities(1)
Minimum Adjusted EBITDA to cash interest ratio	1.75x	3.5x
Maximum total debt to Adjusted EBITDA ratio	6.0x	4.6x
Indenture(2)
Minimum Adjusted EBITDA to fixed charge ratio required to incur additional debt pursuant to ratio provisions	2.0x	3.5x

(1)
The Senior Credit Facilities require us to maintain an Adjusted EBITDA to cash interest ratio starting at a minimum of 1.75x and a total debt to Adjusted EBITDA ratio starting at a maximum of 6.0x in each case for the most recent four quarter period. Failure to satisfy these ratio requirements would constitute a default under the Senior Credit Facilities. If lenders under the Senior Credit Facilities failed to waive any such default, repayment obligations under the Senior Credit Facilities could be accelerated, which would also constitute a default under the indenture.

(2)
Our ability to incur additional debt and make certain restricted payments under our indenture, subject to specified exceptions, is tied to an Adjusted EBITDA to fixed charge ratio of at least 2.0 to 1.

        Adjusted EBITDA is defined as EBITDA further adjusted to exclude non-recurring items, non-cash items and other adjustments permitted in calculating covenant compliance under the indenture, and the Senior Credit Facilities, as shown in the table below. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors to demonstrate compliance with financing covenants.

						Period July 30 to September 30, 2004	Four Quarters Ended September 30, 2004
	Year Ended December 31,
				Nine Months Ended September 30, 2003	Period January 1 to July 29, 2004
	2001	2002	2003
	(unaudited)(in millions)
EBITDA(1)	$166.4	$183.9	$187.2	$152.9	$(55.7)	$27.4	$6.0
Non-cash charges (income)(2)	9.6	18.6	18.4	13.3	79.1	5.2	89.4
Unusual or non-recurring items(3)	(46.6)	(26.7)	(42.8)	(44.4)	32.1	0.8	34.5
Cumberland mine force majeure(4)	—	—	—	—	31.1	—	31.1
Other adjustments(5)	(2.4)	(2.4)	(2.4)	(1.8)	(1.4)	(0.4)	(2.4)

Adjusted EBITDA	$127.0	$173.4	$160.4	$120.0	$85.2	$33.0	$158.6

(1)
EBITDA is calculated in the table below:

						Period July 30 to September 30, 2004	Four Quarters Ended September 30, 2004
	Year Ended December 31,
				Nine Months Ended June 30, 2003	Period January 1 to July 29, 2004
	2001	2002	2003
	(in millions)
Income (loss) from continuing operations	$16.1	$25.1	$26.0	$29.5	$(90.6)	$10.3	$(83.8)
Interest expense	52.5	48.9	46.9	35.7	18.0	8.5	37.7
Interest income	(6.8)	(12.3)	(3.2)	(2.5)	(1.3)	(0.2)	(2.2)
Income tax expense (benefit)	3.9	13.1	(0.2)	1.9	(51.8)	5.1	(48.8)
Depreciation, depletion and amortization	83.8	91.6	99.8	74.5	61.2	26.2	112.7
Coal supply agreement amortization	16.9	17.5	17.9	13.8	8.8	(22.5)	(9.6)

EBITDA	$166.4	$183.9	$187.2	$152.9	$(55.7)	$27.4	$6.0

(2)
We are required to adjust EBITDA, as defined above, for the following non-cash charges (income):

						Period July 30 to September 30, 2004	Four Quarters Ended September 30, 2004
	Year Ended December 31,
				Nine Months Ended June 30, 2003	Period January 1 to July 29, 2004
	2001	2002	2003
	(in millions)
Interest rate swaps (a)	$—	$—	$—	$—	$43.1	$0.1	$43.2
Early extinguishment of debt	—	—	—	—	21.7	—	21.7
Profit in inventory(b)	—	—	—	—	—	3.8	3.8
Accretion on asset retirement obligations/reclamation expense (b)	5.1	5.5	7.0	5.2	4.0	1.3	7.1
Asset impairment charges	16.6	7.0	—	—	—	—	—
Amortization included in benefits expense (c)	2.9	6.1	11.4	8.1	10.3	—	13.6
Minority interests (d)	(15.0)	—	—	—	—	—	—

Total	$9.6	$18.6	$18.4	$13.3	$79.1	$5.2	$89.4

  (a)
  Includes $48.9 million of expense resulting in the period January 1 to July 29, 2004 from loss on termination of hedge accounting for interest rate swaps less $5.8 million mark-to-market adjustment. Under the terms of the stock purchase agreement, we did not assume any existing interest rate swaps. For the period July 30 to September 30, 2004 includes the mark-to-market loss on interest rate swaps not yet designated as cash flow hedges.

  (b)
  Represents incremental cost of sales recorded in the period arising from the preliminary estimate of manufacturing profit added to inventory in purchase accounting.

  (c)
  For 2001 and 2002, this amount represents reclamation expense recorded prior to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations ("SFAS No. 143").

  (d)
  Represents the portion of pension, other post-retirement and black lung expense resulting from the amortization of unrecognized actuarial losses, prior service costs and transition obligations.

  (e)
  Relates to the 15% interest in Plateau Mining Corporation that was held by an unaffiliated entity until we purchased this interest in December 2001.

(3)
We are also required to adjust EBITDA, as defined above, for the following unusual (income) expense:

						Period July 30 to September 30, 2004	Four Quarters Ended September 30, 2004
	Year Ended December 31,			Nine Months Ended June 30, 2003
					Period January 1 to July 29, 2004
	2001	2002	2003
	(in millions)
Litigation/arbitration/contract settlements, net (a)	$1.0	$(24.3)	$(41.9)	$(42.0)	$28.9	$—	$29.0
Transaction bonus(b)	—	—	—	—	1.8	—	1.8
Long-term incentive plan expense (c)	1.5	1.0	3.9	2.2	2.4	—	4.1
Insurance recoveries (d)	(31.2)	—	—	—	—	—	—
Terminated royalty agreement (e)	(11.5)	—	—	—	—	—	—
Gain on asset sales and sale of affiliates	(3.8)	(3.4)	(4.8)	(4.6)	(1.0)	—	(1.2)
Other (f)	(2.6)	—	—	—	—	0.8	0.8

Total	$(46.6)	$(26.7)	$(42.8)	$(44.4)	$32.1	$0.8	$34.5

  (a)
  Represents arbitration awards, litigation and contract settlements, net of related legal and tax fees.

  (b)
  Represents the cost of a one-time bonus awarded to certain employees in connection with the Transactions.

  (c)
  Represents the cost of a long-term incentive plan instituted by the Seller in 2001 that was terminated prior to closing as required by the change in control provisions in the plan agreement. We have implemented a management equity program that will not result in a cash cost to us.

  (d)
  Consists of insurance proceeds in excess of the book value of net assets and closure costs at the Willow Creek mine.

  (e)
  Consists of a gain recognized on termination of a royalty agreement in conjunction with the closure of Willow Creek.

  (f)
  Represents $2.6 million from management services provided to an affiliate of RAG Coal International AG in 2001 and $0.8 million from a sponsor monitoring fee in the period July 30 to September 30, 2004 which will be terminated in connection with our ultimate parent company's initial public offering. In addition, other items that are permitted adjustments in calculating covenant compliance under the indenture governing the Notes and the Senior Credit Facilities, including directors' fees, reimbursements of certain union dues by the Seller, black lung settlement charges and costs related to moving our human resources organization from Colorado to Maryland, net to an immaterial amount.

(4)
Represents the adjustment required for the estimated impact of the temporary idling of our Cumberland mine in the first half of 2004 as a result of a revised interpretation of mine ventilation laws by MSHA. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and note 25 to the consolidated financial statements for additional information.

(5)
We are also required to make adjustments to EBITDA for items such as incremental insurance costs and franchise taxes not included in income tax expense.

        As a regular part of our business, we review opportunities for, and engage in discussions and negotiations concerning, the acquisition of coal mining assets and acquisitions of, or combinations with, coal mining companies. When we believe that these opportunities are consistent with our growth plans and our acquisition criteria, we will make bids or proposals and/or enter into letters of intent and other similar agreements, which may be binding or nonbinding, that are customarily subject to a variety of conditions and usually permit us to terminate the discussions and any related agreements if, among other things, we are not satisfied with the results of our due diligence investigation. Any acquisition opportunities we pursue could materially affect our liquidity and capital resources and may require us to incur indebtedness, seek equity capital or both.

  Contractual Obligations

        The following is a summary of our significant future contractual obligations by year as of December 31, 2003 on a pro forma basis after giving effect to the Transactions and the repayment of a portion of our term loan from a portion of the proceeds from our parent's initial public offering:

	2004	2005-2006	2007-2008	After 2008	Total
	(in millions)
Long-term debt and capital leases	$5.6	$9.4	$9.4	$680.2	$704.6
Operating leases	7.2	14.9	4.4	6.1	32.6
Minimum royalties	4.0	5.0	—	—	9.0

Total	$16.8	$29.3	$13.8	$686.3	$746.2

        In addition to the contractual obligations noted above, we have made contributions of approximately $15.9 million to our defined benefit retirement plans through September 30, 2004. We also have invested $79.6 million in capital expenditures for equipment replacements and mine development at our existing mines through September 30, 2004. We believe that cash balances plus cash generated by operations will be sufficient to meet these obligations plus fund requirements for working capital and capital expenditures without incurring additional borrowings.

  Off-Balance Sheet Arrangements

        In the normal course of business, we are a party to certain off-balance sheet arrangements. These arrangements include guarantees, indemnifications and financial instruments with off-balance sheet risk, such as bank letters of credit and performance or surety bonds. Liabilities related to these arrangements are not reflected in our consolidated balance sheets. However, the underlying obligations that they secure, such as asset retirement obligations, self-insured workers compensation liabilities, royalty obligations and certain retiree medical obligations, are reflected in our consolidated balance sheets.

        We are required to provide financial assurance in order to perform the post-mining reclamation required by our mining permits, pay our federal production royalties, pay workers compensation claims under self-insured workers compensation laws in the various states, pay federal black lung benefits, pay retiree health care benefits to certain retired UMWA employees and perform certain other obligations.

        In order to provide the required financial assurance, we generally use surety bonds for post-mining reclamation and royalty payment obligations and bank letters of credit for self-insured workers compensation obligations and UMWA retiree health care obligations. Federal black lung benefits are paid from a dedicated trust fund that has sufficient assets to fund these obligations for the next several years. Bank letters of credit are also used to collateralize a portion of the surety bonds.

        We had outstanding surety bonds with a total face amount of $247.3 million as of September 30, 2004, of which $231.4 million secured reclamation obligations and $10.7 million secured coal lease obligations. In addition, we have $219.0 million of letters of credit in place for the following purposes: $36.5 million for workers' compensation, including collateral for workers compensation bonds;

$24.0 million for UMWA retiree health care obligations; $147.8 million for collateral for reclamation surety bonds, $6.0 million for minimum royalty payment obligations for a closed mine in Utah; and $4.7 million for other miscellaneous obligations. Recently, surety bond costs have increased, while the market terms under which surety bonds can be obtained have generally become less favorable to all mining companies. In the event that additional surety bonds become unavailable, we would seek to secure our obligations with letters of credit, cash deposits or other suitable forms of collateral. As a result of the Transactions, the surety bonds issued by one of the current sureties have been replaced by surety bonds issued by one or more different sureties.

  Critical Accounting Estimates

        Our financial statements are prepared in accordance with accounting principles that are generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amount of assets, liabilities, revenues and expenses as well as the disclosure of contingent assets and liabilities. Management evaluates its estimates on an on-going basis. Management bases its estimates and judgments on historical experience and other factors that are believed to be reasonable under the circumstances. Actual results may differ from the estimates used. Note 2 to the Consolidated Financial Statements provides a description of all significant accounting policies. We believe that of these significant accounting policies, the following may involve a higher degree of judgment or complexity:

  Asset Retirement Obligations

        Our asset retirement obligations arise from the federal Surface Mining Control and Reclamation Act of 1977 and similar state statutes, which require that mine property be restored in accordance with specified standards and an approved reclamation plan. Significant reclamation activities include reclaiming refuse and slurry ponds, reclaiming the pit and support acreage at surface mines and sealing portals at deep mines. Reclamation activities that are performed outside of the normal mining process are accounted for as asset retirement obligations in accordance with the provisions of SFAS No. 143. We determine the future cash flows necessary to satisfy our reclamation obligations on a mine-by-mine basis based upon current permit requirements and various estimates and assumptions, including estimates of disturbed acreage, cost estimates and assumptions regarding productivity. Estimates of disturbed acreage are determined based on approved mining plans and related engineering data. Cost estimates are based on historical or third-party costs, both of which are stated at fair value. Productivity assumptions are based on historical experience with the equipment that is expected to be utilized in the reclamation activities. In accordance with the provisions of SFAS No. 143, we determine the fair value of our asset retirement obligations. In order to determine fair value, we must also estimate a discount rate and third-party margin. Each is discussed below:

  •
  Discount rate — SFAS No. 143 requires that asset retirement obligations be recorded at fair value. In accordance with the provisions of SFAS No. 143, we utilize discounted cash flow techniques to estimate the fair value of our obligations. We base our discount rate on the rates of treasury bonds with maturities similar to expected mine lives adjusted for our credit standing.

  •
  Third party margin — SFAS No. 143 requires the measurement of an obligation to be based on the amount a third party would demand to assume the obligation. Because we plan to perform a significant amount of the reclamation activities with internal resources, a third-party margin was added to the estimated costs of performing these activities with internal resources. This margin was estimated based upon discussion with contractors that perform reclamation activities. If our cost estimates are accurate, the excess of the recorded obligation over the cost incurred to perform the work will be recorded as a gain at the time that reclamation work is settled.

        On at least an annual basis, we review our entire reclamation liability and make necessary adjustments for permit changes as granted by state authorities, additional costs resulting from accelerated mine closures, and revision to cost estimates and productivity assumptions, in each case to reflect current experience.

        At September 30, 2004, after applying purchase accounting, we had recorded asset retirement obligation liabilities of $107.8 million, including amounts reported as current. While the precise amount of these future costs cannot be determined with certainty, we estimate that the aggregate undiscounted cost of final mine closure is approximately $205.3 million at December 31, 2003 payable through 2032.

  Employee Benefit Plans

        We have two non-contributory defined benefit retirement plans covering certain of our salaried and non-union hourly employees. Benefits are based on either the employee's compensation prior to retirement or stated amounts for each year of service with us. Funding of these plans is in accordance with the requirements of the Employee Retirement Income Security Act of 1974, which can be deducted for federal income tax purposes. For the years ended December 31, 2003 and 2002, we contributed $20.0 million and $9.0 million, respectively, into the plans. We account for our defined benefit retirement plans in accordance with SFAS No. 87, Employer's Accounting for Pensions, which requires amounts recognized in the financial statements to be determined on an actuarial basis. For the year ended December 31, 2003, we recorded pension expense of $11.7 million. For the period January 1 through July 29, 2004, we recorded pension expense of $6.3 million. In the successor financial statements for the two month operating period ended September 30, 2004, after applying purchase accounting, we recorded pension expense of approximately $1.0 million.

        The calculation of the net periodic benefits costs (pension expense) and benefit obligation (pension liability) associated with our defined benefit pension plans requires the use of a number of assumptions that we deem to be "critical accounting estimates." These assumptions are used by our independent actuaries to make the underlying calculations. Changes in these assumptions can result in different pension expense and liability amounts, and actual experience can differ from the assumptions.

  •
  The expected long-term rate of return on plan assets is an assumption of the rate of return on plan assets reflecting the average rate of earnings expected on the funds invested or to be invested to provide for the benefits included in the projected benefit obligation. We establish the expected long-term rate of return at the beginning of each fiscal year based upon historical returns and projected returns on the underlying mix of invested assets. The pension plan's investment targets are 55% equity, 22% fixed income, 5% private equity, 8% absolute return funds and 10% real estate mutual funds. Investments are rebalanced on a periodic basis to stay within these targeted guidelines. The long-term rate of return assumption used to determine pension expense was 8.5% for the period January 1 through July 29, 2004 and for the two month operating period ended September 30, 2004, and 9.0% for the nine months ended September 30, 2003, respectively, and 9.0% for the years ended December 31, 2003, 2002 and 2001, respectively. Any difference between the actual experience and the assumed experience is deferred as an unrecognized actuarial gain or loss and amortized into the future.

  •
  The discount rate represents our estimate of the interest rate at which pension benefits could be effectively settled. Assumed discount rates are used in the measurement of the projected, accumulated and vested benefit obligations and the service and interest cost components of the net periodic pension cost. In estimating that rate, SFAS No. 87 requires rates of return on high quality, fixed income investments. The discount rate used to determine pension expense was 6.25% for the period January 1 through July 29, 2004 and for the two month operating period ended September 30, 2004, and 7.00% for the nine months ended September 30, 2003, respectively, and 7.00%, 7.25% and 7.50% for the years ended December 31, 2003, 2002 and 2001, respectively. The differences resulting from actual versus assumed discount rates and returns on plan assets are amortized into pension expense over the remaining average service life of the active plan participants. A one half percentage-point increase in the discount rate would decrease the 2003 net periodic pension cost by approximately $1.2 million and decrease the projected benefit obligation at December 31, 2003 by approximately $12.0 million. The corresponding effects of a one half of one percentage-point decrease in the discount rate would be an approximately $1.2 million increase in the net periodic pension cost and an approximately $13.0 million increase in the projected benefit obligation.

        We also currently provide certain postretirement medical and life insurance coverage for eligible employees. These obligations are unfunded. Covered employees who terminate employment after meeting eligibility requirements are eligible for postretirement coverage for themselves and their dependants. Post retirement medical and life plans for salaried employees and non-represented hourly employees are contributory, with retiree contributions adjusted annually, and contain other cost-sharing features such as deductibles and coinsurance. The postretirement medical plan for members of the UMWA is not contributory. We account for our other postretirement benefits in accordance with SFAS No. 106, Employer's Accounting for Postretirement Benefits Other Than Pensions, which requires amounts recognized in the financial statements to be determined on an actuarial basis. For the year ended December 31, 2003, we recorded postretirement benefit expense of $40.7 million. For the period January 1 through July 28, 2004, we recorded postretirement benefit expense of $29.6 million. In the successor financial statements for the two month operating period ended September 30, 2004, after applying purchase accounting and incorporating Medicare Part D, we recorded post retirement benefit expense of approximately $5.9 million.

        Various actuarial assumptions are required to determine the amounts reported as obligations and costs related to the postretirement benefit plan. The differences resulting from actual experience versus actuarial assumptions are deferred as unrecognized actuarial gains or losses and amortized into expense in future periods. These assumptions include the discount rate and the future medical cost trend rate.

  •
  The discount rate assumption reflects the rates available on high quality fixed income debt instruments at September 30, 2003 and 2002 and is calculated in the same manner as discussed above for the defined benefit retirement plans. The discount rate used to calculate the postretirement benefit expense was 6.25% for the period January 1 through July 28, 2004 and for the two month operating period ended September 30, 2004, and 7.00% for the nine months ended September 30, 2003, respectively, and 7.00%, 7.25% and 7.50% for the years ended December 31, 2003, 2002 and 2001, respectively. A one half percentage-point increase in the discount rate would decrease the 2003 postretirement benefit expense by approximately $2.9 million and decrease the accumulated postretirement benefit obligation at December 31, 2003 by approximately $35.0 million. The corresponding effects of a one half of one percentage-point decrease in the discount rate would be an approximately $3.0 million increase in the postretirement benefit expense and an approximately $38.0 million increase in the accumulated postretirement benefit obligation.

  •
  The future health care cost trend rate represents the rate at which health care costs are expected to increase over the life of the plan. The health care cost trend rate assumptions are determined primarily based upon our historical rate of change in retiree health care costs. We have implemented many effective retiree health care cost containment measures that have resulted in actual increases in our retiree health care costs to fall far below the double-digit annual increases experienced by many companies and cited in most external studies. The post retirement expense in 2003 was based on an assumed health care inflationary rate of 6.00% in 2003 decreasing to 4.75% in 2008, which represents the ultimate health care cost trend rate for the remainder of the plan life. The comparable actuarial assumption in 2002 was an initial rate of 5.75% in 2002, decreasing to 4.75% in 2005. In 2001, an initial rate of 5.00% in 2001 was assumed, decreasing to 4.75% in 2002. A one-percentage point increase in the 4.75% assumed ultimate health care cost trend rate would increase the service and interest cost components of the 2003 postretirement benefit expense by $10.0 million and increase the accumulated postretirement benefit obligation at December 31, 2003 by $111.7 million. A one-percentage point decrease in the 4.75% assumed ultimate health care cost trend rate would decrease the service and interest cost components of the 2003 postretirement benefit expense by $8.4 million and decrease the accumulated postretirement benefit obligation at December 31, 2003 by $94.2 million.

  Income Taxes

        Through our ultimate parent, Foundation Coal Holdings, Inc., we expect to file a consolidated U.S. federal income tax return including our subsidiaries. No written tax sharing arrangements exist with Foundation Coal Holdings, Inc. and its subsidiaries.

        We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires the recognition of deferred tax assets and liabilities using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. SFAS No. 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. In evaluating the need for a valuation allowance, we take into account various factors including the expected level of future taxable income and available tax planning strategies. If future taxable income is lower than expected or if expected tax planning strategies are not available as anticipated, we may record a change to the valuation allowance through income tax expense in the period such determination is made.

  Coal Reserve Values

        There are numerous uncertainties inherent in estimating quantities and values of economically recoverable coal reserves. Many of these uncertainties are beyond our control. As a result, estimates of economically recoverable coal reserves are by their nature uncertain. Information about our reserves consists of estimates based on engineering, economic and geological data assembled and analyzed by our staff. Some of the factors and assumptions that impact economically recoverable reserve estimates include:

  •
  geological and mining conditions;

  •
  historical production from similar areas with similar conditions;

  •
  the assumed effects of regulations and taxes by governmental agencies;

  •
  assumptions governing future prices;

  •
  future operating, development and reclamation costs; and

  •
  mining technology improvements.

        Each of these factors may in fact vary considerably from the assumptions used in estimating reserves. For these reasons, estimates of the economically recoverable quantities of coal attributable to a particular group of properties, and classifications of these reserves based on risk of recovery and estimates of future net cash flows may vary substantially. Actual production, revenue and expenditures with respect to reserves may materially vary from estimates.

  Recent Accounting Pronouncements

        Emerging Issues Task Force ("EITF") Issue 04-02 addresses the issue of whether mineral rights are tangible or intangible assets. FASB Statement No. 141, Business Combinations, requires the acquirer in a business combination to allocate the cost of the acquisition to the acquired assets and liabilities. At the March 17-18, 2004 meeting, the EITF reached a consensus that mineral rights (defined as the legal right to explore, extract and retain at least a portion of the benefits from mineral deposits) are tangible assets. As a result of the EITF's consensus, the Financial Accounting Standards Board (the "FASB") issued FASB Staff Position ("FSP") Nos. SFAS No. 141-a and SFAS No. 142-a, Interaction of FASB

Statements No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, and EITF Issue No. 04-02, Whether Mineral Rights Are Tangible or Intangible Assets, which amend SFAS Nos. 141 and 142 and results in the classification of mineral rights as tangible assets.

        In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"), and subsequently revised FIN 46 in December 2003. As revised, FIN 46's consolidation provisions apply to interest in variable interest entities ("VIEs") that are referred to as special-purpose entities for periods ending after December 15, 2003. For all other VIEs, FIN 46's consolidation provisions apply for periods ending after March 15, 2004, or as of March 31, 2004. We do not expect FIN 46 to have a material effect on our consolidated financial position or results of operations.

        In December 2003, the FASB issued SFAS No. 132 (revised 2003), Employers Disclosures about Pensions and Other Postretirement Benefits("SFAS No. 132R"), which is effective for fiscal years and quarters ending after December 15, 2003. We have included the expanded annual and quarterly disclosures required by SFAS No. 132R in Note 15 to its consolidated financial statements for the years ended December 31, 2001, 2002 and 2003 and for the six months ended June 30, 2003 (unaudited), the period January 1 through July 29, 2004 (unaudited) and the two month operating period ended September 30, 2004 (unaudited).

        On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) was signed into law. The Act introduces a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. As of July 29, 2004, as permitted by FSP No. SFAS No. 106-1, we have deferred accounting for the effects of the Act in the measurement of our Accumulated Postretirement Benefit Obligation (APBO) and the effect of the offset to net periodic postretirement benefit costs. Specific guidance with respect to accounting for the effects of the Act was recently issued in FSP No. SFAS No. 106-2. As of September 30, 2004, in conjunction with applying purchase accounting, we incorporated the provisions of the Act which resulted in a reduction of our postretirement benefit obligation of approximately $69 million. Postretirement benefit expense accruals for the two month operating period ended September 30, 2004 were reduced by approximately $0.9 million as a result of incorporating the provisions of the Act.

  Quantitative and Qualitative Disclosure About Market Risk

        Commodity price risk.    We manage our commodity price risk for coal sales through the use of long-term coal supply agreements rather than through the use of derivative instruments. As of September 30, 2004, we had sales commitments for 100% of our planned 2004 production. Some of the products used in our mining activities, such as diesel fuel, are subject to price volatility. Through our suppliers, we utilize forward contracts to manage the exposure related to this volatility.

        Interest rate risk.    Historically, we have had exposure to changes in interest rates on a portion of our existing level of indebtedness. This exposure had been completely hedged for the life of the debt using pay-fixed, receive-variable interest rate swaps. As a result of the Transactions, we anticipate exposure to changes in interest rates on a portion of our new level of indebtedness. We expect to use interest rate swaps to manage this risk.

        We entered into swap contracts for the purpose of complying with certain financial covenants in our senior secured credit facility. The swap contracts cover $85 million to September 2007. The following table summarizes our outstanding swap contracts at September 30, 2004.

Notional Amount	Term	Floating Rate	Fixed Rate
$20 million	September 2004 - September 2007	3-month LIBOR	3.26%
$25 million	September 2004 - September 2007	3-month LIBOR	3.26%
$20 million	September 2004 - September 2007	3-month LIBOR	3.26%
$20 million	September 2004 - September 2007	3-month LIBOR	3.26%

        As of September 30, 2004, after giving effect to the $85 million of interest rate swaps that were recently entered into, we had $385 million of variable rate indebtedness. A 1% change in interest rates would affect the interest expense on such indebtedness by $3.9 million. At September 30, 2004, the fair value of these swap agreements was an unrealized loss of $0.1 million.

THE COAL INDUSTRY

        Coal is an abundant, efficient and affordable natural resource used primarily to provide fuel for the generation of electric power. World-wide recoverable coal reserves are estimated to be approximately 1.1 trillion tons. The United States is one of the world's largest producers of coal and has approximately 25% of global coal reserves, representing approximately 250 years of supply based on current usage rates. Coal is the most abundant fossil fuel in the United States, representing approximately 95% of the nation's total fossil fuel reserves.

Coal Markets

        Coal is primarily consumed by utilities to generate electricity. It is also used by steel companies to make steel products and by a variety of industrial users to heat and power foundries, cement plants, paper mills, chemical plants and other manufacturing and processing facilities. In general, coal is characterized by end use as either steam coal or metallurgical coal. Steam coal is used by electricity generators and by industrial facilities to produce steam, electricity or both. Metallurgical coal is refined into coke, which is used in the production of steel. Over the past quarter century, total coal consumption in the United States has nearly doubled to approximately 1.1 billion tons in 2003. The growth in the demand for coal has coincided with an increased demand for coal from electric power generators.

        The following table sets forth demand trends for U.S. coal by consuming sector as projected by the EIA for the periods indicated.

	Actual			Projected		Annual Growth
Consumption by Sector
	2001	2002	2003	2010	2020	2001-2010	2010-2020
	(tons in millions)
Electric Generation	964	978	1,004	1,136	1,301	1.8%	1.4%
Industrial	65	61	61	65	66	0.9%	0.2%
Steel Production	26	24	24	23	19	(0.7)%	(1.9)%
Residential/Commercial	4	4	4	5	5	1.8%	0.0%
Export	49	40	43	35	27	(2.9)%	(2.6)%

Total	1,108	1,107	1,136	1,264	1,418	1.6%	1.2%

        The nation's power generation infrastructure is largely coal-fired. As a result, coal has consistently maintained a 50% to 53% market share during the past 10 years, principally because of its relatively low cost, reliability and abundance. Coal is the lowest cost fossil-fuel used for base-load electric power generation, being considerably less expensive than natural gas or oil. Coal-fired generation is also competitive with nuclear power generation especially on a total cost per megawatt-hour basis. The production of electricity from existing hydroelectric facilities is inexpensive, but its application is limited both by geography and susceptibility to seasonal and climatic conditions. Non-hydropower renewable power generation accounts for only 1.4% of all the electricity generated in the United States, and wind and solar power—the alternative fuel sources that provide the greatest environmental benefits—represent only 0.3% of U.S. power generation and are generally not economically competitive with existing technologies.

        Coal consumption patterns are also influenced by the demand for electricity, governmental regulation impacting power generation, technological developments and the location, availability and cost of other fuels such as natural gas, nuclear and hydroelectric power.

        The following chart sets forth the source fuel for electricity generation for 2003, according to the EIA.

        Coal's primary advantage is its relatively low cost compared to other fuels used to generate electricity. Platts has estimated the average total production costs of electricity, using coal and competing generation alternatives in 2002 as follows:

Electrical Generation Type	Cost per Megawatt Hours
Oil	$44.77
Natural Gas	$42.88
Other (solar, wind, etc.)	$33.62
Coal	$18.54
Nuclear	$17.32
Hydroelectric	$6.13

Industry Trends

        In recent years, the coal industry has experienced several significant trends including:

        Growth in Coal Consumption.    According to the EIA, from 1990 to 2003 coal consumption in the United States increased by 21% from 904 million tons to 1,090 million tons. The largest driver of increased coal consumption during this period was increased demand for electricity, as electricity production by domestic electric power producers increased 27% and coal consumption by electric power producers increased 28%. As coal remains one of the lowest cost fuel sources for domestic electric power producers, we believe coal consumption should continue to expand as demand for electricity continues to increase.

        Increased Utilization of Excess Capacity at Existing Coal-Fired Power Plants.    We believe that existing coal-fired plants will supply much of the near-term projected increase in the demand for electricity because they possess excess capacity that can be utilized at low incremental costs. In 2003, the estimated average utilization of the existing coal-fired power plant fleet was 71%, significantly below the estimated potential utilization rate of 85%. If U.S. coal-fueled plants operate at utilization rates of 85%, we believe they would consume approximately 200 million additional tons of coal per year. In comparison, in 2003, the average utilization of the existing nuclear-fired power plant fleet was estimated by the EIA to be 88.4%.

        Construction of New Coal-Fired Power Plants.    The NETL projects that 74,000 megawatts of new coal-fired electric generation capacity will be constructed by 2025. The NETL has identified 94 coal-fired plants, representing 62,000 megawatts of electric generation capacity, which have been proposed and are currently in various stages of development. The DOE projects that 58 of these proposed coal-fired plants, representing 38,000 megawatts of electric generation capacity, will be completed and begin consuming coal to produce electricity by the end of 2010.

        Industry Consolidation.    The U.S. coal industry has experienced significant consolidation over the last 15 years. In 2003, the five largest coal producers controlled over 47% of coal produced in the United States, compared to just 35% in 1995 and 22% in 1990, according to Platts. Weaker coal prices in the late 1990s forced many smaller operators to sell or shut down their operations. In addition, a number of large international oil and gas companies decided to exit the domestic coal industry. One effect of consolidation in the coal industry has been the increase in the number of coal producers that have become efficiently run public companies with a focus on maximizing shareholder returns. Despite increased consolidation, the industry still remains relatively fragmented with more than 675 coal producers in the United States in 2003, according to Platts.

        Increasingly Stringent Air Quality Laws.    The coal industry is subject to increasingly stringent regulatory restrictions on sulfur dioxide emissions from coal-fired power plants. In 1995, Phase I of the Clean Air Act required high sulfur coal plants to reduce their emissions of sulfur dioxide to 2.5 pounds or less per million Btu, and in 2000, Phase II of the Clean Air Act tightened these sulfur dioxide restrictions to 1.2 pounds of sulfur dioxide per million Btu. Sulfur dioxide and other emissions may be restricted even further by currently proposed laws and regulations. Electric power generators operating coal-fired plants can comply with these requirements by (i) burning lower sulfur coal, either exclusively or mixed with higher sulfur coal; (ii) installing pollution control devices, such as scrubbers, that reduce the emissions from high sulfur coal; or (iii) purchasing or trading emission credits.

Coal Production

        U.S. coal production was approximately 1.1 billion tons in 2003. The following table, derived from data prepared by the EIA, sets forth production statistics in each of the four major coal producing regions for the periods indicated.

	Actual		Estimated	Projected		Annual Growth
	2001	2002	2003	2010	2020	2001-2010	2010-2020
	(tons in millions)
Total Tons
Powder River Basin	408	410	432	511	637	2.5%	2.2%
Central Appalachia	267	249	221	220	206	(2.1)%	(0.7)%
Northern Appalachia	143	129	144	168	177	1.8%	0.5%
Illinois Basin	98	98	99	118	122	2.1%	0.4%
Other	212	208	195	205	227	(0.4)%	1.0%

Total	1,128	1,094	1,091	1,222	1,368	0.9%	1.1%

Percentage of Total Tons
Powder River Basin	36%	37%	40%	42%	46%
Central Appalachia	24%	23%	20%	18%	15%
Northern Appalachia	13%	12%	13%	14%	13%
Illinois Basin	9%	9%	9%	10%	9%
Other	19%	19%	18%	17%	16%

Note:    2003 is estimated as of the third quarter of 2003. Data excludes waste coal delivered to Independent Power Producers.

Largest U.S. Coal Producers

        The following table sets forth the ten largest coal producers in the United States in 2003. (1)

Company	Tons in Millions	Percent of Total U.S. Coal
Peabody Energy Corporation (2)	209.8	19.6%
Kennecott Energy & Coal Co	119.1	11.1%
Arch Coal, Inc.	109.0	10.2%
Foundation Coal Corporation (3)	64.7	6.0%
CONSOL Energy Inc	60.4	5.6%
Triton Coal Company	41.5	3.9%
Massey Energy Company	41.0	3.8%
The North American Coal Corporation	35.5	3.3%
Horizon Natural Resources Company	31.6	3.0%
Westmoreland Coal Company	27.7	2.6%

(1)
Data from this table is derived from the NMA and has been adjusted as set forth in footnotes (2) and (3) below to reflect the sale of RAG Coal International AG's Colorado operations to an affiliate of Peabody Energy Corporation in April 2004.

(2)
Includes tonnage produced by RAG Coal International AG's Colorado operations, which were sold to an affiliate of Peabody Energy Corporation in April 2004.

(3)
Does not include tonnage produced by RAG Coal International AG's Colorado operations, which were sold to an affiliate of Peabody Energy Corporation in April 2004.

Coal Regions

        Coal is mined from coal fields throughout the United States, with the major production centers located in the Western United States, Northern and Central Appalachia and the Illinois Basin. The quality of coal varies by region. Heat value and sulfur content are the two most important coal characteristics in measuring quality and determining the best end use of particular coal types.

  Western United States

        Powder River Basin.    The Powder River Basin is located in northeastern Wyoming and southeastern Montana. This coal has a very low sulfur content of between 0.15% to 0.55% and a low heat value of between 7,500 and 10,000 Btus. Our Belle Ayr and Eagle Butte mines are located in this region.

        Western Bituminous Region.    The Western Bituminous Region includes western Colorado and eastern Utah. The coal from this region typically has a sulfur content of 0.5% to 1.0% and a heat value of between 10,500 and 12,500 Btus.

        Four Corners.    The Four Corners area includes northwestern New Mexico, northeastern Arizona, southwestern Utah and southeastern Colorado. The coal from this region typically has a sulfur content of 0.75% to 1.0% and a heat value of between 9,000 and 10,000 Btus.

  Appalachian Region

        Northern Appalachia.    Northern Appalachia includes Maryland, Ohio, Pennsylvania and northern West Virginia. Coal from this region generally has a high heat value of between 12,000 and 14,000 Btus per pound. Its typical sulfur content ranges from 1.0% to 4.5%. Our Emerald and Cumberland mines are located in this region.

        Central Appalachia.    Central Appalachia includes eastern Kentucky, Virginia and southern West Virginia. Coal from this region generally has a low sulfur content of 0.7% to 1.5% and a high heat value of between 12,000 and 14,000 Btus. Our Pioneer, Kingston, Laurel Creek and Rockspring mines are located in southern West Virginia.

        Southern Appalachia.    Southern Appalachia includes Alabama and Tennessee. Coal from this region typically has a low sulfur content of 0.7% to 1.5% and a high heat value of between 12,500 and 14,000 Btus.

  Interior Region

        Illinois Basin.    The Illinois Basin includes Illinois, Indiana and western Kentucky and is the major coal production center in the interior United States. There has been significant consolidation among coal producers in the Illinois Basin over the past several years. Coal from this region varies in heat value from 10,000 to 12,500 Btus and has a high sulfur content of 2.0% to 4.0%. Our Wabash mine is located in this region.

        Other Interior.    Other coal-producing states in the interior United States include Arkansas, Kansas, Louisiana, Mississippi, Missouri, North Dakota, Oklahoma and Texas. The majority of production in the interior region outside of the Illinois Basin consists of lignite production from Texas and North Dakota. This lignite typically has a heat value of between 5,000 and 9,500 Btus and a sulfur content of between 1.0% and 2.0%.

Transportation Cost

        Coal used for domestic consumption is generally sold free on board at the mine, and the purchaser normally bears the transportation costs. Export coal, however, is usually sold at the loading port, and coal producers are responsible for shipment to the export coal-loading facility, with the buyer paying the ocean freight.

        Most electric generators arrange long-term shipping contracts with rail or barge companies to assure stable delivered costs. Transportation can be a large component of a purchaser's total cost. Although the purchaser pays the freight, transportation costs still are important to coal mining companies because the purchaser may choose a supplier largely based on cost of transportation. According to the NMA, railroads account for nearly two-thirds of total U.S. coal shipments, while river barge movements account for an additional 13%. Trucks and overland conveyors haul coal over shorter distances, while barges, Great Lake carriers and ocean vessels move coal to export markets and domestic markets requiring shipment over the Great Lakes. Most coal mines are served by a single rail company, but much of the Wyoming Powder River Basin is served by two competing rail carriers, the Burlington Northern Santa Fe Railway and the Union Pacific Railroad. Rail competition in this major coal-producing region is important because rail costs constitute up to 75% of the delivered cost of Powder River Basin coal in eastern markets.

Recent Coal Market Conditions

        According to traded coal indices and reference prices, U.S. and international coal demand is currently at high levels, and coal pricing has increased year-over-year in nearly every significant U.S. and international market. We believe that current fundamentals in the U.S. coal industry are among the strongest in the past decade, supported primarily by:

•
stronger industrial demand following a recovery in the U.S. manufacturing sector;

•
relatively low customer stockpiles;

•
production difficulties experienced by some U.S. coal producers;

•
capacity constraints of U.S. nuclear-powered electricity generators;

•
high current and forward prices for natural gas and oil; and

•
increased international demand for U.S. coal for electricity generation and steelmaking, driven by global economic growth, high ocean freight rates and the weak U.S. dollar.

Steam Coal Pricing

        U.S. spot steam coal prices have experienced significantly greater volatility over the past few years than they have historically. Starting in late 2000 and continuing through mid-2001, U.S. spot steam coal prices began to rise as a result of reduced supply, higher demand from utility and industrial consumers, and rising natural gas and oil prices. Beginning in the middle of 2001, U.S. spot steam coal prices declined due to the weakening domestic economy, higher utility consumer inventories and increases in supply as the coal production market reacted to the stronger prices during late 2000 and early 2001. Spot prices for U.S. steam coal remained relatively low through the end of 2001 and during 2002.

        During 2003, U.S. spot steam coal prices began to strengthen and have steadily increased since mid-2003, particularly for coals sourced in the eastern United States. The table below describes year-to-date average reference prices for coal at November 1, 2004, compared to year-to-date average reference prices in November 2003, according to Platts, and the percentage of our 2003 coal sales revenue by region:

	Increase in Average Reference Prices	Percentage of 2003 Coal Sales Revenue
Powder River Basin (Southern)	6%	31%
Northern Appalachia	72%	33%
Central Appalachia	61%	28%
Illinois Basin	39%	4%

        The following chart sets forth representative steam coal prices in various U.S. markets reported on a weekly basis for the period from January 1, 1999 to November 1, 2004.(1)

(1)
Comparable data for the Illinois Basin is only available beginning in 2002.

        Metallurgical Coal Pricing.    Metallurgical coal prices in both the domestic and seaborne export markets, which are both denominated in U.S. dollars, have increased significantly over the past two years due to tight supply and strong global steel production. The price increase in the U.S. metallurgical coal market is due in part to improved stability in the U.S. steel industry, which has increased domestic demand for metallurgical coal. The price increase in the U.S. metallurgical coal market has also been supported by tightening supply on the U.S. metallurgical coal supply side, where operating disruptions have reduced production at several U.S. metallurgical coal mines in 2003.

BUSINESS

Overview

        We are the fourth largest coal producer in the United States. We operate a diverse group of thirteen mines located in Wyoming, Pennsylvania, West Virginia and Illinois. For the year ended December 31, 2003 and the nine months ended September 30, 2004, we sold 67.2 million tons of coal and 47.4 million tons of coal, respectively, including 64.0 million tons and 46.2 million tons, respectively that were produced and processed at our operations. Our mines have been gradually increasing production over the past five years. As of December 31, 2003, we had approximately 1.8 billion tons of proven and probable coal reserves. We are also involved in marketing coal produced by others to supplement our own production and, through blending, provide our customers with coal qualities beyond those available from our own production. We purchased and resold 2.5 million tons of coal in 2003.

        We are primarily a supplier of steam coal to U.S. utilities for use in generating electricity. We also sell steam coal to industrial plants. Steam coal sales accounted for 97% of our coal sales volume and 91% of our coal sales revenue in 2003. We also sell metallurgical coal to steel producers; metallurgical sales accounted for 3% of our coal sales volume and 9% of our coal sales revenue in 2003.

Competitive Strengths

        We believe that the following competitive strengths enhance our prominent market position in the United States:

        We are the fourth largest coal producer in the United States and have a significant reserve base.   Based on 2003 production of 64.0 million tons, we are the fourth largest coal producer in the United States. As of December 31, 2003, we controlled approximately 1.8 billion tons of proven and probable coal reserves. Based on these reserve estimates and our actual rate of production during the year ended December 31, 2003, we have a total reserve life of approximately 28 years.

        We have a diverse portfolio of coal-mining operations and reserves.  We operate a total of 13 mines in the Powder River Basin, Northern Appalachia, Central Appalachia and the Illinois Basin, selling coal to approximately 85 domestic and foreign electric utilities, steel producers and industrial users. We are the only producer with significant operations and major reserve blocks in both the Powder River Basin and Northern Appalachia, the two U.S. coal production regions for which future demand is expected to have the largest increase, according to the EIA. We believe that this geographic diversity provides us with a significant competitive advantage, allowing us to source coal from multiple regions to meet the needs of our customers and reduce their transportation costs.

        We operate highly productive mines and have had strong EBITDA margins.  We believe our focus on productivity has helped contribute to our strong EBITDA margins for fiscal years ended 2001, 2002 and 2003. Our strategic investment in equipment and technology has increased the efficiency of our operations, which we believe reduces our costs and provides us with a competitive advantage. Maintaining our low-cost position enables us to maximize our profitability in all coal pricing environments.

        We are a recognized industry leader in safety and environmental performance.  Our focus on safety and environmental performance results in a lower likelihood of disruption of production at our mines, which leads to higher productivity and improved financial performance. We operate some of the nation's safest mines, with 2003 injury incident rates, as tracked by the Mine Safety and Health MSHA, below industry averages.

        We have long-standing relationships and long-term contracts with many of the largest coal-burning utilities in the United States.  We supply coal to approximately 100 power plants operated by more than

70 electricity generators in 29 states across the country. We believe we have a reputation for reliability and superior customer service that has enabled us to solidify our customer relationships.

        Our management team has a track record of success during our long operating history.  Our management team has a proven record of generating free cash flow, increasing productivity, reducing costs, developing and maintaining long-standing customer relationships and effectively positioning us for future growth and profitability. We operated as a stand-alone subsidiary of privately held RAG Coal International AG from 1999 until becoming an independent company on July 30, 2004. Our senior executives have an average of approximately 26 years of experience in the coal industry, including an average of 13 years operating our assets when owned by us and our predecessors, and have the management and organizational capability to successfully operate an independent public company.

Business Strategy

        Our objective is to increase shareholder value through sustained earnings and cash flow growth. Our key strategies to achieve this objective are described below:

        Maintaining our commitment to operational excellence as a low-cost producer.  We seek to maintain our productivity leadership with an emphasis on lowering costs by continuing to invest selectively in new equipment and advanced technologies, such as our previous investments in underground diesel, increased longwall face widths and a larger shield system. We will continue to focus on profitability and efficiency by leveraging our significant economies of scale, large fleet of mining equipment, information technology systems and coordinated purchasing and land management functions. In addition, we continue to focus on productivity through our culture of workforce involvement by leveraging our strong base of experienced, well-trained employees.

        Capitalizing on favorable industry dynamics through an opportunistic approach to selling our coal.   The fundamentals of the current U.S. coal market are among the strongest in the past decade resulting in a favorable coal pricing environment which, based on current coal forward prices, we believe will continue for the foreseeable future. We employ an opportunistic approach to selling our coal, including the use of long-term sales commitments for a portion of our future production while maintaining uncommitted planned production to capitalize on favorable future pricing environments.

        Selectively expanding our production and reserve base.  Given our broad scope of operations and expertise in mining in each of the major coal-producing regions in the United States, we believe that we are well-situated to capitalize on the expected continued growth in U.S. and international coal consumption by evaluating growth opportunities, including (i) expansion of production capacity at our existing mining operations, (ii) further development of existing significant reserve blocks in Northern Appalachia and Central Appalachia, and (iii) potential strategic acquisition opportunities that arise in the United States or internationally. We will prudently act to manage our reserve base when appropriate. For example, we currently plan to seek to increase our reserve position by obtaining mining rights to federal coal reserves adjoining our current operations in Wyoming through the lease by application process.

        Continuing to provide a mix of coal types and qualities to satisfy our customers' needs.  By having operations and reserves in the four major coal producing regions, we are able to source coal from multiple mines to meet the needs of our domestic and international customers. Our broad geographic scope and mix of coal qualities provide us with the opportunity to work with many leading electricity generators, steel companies and other industrial customers across the country.

        Continuing to focus on excellence in safety and environmental stewardship.  We intend to maintain our recognized leadership in operating some of the safest mines in the United States and in achieving environmental excellence. Our ability to minimize lost-time injuries and environmental violations improves our operating efficiency, which directly improves our cost structure and financial performance.

Coal Mining Techniques

        We use four different mining techniques to extract coal from the ground: longwall mining, room-and-pillar mining, truck-and-shovel mining and truck and front-end loader mining.

  Longwall Mining

        We utilize longwall mining techniques at our Cumberland and Emerald mines in Pennsylvania. Longwall mining is the most productive underground mining method used in the United States. A rotating drum is trammed mechanically across the face of coal, and a hydraulic system supports the roof of the mine while the drum advances through the coal. Chain conveyors then move the loosened coal to a standard underground mine conveyor system for delivery to the surface. Continuous miners are used to develop access to long rectangular blocks of coal which are then mined with longwall equipment, allowing controlled subsidence behind the advancing machinery. Longwall mining is highly productive and most effective for large blocks of medium to thick coal seams. High capital costs associated with longwall mining demand a large, contiguous reserve base. Ultimate seam recovery of in-place reserves using longwall mining can reach 70%, much higher than the room-and-pillar mining underground technique. All of the raw coal mined at our longwall mines is washed in preparation plants to remove rock and impurities.

  Room-and-Pillar Mining

        Our Kingston, Laurel Creek and Rockspring mines in West Virginia and our Wabash mine in Illinois utilize room-and-pillar mining methods. In this type of mining, main airways and transportation entries are developed and maintained while remote-controlled continuous miners extract coal from so-called rooms by removing coal from the seam, leaving pillars to support the roof. Shuttle cars are used to transport coal to the conveyor belt for transport to the surface. This method is more flexible and often used to mine smaller coal blocks or thin seams. Ultimate seam recovery of in-place reserves is typically less than 55%. Much of this production is also washed in preparation plants before it becomes saleable clean coal.

  Truck-and-Shovel Mining and Truck and Front-End Loader Mining

        We utilize truck-and-shovel mining methods in both of our mines in the Powder River Basin. We utilize the truck and front-end loader method at the Pioneer mines in West Virginia. These methods are similar and involve using large, electric or hydraulic-powered shovels or diesel-powered front-end loaders to remove earth and rock (overburden) covering a coal seam which is later used to refill the excavated coal pits after the coal is removed. The loading equipment places the coal into haul trucks for transportation to a preparation plant or loadout area. Ultimate seam recovery of in-place reserves on average exceeds 90%. This surface-mined coal rarely needs to be cleaned in a preparation plant before sale. Productivity depends on overburden and coal thickness (strip ratio), equipment utilized and geologic factors.

Coal Characteristics

        In general, coal of all geological composition is characterized by end use as either steam coal or metallurgical coal. Heat value and sulfur content are the most important variables in the profitable marketing and transportation of steam coal, while ash, sulfur and various coking characteristics are important variables in the profitable marketing and transportation of metallurgical coal. We mine, process, market and transport bituminous and sub-bituminous coal, characteristics of which are described below.

  Heat Value

        The heat value of coal is commonly measured in British thermal units, or "Btus." A Btu is the amount of heat needed to raise the temperature of one pound of water by one degree Fahrenheit. Coal found in the eastern and midwestern regions of the United States tends to have a higher heat value than coal found in the western United States.

        Bituminous coal is a "soft" coal with a heat value that ranges from 10,500 to 14,000 Btus. This coal is located primarily in our mines in Northern and Central Appalachia and in the Illinois Basin, and is the type most commonly used for electric power generation in the United States. Bituminous coal is used for utility and industrial steam purposes, and includes metallurgical coal, a feed stock for coke, which is used in steel production.

        Sub-bituminous coal has a heat value that ranges from 7,800 to 9,500 Btus. Our sub-bituminous reserves are located in Wyoming. Sub-bituminous coal is used almost exclusively by electric utilities and some industrial consumers.

  Sulfur Content

        Sulfur content can vary from seam to seam and sometimes within each seam. When coal is burned, it produces sulfur dioxide, the amount of which varies depending on the chemical composition and the concentration of sulfur in the coal. Compliance coal is coal which, when burned, emits 1.2 pounds or less of sulfur dioxide per million Btus and complies with the requirements of the Clean Air Act. Low sulfur coal is coal which, when burned, emits 1.6 pounds or less of sulfur dioxide per million Btus.

        Sub-bituminous coal typically has a lower sulfur content than bituminous coal, but some of our bituminous coal in West Virginia also has a low sulfur content.

        High sulfur coal can be burned in plants equipped with sulfur-reduction technology, such as scrubbers, which can reduce sulfur dioxide emissions by 50% to 90%. Plants without scrubbers can burn high sulfur coal by blending it with lower sulfur coal, or by purchasing emission allowances on the open market, which credits allow the user to emit a ton of sulfur dioxide. More than 15,000 megawatts of coal-based generating capacity has been retrofitted with scrubbers since the beginning of Phase I of the Clean Air Act. Furthermore, utilities have announced plans to scrub an additional 20,000 megawatts by 2010. Additional scrubbing will provide new market opportunities for our mid sulfur coal. All new coal-fired generation plants built in the United States will use clean coal-burning technology.

Coal Reserves

        Periodically, we retain outside experts to independently verify our coal reserve base. The most recent review was completed during the first quarter of 2004 and covered all of our reserves. The results verified our reserve estimates, with minor adjustments, and included an in-depth review of our procedures and controls. Our reserve base of approximately 1.8 billion tons as of December 31, 2003 was confirmed by outside consultant reviews and reports.

        Of the 1.8 billion tons, approximately 1.0 billion tons are assigned reserves that we expect to be mined at operations that were active as of December 31, 2003. Approximately 730 million tons are unassigned reserves that we are holding for future development and, in most instances, would require new mining equipment, development work and possibly preparation facilities before we could commence coal mining. All of our reserves in Wyoming and Illinois are assigned. We have substantial unassigned reserves in Pennsylvania and West Virginia.

        Approximately 55% of our reserves are classified as high Btu coal (coal delivered with an average heat value of 12,500 Btu per pound or greater) and are located in Pennsylvania and West Virginia. Approximately 46% of our reserves are classified as compliance coal which meets the 1.2 lb SO2/mmBtu standard of Phase II of the Clean Air Act. Our compliance reserves are located in Wyoming and West Virginia.

        The table below summarizes the locations, coal reserves in millions of tons and primary ownership of the coal reserves.

Operating Segments	Proven and Probable Reserves(1)	Assigned Reserves	Unassigned Reserves	Average Btu	Average Sulfur Content (lbs SO2/mmBtu)	Ownership
	(Tons in millions)
Powder River Basin	761.6	761.6	—	8,410	0.8	Primarily Leased
Northern Appalachia	769.8	149.2	620.6	13,000	3.2	Primarily Owned
Central Appalachia	197.2	87.7	109.5	12,900	1.4	Primarily Leased
Other	29.0	29.0	—	11,050	3.4	Primarily Leased

Total	1,757.6	1,027.5	730.1

(1)
Proven and probable coal reserves are classified as follows:

          Proven reserves—Reserves for which: (i) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling; and (ii) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

          Probable reserves—Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

        With reserves of approximately 1.8 billion tons, we believe that we have sufficient reserves to replace capacity from depleting mines for the foreseeable future and that our current reserve base is one of our strengths. We believe that the current level of production at our major mines is sustainable for the foreseeable future.

        Our reserve estimate is based on geological data assembled and analyzed by our staff of geologists and engineers. Reserve estimates are periodically updated to reflect past coal production, new drilling information and other geological or mining data. Acquisitions or sales of coal properties will also change the reserve base. Changes in mining methods may increase or decrease the recovery basis for a coal seam as will plant processing efficiency tests. We maintain reserve information in secure computerized data bases, as well as in hard copy. The ability to update and/or modify the reserve base is restricted to a few individuals and the modifications are documented.

        Our mines in Wyoming are subject to federal coal leases that are administered by the U.S. Department of Interior under the Federal Coal Leasing Amendment Act of 1976. Each lease has a maximum term of 100 years and requires diligent development of the lease within the first ten years of the lease award with a required coal extraction of 1.0% of the reserves within that 10-year period. At the end of the 10-year development period, the mines are required to maintain continuous operations, as defined in the applicable leasing regulations. All of our federal leases are in full compliance with these regulations. We pay to the federal government an annual rent of $3.00 per acre and production royalties of 12.5% of gross proceeds on surface mined coal. The federal government remits half of the production royalty payments to Wyoming after deducting administrative expenses.

        Certain of our mines in Pennsylvania, West Virginia and Illinois are subject to private coal leases. Private coal leases normally have a stated term and usually give us the right to renew the lease for a stated period or to maintain the lease in force until the exhaustion of mineable and merchantable coal contained on the relevant site. These private leases provide for royalties to be paid to the lessor either as a fixed amount per ton or as a percentage of the sales price. Many leases also require payment of a lease rental or minimum royalty, payable either at the time of execution of the lease or in periodic 82 installments. The terms of our private leases are normally extended by active production on or near the end of the lease term. Leases containing undeveloped reserves may expire or these leases may be renewed periodically.

        Consistent with industry practice, we conduct only limited investigation of title to our coal properties prior to leasing. Title to lands and reserves of the lessors or grantors and the boundaries of our leased properties are not completely verified until we prepare to mine those reserves.

Operations

        As of December 31, 2003, we operated a total of 13 mines located in Wyoming, Pennsylvania, West Virginia and Illinois. We currently own most of the equipment utilized in our mining operations. The following table provides summary information regarding our principal mining complexes as of December 31, 2003.

Mining Complex	Number of Mines	Type of Mine	Mining Technology	Transportation	Tons Sold in 2003
					(in millions)
Wyoming
Belle Ayr	1	Surface	Truck-and-Shovel	BNSF, UP	17.9
Eagle Butte	1	Surface	Truck-and-Shovel	BNSF	24.8
Pennsylvania
Cumberland	1	Underground	Longwall	Barge	6.3
Emerald	1	Underground	Longwall	CSX, NS	6.8
West Virginia
Kingston	2	Underground	Room-and-Pillar	Barge, CSX, NS	1.1
Laurel Creek	3	Underground	Room-and-Pillar	Barge, CSX	1.6
Rockspring	1	Underground	Room-and-Pillar	NS	2.9
Pioneer	2	Surface	Truck and Front-End Loader	NS	1.7
Purchased and resold coal					0.9
Illinois
Wabash	1	Underground	Room-and-Pillar	NS	1.6
Other	—				1.6

Total	13				67.2

BNSF  =  Burlington Northern Santa Fe Railroad NS  =  Norfolk Southern Railroad

CSX  =  CSX Railroad UP  =  Union Pacific Railroad

Note:  The tonnage shown for each mine represents coal mined, processed and shipped from our active operations. Kingston and Pioneer tons sold include a total of 1.5 million tons of metallurgical coal. The tonnage shown for Other includes quantities of coal that were purchased and resold and includes 0.7 million tons of metallurgical coal.

        The following map outlines our operations, sales of produced coal and production for the twelve months ended June 30, 2004 and our reserves as of December 31, 2003.

        The following provides a description of the operating characteristics of the principal mines and reserves of each of our mining operations.

  Wyoming Operations

        We control approximately 762 million tons of coal reserves in the Powder River Basin, the largest and fastest growing U.S. coal-producing region. Our subsidiaries, RAG Coal West, Inc. and RAG Wyoming Land Company, own and manage two sub-bituminous, low sulfur, non-union surface mines that sold 42.6 million tons of coal in 2003, or 64% of our total coal sales volume. The two mines employ approximately 480 salaried and hourly employees. Our Powder River Basin mines have produced over 815 million tons of coal since 1972.

  Belle Ayr Mine

        The Belle Ayr mine, located approximately 18 miles southeast of Gillette, Wyoming, extracts coal from the Wyodak-Anderson Seam, which averages 75 feet thick, using the truck-and-shovel mining method. Belle Ayr shipped 17.9 million tons of coal in 2003 with an average heat value of 8,607 Btu and sulfur content of 0.6 pounds per million Btu. The mine sells 100% of raw coal mined and no washing is necessary. Belle Ayr has approximately 369 million tons of reserves. The reserve base at Belle Ayr will sustain current levels of production for approximately 19 years. Several hundred million tons of surface mineable unleased federal coal adjoins the mine's property and could be leased to extend the mine's life. Belle Ayr has the advantage of shipping its coal on both of the major western railroads, the Burlington Northern Santa Fe Railroad and the Union Pacific Railroad.

  Eagle Butte Mine

        The Eagle Butte mine, located approximately eight miles north of Gillette, Wyoming, extracts coal from the Roland and Smith Seams, which total 100 feet thick, using the truck-and-shovel mining method. Eagle Butte shipped 24.8 million tons of coal in 2003 with an average heat value of 8,419 Btu and sulfur content of 0.8 pounds per million Btu. The mine sells 100% of the raw coal mined and no washing is necessary. Eagle Butte has approximately 393 million tons of reserves. The reserves will sustain current production levels for 16 years. Several hundred million tons of surface mineable unleased federal coal adjoin the western boundary of the mine property. We have applied to lease approximately 230 million tons of this coal. If we prevail in the bidding process and obtain this lease, we will be able to extend the mine's life by at least an additional 10 years, based on the mine's 2003 84 rate of production. Coal from Eagle Butte is shipped on the Burlington Northern Santa Fe Railroad to power plants located throughout the Midwest and the South.

  Pennsylvania Operations

        We control approximately 770 million tons of contiguous reserves in Northern Appalachia. Approximately 149 million tons are assigned to active mines. Approximately 621 million tons are unassigned. A portion of these unassigned reserves is accessible through our currently active mines. Our Pennsylvania mines are located in southwestern Pennsylvania, approximately 60 miles south of Pittsburgh. Both mines operate in the Pittsburgh No. 8 Seam, the dominant coal-producing seam in the region, which is six to eight feet thick on these properties. The Pennsylvania operations consist of the Cumberland and the Emerald mining complexes, which collectively shipped 13.2 million tons in 2003 using longwall mining systems supported by continuous mining methods. The mines sell high Btu, medium sulfur coal primarily to eastern utilities. The hourly work force at each mine is represented by the UMWA.

  Cumberland Mine

        The Cumberland mining complex, located approximately 12 miles south of Waynesburg, Pennsylvania, was established in 1977. Cumberland shipped 6.3 million tons of coal in 2003 with an average sulfur content of 3.9 pounds per million Btu and heat value of 13,100 Btu. As of December 31, 2003, Cumberland had an assigned reserve base of 59 million tons, with the ability to access significant additional controlled reserves contiguous to the mining complex. All of the coal at Cumberland is processed through a preparation plant before being loaded onto Cumberland's owned and operated railroad for transportation to the Monongahela River dock site. At the dock site, coal is then loaded into barges for transportation to river-served utilities or to other docks for subsequent rail shipment to non-river-served utilities. The mine can also ship a portion of its production via truck. Cumberland has approximately 570 employees.

        In January 2004, MSHA determined that, based on a revised interpretation of existing federal regulations, a ventilation plan previously approved by MSHA for a longwall panel at Cumberland did not comply with applicable federal regulations. In response, we idled the Cumberland longwall in February 2004, issued force majeure notices to our customers, and began revising the ventilation system to minimize any future business disruption. By early May 2004, we had developed additional entries to an existing air shaft, and on May 7, 2004, after obtaining the approval of MSHA, we resumed longwall operations. Cumberland is currently producing at pre-shutdown run-rates and has not experienced any ventilation issues since resuming operations. See "Risk Factors—The Cumberland Mine was temporarily closed by the Mine Safety and Health Administration and may be subject to closure in the future" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Emerald Mine

        The Emerald mining complex, located approximately two miles south of Waynesburg, Pennsylvania, was established in 1977. As of December 31, 2003, Emerald controlled 89 million tons of coal reserves. Emerald shipped 6.8 million tons of coal in 2003, with an average sulfur content of 3.8 pounds per million Btu and heat value of 13,200 Btu. Emerald has the ability to store clean coal and blend variable sulfur products to meet customer requirements. All of Emerald's coal is processed through a preparation plant before being loaded into unit trains operated by the Norfolk Southern Railroad or the CSX Railroad. The mines also have the option to ship a portion of their coal by truck. Approximately 570 employees work at Emerald.

  West Virginia Operations

        Our subsidiaries operate four mining facilities located in West Virginia in the Central Appalachia region: Kingston, Laurel Creek, Rockspring and Pioneer. The Kingston, Laurel Creek and Rockspring facilities are all underground mining complexes that use room-and-pillar mining technology to develop and extract coal. The Pioneer complex operates two surface mines utilizing truck/loader systems to extract coal from multiple seams. Our West Virginia operations have approximately 88 million tons of reserves that are assigned to current operations and approximately 110 million tons of reserves that are unassigned and are being held for future development. Except for the Pioneer complex, all of the raw coal is processed through preparation plants before transportation to market. Production from the mines is typically low sulfur, high Btu coal. In 2003, our West Virginia mines collectively sold 7.3 million tons of produced coal. Our West Virginia mines ship coal by either the Norfolk Southern Railroad or the CSX Railroad or by barge on the Kanawha and Big Sandy Rivers. These operations serve a diversified customer base, including regional and national customers. We also own and operate the Rivereagle river loading facility on the Big Sandy River in Boyd County, Kentucky.

        Our West Virginia operations have approximately 700 non-union employees. In November 2003, a UMWA election was held at the Rockspring mining facility, the outcome of which is pending a decision of the National Labor Relations Board (the "NLRB"). If the NLRB finds that the UMWA was properly elected, approximately 265 employees at the Rockspring facility would become UMWA members.

  Kingston Mines

        The Kingston complex consists of two mines, Kingston #1 and Kingston #2, located in Fayette County and Raleigh County, respectively. Kingston #1 mines the Glen Alum Seam and Kingston #2 mines the Douglas Seam. In 2003, the Kingston complex shipped 1.1 million tons and as of December 31, 2003 had approximately 11 million tons of reserves. Kingston sells coal primarily into the metallurgical market for domestic steel plants. The coal is trucked to the Kanawha River for shipment by barge or delivered via the CSX Railroad or the Norfolk Southern Railroad.

  Laurel Creek Mines

        The Laurel Creek mining complex consists of three underground mines, Coalburg, East Fork and 5 Block, and a preparation plant located in Logan and Mingo Counties. The East Fork mine is operated by third-party contract miners. In 2003, the mines shipped 1.6 million tons and as of December 31, 2003 had 14 million tons of assigned reserves and 15 million tons of unassigned reserves. The mines produced steam coal with an average sulfur content of 1.1 pounds per million Btu and heat value of 12,870 Btu in 2003. The coal is shipped by truck to our Rivereagle dock or to a rail siding on the CSX Railroad.

  Rockspring Mine

        Rockspring Development, Inc. operates a large multiple section mining complex in Wayne County called Camp Creek that produces coal from the Coalburg Seam. The complex shipped 2.9 million tons of coal in 2003 with an average sulfur content of 1.2 pounds per million Btu and heat value of 12,500 Btu. Assigned coal reserves totalled approximately 51 million tons as of December 31, 2003. Rockspring has a mine site rail loadout. The coal is transported on the Norfolk Southern Railroad, primarily to southeastern utilities.

  Pioneer Mines

        Pioneer Fuel Corporation operates two active surface mines, Paynter Branch and Simmons Fork, located in Wyoming County. These mines utilize front-end loaders with trucks to mine multiple seams. Pioneer shipped 1.7 million tons of primarily steam coal in 2003, with an average sulfur content of 1.2 pounds per million Btu and heat value of 13,290 Btu. As of December 31, 2003, the mines had assigned reserves of 15 million tons with an additional 22 million tons of unassigned reserves. Based on 2003 production rates, we expect that the Paynter Branch mine has sufficient reserves to last approximately five years and the Simmons Fork mine will be depleted in 2005. However, we are in the process of developing a new surface mine called Pax Surface Mine, located in Raleigh County, which we expect to be operational in 2004. Coal from Paynter Branch and Simmons Fork is shipped by truck to an on-site loading facility on the Norfolk Southern Railroad and then on to domestic utilities and exported to metallurgical coal customers.

Illinois Operations

  Wabash Mine

        The Wabash Mine is a room-and-pillar operation located in Wabash County, Illinois in the Illinois Basin just east of Keenesburg. The mine produced 1.6 million tons of steam coal in 2003 with an average sulfur content of 3.4 pounds per million Btu and heat value of 11,050 Btu. The mine has 29 million tons of reserves. After cleaning in the preparation plant, the coal is shipped via the Norfolk Southern Railroad to power plants located in the Illinois Basin, in particular to the PSI Gibson Station in Owensville, Indiana, one of the largest power plants in the U.S. Pursuant to our long-term supply agreement with the PSI Gibson Station, we supply the PSI Gibson Station with approximately 1.5 million tons of coal per year until the end of 2006.

        The hourly work force at the Wabash Mine is represented by the UMWA. Wabash has approximately 240 employees.

Long-Term Coal Supply Agreements

        As of October 31, 2004, we had a total sales backlog of over 330 million tons of coal, and our coal supply agreements have remaining terms ranging from one to 17 years. For 2003, we sold approximately 68% of our sales volume under long-term coal supply agreements. In 2003, we sold coal to nearly 100 electricity generating and industrial plants. Our primary customer base is in the United States. We expect to continue selling a significant portion of our coal under long-term supply agreements. Our strategy is to selectively renew, or enter into new, long-term supply contracts when we can do so at prices we believe are favorable. As of October 31, 2004, we had sales commitments for approximately 100% of our planned 2004 production, approximately 97% of our planned 2005 production and approximately 83% of our planned 2006 production. To the extent we do not renew or replace expiring long-term coal supply agreements, our future sales will be exposed to market fluctuations.

        The terms of our coal supply agreements result from competitive bidding and extensive negotiations with customers. Consequently, the terms of these contracts vary significantly by customer, including price adjustment features, price reopener terms, coal quality requirements, quantity parameters, permitted sources of supply, future regulatory changes, extension options, force majeure, termination and assignment provisions.

        Some of our long-term contracts provide for a predetermined adjustment to the stipulated base price at times specified in the agreement or at other periodic intervals to account for changes due to inflation or deflation. In addition, most of our contracts contain provisions to adjust the base price due to new statutes, ordinances or regulations that impact our costs related to performance of the agreement. Additionally, some of our contracts contain provisions that allow for the recovery of costs impacted by modifications or changes in the interpretations or application of any applicable statute by local, state or federal government authorities.

        Price reopener provisions are present in some of our long-term contracts. These provisions may allow either party to commence a renegotiation of the contract price at a pre-determined time. In a limited number of agreements, if the parties do not agree on a new price, either party has an option to terminate the contract. Under some of our contracts, we have the right to match lower prices offered to our customers by other suppliers.

        Quality and volumes for the coal are stipulated in coal supply agreements, and in some instances buyers have the option to vary annual or monthly volumes. Most of our coal supply agreements contain provisions requiring us to deliver coal within certain ranges for specific coal characteristics such as heat content, sulfur, ash, hardness and ash fusion temperature. Failure to meet these specifications can result in economic penalties, suspension or cancellation of shipments or termination of the contracts.

        Some of our contracts set out mechanisms for temporary reductions or delays in coal volumes in the event of a force majeure, including events such as strikes, adverse mining conditions, mine closures or serious transportation problems that affect us or unanticipated plant outages that may affect the buyer. More recent contracts stipulate that this tonnage can be made up by mutual agreement or at the discretion of the buyer. Many of our contracts contain similar clauses covering changes in environmental laws. We often negotiate the right to supply coal that complies with a new environmental requirements to avoid contract termination.

        In some of our contracts, we have a right of substitution, allowing us to provide coal from different mines as long as the replacement coal meets quality specifications and will be sold at the same delivered cost.

Sales and Marketing

        Through our sales, trading and marketing entities, we sell coal produced by our diverse portfolio of operations, broker coal sales of other coal producers, both as principal and agent, trade coal and emission allowances, and provide transportation-related services. As of December 31, 2003, we had 20 employees in our sales, marketing, trading and transportation operations, including personnel dedicated to performing market research, contract administration, risk/credit management activities and distribution and transportation functions.

Transportation

        Coal consumed domestically is usually sold at the mine, and transportation costs are normally borne by the purchaser. Export coal is usually sold at the loading port, with purchasers paying ocean freight. Producers usually pay shipping costs from the mine to the port.

        We depend upon rail, barge, trucking, overland conveyor and other systems to deliver coal to markets. In 2003, our produced coal was transported from the mines to the customer by rail, with the primary rail carriers being the CSX, Norfolk Southern, Burlington Northern Sante Fe and the Union Pacific. The majority of our sales volume is shipped by rail, but a portion of our production is shipped by barge and truck. All coal from our Belle Ayr Mine in Wyoming is shipped by two competing railroads, the Burlington Northern Santa Fe Railroad and the Union Pacific Railroad, while output from our Eagle Butte operation moves via the Burlington Northern Santa Fe Railroad. The Wabash Mine in Illinois is serviced by the Norfolk Southern Railroad. The Pioneer, Kingston, Laurel Creek and Rockspring Mines in West Virginia are serviced by a combination of the Norfolk Southern Railroad and the CSX Railroad, as well as by truck and barge. In Pennsylvania, the Emerald Mine is serviced by the Norfolk Southern Railroad and the CSX Railroad and the Cumberland Mine is serviced by barge.

        We believe we enjoy good relationships with rail carriers and barge companies due, in part, to our modern coal-loading facilities and the experience of our transportation and distribution employees.

Suppliers

        We spend more than $325.0 million per year to procure goods and services in support of our business activities, excluding capital expenditures. Principal commodities include maintenance and repair parts and services, electricity, fuel, roof control and support items, explosives, tires, conveyance structure, ventilation supplies and lubricants. We use suppliers for a significant portion of our equipment rebuilds and repairs both on- and off-site, as well as construction and reclamation activities and to support computer systems.

        Each of our regional mining operations has developed its own supplier base consistent with local needs. We have a centralized sourcing group for major supplier contract negotiation and administration, for the negotiation and purchase of major capital goods, and to support the business units. The supplier base has been relatively stable for many years, but there has been some consolidation. We are not dependent on any one supplier in any region. We promote competition between suppliers and seek to develop relationships with those suppliers whose focus is on lowering our costs. We seek suppliers who identify and concentrate on implementing continuous improvement opportunities within their area of expertise.

Technological Innovation

        We have been active in identifying new technologies to improve productivity, lower unit costs and make operations safer. In addition, we have enlisted our suppliers to assist us in developing these new technologies.

        Examples of new technological improvements in both our underground and surface operations include:

        Two Meter Wide Shields.    Cumberland is the first underground mine in the world to fully utilize 2.0 meter wide shields in place of the industry standard 1.75 meter shields. This has reduced the number of longwall shields by 14%, reduced the number of shields to move and reduced the number of components in the longwall system.

        Longwall Face Extension.    Our Pennsylvania operations have extended the longwall face from 1000 feet to 1250 feet and plan to extend the Emerald face to 1450 feet in 2005. These wider longwall faces improve coal recovery and reduce the ratio of continuous miner development work per unit of longwall coal extracted.

        Real-Time Truck Dispatch.    Our large western surface mines utilize 240 and 360 ton haul trucks. We were the first operator in the Powder River Basin to utilize a real-time dispatch system. The company estimates that this innovation has improved truck productivity by 10% by more fully utilizing the truck asset through automatically assigning the trucks to the shovels that have the greatest need for additional trucks.

        Underground Diesel Equipment.    We were the first mining company in Pennsylvania to utilize underground diesel equipment, thereby eliminating battery charging requirements and facilitating a continuous duty cycle.

        Pumpable Cribs.    Roof support is critical in any underground mine to maintain entry stability and safety. We pioneered the use of pumpable cribs which replaced the traditional wooden cribs in certain secondary support areas. The pumpable crib utilizes a low-density concrete that is mixed on the surface and then pumped underground into pre-fabricated forms. The hardened concrete has greater roof support density and a more uniform support base than wooden cribs. This process eliminated the need to haul wood blocks underground to build the cribs and has reduced accident exposure for our employees.

        Real-Time Monitoring.    The large surface mines use on-line equipment monitoring to increase haul truck payloads by 6%. Maintenance personnel can monitor equipment performance real time and detect problems early, thereby reducing maintenance costs and improving availability. The equipment operators also get immediate feedback on the performance characteristics of their equipment and operating conditions and thus can adjust their management of the equipment to maximize productivity and minimize costs and downtime.

Competition

        The coal industry is intensely competitive. The most important factors on which we compete are coal price at the mine, coal quality and characteristics, transportation costs from the mine to the customer and the reliability of supply. Demand for coal and the prices that we will be able to obtain for our coal are closely linked to coal consumption patterns of the domestic electric generation industry, which has accounted for approximately 92% of domestic coal consumption in recent years. These coal consumption patterns are influenced by factors beyond our control, including the demand for electricity, which is significantly dependent upon economic activity and summer and winter temperatures in the United States, government regulation, technological developments and the location, availability, quality and price of competing sources of coal, alternative fuels such as natural gas, oil and nuclear, and alternative energy sources such as hydroelectric power.

Employees

        As of December 31, 2003, we and our subsidiaries had approximately 2,600 employees. As of December 31, 2003, the UMWA represented approximately 43% of our employees, who produced approximately 22% of our coal sales volume during the year ended December 31, 2003. Relations with organized labor are important to our success and we believe our relations with our employees are satisfactory. Three mining operations (Cumberland, Emerald and Wabash) are signatories to the UMWA collective wage agreement negotiated between the Bituminous Coal Operators Association (the "BCOA") and the UMWA in 2002. While our operations are not part of the BCOA, we have historically executed collective wage agreements patterned after the industry negotiated collective wage agreement with additional memoranda of understanding to handle local issues. The three wage agreements with the UMWA expire in early 2007, approximately three months after the industry-negotiated collective wage agreement expiration date of December 31, 2006.

Legal Proceedings

        From time to time, we are involved in legal proceedings arising in the ordinary course of business. We believe we have recorded adequate reserves for these liabilities and that there is no individual case or group of related cases pending that is likely to have a material adverse effect on our financial condition, results of operations or cash flows. We discuss our significant legal proceedings below.

  Horizon Bankruptcy

        In November 2002, Horizon Natural Resources Company, together with its subsidiaries ("Horizon"), filed Chapter 11 petitions in bankruptcy. Although Horizon is not affiliated with us, due to certain contractual relationships with Horizon, the outcome of this proceeding has potential implications for us. Under the Horizon SPA, Horizon was obligated to indemnify us for various matters in litigation wherein we are a named party and arising out of the business of entities that we sold to Horizon. With the exception of the Santee Cooper dispute referenced in the "Subsequent Event" heading on page 55 (under Management Discussion and Analysis), Horizon has substantially honored such obligations through September 30, 2004, when Horizon was liquidated and dissolved in bankruptcy. Horizon rejected the Horizon SPA in bankruptcy and will not indemnify us in the future for these pending matters in litigation. We do not believe the costs to defend or otherwise deal with these matters will have a material adverse impact on our results.

        One of our subsidiaries is the grantee under royalty deeds covering certain properties formerly owned by some of the Horizon debtors. Under these royalty deeds, we are to be paid monthly royalties on the production and sale of coal (and components of coal including coalbed methane gas) underlying this real property. The current plans of reorganization and liquidation consummated by the Horizon debtors did not eliminate these royalty interests.

        As a result of Horizon's recent liquidation and dissolution, we became liable as a "related person" under the Coal Industry Retiree Health Benefit Act of 1992 for approximately $2.0 million annually in premiums that Horizon had been paying to certain funds maintained to pay retiree medical benefits. This sum is expected to decline over time as the covered class of beneficiaries is relatively old. We have budgeted to pay these amounts in future years and do not believe such expenditures will have a material adverse impact on our results.

  West Virginia Flooding Litigation

        Several of our subsidiaries with operations in West Virginia have been named, along with numerous other defendants, in separate complaints filed in Raleigh and Wyoming Counties, West Virginia. These cases collectively include numerous plaintiffs who filed suit on behalf of themselves and others similarly situated, seeking damages for property damage and personal injuries arising out of flooding that occurred in southern West Virginia in July of 2001. The plaintiffs have sued a large number of coal, timber, railroad and land companies under the theory that activities such as mining, construction of haul roads and removal of timber caused natural surface waters to be diverted in an unnatural way, thereby causing damage to the plaintiffs. The Supreme Court of Appeals of West Virginia has ruled that these cases, along with several additional flood damage cases not involving our subsidiaries, be handled pursuant to the Court's mass litigation rules. As a result of this ruling, the cases have been transferred to the Circuit Court of Raleigh County in West Virginia to be handled by a panel consisting of three circuit court judges. They will, among other things, determine whether the individual cases should be consolidated or returned to their original circuit courts. In February 2004, the Supreme Court of Appeals of West Virginia agreed to first decide a set of certified questions which may be applicable to all cases. That court heard oral arguments on those certified questions in June 2004. Subsequently, the court indicated that it would hear additional oral arguments, which were made on September 4, 2004. While the outcome of litigation is subject to uncertainties, based on our preliminary evaluation of the issues and the potential impact on us, we believe this matter will be resolved without a material adverse effect on our financial condition or results of operations.

  Valley Fill Litigation

        On October 23, 2003, several citizens groups sued the U.S. Army Corps of Engineers (the "COE") in the U.S. District Court for the Southern District of West Virginia seeking to invalidate "nationwide" permits utilized by the COE and the coal industry for permitting most in-stream disturbances associated with coal mining, including excess spoil valley fills and refuse impoundments. The plaintiffs sought to enjoin the prospective approval of these nationwide permits and to enjoin some coal operators, including one of our subsidiaries, from additional use of existing nationwide permit approvals until they obtain more detailed "individual" permits. On July 8, 2004, the court issued an order enjoining the further issuance of nationwide permits and requiring individual permits to be obtained in their place. The order also precludes activity on areas covered by certain existing nationwide permits. The United States Department of Justice has announced that it will appeal the decision to the U.S. Court of Appeals for the Fourth Circuit.

        Because of the decision, one nationwide permit already issued to a subsidiary of ours developing the new Pax Surface Mine in Raleigh County, West Virginia was converted to an individual permit. That conversion application was open to public comment and comments were received. We responded to the comments in a timely manner. Also because of this decision, a then pending nationwide permit application for a second permit at the Pax Surface Mine was converted to an individual permit application. Public comments were received and we responded to those comments in a timely manner as well. Although the new Pax Surface Mine and other mines may experience additional permit requirements and potential delays in permit approvals, based on the information available to us at this time, we believe our existing operations will not be adversely impacted in a material manner.

ENVIRONMENTAL AND OTHER REGULATORY MATTERS

        Our operations are subject to a variety of federal, state and local environmental, health and safety laws and regulations, such as those relating to employee health and safety, emissions to air, discharges to water, plant and wildlife protection, the reclamation and restoration of mining properties after mining has been completed, the storage, treatment and disposal of wastes, remediation of contaminated soil, surface and groundwater, surface subsidence from underground mining and the effects of mining on surface water and groundwater quality and availability. In addition, we are subject to significant legislation mandating certain benefits for current and retired coal miners. Major regulatory requirements are briefly discussed below.

Mine Safety and Health

        The Coal Mine Health and Safety Act of 1969 and the Federal Mine Safety and Health Act of 1977 impose stringent safety and health standards on all aspects of mining operations.

        Also, most of the states in which we operate have state programs for mine safety and health regulation and enforcement. Collectively, federal and state safety and health regulation in the coal mining industry is perhaps the most comprehensive and pervasive system for protection of employee health and safety affecting any segment of U.S. industry. Regulation has a significant effect on our operating costs.

Black Lung

        Under the Black Lung Benefits Revenue Act of 1977 and the Black Lung Benefits Reform Act of 1977, as amended in 1981, each coal mine operator must secure payment of federal black lung benefits to claimants who are current and former employees and to a trust fund for the payment of benefits and medical expenses to claimants who last worked in the coal industry prior to July 1, 1973. The trust fund is funded by an excise tax on production of up to $1.10 per ton for deep-mined coal and up to $0.55 per ton for surface-mined coal, neither amount to exceed 4.4% of the gross sales price. This tax is passed on to the purchaser under many of our coal supply agreements.

        In December 2000, the Department of Labor amended regulations implementing the federal black lung laws to, among other things, establish a presumption in favor of a claimant's treating physician and limit a coal operator's ability to introduce medical evidence regarding the claimant's medical condition. Industry reports anticipate that the number of claimants who are awarded benefits will increase, as will the amounts of those awards.

Coal Industry Retiree Health Benefit Act of 1992

        The Coal Industry Retiree Health Benefit Act of 1992 (the "Coal Act") provides for the funding of health benefits for certain UMWA retirees and their spouses or dependants. The Coal Act established the Combined Fund into which employers who are "signatory operators" are obligated to pay annual premiums for beneficiaries. The Combined Fund covers a fixed group of individuals who retired before July, 1 1976, and the average age of the retirees in this fund is approximately 80 years of age. Our premium obligations to the Combined Fund are currently less than $500,000 per year. The Coal Act also created a second benefit fund, the 1992 Plan, for miners who retired between July 1, 1976 and September 30, 1994, and whose former employers are no longer in business to provide them retiree medical benefits. Companies with 1992 Plan liabilities also pay premiums into this plan. Our payment obligations to the 1992 Plan are currently also less than $500,000 per year.

Environmental Laws

        We and our customers are subject to various federal, state and local environmental laws. Some of these laws, discussed below, place stringent requirements on our coal mining operations. Federal and state regulations require regular monitoring of our mines and other facilities to ensure compliance.

Surface Mining Control and Reclamation Act

        The Surface Mining Control and Reclamation Act of 1977 (the "SMCRA"), which is administered by the Office of Surface Mining Reclamation and Enforcement (the "OSM"), establishes mining, environmental protection and reclamation standards for all aspects of surface mining as well as many aspects of deep mining. Mine operators must obtain SMCRA permits and permit renewals for mining operations from the OSM. Where state regulatory agencies have adopted federal mining programs under the act, the state becomes the regulatory authority.

        SMCRA permit provisions include requirements for coal prospecting; mine plan development; topsoil removal, storage and replacement; selective handling of overburden materials; mine pit backfilling and grading; protection of the hydrologic balance; subsidence control for underground mines; surface drainage control; mine drainage and mine discharge control and treatment; and re-vegetation.

        Some SMCRA mine permits take over a year to prepare, depending on the size and complexity of the mine and often take six months to two years to be issued. Regulatory authorities have considerable discretion in the timing of the permit issuance and the public has rights to comment on and otherwise engage in the permitting process, including through intervention in the courts.

        Before a SMCRA permit is issued, a mine operator must submit a bond or otherwise secure the performance of reclamation obligations. The Abandoned Mine Land Fund, which is part of SMCRA, requires a fee on all coal produced. The proceeds are used to reclaim mine lands closed prior to 1977. The fee, which expires on September 30, 2004 unless extended, is $0.35 per ton on surface-mined coal and $0.15 per ton on deep-mined coal.

Clean Air Act

        The Clean Air Act, the Clean Air Act Amendments and the corresponding state laws that regulate the emissions of materials into the air, affect coal mining operations both directly and indirectly. Direct impacts on coal mining and processing operations may occur through Clean Air Act permitting requirements and/or emission control requirements relating to particulate matter, such as fugitive dust, including future regulation of fine particulate matter measuring 10 micrometers in diameter or smaller. The Clean Air Act indirectly affects coal mining operations by extensively regulating the air emissions of sulfur dioxide, nitrogen oxides, mercury and other compounds emitted by coal-fueled electricity generating plants.

        In July 1997, the EPA adopted new, more stringent National Ambient Air Quality Standards for very fine particulate matter and ozone. As a result, some states will be required to change their existing implementation plans to attain and maintain compliance with the new air quality standards. Our mining operations and electricity generating customers are likely to be directly affected when the revisions to the air quality standards are implemented by the states. State and federal regulations relating to implementation of the new air quality standards may restrict our ability to develop new mines or could require us to modify our existing operations. The extent of the potential direct impact of the new air quality standards on the coal industry will depend on the policies and control strategies associated with the state implementation process under the Clean Air Act, but could have a material adverse effect on our financial condition and results of operations.

        The Clean Air Act Amendments also require electricity generators that currently are major sources of nitrogen oxides in moderate or higher ozone non-attainment areas to install reasonably available control technology for nitrogen oxides, which are precursors of ozone. In addition, the EPA promulgated the final rules that would require coal-burning power plants in 19 eastern states and Washington, D.C. to make substantial reductions in nitrogen oxide emissions beginning in May 2004. Installation of additional control measures required under the final rules will make it more costly to operate coal-fueled electricity generating plants.

        The Clean Air Act Amendments provisions for new source review require electricity generators to install the best available control technology if they make a major modification to a facility that results in an increase in its potential to emit regulated pollutants. The Justice Department, on behalf of the EPA, filed a number of lawsuits since November 1999, alleging that various electricity generators violated the new source review provisions of the Clean Air Act Amendments at power plants in the midwestern and southern United States. The EPA has also issued administrative orders alleging similar violations by other utilities. Several electricity generators have announced settlements with the Justice Department requiring the installation of additional control equipment on selected generating units. It is expected that others may negotiate similar settlements. If the remaining electricity generators are found to be in violation, they could be subject to civil penalties and be required to install the required control equipment or cease operations. Our customers are among the named electricity generators in litigation and orders. If they are found not to be in compliance, the fines and requirements to install additional control equipment could adversely affect the amount of coal they would burn if the plant operating costs were to increase to the point that the plants were operated less frequently.

        The Clean Air Act Amendments set a national goal for the prevention of any future, and the remedying of any existing, impairment of visibility in 156 national parks and wildlife areas across the country. Under regulations issued by the EPA in 1999, states are required to set a goal of restoring natural visibility conditions in these Class I areas in their states by 2064 and to explain their reasons to the extent they determine that this goal cannot be met. The state plans may require the application of "Best Available Retrofit Technology" after 2010 on sources found to be contributing to visibility impairment of regional haze in these areas. The control technology requirements could cause our customers to install equipment to control sulfur dioxide and nitrogen oxide emissions. The requirement to install control equipment could affect the amount of coal supplied to those customers if they decide to switch to other sources of fuel to lower emission of sulfur dioxides and nitrogen oxides.

        The Clean Air Act Amendments require a study of electricity generating plant emissions of certain toxic substances, including mercury, and direct the EPA to regulate these substances, if warranted. In December 2000, the EPA decided that mercury air emissions from power plants should be regulated. The EPA has indicated that it will issue final regulations by December 2004 which, if they seek to reduce mercury emissions, could result in reduced use of coal if electricity generators switch to other sources of fuel.

        In addition, similar emission reduction proposals have been introduced in Congress, some of which propose to regulate sulfur dioxide, nitrogen oxide, mercury and carbon dioxide, but no such legislation has passed either house of the Congress. Other proposals have been proposed which seek to reduce some of these pollutants through a cap and trade system. If this type of legislation were enacted into law, it could impact the amount of coal supplied to those electricity generating customers if they decide to switch to other sources of fuel whose use would result in lower emission of sulfur dioxides, nitrogen oxides, mercury and carbon dioxide.

        In February 2003, a number of states notified the EPA that they plan to sue the agency to force it to set new source performance standards for utility emissions of carbon dioxide and to tighten existing standards for sulfur dioxide and particulate matter for utility emissions. In January 2004, three of these states announced that they planned to seek a court order requiring the EPA to designate carbon dioxide as a criteria pollutant and to issue a new National Ambient Air Quality Standard for carbon dioxide. If these states file the lawsuits, are successful in obtaining a court order and the EPA agrees to set emission limitations for carbon dioxide and/or lower emission limitations for sulfur dioxide and particulate matter, it could adversely affect the amount of coal our customers would purchase from us.

Clean Water Act

        The Clean Water Act of 1972 affects coal mining operations by establishing in-stream water quality standards and treatment standards for waste water discharge through the National Pollutant Discharge Elimination System ("NPDES"). Regular monitoring, reporting requirements and performance standards are requirements of NPDES permits that govern the discharge of pollutants into water.

        Total Maximum Daily Load ("TMDL") regulations established a process by which states designate stream segments as impaired (not meeting present water quality standards). Industrial dischargers, including coal mines, will be required to meet new TMDL effluent standards for these stream segments. The adoption of new TMDL effluent limitations for our coal mines could require more costly water treatment and could adversely affect our coal production.

        States are also adopting anti-degradation regulations in which a state designates certain water bodies or streams as "high quality." These regulations would prohibit the diminution of water quality in these streams. Waters discharged from coal mines to high quality streams will be required to meet or exceed new "high quality" standards. The designation of high quality streams at our coal mines could require more costly water treatment and could adversely affect our coal production.

Federal and State Superfund Statutes

        Superfund and similar state laws affect coal mining and hard rock operations by creating liability for investigation and remediation in response to releases of hazardous substances into the environment and for damages to natural resources. Under Superfund, joint and several liabilities may be imposed on waste generators, site owners or operators and others regardless of fault.

Permitting

        Mining companies must obtain numerous permits that impose strict regulations on various environmental and safety matters in connection with coal mining. These provisions include requirements for coal prospecting; mine plan development; topsoil removal, storage and replacement; selective handling of overburden materials; mine pit backfilling and grading; protection of the hydrologic balance; subsidence control for underground mines; surface drainage control; mine drainage and mine discharge control and treatment; and revegetation.

        We must obtain permits from applicable state regulatory authorities before we begin to mine reserves. The mining permit application process is initiated by collecting baseline data to adequately characterize the pre-mine environmental condition of the permit area. This work includes surveys of cultural resources, soils, vegetation, wildlife, assessment of surface and ground water hydrology, climatology and wetlands. In conducting this work, we collect geologic data to define and model the soil and rock structures and coal that we will mine. We develop mine and reclamation plans by utilizing this geologic data and incorporating elements of the environmental data. The mine and reclamation plan incorporates the provisions of the SMCRA, the state programs and the complementary environmental programs that impact coal mining.

        Once a permit application is prepared and submitted to the regulatory agency, it goes through a completeness review, technical review and public notice and comment period before it can be approved. Some SMCRA mine permits can take over a year to prepare, depending on the size and complexity of the mine and often take six months to sometimes two years to receive approval. Regulatory authorities have considerable discretion in the timing of the permit issuance and the public has rights to comment on and otherwise engage in the permitting process, including through intervention in the courts.

MANAGEMENT

Directors and Executive Officers of Foundation Coal Holdings, Inc.

        The following table sets forth the names, ages and positions of the directors and executive officers of Foundation Coal Holdings, Inc., our ultimate parent company:

Name	Age	Position
James F. Roberts	54	President, Chief Executive Officer and Director
Frank J. Wood	51	Senior Vice President and Chief Financial Officer
James J. Bryja	48	Senior Vice President, Eastern Operations
Thomas J. Lien	62	Senior Vice President, Western Operations
John R. Tellmann	54	Senior Vice President, Sales and Marketing
Greg A. Walker	48	Senior Vice President, General Counsel and Secretary
Klaus-Dieter Beck	49	Senior Vice President, Planning and Engineering
James A. Olsen	53	Senior Vice President, Development and Information Technology
Michael R. Peelish	43	Senior Vice President, Safety and Human Resources
Joshua H. Astrof	33	Director
David I. Foley	37	Director
Alex T. Krueger	30	Director
William E. Macaulay	59	Chairman of the Board of Directors
Prakash A. Melwani	46	Director
Hans J. Mende	60	Director

        Each officer serves at the discretion of the board of directors of Foundation Coal Holdings, Inc. and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of such directors or executive officers.

        Set forth below is certain background information relating to the directors and executive officers of Foundation Coal Holdings, Inc. and Foundation Coal Corporation. The executive officers of Foundation Coal Corporation are the same as those of Foundation Coal Holdings, Inc. Foundation Coal Corporation has three directors: James F. Roberts, Frank J. Wood and James L. Anderson, Jr.

        James F. Roberts is President and Chief Executive Officer of Foundation Coal Holdings, Inc. and also serves as a member of its board of directors and a member of our board of directors. Prior to the Acquisition on July 30, 2004, Mr. Roberts had been President and Chief Executive Officer of RAG American Coal Holding, Inc. since January 1999. Prior to joining our company, Mr. Roberts was President of CoalARBED International Trading from 1981 to 1999, Chief Financial Officer of Carbomin Coal Company from 1979 to 1981, Chief Financial Officer of Leckie Smokeless Coal Company from 1977 to 1979 and Vice President of Finance at Solar Fuel Company from 1974 to 1977. Mr. Roberts is a director of the National Mining Association and serves as Vice Chairman. In addition, Mr. Roberts is a director of the Center for Energy and Economic Development and a member of the executive committee of the National Coal Council.

        Frank J. Wood is Senior Vice President and Chief Financial Officer of Foundation Coal Holdings, Inc. He also serves as a member of our board of directors and chairman of our audit committee. Prior to the Acquisition, Mr. Wood had been Senior Vice President and Chief Financial Officer of RAG American Coal Holding, Inc. since 1999. From 1993 to 1999, he was Vice President & Controller at Cyprus Amax Coal Company, and from 1991 to 1993, he was Vice President of Administration at Cannelton Inc. From 1979 to 1991, Mr. Wood held various accounting and financial management positions at AMAX Inc.'s coal and oil and gas subsidiaries.

        James J. Bryja is Senior Vice President, Eastern Operations of Foundation Coal Holdings, Inc. Prior to the Acquisition, Mr. Bryja had been Senior Vice President, Eastern Operations of RAG American Coal Holding, Inc. since February 2003. From 1999 through 2001, Mr. Bryja was General Manager of Emerald Coal Resources, one of our subsidiaries, and from September 2001 to 2003, Mr. Bryja served as President of Pennsylvania Services Corporation, one of our subsidiaries. Mr. Bryja has 24 years of experience in the coal mining industry, with positions in management, engineering and production at Island Creek Corporation/Consolidation Coal Co. and U.S. Steel Mining Co.

        Thomas J. Lien is Senior Vice President, Western Operations of Foundation Coal Holdings, Inc. Prior to the Acquisition, Mr. Lien had been Senior Vice President, Western Operations of RAG American Coal Holding, Inc. since 2001. From 1989 to 2001, Mr. Lien was President of RAG Coal West, Inc. Prior to that, he held various management, mining and engineering positions at AMAX Coal Company, Kaiser Steel Corporation and Kennecott Copper Corporation. Mr. Lien is a member of the Rocky Mountain Coal Mining Institute and the Society of Mining Engineers of the American Institute of Mining, Metallurgical, and Petroleum Engineers.

        John R. Tellmann is Senior Vice President, Sales and Marketing of Foundation Coal Holdings, Inc. Prior to the Acquisition, Mr. Tellmann had been Senior Vice President, Sales and Marketing of RAG American Coal Holding, Inc. since 2000. From 1993 to 2000, Mr. Tellmann was President of James River Coal Sales, Inc. Prior to that, Mr. Tellmann held various management positions in sales, marketing and acquisitions at James River Coal Sales, Inc., Mapco Coal, Inc., Westmoreland Coal Company and Union Electric Company (now known as Ameren Corporation).

        Greg A. Walker is Senior Vice President, General Counsel and Secretary of Foundation Coal Holdings, Inc. Prior to the Acquisition, Mr. Walker had been Senior Vice President, General Counsel and Secretary of RAG American Coal Holding, Inc. since 1999. He has over 20 years of experience with legal and regulatory issues in the mining industry. He was Senior Attorney at Cyprus Amax Minerals Company from 1989 to 1999, affiliated with McGuire, Cornwell & Blakey from 1986 to 1989 and Associate Counsel at Mobil Oil Corporation from 1981 to 1986.

        Klaus-Dieter Beck is Senior Vice President of Planning and Engineering of Foundation Coal Holdings, Inc. Prior to the Acquisition, Mr. Beck had been Senior Vice President of Planning and Engineering of RAG American Coal Holding, Inc. since 1999. From 1998 to 1999, Mr. Beck was Vice President of Riverton Coal, Inc., and from 1996 to 1998, he was General Mine Manager of Friedrich Heinrich Mine of Ruhrkohle Bergbau AG, a subsidiary of RAG AG.

        James A. Olsen is Senior Vice President of Development and Information Technology of Foundation Coal Holdings, Inc. Prior to the Acquisition, Mr. Olsen had been Senior Vice President of Development and Information Technology of RAG American Coal Holding, Inc. since 1999. From 1993 to 1999, he worked at Cyprus Amax Coal Company as Assistant Controller and later as Vice President of Business Development. From 1975 to 1981, and from 1988 to 1990, he was employed by AMAX Inc. in several positions, including Assistant Controller and Assistant to the Treasurer.

        Michael R. Peelish is Senior Vice President, Safety and Human Resources of Foundation Coal Holdings, Inc. Prior to the Acquisition, Mr. Peelish had been Senior Vice President, Safety and Human Resources of RAG American Coal Holding, Inc. since 1999. From 1995 to 1999, Mr. Peelish was Director, Safety of Cyprus Amax Minerals Company, and from 1994 to 1995, was Manager of Regulatory Affairs and Loss Control of Cyprus Amax Coal Company. From 1989 to 1994, Mr. Peelish was a Senior Attorney at Cyprus Minerals Company, and from 1986 to 1989, was an attorney at Consolidation Coal Company.

        James L. Anderson, Jr. has been Corporate Controller of Foundation Coal Corporation since November 2004 and also serves as a member of our board of directors. Prior to Mr. Anderson's employment at Foundation Coal Corporation, he held various positions at Santa Fe Pacific Gold Corporation, and its successor by merger Newmont Mining Corporation, from 1992-2004, most recently serving as its Corporate Controller. He has also held accounting and financial management positions at Vintage Petroleum, Inc. and Arthur Andersen LLP. Mr. Anderson is a certified public accountant.

        Joshua H. Astrof has been a member of the board of directors of Foundation Coal Holdings, Inc. since 2004. He has been a principal in the Private Equity Group of The Blackstone Group L.P., an investment and advisory firm, since December 2001 and was an associate from 1998 to 2001. Prior to that he was an associate at Donaldson, Lufkin & Jenrette Securities Corporation, where he worked from 1993 to 1996. Mr. Astrof is a member of the board of directors of TRW Automotive Holdings

Corp. and Utilicom Networks LLC and formerly served on the board of directors of Bresnan Communications Group LLC.

        David I. Foley has been a member of the board of directors of Foundation Coal Holdings, Inc. since 2004. He is a principal in the Private Equity Group of The Blackstone Group L.P., an investment and advisory firm, which he joined in 1995. Mr. Foley has been involved in the execution of several of Blackstone's investments and leads Blackstone's investment activities in the energy industry. Prior to joining Blackstone, Mr. Foley was an employee of AEA Investors Inc. from 1991 to 1993 and a consultant with The Monitor Company from 1989 to 1991. Mr. Foley currently serves as a director of Premcor Inc., Mega Bloks Inc., GC Power Acquisition LLC and Kosmos Energy Holdings.

        Alex T. Krueger has been a member of the board of directors of Foundation Coal Holdings, Inc. since 2004. He joined First Reserve Corporation, a private equity firm, in 1999 and is currently a director of First Reserve Corporation focused on investment efforts in the coal and energy infrastructure sectors. Mr. Krueger also serves on the board of ANR Holdings, the parent company of Alpha Natural Resources LLC, GP Natural Resource Partners LLC, the general partner of Natural Resource Partners LP. Prior to joining First Reserve, Mr. Krueger worked in the Energy Group of Donaldson, Lukfin & Jenrette.

        William E. Macaulay has been Chairman of the board of directors of Foundation Coal Holdings, Inc. since 2004. Mr. Macaulay is the Chairman and Chief Executive Officer of First Reserve Corporation, a private equity firm, which he joined in 1983. Mr. Macaulay serves as Chairman of Dresser-Rand Group Inc., a supplier of rotating equipment solutions to the energy industry and Chairman of Pride International, Inc., a contract drilling and related services company. He also serves as a director of Dresser, Inc., an equipment and services company servicing the energy industry, ANR Holdings, the parent company of Alpha Natural Resources, LLC, Dresser, Inc., an equipment and services company serving the energy industry, and Weatherford International, Inc. and National Oilwell, Inc., an oilfield service company.

        Prakash A. Melwani has been a member of the board of directors of Foundation Coal Holdings, Inc. since 2004 and serves as Chairman of its Compensation Committee. Mr. Melwani joined The Blackstone Group L.P., an investment and advisory firm, as a Senior Managing Director in its Private Equity Group in May 2003. He is also a member of the firm's Private Equity Investment Committee. Prior to joining Blackstone, Mr. Melwani was a founder, in 1988, of Vestar Capital Partners and served as its Chief Investment Officer. Prior to that, Mr. Melwani was with the management buyout group at The First Boston Corporation and with N.M. Rothschild & Sons in Hong Kong and London. He currently serves as a director of Aspen Insurance Holdings Limited and Kosmos Energy LLC.

        Hans J. Mende has been a member of the board of directors of Foundation Coal Holdings, Inc. since 2004. He is President and Chief Operating Officer of AMCI, a mining and marketing company, a position he has held since he co-founded AMCI in 1986. Prior to founding AMCI, Mr. Mende was employed by the Thyssen Group, one of the largest German multinational companies with interests in steel making and general heavy industrial production, in various senior executive positions. At the time of his departure from Thyssen Group, Mr. Mende was President of its international trading company. Mr. Mende has also served as Chairman of the Board and as a director of ANR Holdings, the parent company of Alpha Natural Resources, LLC.

Composition of the Board of Foundation Coal Holdings, Inc. after its Initial Public Offering

        Foundation Coal Holdings, Inc.'s board of directors currently consists of seven directors. It expects to add one independent director prior to the effectiveness of the registration statement relating to its initial public offering. It expects to add another independent director within three months after the date the registration statement relating to its initial public offering is declared effective and a third independent director to its board within 12 months after the registration statement is declared effective.

        Depending on the size of the initial public offering of its common stock, Foundation Coal Holdings, Inc. may avail itself of the "controlled company" exception under the New York Stock Exchange rules which eliminates the requirements that its board of directors and that its compensation and nominating and corporate governance committees be composed entirely of independent directors. In the event that Foundation Coal Holdings, Inc. is no longer a "controlled company," it will be required to have a majority of independent directors on its board of directors and to have its compensation and nominating and corporate governance committees be composed entirely of independent directors within one year of the date that it lose its status as a "controlled company."

Committees of the Board of Directors

        Foundation Coal Holdings, Inc.'s board of directors currently has an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee

        Foundation Coal Holdings, Inc.'s audit committee currently consists of James F. Roberts, Alex T. Krueger and Joshua H. Astrof. Alex T. Krueger is its audit committee "financial expert" as such term is defined in Item 401(h) of Regulation S-K. Our audit committee consists of Frank Wood and James L. Anderson, Jr. The audit committee of Foundation Coal Holdings, Inc. is responsible for (1) the hiring or termination of independent auditors and approving any non-audit work performed by such auditor, (2) approving the overall scope of the audit, (3) assisting the board in monitoring the integrity of our financial statements, the independent accountant's qualifications and independence, the performance of the independent accountants and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing an independent auditors' report describing the auditing firms' internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent auditor, (6) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately, periodically, with management, internal auditors and the independent auditor, (9) reviewing with the independent auditor any audit problems or difficulties and managements' response, (10) setting clear hiring policies for employees or former employees of the independent auditors, (11) annually reviewing the adequacy of the audit committee's written charter, (12) handling such other matters that are specifically delegated to the audit committee by the board of directors from time to time, (13) reporting regularly to the full board of directors and (14) evaluating the board of directors' performance. The audit committee of Foundation Coal Corporation performs similar functions.

        Prior to consummation of Foundation Coal Holdings, Inc.'s initial public offering, its audit committee will approve and adopt a Code of Business Conduct and Ethics for all directors, officers and employees, a copy of which will be available on its website and upon written request by its stockholders at no cost.

Compensation Committee

        Foundation Coal Holdings, Inc.'s current compensation committee consists of Prakash A. Melwani and Alex T. Krueger. It expects to add its new independent director to such committee as well. The compensation committee is responsible for (1) reviewing key employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our chief executive officer and other executive officers, (3) developing and recommending to the board of directors compensation for board members, (4) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (5) reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters, (6) administration of stock plans and other incentive compensation plans, (7) overseeing compliance with any applicable compensation reporting requirements of the SEC, (8) approving the appointment and removal of trustees and investment managers for pension fund assets, (9) retaining consultants to advise the committee on executive compensation practices and policies and (10) handling such other matters that are specifically delegated to the compensation committee by the board of directors from time to time.

Nominating and Corporate Governance Committee

        Foundation Coal Holdings, Inc.'s current nominating and corporate governance committee consists of James F. Roberts, Alex T. Krueger and David I. Foley. The nominating and corporate governance committee is responsible for (1) developing and recommending criteria for selecting new directors, (2) screening and recommending to the board of directors individuals qualified to become executive officers, (3) overseeing evaluations of the board of directors, its members and committees of the board of directors and (4) handling such other matters that are specifically delegated to the nominating and corporate governance committee by the board of directors from time to time.

Directors' Compensation

        None of Foundation Coal Holdings, Inc.'s directors currently receive any compensation for serving as a director or as a member or chair of a committee of the board of directors. In conjunction with its initial public offering, Foundation Coal Holdings, Inc. will be adding an independent director to its board and plans to pay its independent director an annual cash retainer of $40,000 and a fee of $1,500 for each board meeting and each committee meeting attended. Foundation Coal Holdings, Inc. is also considering a restricted stock program for its directors as well.

Executive Compensation

        The following table sets forth information concerning the compensation of our chief executive officer and our other four most highly compensated executive officers for service provided to Foundation Coal Holdings, Inc. and its subsidiaries for the year ended December 31, 2003.

Summary Compensation Table

		Annual Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	All Other Compensation ($)
James F. Roberts President and Chief Executive Officer	2003	540,000	—	—	47,186	(1)
John R. Tellmann Senior Vice President, Sales and Marketing	2003	252,144	100,000	—	—
Greg A. Walker Senior Vice President, General Counsel and Secretary	2003	225,879	90,000	—	—
James A. Bryja Senior Vice President, Eastern Operations	2003	225,000	54,000	82,159	—
Thomas J. Lien Senior Vice President, Western Operations	2003	220,000	70,000	—	—

(1)
Represents an annual retirement payment pursuant to the terms of Mr. Roberts's employment agreement with RAG American Coal Holding, Inc., which was terminated in connection with the Acquisition.

  2004 Stock Incentive Plan

        Our ultimate parent company's board of directors has adopted an incentive plan which is designed to assist the company in recruiting and retaining key employees, directors or consultants of outstanding ability and to motivate such employees, directors or consultants to exert their best efforts on behalf of the company by providing compensation and incentives through the granting of awards. The plan permits it to grant to its key employees, directors and consultants stock options, stock appreciation rights, or other stock-based awards. In connection with the plan, it has entered into stock option agreements with Messrs. Roberts, Tellman, Walker, Bryja, Wood, Olsen, Beck and Peelish.

        Administration.    Our ultimate parent company's compensation committee administers the 2004 Stock Incentive Plan. The committee determines who will receive awards under the 2004 Stock Incentive Plan, as well as the form of the awards, the number of shares underlying the awards, and the terms and conditions of the awards consistent with the terms of the plan. The committee is authorized to interpret the 2004 Stock Incentive Plan, to establish, amend and rescind any rules and regulations relating to the 2004 Stock Incentive Plan, and to make any other determinations that it deems necessary or desirable for the administration of the plan. The committee may correct any defect or supply any omission or reconcile any inconsistency in the 2004 Stock Incentive Plan in the manner and to the extent the committee deems necessary or desirable.

        Shares Reserved for Awards, Limits on Awards and Shares Outstanding.    The total numbers of shares of its common stock initially available for issuance or delivery under the 2004 Stock Incentive Plan and after giving effect to the 2.052392 for one stock split with respect to options Foundation Coal Holdings, Inc. expects to effect immediately prior to the consummation of its offering is 3,978,483 shares. As of November 1, 2004 and after giving effect to the 2.052392 for one stock split with respect to options it expects to effect immediately prior to the consummation of its offering, there were 3,536,431 stock options outstanding, of which 982,342 shares are issuable at an average exercise price of $4.87 per share as time options and 2,554,089 shares are issuable at an average exercise price per share of $8.53 as time-accelerated options.

        In the event of any other stock dividend or split, reorganization, recapitalization, merger, share exchange or any other similar transaction, the committee will adjust (i) the number or kind of shares or other securities that may be issued or reserved for issuance pursuant to the 2004 Stock Incentive Plan or pursuant to any outstanding awards, (ii) the option price or exercise price and/or (iii) any other affected terms of such awards.

        Stock Options.    The 2004 Stock Incentive Plan permits the committee to grant participants incentive stock options, which qualify for special tax treatment in the United States, as well as nonqualified stock options. The committee establishes the duration of each option at the time it is granted, with a maximum ten-year duration for incentive stock options. The committee may establish vesting and performance requirements that must be met prior to the exercise of options.

        Stock option grants may include provisions that permit the option holder to exercise all or part of the holder's vested options, or to satisfy withholding tax liabilities, by tendering shares of common stock already owned by the option holder for at least six months (or another period consistent with the applicable accounting rules) with a fair market value equal to the exercise price. Stock option grants may also include provisions that permit the option holder to exercise all or part of the holder's vested options through an exercise procedure, which requires the delivery of irrevocable instructions to a broker to sell the shares obtained upon exercise of the option and deliver promptly to Foundation Coal Holdings, Inc. the proceeds of the sale equal to the aggregate exercise price of the common stock being purchased.

        Stock Appreciation Rights.    The committee may also grant stock appreciation rights, either alone or in tandem with underlying stock options, as well as limited stock appreciation rights, which are exercisable upon the occurrence of certain contingent events. Stock appreciation rights entitle the holder upon exercise to receive an amount in any combination of cash or shares of its common stock (as determined by the committee) equal in value to the excess of the fair market value of the shares covered by the right over the grant price.

        Other Stock-Based Awards.    The 2004 Stock Incentive Plan permits the committee to grant awards that are valued by reference to, or otherwise based on, the fair market value of its common stock. These awards will be in such form and subject to such conditions as the committee may determine, including the satisfaction of performance goals, the completion of periods of service or the occurrence of certain events.

        Change-in-Control Provisions.    The committee may, in the event of a change in control, provide that any outstanding awards that are unexercisable or otherwise unvested will become fully vested and immediately exercisable. In addition, the committee may, in its sole discretion, provide for the termination of an award upon the consummation of the change in control and the payment of a cash amount in exchange for the cancellation of an award, and/or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected award.

        Amendment and Termination.    Our parent company's board of directors may amend or terminate the 2004 Stock Incentive Plan at any time, provided that no amendment or termination will be made diminishes the rights of the holder of any award. Our parent company's board of directors may amend that the plan in such manner as it deems necessary to permit awards to meet the requirements of applicable laws.

Pension Plan Information

        The following table shows the estimated annual benefit payable under the Qualified Salaried Plan and Supplemental Executive Retirement Plan for Messrs. Roberts, Tellmann, Walker, Bryja and Lien commencing at normal retirement age:

	Years of Service
Final Average Earnings
	5	15	20	25	30	35	40
$200,000	$17,000	$51,000	$68,000	$85,000	$102,000	$119,000	$136,000
$300,000	26,000	77,000	102,000	128,000	153,000	179,000	204,000
$400,000	34,000	102,000	136,000	170,000	204,000	238,000	272,000
$500,000	43,000	128,000	170,000	213,000	255,000	298,000	340,000
$600,000	51,000	153,000	204,000	255,000	306,000	357,000	408,000
$800,000	68,000	204,000	272,000	340,000	408,000	476,000	544,000
$1,000,000	85,000	255,000	340,000	425,000	510,000	595,000	680,000

        Under Foundation Coal Holdings, Inc.'s Qualified Salaried Plan and Supplemental Executive Retirement Plan, benefits are determined on the basis of combined annual salary and bonus as reported under Annual Compensation in the Summary Compensation Table (but not including the compensation reported under Other Annual Compensation). Benefits under the Qualified Salaried Plan are subject to a pay limit. The Supplemental Executive Retirement Plan is a restoration plan that makes up for benefits lost to highly paid employees due to the application of benefit and pay limits.

        The above benefit amounts are payable as single life annuities at a normal retirement age of 65. These amounts are reduced by a Social Security benefit.

        The estimated credited years of service as of January 1, 2004 for the named executive officers are as follows: Mr. Roberts – 4.00 years, Mr. Tellmann – 3.91 years, Mr. Walker – 14.19 years, Mr. Lien – 23.75 years and Mr. Bryja – 7.61 years.

Employment Agreements

    James F. Roberts

        We have entered into an employment agreement with James F. Roberts, effective July 30, 2004, to serve as President, Chief Executive Officer and member of our board of directors. The term of the agreement is through July 30, 2007, unless terminated earlier by us or Mr. Roberts.

        The employment agreement provides for an annual base salary of $600,000 and an annual bonus payment based upon the achievement of certain individual and company performance targets established by the board of directors, in consultation with Mr. Roberts. Mr. Roberts is entitled to receive stock options under the 2004 Stock Incentive Plan, $8,000 per year for a disability plan of his choice and the use of an automobile in accordance with the policies of the company.

        If Mr. Roberts' employment is terminated by us without "cause" or if Mr. Roberts resigns for "good reason" (as such terms are defined in the employment agreement), Mr. Roberts will receive (a) the accrued but unpaid salary, bonus and reimbursements through the date of termination, (b) the target annual bonus for the year of termination, prorated to the amount of time actually employed during such year and (c) subject to Mr. Roberts' compliance with the non-compete and confidentiality provisions, the sum of his base salary and target annual bonus for the greater of (i) the remainder of his term under the employment agreement and (ii) two years, such payment to be received in bi-monthly installments during the one-year period following termination.

        Under the terms of the agreement, Mr. Roberts may not disclose any confidential information concerning us, our subsidiaries or affiliates and any third party that has provided any information to us on a confidential basis. In addition, during Mr. Roberts' term of employment and (a) for a period of one year following the date Mr. Roberts ceases to be employed by us, Mr. Roberts may not compete with us or our subsidiaries, and (b) for a period of two years following the date Mr. Roberts ceases to be employed by Foundation Coal Holdings, Inc., Mr. Roberts may not solicit or hire its employees or employees of its subsidiaries.

    Greg A. Walker, Frank J. Wood, Michael R. Peelish, Klaus-Dieter Beck, James J. Bryja, James A. Olsen and John R. Tellman

        We have entered into employment agreements effective July 30, 2004 with Greg A. Walker to serve as our Senior Vice President, General Counsel and Secretary, Frank J. Wood to serve as Senior Vice President and Chief Financial Officer, Michael R. Peelish to serve as Senior Vice President, Safety and Human Resources, Klaus-Dieter Beck to serve as Senior Vice President, Planning and Engineering, James J. Bryja to serve as Senior Vice President, Eastern Operations, James A. Olsen to serve as Senior Vice President, Development and Information Technology, and John R. Tellman to serve as Senior Vice President, Sales and Marketing (for purposes of this section, the "Executive Officers"). The term of each agreement is through July 30, 2006, unless terminated earlier by us or the Executive Officer.

        The employment agreements for Mr. Walker, Mr. Wood, Mr. Peelish, Mr. Beck, Mr. Bryja, Mr. Olsen and Mr. Tellman provide for annual base salaries of $230,397, $204,867, $194,361, $225,000, $229,500, $183,855 and $257,187, respectively. Each of these agreements provides for an annual bonus payment based upon the achievement of certain individual and company performance targets established by the board of directors, in consultation with the respective Executive Officer. Each Executive Officer is entitled to receive stock options under the 2004 Stock Incentive Plan.

        Under each of these agreements, if the Executive Officer's employment is terminated by us without "cause" or if the Executive Officer resigns for "good reason" (as such terms are defined in the employment agreement), the Executive Officer will receive (a) the accrued but unpaid salary, bonus, and reimbursements through the date of termination, (b) the target annual bonus for the year of termination, prorated for the amount of time actually employed during such year, and (c) subject to the

Executive Officer's compliance with the non-compete and confidentiality provisions, the sum of his base salary and target annual bonus for the greater of (i) the remainder of his term under the employment agreement and (ii) one year, such payment to be received in bi-monthly installments during the nine-month period following termination.

        Under the terms of each agreement, the Executive Officer may not disclose any confidential information concerning us, our subsidiaries or affiliates and any third party that has provided any information to us on a confidential basis. In addition, during the Executive Officer's term of employment and (a) for a period of nine months following the date the Executive Officer ceases to be employed by us, the Executive Officer may not compete with us, or our subsidiaries, and (b) for a period of two years following the date the Executive Officer ceases to be employed by us, the Executive Officer may not solicit or hire our employees or employees of our subsidiaries.

    Thomas Lien

        We entered into an employment agreement with Thomas Lien, effective January 1, 2002, to serve as Senior Vice President, Western Operations. The term of the agreement is through December 31, 2004, unless terminated earlier by us, or Mr. Lien.

        The employment agreement of Mr. Lien provides for an annual base salary of $220,000 and eligibility to participate in other compensations plans and policies as they may be provided by us.

        If Mr. Lien's employment is terminated by us, without "cause" (as such term is defined in the employment agreement), Mr. Lien will receive the greater of (a) the sum of (i) any portion of Mr. Lien's unadjusted annual base salary through the employment period, (ii) an amount representing the target annual bonus for the remainder of the employment period, (iii) any unpaid, deferred compensation and (iv) accrued but unpaid incentive compensation and vacation pay, (b) any severance payments due under the severance program in effect at the time of termination and (c) any payment due under the change of control agreement, such payment to be received in lump sum cash within thirty days following the date of termination. A separate change of control agreement, also dated January 1, 2002, provides a payment equal to the sum of (a) two years of unadjusted base salary, (b) an amount representing the target bonus for two bonus cycles, (c) deferred compensation and (d) accrued and unpaid incentive compensation and vacation pay.

        Under the terms of the agreement, Mr. Lien may not disclose any confidential information concerning us, our subsidiaries or affiliates.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        Foundation PA Coal Company is an indirect wholly owned subsidiary of Foundation Coal Corporation, which is an indirect wholly owned subsidiary of Foundation Coal Holdings, Inc. The following table and accompanying footnotes show information regarding the beneficial ownership of the common stock of Foundation Coal Holdings, Inc. before and after its initial public offering of common stock by:

  •
  each person who is known by us to own beneficially more than 5% its common stock;

  •
  each member of its board of directors and each of its named executive officers; and

  •
  all members of its board of directors and its executive officers as a group.

        The number of shares and percentages of beneficial ownership before the offering set forth below are based on shares of its common stock issued and outstanding as of November 1, 2004, and after giving effect to the 0.879639 for one reverse stock split with respect to its shares and 2.052392 for one stock split with respect to options it expects to effect immediately prior to the consummation of its offering. The number of shares and percentages of beneficial ownership after the offering are based on 44,392,433 shares of our common stock to be issued and outstanding immediately after the offering, excluding 226,190 shares that may be dividended to its existing stockholders who are members of management if they receive their dividend in shares of common stock instead of cash and including 3,541,500 shares that will be either dividended to its existing stockholders assuming no exercise of the underwriters' option to purchase additional shares or sold to the underwriters pursuant to their option to purchase additional shares assuming full exercise of that option.

			Shares Beneficially Owned After Foundation Coal Holdings, Inc.'s Offering of Common Stock
	Shares Beneficially Owned Prior to Foundation Coal Holdings, Inc.'s Offering of Common Stock		Assuming the Underwriters' Option is Not Exercised**		Assuming the Underwriters' Option is Exercised in Full
Name of Beneficial Owner	Number	Percent	Number	Percent	Number	Percent
First Reserve Fund IX, L.P.(1)	7,242,160	42.0%	8,729,788	19.7%	7,242,160	16.3%
The Blackstone Group(2)	7,242,160	42.0	8,729,788	19.7	7,242,160	16.3
AMCI Acquisition, LLC(3)	2,556,056	14.8	3,081,102	6.9	2,556,056	5.8
James F. Roberts(4)(5)	104,150	*	113,185	*	104,150	*
John R. Tellmann(4)(5)	62,140	*	71,435	*	62,140	*
James J. Bryja(4)(5)	44,808	*	50,229	*	44,808	*
Klaus-Dieter Beck(4)(5)	37,771	*	41,746	*	37,771	*
Michael R. Peelish(4)(5)	37,240	*	40,853	*	37,240	*
Greg A. Walker(4)(5)	38,468	*	42,081	*	38,468	*
Frank J. Wood(4)(5)	34,695	*	43,309	*	34,695	*
James A. Olsen(4)(5)	32,493	*	35,384	*	32,493	*
Thomas J. Lien(4)(5)	—	—	—	—	—	—
Alex T. Krueger(6)	—	—	—	—	—	—
William E. Macaulay(6)	—	—	—	—	—	—
Stephen A. Schwarzman(2)	7,242,160	42.0	8,729,788	19.7	7,242,160	16.3
Peter G. Peterson(2)	7,242,160	42.0	8,729,788	19.7	7,242,160	16.3
Joshua H. Astrof(7)	—	—	—	—	—	—
David I. Foley(7)	—	—	—	—	—	—
Prakash A. Melwani(7)	—	—	—	—	—	—
Hans J. Mende(3)	2,566,056	14.8	3,081,102	6.9	2,566,056	5.8
All directors and executive officers as a group (15 persons)	397,026	2.3	428,233	*	397,026	*

*
Less than 1 percent of shares of common stock outstanding (excluding, in the case of all directors and executive officers as a group, shares beneficially owned by First Reserve Fund IX, L.P., the Blackstone Group and AMCI Acquisition, LLC.)

**
Foundation Coal Holdings, Inc. will grant the underwriters an option to purchase up to an additional 3,541,500 shares in its initial public offering of common stock. Immediately prior to the consummation of the initial public offering, Foundation Coal Holdings, Inc. will declare a stock dividend, the terms of which will require that shortly after the expiration of the underwriters' option to purchase additional shares (assuming the option is not exercised in full) Foundation Coal Holdings, Inc. issue to its existing stockholders the number of shares equal to (x) the number of additional shares the underwriters have an option to purchase minus (y) the actual number of shares the underwriters purchase from it pursuant to that option.

(1)
Includes beneficial ownership of shares of common stock of Foundation Coal Holdings, Inc. beneficially owned by First Reserve Fund IX, L.P. First Reserve GP IX, L.P. is the general partner of First Reserve Fund IX, L.P. First Reserve GP IX, Inc. is the general partner of First Reserve GP IX, L.P. and First Reserve Corporation is the adviser to First Reserve Fund IX, L.P. The address of First Reserve GP IX, Inc., First Reserve GP IX, L.P., First Reserve Corporation and First Reserve Fund IX, L.P. is One Lafayette Place, Greenwich, CT 06830.

(2)
Includes beneficial ownership of shares of common stock of Foundation Coal Holdings, Inc. owned by each of Blackstone FCH Capital Partners IV L.P. and Blackstone Family Investment Partnership IV-A L.P. (the "Blackstone Funds"), for each of which Blackstone Management Associates IV L.L.C. ("BMA") is the general partner having voting and investment power over the common stock held or controlled by each of the Blackstone Funds. Messrs. Peter G. Peterson and Stephen A. Schwarzman are the founding members of BMA, and as such may be deemed to share beneficial ownership of the shares of common stock held or controlled by the Blackstone Funds. Each of BMA and Messrs. Peterson and Schwarzman disclaims beneficial ownership of such shares of common stock. The address of Messrs. Peterson and Schwarzman, BMA and the Blackstone Funds is c/o The Blackstone Group L.P., 345 Park Avenue, New York, NY 10154.

(3)
Includes voting shares of common stock owned by AMCI Acquisition, LLC, of which Hans J. Mende, one of the directors of Foundation Coal Holdings, Inc., holds a 40% beneficial interest, and The Kirmar Family Limited Partnership (of which Mr. Mende owns a .6% general partnership interest, a .4% partnership interest held jointly with Fritz R. Kundrun (with rights of survivorship) and his son and daughter each own a 49.5% limited partnership interest) owns a 10% beneficial interest. Mr. Mende may be deemed to have sole investment power over The Kirmar Family Limited Partnership's beneficial interests. The address for each of the above entities and Mr. Mende is c/o AMCI Acquisition, LLC, One Energy Place, Latrobe, PA 15650 Attention: Hans J. Mende.

(4)
The address for each of Messrs. Roberts, Wood, Bryja, Lien, Tellmann, Walker, Beck, Olsen, and Peelish is c/o Foundation Coal Holdings, Inc., 999 Corporate Boulevard, Suite 300, Linthicum Heights, MD 21090.

(5)
Of the shares beneficially owned by each of Messrs. Roberts, Tellmann, Bryja, Beck, Peelish, Walker, Wood and Olsen, they have the right to acquire beneficial ownership of 60,168, 18,419, 18,419, 18,419, 19,647, 20,875, 22,103 and 18,419 shares, respectively, pursuant to time options which will vest on December 31, 2004.

(6)
Mr. Krueger is an executive officer of First Reserve GP IX, Inc. and disclaims beneficial ownership of any shares owned by such entity or its affiliates. Mr. Macaulay is the Chief Executive Officer and a member of the board of directors of First Reserve Corporation and disclaims beneficial ownership of any shares owned by such entity or its affiliates. The address of First Reserve GP IX, Inc., First Reserve GP IX, L.P., First Reserve Fund IX, L.P., Alex T. Krueger and William E. Macaulay is c/o First Reserve Corporation, One Lafayette Place, Greenwich, CT 06830.

(7)
Mr. Melwani, a director of Foundation Coal Holdings, Inc., is a member of BMA and disclaims any beneficial ownership of the shares of common stock held by the Blackstone Funds. Neither Mr. Astrof nor Mr. Foley is a member of BMA. The address of Joshua H. Astrof, David I. Foley and Prakash A. Melwani is c/o The Blackstone Group L.P. 345 Park Avenue, New York, NY 10154.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Stock Purchase Agreement

        On May 24, 2004, Foundation Coal Corporation, entered into a stock purchase agreement with RAG Coal International AG, a company organized under the laws of Germany (the "Seller") to acquire the outstanding capital stock of certain subsidiaries of the Seller (collectively, the "Acquired Companies"), consisting primarily of the Seller's North American coal operations, including its Wyoming, Pennsylvania, West Virginia and Illinois mining operations. The Acquired Companies exclude the Seller's Colorado mining operations, which were sold to a third party on April 15, 2004. The stock purchase agreement provided for the acquisition by Foundation Coal Corporation of:

  •
  all of the issued and outstanding shares of each of RAG Coal West, Inc. and RAG Wyoming Land Company from RAG American Coal Company, LLC, an indirect wholly owned subsidiary of Seller, for $375 million; and

  •
  all of the issued and outstanding shares of RAG American Coal Holding, Inc. from the Seller for $600 million of cash, including a minimum of $50 million of cash on the balance sheet.

        The purchase price for the Acquired Companies was approximately $975 million. The Acquisition closed on July 30, 2004.

        The stock purchase agreement contains customary seller representations and warranties of the Seller, customary buyer representations and warranties of Foundation Coal Corporation and customary covenants and other agreements between the Seller and Foundation Coal Corporation.

        The stock purchase agreement provides for indemnification for losses relating to specified events, circumstances and matters. The Seller has agreed to indemnify Foundation Coal Corporation from certain liabilities, including:

  •
  any losses arising from the inaccuracy of any representation or the breach of any warranty of the Seller contained in the stock purchase agreement;

  •
  any losses arising from breaches or defaults in the performance of any covenant undertaking or other agreement or obligation of the Seller pursuant to the stock purchase agreement;

  •
  any liabilities (including costs and expenses) arising out of or related to any debt of any of the Acquired Companies outstanding as of the closing of the Acquisition;

  •
  any liabilities of certain entities operating in Colorado that were sold by RAG American Coal Company, LLC to a third party under a stock purchase agreement dated as of February 29, 2004, including liabilities resulting from their operations, properties or assets, and any liabilities under that stock purchase agreement and from the spin off of certain assets and liabilities from certain employee benefit plans of RAG American Coal Company, LLC in connection therewith; and

  •
  certain tax liabilities, including liabilities for taxes related to pre-closing tax periods.

        The stock purchase agreement does not allow Foundation Coal Corporation to make a claim for indemnification for any loss relating to a breach of a representation or warranty or covenant unless the losses for any claim or series of related claims exceed $1.5 million (other than for losses relating to certain specified representations and warranties and covenants). The Seller's indemnification obligations with respect to breaches of representations and warranties and covenants are subject to a deductible for the first $15 million in damages (other than for losses relating to certain specified representations and warranties and covenants not subject to the deductible). After Foundation Coal Corporation has incurred damages as a result of breaches of representations and warranties and covenants contained in the stock purchase agreement that are subject to the deductible in excess of the deductible, the Seller is required to indemnify Foundation Coal Corporation for the amount by which such claims for indemnity or damages exceed the deductible up to a $200 million cap (other than for losses relating to certain specified representations and warranties and covenants not subject to the cap).

Ancillary Agreements

        In addition to the stock purchase agreement, and in connection with the merger of Foundation Coal Holdings, LLC into Foundation Coal Holdings, Inc., our ultimate parent, Foundation Coal Holdings, Inc. entered into the following ancillary agreements governing certain relationships between and among the parties after the closing of the Acquisition.

Stockholders Agreement

        Foundation Coal Holdings, Inc. entered into a stockholders agreement with First Reserve, Blackstone and AMCI and certain management stockholders. On October 4, 2004, Foundation Coal Holdings, Inc. entered into an amended and restated stockholders agreement with its current stockholders, which agreement will become effective upon the consummation of its initial public offering of common stock.

        The stockholders agreement provides that its board of directors will consist of eight members upon the consummation of the offering. The board may be subsequently expanded to include such additional independent directors as may be required by the rules of any exchange on which shares of its common stock are traded. Each of Blackstone and First Reserve will designate three nominees for election. Blackstone and First Reserve will also designate one joint nominee. The board of directors will designate the other nominee who must be "independent" as such term is defined by the NYSE rules, but such nominee must be reasonably acceptable to both Blackstone and First Reserve. If at any time, either Blackstone or First Reserve and their affiliates as a group beneficially own less than 66-2/3% of the aggregate number of shares owned by the other, then such sponsor will only be entitled to designate two directors, and if at any time either Blackstone or First Reserve and their affiliates as a group own less than 33-1/3% of the aggregate number of shares owned by the other, then such sponsor will only be entitled to designate one director.

        All significant decisions involving Foundation Coal Holdings, Inc. require the approval of its board of directors, acting by a simple majority vote; provided however, that so long as each of Blackstone and First Reserve is entitled to designate at least two nominees for election and at least one of such designees is serving as a director and Blackstone and First Reserve collectively own at least 20% of the outstanding shares of its common stock, then the approval of at least one director solely designated by First Reserve and the approval of at least one director solely appointed by Blackstone will also be required for certain actions, such as the appointment, removal or termination of our CEO or other senior officers; the issuance or reclassification of any of our stock or other securities; any declaration or payment of dividends; any purchase, sale, lease, encumbrance, transfer or other acquisition or disposition of any of our assets having an aggregate value in excess of $20 million; any merger, consolidation, conversion, business combination or joint venture involving us or any of our subsidiaries; any transaction involving us on the one hand, and the sponsors or their affiliates on the other; any incurrence of indebtedness in excess of $20 million; the approval of our operating budget, capital budget and/or business plan; and the incurrence of any unbudgeted capital expenditures in excess of $10 million.

        Pursuant to a letter agreement, dated August 17, 2004, between First Reserve and AMCI, for so long as First Reserve is entitled to appoint three directors to Foundation Coal Holdings, Inc.'s board, it will appoint one person designated by AMCI who is reasonably satisfactory to First Reserve. Initially, this person will be Hans J. Mende. Should First Reserve not be entitled to appoint three directors to

Foundation Coal Holdings, Inc.'s board, it will have no obligation to appoint a person designated by AMCI.

Registration Rights Agreement

        The registration rights agreement provides that, in connection with a public offering and sale, each of First Reserve, Blackstone and AMCI will, in certain circumstances, have the ability to require Foundation Coal Holdings, Inc. to register its shares of common stock. In addition, in connection with other registered offerings by Foundation Coal Holdings, Inc., holders of shares of Foundation Coal Holdings, Inc.'s common stock will have the ability to exercise certain piggyback registration rights with respect to such shares.

Transaction Fee and Monitoring Agreement; Termination Payment

        In connection with the Acquisition, the Sponsors entered into a transaction fee and monitoring agreement with Foundation Coal Corporation relating to certain monitoring, advisory and consulting services under the monitoring agreement. The agreement was later amended and restated. Under the original agreement, Foundation Coal Corporation paid a transaction and advisory fee to the Sponsors in an aggregate amount of $11.8 million upon the completion of the Transactions. Under the amended and restated transaction fee and monitoring agreement, Foundation Coal Corporation agreed to pay to the Sponsors an aggregate annual monitoring fee of approximately $2.0 million, and will reimburse the Sponsors for their out-of-pocket expenses. In connection with the initial public offering of our ultimate parent, the Sponsors may elect to receive a termination payment equal to $2 million, if the Sponsors have received less than two monitoring fees, or $1 million, if the Sponsors have received two or more such fees. The fees will be allocated pro rata based on the percentage of shares of common stock owned by each Sponsor prior to the offering. Foundation Coal Corporation agreed to indemnify the Sponsors and their respective affiliates, directors, officers and representatives for any and all losses relating to the services contemplated by the amended and restated transaction fee and monitoring agreement and the engagement of the Sponsors pursuant to, and the performance by them of the services contemplated by, the amended and restated transaction fee and monitoring agreement. The amended and restated transaction fee and monitoring agreement will terminate upon the occurrence of certain events specified therein, which include the initial public offering of our ultimate parent, and the Sponsors will be paid the termination payment.

Acquisition - Related Payments

        Upon closing of the Acquisition, Messrs. Roberts, Tellmann, Walker, Bryja and Lien received payouts through RAG American Coal Holding, Inc. from grants awarded in 2002 and 2003 under RAG Coal International AG's long-term incentive plan totaling $1,190,919, $396,974, $396,974, $260,294 and $396,974, respectively. Additionally, immediately following the Acquisition, Foundation Coal Corporation made distributions to Messrs. Roberts, Tellmann, Walker, Bryja and Lien of $247,252, $71,117, $140,600, $12,412 and $357,230, respectively, under RAG American Holding, Inc.'s Senior Executive Retirement Plan. These distributions were triggered because the Acquisition constituted a change of control under the plan.

        Messrs. Roberts, Tellmann, Walker, Lien and Bryja received transaction bonuses in connection with the Acquisition of $710,000, $60,000, $300,000, $60,000 and $60,000, respectively. These bonuses were paid by RAG American Coal Holding, Inc. immediately prior to the closing of the Acquisition.

Coal Sales

        From time to time, as is customary in our industry, we buy and sell coal from other producers. In connection therewith, we have commitments to sell from several of our mines approximately 500,000 tons of coal in the aggregate to Alpha Coal Sales, LLC, an affiliate of ours, at market prices. The proposed transactions would commence in January 2005 and conclude in March 2006. Any such sales would be made on arm's length terms and would therefore be subject to our usual spot sales agreements, including customary pricing terms, quality adjustments, rejection and suspension rights and events of default. First Reserve and AMCI beneficially own approximately 55% and 45%, respectively, of the parent entity of Alpha Coal Sales, LLC.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facilities

General

        In connection with the Transactions, Foundation PA Coal Company entered into a senior secured credit facility with Citicorp North America, Inc., as Administrative Agent, Citigroup Global Markets Inc., as joint lead arranger, joint book manager and co-syndication agent, Credit Suisse First Boston as joint lead arranger, joint book manager and co-syndication agent and UBS Securities LLC, Bear Stearns Corporate Lending Inc. and Natexis Banques Populaires, as co-documentation agents, and each lender party thereto.

        The senior secured credit facility provides senior secured financing of $820.0 million, consisting of

  •
  a $470.0 million term loan facility; and

  •
  a $350.0 million revolving credit facility.

        The term loan facility was fully drawn upon consummation of the Transactions. As of September 30, 2004, after giving pro forma effect to the Transactions and the repayment of a portion of our term loan with proceeds from our parent company's initial public offering, we would have had approximately $219.0 million of letters of credit outstanding and additional borrowings available under the revolving credit facility of $148.3 million.

        Upon the occurrence of certain events, we may request an increase to the existing term loan facility and/or the existing revolving credit facility in an amount not to exceed $100 million, subject to receipt of commitments by existing lenders or other financial institutions reasonably acceptable to the Administrative Agent.

        Foundation PA Coal Company is the borrower under the term loan facility and the revolving credit facility. The revolving credit facility includes borrowing capacity available for $250.0 million of letters of credit and for borrowings on same-day notice, referred to as the swingline loans.

Interest Rate and Fees

        The borrowings under the Senior Credit Facilities bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the highest of (1) the base rate of Citibank, N.A., (2) the three-month certificate of deposit rate, plus 1/2 of 1%, and (3) the federal funds rate plus of 1/2 of 1% or (b) a LIBOR rate determined by reference to the costs of funds for deposits in the currency of such borrowing for the interest period relevant to such borrowing adjusted for certain additional costs. The initial applicable margin for borrowings under the revolving credit facility is 1.50% with respect to base rate borrowings and 2.50% with respect to LIBOR borrowings. The initial applicable margin for borrowings under the term loan facility is 1.00% with respect to base rate borrowings and 2.00% with respect to LIBOR borrowings. The applicable margin for borrowings under the revolving credit facility and the term loan facility may be reduced subject to our attaining certain leverage ratios.

        In addition to paying interest on outstanding principal under the Senior Credit Facilities, we are required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. The initial commitment fee rate is 0.50% per annum. The commitment fee rate may be reduced subject to our attaining certain leverage ratios. We also pay customary letter of credit fees.

Prepayments

        The Senior Credit Facilities require us to prepay outstanding term loans, subject to certain exceptions, with:

  •
  beginning in the year ending December 31, 2005, 75% (which percentage we expect will be reduced to 50% if our leverage ratio is equal or less than 4.00 to 1.00, and to 25% if our leverage ratio is equal or less than 3.00 to 1.00 and to 0% if our leverage ratio is equal or less than 2.50 to 1.00) of the annual excess cash flow of FC 2 Corp. and its subsidiaries;

  •
  100% of the net cash proceeds in excess of $5.0 million in a single transaction or series of related transactions or $10.0 million per fiscal year from asset sales and casualty and condemnation events, if we do not reinvest those proceeds in assets to be used in our business or to make certain other permitted investments within 12 months, subject to certain limitations;

  •
  100% of the net cash proceeds of any incurrence of debt, other than certain debt permitted under the senior secured credit facility; and

  •
  100% of amounts in excess of $5.0 million in respect of certain claims arising out of the Acquisition, subject to certain exceptions.

        The foregoing mandatory prepayments other than from excess cash flow will be applied to the remaining installments of the term loan facility on a pro rata basis. Mandatory prepayments from excess cash flow will be applied to the term loan facility at our direction.

        We may voluntarily repay outstanding loans under the senior secured credit facility at any time without premium or penalty, other than customary "breakage" costs with respect to LIBOR loans.

Amortization

        We are required to repay installments on the loans under the term loan facility in quarterly principal amounts of 0.25% of their funded total principal amount for the first six years and nine months, with the remaining amount payable on the date that is seven years from the date of the closing of the senior secured credit facility.

        Principal amounts outstanding under the revolving credit facility are due and payable in full at maturity on July 30, 2009.

Guarantee and Security

        All obligations under the senior secured credit facility are unconditionally guaranteed by FC 2 Corp. and each of its existing and future domestic wholly owned subsidiaries, other than Foundation PA Coal Company, referred to collectively as Guarantors.

        All obligations under the senior secured credit facility, and the guarantees of those obligations, are secured by substantially all the assets of each Guarantor, including, but not limited to, the following, and subject to certain exceptions:

  •
  a pledge of 100% of the capital stock of Foundation Coal Corporation, 100% of the capital stock of each Guarantor (other than FC 2 Corp.) and 65% of the capital stock of any of our foreign subsidiaries acquired or created in the future that are directly owned by us or one of the Guarantors; and

  •
  a security interest in substantially all tangible and intangible assets of each Guarantor.

Certain Covenants and Events of Default

        The senior secured credit facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of each Guarantor, to:

  •
  sell assets;

  •
  incur additional indebtedness or issue preferred stock;

  •
  repay other indebtedness (including the Notes);

  •
  pay dividends and distributions or repurchase our capital stock;

  •
  create liens on assets;

  •
  make investments, loans or advances;

  •
  make certain acquisitions;

  •
  engage in mergers or consolidations;

  •
  engage in certain transactions with affiliates;

  •
  amend certain material agreements governing our indebtedness, including the Notes;

  •
  change the business conducted by FC 2 Corp. and its subsidiaries; and

  •
  enter into agreements that restrict dividends from subsidiaries.

        In addition, the senior secured credit facility requires us to maintain the following financial covenants:

  •
  a maximum total leverage ratio;

  •
  a minimum interest coverage ratio; and

  •
  a maximum capital expenditures limitation.

        The senior secured credit facility also contains certain customary affirmative covenants and events of default.

        As of July 31, 2004, we were in compliance in all material respects with all covenants and provisions contained in the senior secured credit facility.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

        The Issuer and the Guarantors have entered into a registration rights agreement with the initial purchasers of the outstanding notes in which the Issuer and the Guarantors agreed, under certain circumstances to use their reasonable best efforts to file a registration statement relating to offers to exchange the outstanding notes for exchange notes and thereafter cause the registration statement to become effective under the Securities Act no later than 270 days following the closing date of the issuance of the outstanding notes. The exchange notes will have terms identical in all material respects to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the applicable registration rights agreement. The outstanding notes were first issued on July 30, 2004.

        Under the circumstances set forth below, the Issuer and the Guarantors will use their reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes within the time periods specified in the registration rights agreements and keep the statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

  •
  if any changes in law, SEC rules or regulations or applicable interpretations thereof by the SEC do not permit the Issuer and the Guarantors to effect the exchange offer as contemplated by the registration rights agreements;

  •
  if any outstanding notes validly tendered pursuant to the exchange offer are not exchanged for exchange notes within 270 days after the date of issuances of the outstanding notes;

  •
  if any initial purchaser so requests with respect to the outstanding notes not eligible to be exchanged for the exchange notes and held by it following the consummation of the exchange offer;

  •
  if any applicable law or interpretations do not permit any holder (other than an initial purchaser) to participate in the exchange offer;

  •
  if any initial purchaser that participates in the exchange offer does not receive freely transferable exchange notes in exchange for tendered outstanding notes; or

  •
  if the Issuer and the Guarantors so elect to the file a shelf registration statement with respect to the resale of the outstanding notes.

        Under the registration rights agreement, if the Issuer and the Guarantors fail to complete the exchange offer (other than in the event the Issuer and the Guarantors file a shelf registration statement) or the shelf registration statement, if required thereby, is not declared effective, in either case on or prior to 270 days after the first issue date of the outstanding notes (the "target registration date"), the interest rate on the outstanding notes will be increased by (x) 0.25% per annum for the first 90-day period immediately following the target registration date and (y) an additional 0.25% per annum with respect to each subsequent 90-day period, in each case, until the exchange offer is completed or the shelf registration statement, if required, is declared effective by the SEC or the outstanding notes cease to constitute transfer restricted notes, up to a maximum of 1.00% per annum of additional interest. Copies of the registration rights agreements have been filed as exhibits to the registration statement of which this prospectus is a part.

        If you wish to exchange your outstanding notes for exchange notes in the exchange offer, you will be required to make the following written representations:

  •
  you are not an affiliate of the Issuer and the Guarantors within the meaning of Rule 405 of the Securities Act;

  •
  you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

  •
  you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

  •
  you are acquiring the exchange notes in the ordinary course of your business.

        Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please see "Plan of Distribution."

Resale of Exchange Notes

        Based on interpretations by the SEC set forth in no-action letters issued to third parties, the Issuer and the Guarantors believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, if:

  •
  you are not an affiliate of the Issuer or the Guarantors within the meaning of Rule 405 under the Securities Act;

  •
  you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

  •
  you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

  •
  you are acquiring the exchange notes in the ordinary course of your business.

        If you are an affiliate of the Issuer or the Guarantors, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business:

  •
  You cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC's letter to Sherman & Sterling, dated July 2, 1993, or similar no-action letters; and

  •
  in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

        This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read "Plan of Distribution" for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

        On the terms and subject to the conditions set forth in this prospectus and in the accompanying letters of transmittal, the Issuer or the Guarantors will accept for exchange in the exchange offer any outstanding notes that are validly tendered and not validly withdrawn prior to the expiration date. Outstanding notes may only be tendered in an integral multiple of $1,000. The Issuer will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes surrendered in the exchange offer.

        The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon failure by the Issuer and the Guarantors to fulfill their obligations under the registration rights agreement to complete the exchange offer, or file, and cause to be effective, a shelf registration statement, if required thereby, within the specified time period. The exchange notes will evidence the same debt as the outstanding notes. The exchange 7 1/4% Senior Notes due 2014 will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding 7 1/4% Senior Notes due 2014. For a description of the indenture see "Description of the Notes."

        The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

        As of the date of this prospectus, $300 million aggregate principal amount of the 7 1/4% senior notes due 2014 are outstanding. This prospectus and the letters of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer. The Issuer and the Guarantors intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture and the registration rights agreement except the Issuer and the Guarantors will not have any further obligation to you to provide for the registration of the outstanding notes under the registration rights agreement.

        The Issuer and the Guarantors will be deemed to have accepted for exchange properly tendered outstanding notes when the Issuer and the Guarantors have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from the Issuer and the Guarantors and delivering exchange notes to holders. Subject to the terms of the applicable registration rights agreement, the Issuer and the Guarantors expressly reserve the right to amend or terminate the exchange offer and to refuse to accept the occurrence of any of the conditions specified below under "—Conditions to the Exchange Offer."

        If you tender your outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the applicable letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. The Issuer and the Guarantors will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offer. It is important that you read "—Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions, Amendment

        As used in this prospectus, the term "expiration date" means 12:00 a.m., midnight, New York City time, on            , 2005. However, if the Issuer and the Guarantors, in their sole discretion, extend the period of time for which the exchange offer is open, the term "expiration date" will mean the latest time and date to which the Issuer and the Guarantors shall have extended the expiration of the exchange offer.

        To extend the period of time during which an exchange offer is open, the Issuer and the Guarantors will notify the exchange agent of any extension by oral or written notice, followed by notification by press release or other public announcement to be registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        The Issuer and the Guarantors reserve the right in their sole discretion:

  •
  to delay accepting for exchange any outstanding notes (if the Issuer and the Guarantors amend or extend the exchange offer);

  •
  to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "—Conditions to the Exchange Offer" have not been satisfied, by giving oral or written notice of such delay extension or termination to the exchange agent; and

  •
  subject to the terms of the applicable registration rights agreement, to amend the terms of the exchange offer in any manner.

        Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of the outstanding notes. If the Issuer and the Guarantors amend the exchange offer in a manner that they determine to constitute a material change, the Issuer and the Guarantors will promptly disclose the amendment in a manner reasonably calculated to inform the holders of outstanding notes of that amendment.

Conditions to the Exchange Offer

        Despite any other term of the exchange offer, the Issuer and the Guarantors will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and the Issuer and the Guarantors may terminate or amend the exchange offer as provided in this prospectus prior to the expiration date if in their reasonable judgment:

  •
  the exchange offer or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or

  •
  any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that in their judgment, would reasonably be expected to impair their ability to proceed with the exchange offer.

        In addition, the Issuer and the Guarantors will not be obligated to accept for exchange the outstanding notes of any holder that has not made to the Issuer and the Guarantors:

  •
  the representations described under "—Purpose and Effect of the Exchange Offer," "—Procedures for Tendering" and "Plan of Distribution;" or

  •
  any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to the Issuer and the Guarantors an appropriate form for registration of the exchange notes under the Securities Act.

        The Issuer and the Guarantors expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, the Issuer and the

Guarantors may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders. The Issuer and the Guarantors will return any outstanding notes that the Issuer and the Guarantors do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

        The Issuer and the Guarantors expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. The Issuer and the Guarantors will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        These conditions are for sole benefit of the Issuer and the Guarantors and the Issuer and the Guarantors may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration date in their sole discretion. If the Issuer and the Guarantors fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that the Issuer and the Guarantors may assert at any time or at various times prior to the expiration date.

        In addition, the Issuer and the Guarantors will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939 (the "TIA").

Procedures for Tendering Outstanding Notes

        To tender your outstanding notes in the exchange offer, you must comply with either of the following:

  •
  complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under "—Exchange Agent" prior to the expiration date; or

  •
  comply with DTC's Automated Tender Offer Program procedures described below.

        In addition, either:

  •
  the exchange agent must receive certificates for outstanding notes along with the applicable letter of transmittal prior to the expiration date;

  •
  the exchange agent must receive a timely confirmation of book-entry transfer of outstanding notes into the exchange agent's account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent's message prior to the expiration date; or

  •
  you must comply with the guaranteed delivery procedures described below.

        Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between the Issuer and the Guarantors and you upon the terms and subject to the conditions described in this prospectus and in the applicable letter of transmittal.

        The method of delivery of outstanding notes, letters of transmittal, and all other required documents to the exchange agent is at your election and risk. The Issuer and the Guarantors recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing outstanding notes to the Issuer and the Guarantors. You may request that your broker-dealer, commercial bank, trust company or nominee effect the above transactions for the Issuer and the Guarantors.

        If you are a beneficial owner whose outstanding notes are registered in the name of a broker-dealer, commercial bank, trust company, or other nominee and you wish to tender your notes, you should promptly contact the registered holder to instruct the registered holder to tender on your behalf. If you which to tender the outstanding notes yourself, you must, prior to completing and executing the applicable letter of transmittal and delivering your outstanding notes either:

  •
  make appropriate arrangements to register ownership of the outstanding notes in your name; or

  •
  obtain a properly completed bond power from the registered holder of outstanding notes.

        The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

        Signatures on the applicable letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible guarantor institution" within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding notes surrendered for exchange are tendered:

  •
  by a registered holder of the outstanding notes who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the applicable letter of transmittal; or

  •
  for the account of an eligible guarantor institution.

        If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding notes and an eligible guarantor institution must guarantee the signature on the bond power.

        If the letter of transmittal or any certificates representing outstanding notes, or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by the Issuer and the Guarantors, they should also submit evidence satisfactory to the issuer and the Guarantors of their authority to so act.

        The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the applicable letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DRC's Automated Tender Offer Program procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

  •
  DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

  •
  the participant has received and agrees to be bound by the terms of the applicable letter of transmittal, or in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

  •
  the Issuer and the Guarantors may enforce that agreement against such participant.

        DTC is referred to herein as a "book-entry transfer facility."

Acceptance of Exchange Notes

        In all cases, the Issuer will promptly issue exchange notes for outstanding notes that the Issuer and the Guarantors have accepted for exchange under the exchange offer only after the exchange agent timely receives:

  •
  outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent's account at the applicable book-entry transfer facility; and

  •
  a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

        By tendering outstanding notes pursuant to the exchange offer, you will represent to the Issuer and the Guarantors that among other things:

  •
  you are not an affiliate of the Issuer and the Guarantors within the meaning of Rule 405 under the Securities Act;

  •
  you do not have an arrangement or understanding with any person or entity to participate in a distribution of the exchange notes; and

  •
  You are acquiring the exchange notes in the ordinary course of your business.

        In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The applicable letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

        The Issuer and the Guarantors will interpret the terms and conditions of the exchange offer, including the letters of transmittal and the instructions to the letters of transmittal, and will resolve all questions as to the validity form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange. Determinations of the Issuer and the Guarantors in this regard will be final and binding on all parties. The Issuer and the Guarantors reserve the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might in their or their counsel's judgment be unlawful. The Issuer and the Guarantors also reserve the absolute right to waive any defects or irregularities as to any particular outstanding notes prior to the expiration date.

        Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as the Issuer and the Guarantors determine. Neither the Issuer, the Guarantors, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of them incur any liability for any failure to give notification. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the applicable letter of transmittal, promptly after the expiration date.

Book-Entry Delivery Procedures

        Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC as book-entry transfer facility for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent's account at the facility in accordance with the facility's procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, a "book-entry confirmation," prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent's account at the applicable book-entry transfer facility, the applicable letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an "agent's message," as defined below in connection with a book-entry transfer, must in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the applicable letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent Delivery of documents to the applicable book-entry transfer facility does not constitute delivery to the exchange agent.

        Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent's account at the applicable book-entry transfer facility or all other documents required by the applicable letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

        If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the applicable letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's Automatic Tender Offer Program prior to the expiration date, you may still tender if:

  •
  the tender is made through an eligible guarantor institution;

  •
  prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent's message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such outstanding notes and the principal amount of outstanding notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date the letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

  •
  the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered outstanding notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding notes into the exchange agent's account at DTC and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

        Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your notes according to the guaranteed delivery procedures.

Withdrawal Rights

        Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to 12:00 a.m. midnight, New York City time, on the expiration date.

        For a withdrawal to be effective;

  •
  the applicable exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter of withdrawal at its address set forth below under "—Exchange Agent," or

  •
  you must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

        Any notice of withdrawal must:

  •
  specify the name of the person who tendered the outstanding notes to be withdrawn;

  •
  identify the outstanding notes to be withdrawn, including the certificate numbers and principal amount of the outstanding notes; and

  •
  where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.

        If certificates for outstanding notes have been delivered or otherwise identified to be exchange agent then prior to the release of such certificates, you must also submit:

  •
  the serial numbers of the particular certificates to be withdrawn; and

  •
  a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible guarantor institution.

        If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the applicable book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. The Issuer and the Guarantors will determine all questions as to the validity, form, and eligibility, including time of receipt of notices of withdrawal and their determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding notes will be credited to an account at the applicable book-entry transfer facility promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following the procedures described under "—Procedures for Tendering Outstanding Notes," at any time on or prior to the expiration date.

Exchange Agent

        The Bank of New York has been appointed as the exchange agent for the exchange offer. The Bank of New York also acts as trustee under the indenture governing the notes. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of letters of transmittal, and requests for notices of guaranteed delivery to the appropriate exchange agent addressed as follows:

By Registered or Certified Mail:	By Facsimile Transmission:	By Overnight Courier or Hand Delivery:

The Bank of New York 101 Barclay Street - 7 East New York, NY 10286 Attn: Diane Amoroso Telephone: 212-815-3738	212-298-1915	The Bank of New York 101 Barclay Street - 7 East New York, NY 10286 Attn: Diane Amoroso Telephone: 212-815-3738
To Confirm by Telephone: 212-815-3738

        If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

        The Issuer and the Guarantors will bear the expenses of soliciting tenders. The principal solicitation is being made by mail. The Issuer and the Guarantors may make additional solicitation by facsimile, telephone or in person by their officers and regular employees and their affiliates.

        The Issuer and the Guarantors have not retained any dealer-manager in connection with the exchange offer and will not make any payment to broker-dealers or others for soliciting acceptances of the exchange offer. The Issuer and the Guarantors will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related, reasonable out-of-pocket expenses.

        The Issuer and the Guarantors will pay the cash expenses to be incurred in connection with the exchange offer, which are estimated in the aggregate to be approximately $175.0 million. They include:

  •
  SEC registration fees;

  •
  fees and expenses of the exchange agent and trustee:

  •
  accounting and legal fees and printing costs; and

  •
  related fees and expenses.

Accounting Treatment

        The Issuer and the Guarantors will record the exchange notes in their accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in their accounting records on the date of exchanges. Accordingly, the Issuer and the Guarantors will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. The Issuer and the Guarantors will record the expenses of the exchange offer as incurred.

Transfer Taxes

        The Issuer and the Guarantors will pay all transfer taxes, if any, applicable to the exchanges of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

  •
  certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

  •
  tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

  •
  a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

        If satisfactory evidence of payment of the taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

        Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct the Issuer and the Guarantors to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

        If you do not exchange your outstanding notes for exchange notes under the exchange offer, your outstanding notes will remain subject to the restrictions on transfer of such outstanding notes:

  •
  as set forth in the legend printed on the notes as a consequence of the issuances of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

  •
  as otherwise set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes.

        In general, you may not offer or sell your outstanding notes, unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the applicable registration rights agreement, the Issuer and the Guarantors do not intend to register resales of the outstanding notes under the Securities Act.

Other

        Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

        The Issuer and the Guarantors may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offer or otherwise. The Issuer and the Guarantors have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF NOTES

        You can find the definitions of certain terms used in this description under the subheading "—Certain Definitions." In this description, the term "Issuer" refers only to Foundation PA Coal Company and not to any of its Subsidiaries and the term "Holdings" refers only to Foundation Coal Corporation and not to any of its subsidiaries.

        The Issuer issued the outstanding notes under an indenture among the Issuer, the Guarantors and the Bank of New York, as trustee, in a private transaction that was not subject to the registration requirements of the Securities Act. See "Notice to Investors." The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

        The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture and the registration rights agreement are available as set forth below under "—Additional Information." Certain defined terms used in this description but not defined below under "—Certain Definitions" have the meanings assigned to them in the indenture.

        The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Note Guarantees

  The Notes

        The notes:

  •
  are general unsecured obligations of the Issuer;

  •
  are pari passu in right of payment with all existing and future unsecured senior Indebtedness of the Issuer;

  •
  are senior in right of payment to any future subordinated Indebtedness of the Issuer; and

  •
  are unconditionally guaranteed, jointly and severally, by the Guarantors.

        Substantially all of the personal property and all other material assets of the Issuer and the Guarantors have been pledged to secure our obligations to our secured creditors, including our obligations under our new senior credit facility. In the event our secured creditors exercise their rights with respect to their pledged assets, our secured lenders would be entitled to be repaid in full from the liquidation of those assets before those assets would be available for distribution to our other creditors, including holders of the notes. See "Risk Factors—The notes and the guarantees will be unsecured and effectively subordinated to the Issuer's and the Guarantors' existing and future secured indebtedness."

  The Note Guarantees

        The notes were initially guaranteed by Holdings and each of Holdings' direct and indirect Restricted Subsidiaries that are Domestic Subsidiaries on the Issue Date that guarantee Indebtedness under the Credit Agreement (other than Receivables Subsidiaries).

        Each guarantee of the notes:

  •
  is a general unsecured obligation of that Guarantor;

  •
  is pari passu in right of payment with all existing and future unsecured senior Indebtedness of that Guarantor; and

  •
  is senior in right of payment to any future subordinated Indebtedness of that Guarantor.

        As of the date of the indenture, all of our Subsidiaries were Restricted Subsidiaries. However, under the circumstances described below under the caption "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our Subsidiaries as Unrestricted Subsidiaries. Our Unrestricted Subsidiaries will not be subject to the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes, and if we designate any Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the indenture, the Guarantee of such Subsidiary will be released.

Principal, Maturity and Interest

        The Issuer issued $300.0 million in aggregate principal amount of notes in July 2004. The Issuer may issue an unlimited amount of additional notes under the indenture from time to time. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Equity." The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Issuer will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on August 1, 2014.

        Interest on the notes will accrue at the rate of 7 1/4% per annum and will be payable semi-annually in arrears on February 1 and August 1, commencing on February 1, 2005. The Issuer will make each interest payment to the holders of record on the immediately preceding January 15 and July 15.

        Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

        If a holder of notes has given wire transfer instructions to the Issuer, the Issuer will pay all principal, interest and premium and Additional Interest, if any, on that holder's notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuer elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

        The trustee acts as paying agent and registrar. The Issuer may change the paying agent or registrar without prior notice to the holders of the notes, and the Issuer or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Issuer will not be required to transfer or exchange any note selected for redemption. Also, the Issuer will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Note Guarantees

        The notes are unconditionally guaranteed by each of Holdings and Holdings' direct and indirect Restricted Subsidiaries that were Domestic Subsidiaries on the Issue Date that guarantee Indebtedness under the Credit Agreement (other than Receivables Subsidiaries). These Note Guarantees are joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee are limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors—The notes or the guarantees of the notes may not be enforceable."

        A Guarantor (other than Holdings) may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Issuer or another Guarantor, unless:

  (1)
  immediately after giving effect to that transaction, no Default or Event of Default exists; and

  (2)
  either:

  (a)
  the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Note Guarantee and the registration rights agreement pursuant to a supplemental indenture reasonably satisfactory to the trustee; or

  (b)
  the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

        The Note Guarantee of a Guarantor (other than Holdings) will be released:

  (1)
  in connection with any sale, disposition or transfer of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Holdings or a Restricted Subsidiary of Holdings, if the sale, disposition or transfer does not violate the "Asset Sale" provisions of the indenture;

  (2)
  in connection with any sale, disposition or transfer of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Holdings or a Restricted Subsidiary of Holdings, if the sale, disposition or transfer does not violate the "Asset Sale" provisions of the indenture;

  (3)
  if Holdings designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

  (4)
  upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions "—Legal Defeasance and Covenant Defeasance" and "—Satisfaction and Discharge"; or

  (5)
  upon the release of such Guarantor's guarantee under the Credit Agreement or such other Indebtedness that triggered such Guarantor's Note Guarantee.

Optional Redemption

        At any time, prior to August 1, 2007, the Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture (including any additional notes issued after the issue date) at a redemption price of 107.25% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, to, but not including, the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

  (1)
  at least 65% of the aggregate principal amount of notes issued under the indenture (excluding notes held by the Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

  (2)
  the redemption occurs within 180 days of the date of the closing of such Equity Offering.

        Except pursuant to the preceding paragraph or as otherwise set forth below, the notes will not be redeemable at the Issuer's option prior to August 1, 2009. We are not, however, prohibited from acquiring the notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise, so long as the acquisition does not violate the terms of the indenture.

        On or after August 1, 2009, the Issuer may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the notes redeemed, to, but not including, the applicable redemption date, if redeemed during the twelve-month period beginning on August 1 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2009	103.625%
2010	102.417%
2011	101.208%
2012 and thereafter	100.000%

        Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

        At any time prior to August 1, 2009, the Issuer may also redeem all or a part of the notes, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, but not including, the date of redemption (the "Redemption Date"), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Mandatory Redemption

        The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

  Change of Control

        If a Change of Control occurs, each holder of notes will have the right to require the Issuer to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Issuer will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the notes repurchased to, but not including, the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

        On the Change of Control Payment Date, the Issuer will, to the extent lawful:

  (1)
  accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

  (3)
  deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Issuer.

        The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as reasonably practicable after the Change of Control Payment Date.

        The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Issuer repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption "—Optional Redemption," unless and until there is a default in payment of the applicable redemption price.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Holdings and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuer to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Holdings and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  Asset Sales

        Holdings will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  Holdings (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

  (2)
  at least 75% of the consideration received in the Asset Sale by Holdings or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Marketable Securities. For purposes of this provision, each of the following will be deemed to be cash:

  (a)
  any liabilities of Holdings or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets and as a result of which Holdings or such Restricted Subsidiary is released from further liability;

  (b)
  any securities, notes, other obligations or assets received by Holdings or any such Restricted Subsidiary from such transferee that are converted by Holdings or such Restricted Subsidiary into cash or Cash Equivalents within 180 days of the receipt thereof, to the extent of the cash or Cash Equivalents received in that conversion;

  (c)
  any Designated Non-cash Consideration received by Holdings or any of its Restricted Subsidiaries in such Asset Sale; provided that the aggregate Fair Market Value of such Designated Non-cash Consideration, taken together with the Fair Market Value at the time of receipt of all other Designated Non-cash Consideration received pursuant to this clause (c) less the amount of Net Proceeds previously realized in cash from prior Designated Non-cash Consideration is less than the greater of (x) 2.5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), and (y) $40.0 million; and

  (d)
  any Capital Stock or assets of the kind referred to in clause (2) or (4) of the next paragraph of this covenant.

        Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Holdings (or the applicable Restricted Subsidiary, as the case may be) may:

  (a)
  apply such Net Proceeds, at its option:

  (1)
  to repay (w) Indebtedness and other Obligations under a Credit Facility, (x) any Indebtedness that was secured by the assets sold in such Asset Sale, (y) other pari passu Indebtedness (provided, that Holdings shall also equally and ratably reduce Indebtedness under the notes by making an offer (in accordance with the procedures set forth below for an Asset Sale) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, the pro rata principal amount of notes), or (z) Indebtedness of a Restricted Subsidiary that is not a Guarantor, in each case other than Indebtedness owed to Holdings or an Affiliate of Holdings;

  (2)
  to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business; provided, that in the case of any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Holdings;

  (3)
  to make a capital expenditure; or

    (4)
    to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

  (b)
  enter into a binding commitment to apply the Net Proceeds pursuant to clauses (a) (2), (3) or (4) above, provided that such binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment until the earlier of (x) the date on which such acquisition or expenditure is consummated, and (y) the 180th day following the expiration of the aforementioned 365 day period.

        Pending the final application of any Net Proceeds, the Issuer may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, within ten Business Days thereof, the Issuer will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Additional Interest, if any, to, but excluding, the date of purchase and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

        The agreements governing the Issuer's other Indebtedness, including the senior credit facility, contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require the Issuer to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Issuer. In the event a Change of Control or Asset Sale occurs at a time when the Issuer is prohibited from purchasing notes, the Issuer could seek the consent of their senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain a consent or repay those borrowings, the Issuer will remain prohibited from purchasing notes. In that case, the Issuer's failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other indebtedness. Finally, the Issuer's ability to pay cash to the holders of notes upon a repurchase may be limited by the Issuer's then existing financial resources. See "Risk Factors—The Issuer may be unable to purchase the notes upon a change of control."

Selection and Notice

        If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

  (1)
  if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

  (2)
  if the notes are not listed on any national securities exchange, on a pro rata basis.

        No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

  Changes in Covenants When Notes Rated Investment Grade

        If on any date following the date of the indenture:

  (1)
  the notes are assigned an Investment Grade Rating from both of the Rating Agencies; and

  (2)
  no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day, the covenants specifically listed under the following captions in this offering circular will be terminated:

  (1)
  "—Repurchase at the Option of Holders—Asset Sales;"

  (2)
  "—Restricted Payments;"

  (3)
  "—Incurrence of Indebtedness and Issuance of Preferred Equity;"

  (4)
  "—Dividend and Other Payment Restrictions Affecting Subsidiaries;"

  (5)
  "—Designation of Restricted and Unrestricted Subsidiaries;"

  (6)
  "—Transactions with Affiliates;"

  (7)
  clause (4) of the covenant described below under the caption "—Merger, Consolidation or Sale of Assets;" and

  (8)
  "—Business Activities."

  Restricted Payments

        Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any other payment or distribution on account of Holdings' or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Holdings or any of its Restricted Subsidiaries) or to the direct or indirect holders of Holdings' or any of its

    Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Holdings and other than dividends or distributions payable to Holdings or a Restricted Subsidiary of Holdings);

  (2)
  purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Holdings) any Equity Interests of Holdings or any direct or indirect parent of Holdings;

  (3)
  make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of Holdings, the Issuer or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding (x) any intercompany Indebtedness between or among Holdings and any of its Restricted Subsidiaries or (y) the purchase, repurchase or other acquisition of Indebtedness that is contractually subordinated to the notes or to any Note Guarantee, as the case may be, purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition), except a payment of interest or principal at the Stated Maturity thereof; or

  (4)
  make any Restricted Investment;

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

  (1)
  no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

  (2)
  Holdings would, after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Equity"; and

  (3)
  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5) (only to the extent of one-half of the amounts paid pursuant to such clause), (6), (8), (9), (10), (11), (12), (13), (15), (16), (17) and (18) of the next succeeding paragraph), is less than the sum, without duplication, of:

  (a)
  50% of the Consolidated Net Income of Holdings for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing prior to the date of the indenture to the end of Holdings' most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

  (b)
  100% of the aggregate net proceeds, including cash and the Fair Market Value of property other than cash, received by Holdings since the date of the indenture (x) as a contribution to its common equity capital or (y) from the issue or sale of Equity Interests of Holdings or any direct or indirect parent company of Holdings (other than Disqualified Stock, Designated Preferred Stock, Excluded Contributions or Cash Contributions) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Holdings); plus

    (c)
    to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, 100% of the aggregate amount received in cash and the Fair Market Value of property other than cash received; plus

    (d)
    to the extent that any Unrestricted Subsidiary of Holdings designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture or has been merged into, consolidated or amalgamated with or into, or transfers or conveys its assets to, Holdings or a Restricted Subsidiary of Holdings, 100% of the Fair Market Value of Holdings' Investment in such Subsidiary as of the date of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed; plus

    (e)
    100% of any dividends or distributions received by Holdings or a Restricted Subsidiary of Holdings after the date of the indenture from an Unrestricted Subsidiary of Holdings, to the extent that such dividends or distributions were not otherwise included in the Consolidated Net Income of Holdings for such period.

        The preceding provisions will not prohibit:

  (1)
  the payment of any dividend or distribution or the consummation of any redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if, at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of the indenture;

  (2)
  the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Holdings) of, Equity Interests of Holdings or any direct or indirect parent company of Holdings (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Holdings; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

  (3)
  the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of Holdings or any Restricted Subsidiary that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

  (4)
  the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Holdings to the holders of its Equity Interests on a pro rata basis;

  (5)
  the repurchase, redemption or other acquisition or retirement (or dividends or distributions to any direct or indirect parent company of Holdings to finance any such repurchase, redemption or other acquisition or retirement) for value of any Equity Interests of Holdings or any Restricted Subsidiary of Holdings or any direct or indirect parent company of Holdings held by any current or former officer, director, consultant or employee of Holdings or any of its Restricted Subsidiaries or any direct or indirect parent company of Holdings pursuant to any equity subscription agreement, stock option agreement, shareholders' or members' agreement or similar agreement, plan or arrangement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2.5 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years); provided further, that the amount in any calendar year may be increased by an amount not to exceed:

    (a)
    the cash proceeds received by Holdings or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of Holdings or any direct or indirect parent company of Holdings (to the extent contributed to Holdings) to members of management, directors or consultants of Holdings and its Restricted Subsidiaries or any direct or indirect parent company of Holdings that occurs after the date of the indenture (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition, or dividend or distribution will not increase the amount available for Restricted Payments under clause (3) of the immediately proceeding paragraph); plus

    (b)
    the cash proceeds of key man life insurance policies received by Holdings or any direct or indirect parent company of Holdings (to the extent contributed to Holdings) and its Restricted Subsidiaries after the date of the indenture;

  (provided that Holdings may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any single calendar year);

  (6)
  the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

  (7)
  the declaration and payment of regularly scheduled or accrued dividends or distributions to holders of any class or series of Disqualified Stock of Holdings or any Restricted Subsidiary of Holdings issued on or after the date of the indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Equity";

  (8)
  without duplication as to amounts distributable with respect to taxes under clause (9) below, in the event Holdings becomes a pass-through or disregarded entity for U.S. federal income tax purposes, Tax Distributions to members of Holdings in an amount, with respect to any period after the last day of the fiscal quarter preceding the issuance of the notes in 2004, not to exceed the Tax Amount for such period;

  (9)
  without duplication as to amounts distributed under clause (8) above, Permitted Payments to Parent;

  (10)
  purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing;

  (11)
  the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the date of the indenture and the declaration and payment of dividends to any direct or indirect parent company of Holdings, the proceeds of which will be used to fund the payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent company of Holdings issued after the date of the indenture; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, Holdings could incur an additional $1.00 of Indebtedness pursuant to the Fixed Charge Coverage Ratio, and (B) the aggregate amount of dividends declared and paid pursuant to this clause (11) does not exceed the net cash proceeds actually received by Holdings (including any such proceeds contributed to Holdings by any direct or indirect parent company of Holdings) from any such sale of

    Designated Preferred Stock (other than Disqualified Stock) issued after the date of the indenture;

  (12)
  any payments made in connection with the consummation of the Transactions (as defined in this prospectus);

  (13)
  Investments that are made with Excluded Contributions;

  (14)
  other Restricted Payments in an aggregate amount not to exceed $25.0 million since the date of the indenture;

  (15)
  the satisfaction of change of control obligations once Holdings has fulfilled its obligations under the indenture with respect to a Change of Control;

  (16)
  the repayment of intercompany debt that was permitted to be incurred under the indenture;

  (17)
  cash dividends or other distributions on Holdings' Capital Stock used to, or the making of loans to any direct or indirect parent of Holdings to, fund the payment of fees and expenses owed by Holdings or its Restricted Subsidiaries to Affiliates, to the extent permitted by the covenant described under "—Transactions with Affiliates";

  (18)
  the payment of dividends or distributions on Holdings' common equity (or the payment of dividends or distributions to a direct or indirect parent company of Holdings to fund the payment by such parent company of dividends or distributions on its common equity) of up to 5.0% per calendar year of the net proceeds received by Holdings from any public Equity Offering or contributed to Holdings by a direct or indirect parent company of Holdings from any public Equity Offering; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph; and

  (19)
  the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Holdings or a Restricted Subsidiary of Holdings by, Unrestricted Subsidiaries;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (11) or (18), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

        The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Holdings or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

  Incurrence of Indebtedness and Issuance of Preferred Equity

        Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and Holdings will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred equity; provided, however, that Holdings may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Issuer or any other Restricted Subsidiary may incur Indebtedness (including Acquired Debt) or issue preferred equity, if the Fixed Charge Coverage Ratio for Holdings' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred equity is issued, as the case may be, would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred equity had been issued, as the case may be, at the beginning of such four-quarter period.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

  (1)
  the incurrence by Holdings or any of its Restricted Subsidiaries of additional Indebtedness and letters of credit and bankers' acceptances thereunder under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Holdings and its Restricted Subsidiaries thereunder) not to exceed $920.0 million;

  (2)
  the incurrence by Holdings and its Restricted Subsidiaries of Indebtedness to the extent outstanding on the date of the indenture;

  (3)
  the incurrence by Holdings and the Guarantors (including any future Guarantor) of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of the indenture and the exchange notes and the related Note Guarantees to be issued pursuant to the registration rights agreement;

  (4)
  the incurrence by Holdings or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings, industrial revenue bonds, purchase money obligations or other Indebtedness or preferred stock, or synthetic lease obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, development, construction, installation or improvement of property (real or personal and including Capital Stock), plant or equipment used in the business of Holdings or any of its Restricted Subsidiaries (in each case, whether through the direct purchase of such assets or the Equity Interests of any Person owning such assets), in an aggregate principal amount not to exceed at any time outstanding the greater of (x) $75.0 million or (y) 5.0% of Total Assets;

  (5)
  the incurrence by Holdings or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (12) or (16) of this paragraph;

  (6)
  the incurrence by Holdings or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Holdings and any of its Restricted Subsidiaries; provided, however, that:

  (a)
  if Holdings or any Guarantor is the obligor on such Indebtedness and the payee is not Holdings or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of the Issuer, or the Note Guarantee, in the case of a Guarantor; and

  (b)
  (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Holdings or a Restricted Subsidiary of Holdings and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Holdings or a Restricted Subsidiary of Holdings, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Holdings or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

  (7)
  the issuance by any of Holdings' Restricted Subsidiaries to Holdings or to any of its Restricted Subsidiaries of shares of preferred equity; provided, however, that:

  (a)
  any subsequent issuance or transfer of Equity Interests that results in any such preferred equity being held by a Person other than Holdings or a Restricted Subsidiary of Holdings, and

    (b)
    any sale or other transfer of any such preferred equity to a Person that is not either Holdings or a Restricted Subsidiary of Holdings,

will be deemed, in each case, to constitute an issuance of such preferred equity by such Restricted Subsidiary that was not permitted by this clause (7);

  (8)
  the incurrence by Holdings or any of its Restricted Subsidiaries of Hedging Obligations other than for speculative purposes;

  (9)
  the guarantee by Holdings or any of its Restricted Subsidiaries of Indebtedness of Holdings or a Restricted Subsidiary of Holdings that was permitted to be incurred by another provision of this covenant (including the first paragraph hereof); provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

  (10)
  the incurrence by Holdings or any of its Restricted Subsidiaries of Indebtedness in respect of workers' compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, reclamation, statutory obligations, bankers' acceptances, performance, surety or similar bonds and letters of credit or completion or performance guarantees (including without limitation, performance guarantees pursuant to coal supply agreements or equipment leases), or other similar obligations in the ordinary course of business or consistent with past practice;

  (11)
  the incurrence by Holdings or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds;

  (12)
  Indebtedness, Disqualified Stock or preferred equity of Persons that are acquired by Holdings or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of the indenture; provided, however, that such Indebtedness or Disqualified Stock is not incurred in contemplation of such acquisition or merger or to provide all or a portion of the funds or credit support required to consummate such acquisition or merger; provided further, however, that for any such indebtedness outstanding under this clause (12) in excess of $10.0 million on the date such Person is acquired by Holdings or a Restricted Subsidiary, after giving effect to such acquisition and the incurrence of such Indebtedness either:

  (a)
  Holdings would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

  (b)
  the Fixed Charge Coverage Ratio would not be less than immediately prior to such acquisition;

  (13)
  Indebtedness incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to Holdings or any Restricted Subsidiary of Holdings other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

  (14)
  the incurrence of Indebtedness arising from agreements of Holdings or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn outs, or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary in accordance with the terms of the indenture, other than guarantees of Indebtedness incurred or assumed by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

  (15)
  the incurrence by Holdings or any of its Restricted Subsidiaries of additional Indebtedness or the issuance of Disqualified Stock or preferred equity in an aggregate principal amount (or accreted value, as applicable) or having an aggregate liquidation preference at any time outstanding not to exceed $100.0 million (it being understood that any Indebtedness, Disqualified Stock or preferred equity incurred pursuant to this clause (15) shall cease to be deemed incurred or outstanding for purposes of this covenant from and after the date on which Holdings could have incurred such Indebtedness or Disqualified Stock or preferred equity under the first paragraph of this covenant without reliance upon this clause (15)); and

  (16)
  Contribution Indebtedness.

        The Issuer will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Issuer or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms and Holdings will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Holdings unless such Indebtedness is also contractually subordinated in right of payment to the Note Guarantee provided by Holdings on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Holdings solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Equity" covenant, in the event that an item of proposed Indebtedness, Disqualified Stock or preferred equity meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Holdings will be permitted to classify such item of Indebtedness, Disqualified Stock or preferred equity on the date of its incurrence and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or preferred equity in one of the above clauses, although Holdings may divide and classify an item of Indebtedness, Disqualified Stock or preferred equity in one or more of the types of Indebtedness, Disqualified Stock or preferred equity and may later reclassify all or a portion of such item of Indebtedness, Disqualified Stock or preferred equity, in any manner that complies with this covenant. The accrual of interest or dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred equity as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock or preferred equity in the form of additional shares of the same class of Disqualified Stock or preferred equity will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred equity for purposes of this covenant; provided, in each such case (other than preferred stock that is not Disqualified Stock), that the amount of any such accrual, accretion or payment is included in Fixed Charges of Holdings as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Holdings or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

        The amount of any Indebtedness outstanding as of any date will be:

  (1)
  the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

  (2)
  the principal amount of the Indebtedness, in the case of any other Indebtedness; and

  (3)
  in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

  (a)
  the Fair Market Value of such assets at the date of determination; and

    (b)
    the amount of the Indebtedness of the other Person.

  Liens

        Holdings will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, securing Indebtedness of the Issuer or the Guarantors unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

  Dividend and Other Payment Restrictions Affecting Subsidiaries

        Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (a)
  pay dividends or make any other distributions on its Capital Stock to Holdings or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to Holdings or any of its Restricted Subsidiaries;

  (b)
  make loans or advances to Holdings or any of its Restricted Subsidiaries; or

  (c)
  sell, lease or transfer any of its properties or assets to Holdings or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  agreements governing Indebtedness outstanding on the issue date, the Credit Agreement and Credit Facilities as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

  (2)
  the indenture, the notes and the Note Guarantees;

  (3)
  applicable law, rule, regulation, order, approval, license, permit or similar restriction;

  (4)
  any instrument governing Indebtedness or Capital Stock of a Person acquired by Holdings or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

  (5)
  non-assignment provisions or subletting restrictions in contracts, leases and licenses entered into in the ordinary course of business;

  (6)
  purchase money obligations for property (including Capital Stock) acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (c) of the preceding paragraph;

  (7)
  any agreement for the sale or other disposition of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending closing of the sale or other disposition;

  (8)
  Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

  (9)
  Liens permitted to be incurred under the provisions of the covenant described above under the caption "—Liens" that limits the right of the debtor to dispose of the assets securing such Indebtedness;

  (10)
  provisions limiting the disposition or distribution of assets or property or transfer of Capital Stock in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, limited liability company organizational documents, and other similar agreements entered into in the ordinary course of business, consistent with past practice or with the approval of Holdings' Board of Directors, which limitation is applicable only to the assets, property or Capital Stock that are the subject of such agreements;

  (11)
  any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

  (12)
  restrictions on cash, Cash Equivalents, Marketable Securities or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business;

  (13)
  other Indebtedness of Restricted Subsidiaries (i) that are Guarantors that is incurred subsequent to the date of the indenture pursuant to the covenant described under "—Incurrence of Indebtedness and Issuance of Preferred Equity" or (ii) that is incurred subsequent to the date of the indenture pursuant to clauses (4) and (15) of the second paragraph of the covenant described under "—Incurrence of Indebtedness and Issuance of Preferred Equity";

  (14)
  encumbrances on property that exist at the time the property was acquired by the Issuer or a Restricted Subsidiary;

  (15)
  Contractual encumbrances or restrictions in effect on the issue date, and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture; or

  (16)
  any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to above in clauses (1) through (15); provided that such amendments or refinancings are not materially more restrictive, taken as a whole, than such encumbrances and restrictions prior to such amendment or refinancing.

  Merger, Consolidation or Sale of Assets

        Neither Holdings nor the Issuer will, directly or indirectly: (1) consolidate or merge with or into another Person; or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of

Holdings' properties or assets (determined on a consolidated basis for Holdings and its Restricted Subsidiaries) in one or more related transactions to another Person, unless:

  (1)
  either (a) Holdings or the Issuer is the surviving entity; or (b) the Person formed by or surviving any such consolidation or merger (if other than Holdings or the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

  (2)
  the Person formed by or surviving any such consolidation or merger (if other than Holdings or the Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Holdings or the Issuer, as the case may be, under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

  (3)
  immediately after such transaction, no Default or Event of Default exists; and

  (4)
  (a) Holdings, the Issuer or the Person formed by or surviving any such consolidation or merger (if other than Holdings or the Issuer), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Equity" or (b) the Fixed Charge Coverage Ratio for the successor entity and its Restricted Subsidiaries would not be less than such ratio for Holdings and its Restricted Subsidiaries immediately prior to such transaction.

        In addition, neither Holdings nor the Issuer will, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

        This "Merger, Consolidation or Sale of Assets" covenant will not apply to:

  (1)
  a merger of Holdings or the Issuer with an Affiliate solely for the purpose of reincorporating Holdings or the Issuer in another jurisdiction; or

  (2)
  any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Holdings and its Restricted Subsidiaries.

  Transactions with Affiliates

        Holdings will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Holdings (each, an "Affiliate Transaction"), involving aggregate consideration in excess of $1.0 million, unless:

  (1)
  the Affiliate Transaction is on terms that are not materially less favorable to Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person; and

  (2)
  Holdings delivers to the trustee:

  (a)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of the Company certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members, if any, of the Board of Directors of the Company; and

    (b)
    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1)
  any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice and payments pursuant thereto;

  (2)
  transactions (including a merger) between or among Holdings and/or any of its Restricted Subsidiaries;

  (3)
  transactions with a Person (other than an Unrestricted Subsidiary of Holdings) that is an Affiliate of Holdings solely because Holdings owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

  (4)
  payment of reasonable fees to, and indemnity provided on behalf of, officers, directors, employees or consultants of Holdings or any of its Restricted Subsidiaries or any direct or indirect parent company of Holdings;

  (5)
  any issuance of Equity Interests (other than Disqualified Stock) of Holdings to Affiliates of Holdings or to any director, officer, employee or consultant of Holdings or any direct or indirect parent company of Holdings, and the granting and performance of registration rights;

  (6)
  Restricted Payments and Investments that do not violate the provisions of the indenture described above under the caption "—Restricted Payments";

  (7)
  the entering into any agreement to pay, and the payment of, customary annual management, consulting, monitoring and advisory fees to the Equity Investors in an amount not exceed in any four quarter period the greater of (x) $5.0 million and (y) 2% of Consolidated Cash Flow of the Issuer and its Restricted Subsidiaries for such period and related expenses, or the payment of, or in respect of, an Accelerated Monitoring Fee Payment in an amount not to exceed $18.0 million upon an initial public offering of Holdings or the Issuer or any of their parent entities;

  (8)
  loans or advances to employees or consultants in the ordinary course of business or consistent with past practice not to exceed $2.5 million in the aggregate at any one time outstanding;

  (9)
  any transaction effected as part of a Qualified Receivables Financing;

  (10)
  any transaction in which Holdings or any of its Restricted Subsidiaries, as the case may be, delivers to the trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to Holdings or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of clause (1) of the preceding paragraph;

  (11)
  the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of its obligations under the terms of, any acquisition agreements or members' or stockholders agreement or related documents to which it is a party as of the date of the indenture and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the date of the indenture shall only be permitted by this clause (11) to the extent that the terms of any such existing agreement, together with all amendments thereto, taken as a whole, or such new agreement are not otherwise more disadvantageous to the holders of the notes taken as a whole than the original agreement as in effect on the date of the indenture;

  (12)
  transactions with Unrestricted Subsidiaries, customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, or lessors or lessees of property, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), materially no less favorable to Holdings or its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person, in the reasonable determination of the Board of Directors of Holdings or senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

  (13)
  (x) guarantees of performance by Holdings and its Restricted Subsidiaries of Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (y) pledges of Equity Interests of Unrestricted Subsidiaries for the benefit of lenders of Unrestricted Subsidiaries;

  (14)
  if such Affiliate Transaction is with a Person in its capacity as a holder of Indebtedness or Capital Stock of Holdings or any Restricted Subsidiary where such Person is treated no more favorably than the holders of Indebtedness or Capital Stock of Holdings or any Restricted Subsidiary;

  (15)
  transactions effected pursuant to agreements in effect on the issue date and any amendment, modification or replacement of such agreement (so long as such amendment or replacement is not materially more disadvantageous to the holders of the notes, taken as a whole); and

  (16)
  payments to the Equity Investors made for any financial advisory, financing or other investment banking activities, including without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors.

  Business Activities

        Holdings will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Holdings and its Restricted Subsidiaries taken as a whole.

  Additional Note Guarantees

        If Holdings or any of its Restricted Subsidiaries acquires or creates another wholly owned Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary, if such Subsidiary guarantees any Indebtedness of the Issuer (unless such Subsidiary is a Receivables Subsidiary), will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 30 days of the date on which it was acquired or created; provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it (i) ceases to be an Immaterial Subsidiary or (ii) guarantees the Senior Credit Facility.

  Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors of Holdings may designate any Restricted Subsidiary, other than the Issuer, to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Holdings and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption "—Restricted Payments" or under one or more clauses of the definition of Permitted Investments, as determined by Holdings. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Holdings may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

        Any designation of a Subsidiary of Holdings as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Holdings as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Equity," Holdings will be in default of such covenant. The Board of Directors of Holdings may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Holdings; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Holdings of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) (x) Holdings could incur such Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under "—Incurrence of Indebtedness and Issuance of Preferred Equity," or (y) the Fixed Charge Coverage Ratio for Holdings and its Restricted Subsidiaries would be greater than such ratio for Holdings and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation; and (2) no Default or Event of Default would be in existence following such designation.

  Payments for Consent

        Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

        So long as any of the notes are outstanding, Holdings shall file with the SEC, to the extent such submissions are accepted for filing by the Commission, and shall provide to the Trustee (within 15 days after it files (or would have been required to file) with the SEC), all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-K and 10-Q as if Holdings were required to file such forms.

        All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Holdings' consolidated financial statements by Holdings' independent accountants.

        If, at any time after consummation of the exchange offer contemplated by the registration rights agreement, the Issuer is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Holdings will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing.

        In addition, the Issuer and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the Exchange Offer (as defined under "—Registration Rights; Additional Interest") or the effectiveness of the Shelf Registration Statement (as defined under "—Registration Rights; Additional Interest") by the filing with the Commission of the Exchange Offer Registration Statement (as defined under "—Registration Rights; Additional Interest") and/or Shelf Registration Statement, and any amendments thereto, with such financial information that satisfied Regulation S-X of the Securities Act; provided that in order for such requirements to be deemed satisfied, any such Registration Statement must contain quarterly information for the period ended September 30, 2004 as required by Regulation S-X no later than November 30, 2004.

Events of Default and Remedies

        Each of the following is an "Event of Default":

  (1)
  default for 30 days in the payment when due of interest on, or Additional Interest, if any, with respect to, the notes;

  (2)
  default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

  (3)
  failure by Holdings or any of its Restricted Subsidiaries to comply with the provisions described under the captions "—Repurchase at the Option of Holders—Change of Control" or "—Certain Covenants—Merger, Consolidation or Sale of Assets";

  (4)
  failure by Holdings or any of its Restricted Subsidiaries for 60 days after notice to Holdings by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

  (5)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Holdings or any of its Significant Subsidiaries or group of Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary (or the payment of which is guaranteed by Holdings or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture (but excluding Indebtedness owing to Holdings or a Restricted Subsidiary), if that default:

  (a)
  is caused by a failure to pay principal on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness following the Stated Maturity of such Indebtedness (a "Payment Default"); or

    (b)
    results in the acceleration of such Indebtedness prior to its Stated Maturity,

    and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

  (6)
  failure by Holdings or any of its Significant Subsidiaries, or group of Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary, to pay final and nonappealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25.0 million (net of any amounts which are covered by insurance or bonded), which judgments are not paid, waived, satisfied, discharged or stayed for a period of 60 days;

  (7)
  except as permitted by the indenture, any Note Guarantee of any Significant Subsidiary or group of Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the indenture), or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee and such Default continues for 10 days; and

  (8)
  certain events of bankruptcy or insolvency described in the indenture with respect to Holdings or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Holdings, any Restricted Subsidiary of Holdings that is a Significant Subsidiary or any group of Restricted Subsidiaries of Holdings that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

        Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium or Additional Interest, if any.

        In the event of any Event of Default specified in clause (5) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the trustee or the holders of the notes, if within 20 days after such Event of Default arose the Issuer delivers an officers' certificate to the trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the notes as described above be annulled, waived or rescinded upon the happening of any such events.

        Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Additional Interest, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

  (1)
  such holder has previously given the trustee notice that an Event of Default is continuing;

  (2)
  holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

  (3)
  such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

  (4)
  the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

  (5)
  holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

        The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Additional Interest, if any, on, or the principal of, the notes.

        The Issuer is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default that has not been cured, the Issuer is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees, Stockholders and Members

        No director, manager, officer, employee, incorporator, stockholder or member of Holdings, any parent entity of Holdings or any Subsidiary, as such, will have any liability for any obligations of the Issuer or the Guarantors under the notes, the indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        The Issuer may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers' certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees ("Legal Defeasance") except for:

  (1)
  the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on, such notes when such payments are due from the trust referred to below;

  (2)
  the Issuer's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the trustee, and the Issuer's and the Guarantors' obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the indenture.

        In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer and the Guarantors released with respect to certain covenants (including the obligation to make Change of Control Offers and Asset Sale Offers, its obligations under the covenants described in "—Certain Covenants," and the cross-acceleration provision and judgment default provisions described under "—Events of Default and Remedies") that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes.

        In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  the Issuer must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, the Issuer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee (subject to customary exceptions and exclusions) confirming that (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, the Issuer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee (subject to customary exceptions and exclusions) confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

  (6)
  the Issuer must deliver to the trustee an officers' certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

  (7)
  the Issuer must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the indenture or the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

        Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

  (1)
  reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or extend the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders");

  (3)
  reduce the rate of or extend the time for payment of interest, including default interest, on any note;

  (4)
  waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

  (5)
  make any note payable in money other than that stated in the notes;

  (6)
  make any change in the provisions of the indenture relating to waivers of past Defaults or impair the rights of holders of notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on, the notes;

  (7)
  waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "—Repurchase at the Option of Holders");

  (8)
  release any Guarantor that is a Significant Subsidiary from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

  (9)
  make any change in the preceding amendment and waiver provisions.

        Notwithstanding the preceding, without the consent of any holder of notes, the Issuer, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

  (1)
  to cure any ambiguity, defect or inconsistency;

  (2)
  to provide for uncertificated notes in addition to or in place of certificated notes;

  (3)
  to provide for the assumption of the Issuer's or a Guarantor's obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuer's or such Guarantor's assets, as applicable;

  (4)
  to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

  (5)
  to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

  (6)
  to conform the text of the indenture, the Note Guarantees or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees or the notes;

  (7)
  to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture; or

  (8)
  to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes and to release Guarantors from the Note Guarantee in accordance with the terms of the indenture.

        The consent of the noteholders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

  (1)
  either:

  (a)
  all notes that have been authenticated and, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer, have been delivered to the trustee for cancellation; or

  (b)
  all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness (including all principal, interest, and Additional Interest) on the notes not delivered to the trustee for cancellation;

  (2)
  the Issuer or any Guarantor has paid or caused to be paid all other sums payable by it under the indenture; and

  (3)
  the Issuer has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

        In addition, the Issuer must deliver an officers' certificate to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        If the trustee becomes a creditor of the Issuer or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must (i) eliminate such conflict within 90 days, (ii) apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or (iii) resign.

        The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

        Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to 999 Corporate Boulevard, Suite 300, Linthicum Heights, MD 21090, Attention: General Counsel.

Book-Entry, Delivery and Form

        Each issue of exchange notes issued in exchange for outstanding notes will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form ("Certificated Notes") except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Depository Procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuer takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

        DTC has advised the Issuer that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised the Issuer that, pursuant to procedures established by it:

  (1)
  upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

  (2)
  ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

        Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are Participants. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the indenture for any purpose.

        Payments in respect of the principal of, and interest and premium, if any, and Additional Interest, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Issuer and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuer, the trustee nor any agent of the Issuer or the trustee has or will have any responsibility or liability for:

  (1)
  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

  (2)
  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised the Issuer that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Issuer. Neither the Issuer nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and the Issuer and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Subject to the transfer restrictions set forth under "Notice to Investors," transfers between the Participants will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer restrictions applicable to the notes described herein, crossmarket transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        DTC has advised the Issuer that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Issuer, the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for Certificated Notes if:

  (1)
  DTC (a) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuer fails to appoint a successor depositary;

  (2)
  the Issuer, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; provided that in no event shall the Regulation S Temporary Global Note be exchanged for Certificated Notes prior to (a) the expiration of the Restricted Period and (b) the receipt of any certificates required under the provisions of Regulation S; or

  (3)
  there has occurred and is continuing a Default or Event of Default with respect to the notes.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Notice to Investors," unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

        Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes. See "Notice to Investors."

Same-Day Settlement and Payment

        The Issuer will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Additional Interest, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Issuer will make all payments of principal, interest and premium, if any, and Additional Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the Global Notes are expected to be eligible to trade in The PORTALSM Market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuer that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

Registration Rights; Additional Interest

        The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the proposed form of registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of the notes. See "—Additional Information."

        The Issuer, the Guarantors and the initial purchasers entered into the registration rights agreement on or prior to the closing of the offering of the notes. Pursuant to the registration rights agreement, the Issuer and the Guarantors will agree to file with the SEC the Exchange Offer Registration Statement (as defined in the registration rights agreement) on the appropriate form under the Securities Act with respect to the exchange notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Issuer and the Guarantors will offer to the holders of Transfer Restricted Securities who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for exchange notes pursuant to the Exchange Offer (as defined in the registration rights agreement).

        If:

  (1)
  the Issuer and the Guarantors are not

  (a)
  required to file the Exchange Offer Registration Statement; or

  (b)
  permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or SEC policy; or

  (2)
  any holder of Transfer Restricted Securities notifies the Issuer prior to the effectiveness of the Exchange Offer that:

  (a)
  it is prohibited by law or SEC policy from participating in the Exchange Offer;

  (b)
  it may not resell the exchange notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

    (c)
    it is a broker-dealer and owns notes acquired directly from the Issuer or an affiliate of the Issuer,

the Issuer and the Guarantors will file with the SEC a Shelf Registration Statement (as defined in the registration rights agreement) to cover resales of the notes by the holders of the notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

        For purposes of the preceding, "Transfer Restricted Securities" means each note until the earliest to occur of:

  (1)
  the date on which such note has been exchanged by a Person other than a broker-dealer for an exchange note in the Exchange Offer;

  (2)
  following the exchange by a broker-dealer in the Exchange Offer of a note for an exchange note, the date on which such exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;

  (3)
  the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

  (4)
  the date on which such note is sold pursuant to Rule 144 under the Securities Act.

The registration rights agreement provides that:

  (1)
  the Issuer and the Guarantors will file an Exchange Offer Registration Statement with the SEC on or prior to 210 days after the closing of the offering, unless such day is not a business day, then the next succeeding business day;

  (2)
  the Issuer and the Guarantors will use commercially reasonable efforts to have the Exchange Offer Registration Statement declared effective by the SEC on or prior to 270 days after the closing of the offering, unless such day is not a business day, then the next succeeding business day;

  (3)
  unless the Exchange Offer would not be permitted by applicable law or SEC policy, the Issuer and the Guarantors will:

  (a)
  commence the Exchange Offer; and

  (b)
  use commercially reasonable efforts to issue on or prior to 30 business days, or longer, if required by the federal securities laws, after the date on which the Exchange Offer Registration Statement was declared effective by the SEC, exchange notes in exchange for all notes validly tendered and not properly withdrawn prior to the expiration of the Exchange Offer; and

  (4)
  if obligated to file the Shelf Registration Statement, the Issuer and the Guarantors will file the Shelf Registration Statement with the SEC on or prior to 210 days after such filing obligation arises, unless such day is not a business day, then the next succeeding business day, and will use commercially reasonable efforts to cause the Shelf Registration to be declared effective by the SEC on or prior to 270 days after such obligation arises, unless such day is not a business day, then the next succeeding business day.

        If:

  (1)
  the Issuer and the Guarantors fail to consummate the Exchange Offer within 270 days after the closing of the offering with respect to the Exchange Offer Registration Statement or fail to cause the Shelf Registration Statement to be effective, if applicable, within 270 days after the closing of the offering; or

  (2)
  the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement

(each such event referred to in clauses (1) through (2) above, a "Registration Default"), then the Issuer and the Guarantors will pay Additional Interest to each holder of notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to 0.25% per annum.

        The amount of the Additional Interest will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Additional Interest for all Registration Defaults of 1.0% per annum.

        All accrued Additional Interest will be paid by the Issuer and the Guarantors on the next scheduled interest payment date to DTC or its nominee by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

        The amount of Additional Interest shall not increase because more than one Registration Default has occurred and is pending. Following the cure of all Registration Defaults, the accrual of Additional Interest will cease.

        In order to participate in the Exchange Offer, holders of notes will be required to make certain representations to the Issuer (as described in the registration rights agreement). In order to have their notes included in the Shelf Registration Statement, holders of notes will be required to be named as a selling security holder, to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the registration rights agreement. By acquiring Transfer Restricted Securities, a holder will be deemed to have agreed to indemnify the Issuer and the Guarantors against certain losses arising out of information furnished by such holder in writing for inclusion in any Shelf Registration Statement. Holders of notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement (as to broker-dealers required to deliver a prospectus in connection with any sale by them of exchange notes) or the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from the Issuer.

Certain Definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

        "Accelerated Monitoring Fee Payment" means a cash payment equal to the then-present value of all then-current and future monitoring fees payable under the Transaction and Monitoring Fee Agreement entered into in connection with the Transactions.

        "Acquired Debt" means, with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Additional Interest" means all Additional Interest then owing pursuant to the registration rights agreement.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Applicable Premium" means, with respect to any note on any redemption date, the greater of:

  (1)
  1.0% of the principal amount of the note; or

  (2)
  the excess of:

  (a)
  the present value at such redemption date of (i) the redemption price of the note at August 1, 2009, (such redemption price being set forth in the table appearing above under the caption "—Optional Redemption"), plus (ii) all required interest payments due on the note through August 1, 2009, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

  (b)
  the principal amount of the note.

        "Asset Acquisition" means:

  (1)
  an Investment by Holdings or any Restricted Subsidiary of Holdings in any other Person pursuant to which such Person shall become a Restricted Subsidiary of Holdings or any Restricted Subsidiary of Holdings, or shall be merged with or into or consolidated with Holdings or any Restricted Subsidiary of Holdings; or

  (2)
  the acquisition by Holdings or any Restricted Subsidiary of Holdings of the assets of any Person (other than a Restricted Subsidiary of Holdings) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

        "Asset Sale" means:

  (1)
  the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Holdings and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions described above under the caption "—Repurchase at the Option of Holders—Asset Sales"; and

  (2)
  the issuance or sale of Equity Interests in any of Holdings' Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

  (1)
  any single transaction or series of related transactions that involves assets or Equity Interests of any Restricted Subsidiary having a Fair Market Value of less than $5.0 million;

  (2)
  a transfer of assets between or among Holdings and any of its Restricted Subsidiaries;

  (3)
  an issuance or sale of Equity Interests by a Restricted Subsidiary of Holdings to Holdings or to another Restricted Subsidiary of Holdings;

  (4)
  the sale or lease of inventory, products or services or the lease, assignment or sub-lease of any real or personal property and the sale or lease of timber and coal bed methane and related wells in the ordinary course of business;

  (5)
  the sale or discounting of accounts receivable in the ordinary course of business;

  (6)
  any sale or other disposition of damaged, worn-out, obsolete or no longer useful assets or properties (including, without limitation, equipment and property sold in connection with the closure or abandonment of a mine) in the ordinary course of business;

  (7)
  any sale of assets received by Holdings or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

  (8)
  the sale or other disposition of cash, Cash Equivalents or Marketable Securities;

  (9)
  a sale of accounts receivable and related assets of the type specified in the definition of "Receivables Financing" to a Receivables Subsidiary in a Qualified Receivables Financing;

  (10)
  a transfer of accounts receivable and related assets of the type specified in the definition of "Receivables Financing" (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

  (11)
  a Restricted Payment that does not violate the covenant described above under the caption "—Certain Covenants—Restricted Payments" or a Permitted Investment;

  (12)
  any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

  (13)
  the granting of Liens not otherwise prohibited by the indenture;

  (14)
  the surrender, or waiver of contract rights or settlement, release or surrender of contract, tort or other claims; and

  (15)
  any exchange of assets related to a Permitted Business of comparable market value, as determined in good faith by Holdings.

        "Asset Sale Offer" has the meaning assigned to that term in the indenture governing the notes.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

        "Board of Directors" means:

  (1)
  with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

  (2)
  with respect to a partnership, the Board of Directors or other governing body of the general partner of the partnership;

  (3)
  with respect to a limited liability company, the Board of Directors or other governing body, and in the absence of same, the manager or board of managers or the managing member or members or any controlling committee thereof; and

  (4)
  with respect to any other Person, the board or committee of such Person serving a similar function.

        "Business Day" means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York State.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

        "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock;

  (2)
  in the case of an association or business entity that is not a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

        "Cash Contributions" means the aggregate amount of cash contributions made to the capital of the Issuer or any Guarantor described in the definition of "Contribution Indebtedness."

        "Cash Equivalents" means:

  (1)
  United States dollars or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

  (2)
  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

  (3)
  certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

  (4)
  repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5)
  commercial paper having one of the two highest ratings obtainable from Moody's or S&P and, in each case, maturing within one year after the date of acquisition;

  (6)
  securities issued or fully guaranteed by any state or commonwealth of the United States, or by any political subdivision or taxing authority thereof having one of the two highest ratings obtainable from Moody's or S&P, and, in each case, maturing within one year after the date of acquisition;

  (7)
  money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and

  (8)
  Indebtedness or Preferred Stock issued by Persons with a rating of "A" or higher from S&P or "A-2" from Moody's.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Holdings, the Issuer and their respective Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d) of the Exchange Act), other than the Permitted Holders;

  (2)
  the adoption of a plan relating to the liquidation or dissolution of Holdings or the Issuer; or

  (3)
  the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any "person" (as defined above), other than the Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Holdings or the Issuer measured by voting power rather than number of shares.

        "Change of Control Offer" has the meaning assigned to that term in the indenture governing the notes.

        "Change of Control Payment" has the meaning assigned to that term in the indenture governing the notes.

        "Change of Control Payment Date" has the meaning assigned to that term in the indenture governing the notes.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period (A) plus, without duplication to the extent the same was deducted in calculating Consolidated Net Income:

  (1)
  provision for taxes based on income, profits or capital, including without limitation state, franchise and similar taxes (such as the Pennsylvania and West Virginia franchise tax), of such Person and its Restricted Subsidiaries or the Tax Amount for such period, to the extent that such provision for taxes or Tax Amount was deducted in computing such Consolidated Net Income; plus

  (2)
  the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

  (3)
  depreciation, depletion, amortization (including amortization of goodwill and other intangibles, deferred financing fees and any amortization included in pension, OPEB or other employee benefit expenses, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (including without limitation write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets and the impact of purchase accounting, but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

  (4)
  the amount of any restructuring charges (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost or excess pension, OPEB, black lung settlement. curtailment or other excess charges); plus

  (5)
  the minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on Equity Interests held by third parties; plus

  (6)
  the amount of management, consulting, monitoring and advisory fees and related expenses paid to the Equity Investors or any other Permitted Holder (or any accruals related to such fees and related expenses) during such period; provided that such amount shall not exceed in any four quarter period the greater of (x) $5.0 million and (y) 2% of Consolidated Cash Flow of the Issuer and its Restricted Subsidiaries for each period; plus

  (7)
  accretion of asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations, and any similar accounting in prior periods; minus

        (B)  (1) non-cash items increasing such Consolidated Net Income for such period, other than any items which represent the reversal of any accrual of, or cash reserve for, anticipated charges in any prior period where such accrual or reserve is no longer required; (2) the minority interest income consisting of subsidiary losses attributable to the minority equity interests of third parties in any non-Wholly Owned Subsidiary; and (3) an amount representing incremental insurance costs as a result of being a stand-alone company, which amount shall be deemed to be $2.4 million for the four quarters prior to the closing date, in each case, on a consolidated basis and determined in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

  (1)
  any net after-tax extraordinary, unusual or nonrecurring gains or losses (less all fees and expenses relating thereto) or income or expense or charge (including, without limitation, income, expenses and charges from the Phelps Dodge, ATV Voyager and Santee Cooper settlements and other litigation and arbitration settlements, severance, relocation and other restructuring costs), including, without limitation, any severance expense, and fees, expenses or charges related to any offering of Equity Interests of such Person, any Investment, acquisition or Indebtedness permitted to be incurred hereunder (in each case, whether or not successful), including all fees, expenses, charges and change in control payments related to the Transactions or the sale of the Colorado business unit and the related debt repayment, in each case shall be excluded;

  (2)
  any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded;

  (3)
  any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Issuer) shall be excluded;

  (4)
  any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness and Hedging Obligations shall be excluded;

  (5)
  (A) the Net Income for such period of any Person that is not a Subsidiary, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments in respect of equity that are actually paid in cash (or to the extent converted into cash) by the referent Person to the Issuer or a Restricted Subsidiary thereof in respect of such period and (B) the Net Income for such period shall include any dividend, distribution or other payments in respect of equity paid in cash by such Person to the Issuer or a Restricted Subsidiary thereof in excess of the amount included in clause (A);

  (6)
  any increase in depreciation, depletion or amortization or any one-time non-cash charges (such as purchased in-process research and development or capitalized manufacturing profit in inventory) resulting from purchase accounting in connection with the Transactions or any acquisition that is consummated prior to or after the Issue Date shall be excluded;

  (7)
  accruals and reserves that are established within twelve months after the acquisition's Closing Date (as defined in Purchase Agreement) and that are so required to be established as a result of the Transactions in accordance with GAAP shall be excluded;

  (8)
  any non-cash impairment charges resulting from the application of Statements of Financial Accounting Standards No. 142 and No. 144 and the amortization of intangibles pursuant to Statement of Financial Accounting Standards No. 141 shall be excluded;

  (9)
  any long-term incentive plan accruals and any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

  (10)
  solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of "—Certain Covenants—Restricted Payments," the Net Income of any Restricted Subsidiary that is not a Subsidiary Guarantor will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders or members, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) by such Person to the Issuer or another Restricted Subsidiary thereof in respect of such period, to the extent not already included therein; and

  (11)
  the cumulative effect of a change in accounting principles will be excluded.

        "Contingent Obligations" means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness ("primary obligations") of any other Person in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

  (1)
  to purchase any such primary obligation or any property constituting direct or indirect security thereof,

  (2)
  to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

  (3)
  to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such obligation against loss in respect thereof.

        "Contribution Indebtedness" means Indebtedness of the Issuer or any Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than

Excluded Contributions) made to the equity capital of the Issuer or such Guarantor after the date of the indenture, provided that:

  (1)
  if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contributions to the equity capital of the Issuer or such Guarantor, as applicable, the amount in excess shall be Indebtedness (other than secured Indebtedness) with a Stated Maturity later than the Stated Maturity of the notes, and

  (2)
  such Contribution Indebtedness (x) is incurred within 180 days after the making of such cash contributions and (y) is designated as Contribution Indebtedness pursuant to an Officer's Certificate on the incurrence date thereof.

        "Credit Agreement" means that certain credit agreement, dated July 30, 2004, by and among FC 2 Corp., Holdings and the Issuer, providing for $470.0 million of term loans and up to $350.0 of revolving credit borrowings and letters of credit, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

        "Credit Facilities" means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time, including any agreement or indenture extending the maturity thereof or otherwise restructuring all or any portion of the indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

        "Cumberland Shutdown" means the idling and subsequent shutdown of Holding's mine located in Cumberland, Pennsylvania for the period between February 2004 and May 7, 2004.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Non-cash Consideration" means the Fair Market Value of non-cash consideration received by Holdings or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as "Designated Non-cash Consideration" pursuant to an Officer's Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

        "Designated Preferred Stock" means Preferred Stock of the Issuer, Holdings or any direct or indirect parent company of the Holdings or the Issuer (other than Disqualified Stock) that is issued for cash (other than to Holdings or any of its Subsidiaries or an employee stock ownership plan or trust established by Holdings or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) (b) of the covenant described under "—Restricted Payments."

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the

Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock will not constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Holdings to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Holdings and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

        "Domestic Subsidiary" means any Restricted Subsidiary of Holdings that was formed under the laws of the United States or any state of the United States or the District of Columbia.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Investors" means First Reserve Corporation, The Blackstone Group, American Metals and Coal International Corp. and their respective Affiliates.

        "Equity Offering" means (i) an offer and sale of Capital Stock (other than Disqualified Stock) of Holdings or the Issuer or (ii) an offer and sale of Capital Stock (other than Disqualified Stock) of a direct or indirect parent company of Holdings or the Issuer (to the extent the net proceeds therefrom are contributed to the equity capital of Holdings or the Issuer) pursuant to (x) a registration statement that has been declared effective by the SEC pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of Holdings or the Issuer or such direct or indirect parent company), or (y) a private issuance exempt from registration under the Securities Act.

        "Excluded Contributions" means the net cash proceeds received by Holdings after the date of the indenture from:

  (1)
  contributions to its common equity capital, and

  (2)
  the sale (other than to a Subsidiary of Holdings) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of Holdings,

in each case designated as "Excluded Contributions" pursuant to an Officer's Certificate executed by an Officer of the Issuer, the net cash proceeds of which are excluded from the calculation set forth in clause (3) (b) of "—Restricted Payments."

        "Fair Market Value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by (i) the principal financial officer of the Issuer for transactions less than $10.0 million and (ii) the Board of Directors of Holdings (unless otherwise provided in the indenture) for transactions valued at, or in excess of, $10.0 million.

        "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than (i) ordinary working capital borrowings and (ii) in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense will be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems preferred equity subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred equity, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio, Asset Acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), and any related financing transactions, that the specified Person or any of its Restricted Subsidiaries has both determined to make and made after the date of the indenture and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Asset Acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change of any associated Fixed Charges and the change in Consolidated Cash Flow resulting therefrom) had occurred on the first day of the four-quarter reference period, including any pro forma expense and cost reductions and other operating improvements that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial officer of the Issuer (regardless of whether these cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto). Any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period, and if, since the beginning of the four-quarter reference period, any Person that subsequently became a Restricted Subsidiary or was merged with or into Holdings or any of its other Restricted Subsidiaries since the beginning of such period shall have made any acquisition, Investment, disposition, merger, consolidation or discontinued operation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be adjusted giving pro forma effect thereto for such period as if such Asset Acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter reference period. Any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Issuer as set forth in an Officers' Certificate, to reflect operating expense reductions reasonably expected to result from any acquisition or merger. Notwithstanding the foregoing, for the purposes of calculating Consolidated Cash Flow in order to determine the Fixed Charge Coverage Ratio, the Issuer may include in the calculation the results of the Issuer and its Restricted Subsidiaries for the duration of the Cumberland Shutdown of such four-quarter period during which the Cumberland Shutdown occurred or was continuing Holdings' good faith estimate (as set forth in an Officer's Certificate delivered to the Trustee) of the amount of Consolidated Cash Flow that Holdings would have generated from Holdings' Cumberland Mine during the period of the Cumberland Shutdown in excess of what was actually generated had the Cumberland Shutdown (and the related start-up inefficiencies) not occurred, which addition to Consolidated Cash Flow for the quarter from January 1, 2004 to March 31, 2004 is deemed to be $20.2 million and for the quarter from April 1, 2004 to June 30, 2004 is deemed to be $10.9 million.

        "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

  (1)
  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, excluding amortization of debt issuance costs and the expensing of any bridge or other financing fees, but including original issue discount, non-cash interest payments, the interest component of any deferred payment obligations (classified as Indebtedness under the Indenture), the interest component of all payments associated with Capital Lease Obligations and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

  (2)
  the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

  (3)
  all cash dividend payments or other cash distributions on any series of preferred equity of such Person and all other dividend payments or other distributions on the Disqualified Stock of such Person; less

  (4)
  interest income.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

        "Guarantee" means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain ifnancial statement conditions or otherwise).

        "Guarantors" means each of:

  (1)
  Holdings;

  (2)
  the subsidiaries of Holdings that execute a Note Guarantee on the Issue Date; and

  (3)
  any other Subsidiary of Holdings that executes a Note Guarantee in accordance with the provisions of the indenture,

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

  (1)
  interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

  (2)
  other agreements or arrangements designed to manage interest rates or interest rate risk; and

  (3)
  other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

        "Immaterial Subsidiary" means any Subsidiary that is not a Material Subsidiary:

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

  (1)
  in respect of borrowed money;

  (2)
  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

  (3)
  in respect of banker's acceptances;

  (4)
  representing Capital Lease Obligations;

  (5)
  representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed;

  (6)
  representing any Hedging Obligations; or

  (7)
  to the extent not otherwise included, with respect to Holdings and its Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, Holdings or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of Holdings or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing), if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes (i) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person); provided, however, that the amount of such Indebtedness shall be the lesser of (x) the Fair Market Value of such asset as such date of determination and (y) the amount of such Indebtedness of such other Person; and (ii) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Notwithstanding the foregoing, "Indebtedness" shall not include (a) accrued expenses, royalties and trade payables; (b) Contingent Obligations incurred in the ordinary course of business; and (c) asset retirement obligations and obligations in respect of reclamation and workers' compensation (including black lung, pensions and retiree medical care) that are not overdue by more than 90 days.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's or BBB- (or the equivalent) by S&P, or, if either such entity ceases to rate the notes for reasons outside of the control of the Issuer, the equivalent investment grade credit rating from any other Rating Agency.

        "Investment Grade Securities" means:

  (1)
  securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition,

  (2)
  investments in any fund that invests exclusively in investments of the type described in clause (1) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

  (3)
  corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company's Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "Issue Date" means July 30, 2004.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Marketable Securities" means, with respect to any Asset Sale, any readily marketable equity securities that are (i) traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market; and (ii) issued by a corporation having a total equity market capitalization of not less than $250.0 million; provided that the excess of (A) the aggregate amount of securities of any one such corporation held by the Issuer and any Restricted Subsidiary over (B) ten times the average daily trading volume of such securities during the 20 immediately preceding trading days shall be deemed not to be Marketable Securities, as determined on the date of the contract relating to such Asset Sale.

        "Material Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1 02 of Regulation S X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture, provided, however, that all references to "10 percent" in such definition shall be replaced with "5.0 percent."

        "Moody's" means Moody's Investors Service, Inc. and its successors and assigns.

        "Net Income" means, with respect to any Person for any period, (i) the net income (loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of dividends on preferred interests, excluding, however, (a) any gain or loss, together with any related provision for taxes or Tax Distributions on such gain or loss, realized in connection with (1) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (2) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (b) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes or Tax Distributions on such extraordinary or nonrecurring gain or loss, less (ii) in the case of any Person that is a partnership or a limited liability company, the Tax Amount of such Person for such period.

        "Net Proceeds" means the aggregate cash proceeds received by Holdings or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any non-cash form), net of the direct costs relating to such Asset Sale and the sale of such Designated Non-cash Consideration, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes or Tax Distributions paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, including without limitation, pension and post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

        "Non-Recourse Debt" means Indebtedness:

  (1)
  as to which neither Holdings nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than a pledge of the Equity Interests of any Unrestricted Subsidiaries, (b) is directly or indirectly liable (as a guarantor or otherwise) other than by virtue of a pledge of the Equity Interests of any Unrestricted Subsidiaries, or (c) constitutes the lender; and

  (2)
  no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit, upon notice, lapse of time or both, any holder of any other Indebtedness (other than the notes offered hereby) of Holdings or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

        "Note Guarantee" means the Guarantee by each Guarantor of the Issuer's obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Parent" means Foundation Coal Holdings, LLC, the parent of Holdings, and its successors and assigns.

        "Permitted Business" means the businesses of Holdings and its Subsidiaries engaged in on the date of the indenture and any other activities that are similar, ancillary or reasonably related to, or a reasonable extension, expansion or development of, such businesses or ancillary thereto.

        "Permitted Holders" means the Equity Investors and Related Parties. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

        "Permitted Investments" means:

  (1)
  any Investment in Holdings or in a Restricted Subsidiary of Holdings;

  (2)
  any Investment in, cash, Cash Equivalents, Marketable Securities or Investment Grade Securities;

  (3)
  any Investment by Holdings or any Restricted Subsidiary of Holdings in a Person, if as a result of such Investment:

  (a)
  such Person becomes a Restricted Subsidiary of Holdings; or

  (b)
  such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Holdings or a Restricted Subsidiary of Holdings;

  (4)
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales";

  (5)
  any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Holdings or a direct or indirect parent company of Holdings;

  (6)
  any Investments received (i) in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Holdings or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes; or (ii) as a result of a foreclosure by Holdings or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

  (7)
  Investments represented by Hedging Obligations;

  (8)
  loans or advances to officers, directors and employees made in the ordinary course of business of Holdings or any Restricted Subsidiary of Holdings in an aggregate principal amount not to exceed $2.5 million at any one time outstanding;

  (9)
  repurchases of the notes;

  (10)
  Investments in Permitted Businesses, joint ventures or Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $75.0 million and (y) 5.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

  (11)
  any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

  (12)
  any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under "—Certain Covenants—Transaction with Affiliates" (except for transactions described in clauses (6), (8), (10) and (12) of such paragraph);

  (13)
  Guarantees issued in accordance with the covenants described under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Equity" and "—Certain Covenants—Additional Note Guarantees";

  (14)
  any Investment existing on the date of the indenture and any Investment that replaces, refinances or refunds an existing Investment; provided, that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded, and is made in the same Person as the Investment replaced, refinanced or refunded;

  (15)
  Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business; and

  (16)
  additional Investments by Holdings or any Restricted Subsidiary having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding not to exceed 2.0% of Total Assets; provided, however, that if any Investment pursuant to this clause (16) is made in a Person that is not a Restricted Subsidiary of Holdings at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of Holdings after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (16) for so long as such Person continues to be a Restricted Subsidiary;

provided, however, that with respect to any Investment, Holdings may, in its sole discretion, allocate all or any portion of any Investment to one or more of the above clauses (1) through (16) so that the entire Investment would be a Permitted Investment.

        "Permitted Liens" means:

  (1)
  Liens securing Indebtedness and other Obligations under Credit Facilities incurred pursuant to the covenant "Incurrence of Indebtedness and Issuance of Preferred Equity" and/or securing Hedging Obligations related thereto;

  (2)
  Liens in favor of Holdings or any of its Restricted Subsidiaries;

  (3)
  Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Holdings or any Subsidiary of Holdings; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Holdings or the Subsidiary;

  (4)
  Liens on property (including Capital Stock) existing at the time of acquisition of the property by Holdings or any Subsidiary of Holdings; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

  (5)
  Liens or deposits to secure the performance of statutory or regulatory obligations, or surety, appeal, indemnity or performance bonds, warranty and contractual requirements or other obligations of a like nature incurred in the ordinary course of business;

  (6)
  Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

  (7)
  Liens to secure Indebtedness (including Capital Lease Obligations) permitted to be incurred pursuant to clause (4) of the definition of Permitted Debt covering only the assets acquired with or financed by such Indebtedness;

  (8)
  Liens securing Indebtedness permitted to be incurred pursuant to clause (15) of the definition of Permitted Debt;

  (9)
  Liens existing on the date of the indenture;

  (10)
  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

  (11)
  Liens incurred or deposits made in the ordinary course of business to secure payment of workers' compensation or to participate in any fund in connection with workmen's compensation, unemployment insurance, old-age pensions or other social security programs;

  (12)
  Liens imposed by law, such as carriers', warehousemen's, landlord's, lessor's, suppliers, banks, repairmen's and mechanics' Liens, and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default, in each case, incurred in the ordinary course of business;

  (13)
  contract mining agreements and leases or subleases granted to others that do not materially interfere with the ordinary conduct of business of Holdings or any of its Restricted Subsidiaries;

  (14)
  easements, rights of way, zoning and similar restrictions, reservations (including severances, leases or reservations of oil, gas, coal, minerals or water rights), restrictions or encumbrances in respect of real property or title defects that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties (as such properties are used by Holdings or its Subsidiaries) or materially impair their use in the operation of the business of Holdings and its Subsidiaries;

  (15)
  Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);

  (16)
  Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

  (a)
  the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

  (b)
  the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

  (17)
  Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

  (18)
  judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such legal proceedings may be initiated shall not have expired;

  (19)
  Liens securing Indebtedness or other obligations incurred in the ordinary course of business of Holdings or any Subsidiary of Holdings with respect to obligations that do not exceed 5% of Total Assets at any one time outstanding;

  (20)
  Liens on accounts receivable and related assets of the type specified in the definition of "Receivables Financing" incurred in connection with a Qualified Receivables Financing;

  (21)
  licenses of intellectual property in the ordinary course of business;

  (22)
  Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other, obligations of such Unrestricted Subsidiary;

  (23)
  leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of Holdings and its Restricted Subsidiaries;

  (24)
  Liens to secure a defeasance trust;

  (25)
  Liens on equipment of Holdings or any Restricted Subsidiary granted in the ordinary course of business to clients of which such equipment is located.

  (26)
  Liens securing insurance premium financing arrangements, provided that such Lien is limited to the applicable insurance contracts; and

  (27)
  Liens securing the aggregate amount of Indebtedness (including Acquired Debt) incurred in connection with (or at any time following the consummation of) an Asset Acquisition made in accordance with the indenture equal to, at the time of incurrence, the net increase in inventory, accounts receivable and net property, reserves, plant and equipment attributable to such Asset Acquisition from the amounts reflected on Holdings' historical consolidated balance sheet as of the end of the full fiscal quarter ending on or prior to the date of such Asset Acquisition, calculated after giving effect on a pro forma basis to such Asset Acquisition (which amount may, but need not, be incurred in whole or in part under the Credit Agreement) less the amount of Indebtedness incurred in connection with such Asset Acquisition secured by Liens pursuant to clauses (4) or (7) above.

        "Permitted Payments to Parent" means, without duplication as to amounts:

  (1)
  payments to the Parent in amounts equal to the amounts required for any direct payment of the Issuer to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to officers and employees of any direct parent of the Issuer and general corporate overhead expenses of any direct parent of the Issuer to the extent such fees and expenses are attributable to the ownership or operation of Holdings and its Subsidiaries;

  (2)
  for so long as Holdings is a member of a group filing a consolidated or combined tax return with the Parent, payments to the Parent in respect of an allocable portion of the tax liabilities of such group that is attributable to Holdings and its Subsidiaries ("Tax Payments"). The Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that Holdings would owe if Holdings were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of Holdings and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that the Parent actually owes to the appropriate taxing authority. Any Tax Payments received from Holdings shall be paid over to the appropriate taxing authority within 30 days of the Parent's receipt of such Tax Payments or refunded to Holdings; and

  (3)
  dividends or distributions paid to the Parent, if applicable, in amounts equal to amounts required for the Parent, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to Holdings or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, Holdings incurred in accordance with the covenant described under "—Certain Covenants —Incurrence of Indebtedness and Issuance of Preferred Equity."

        "Permitted Refinancing Indebtedness" means any Indebtedness of Holdings or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Holdings or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

  (1)
  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus any premium required to be paid on the Indebtedness being so renewed, refunded, replaced, defeased or discharged, plus the amount of all fees and expenses incurred in connection therewith);

  (2)
  such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; provided that this clause (2) shall not apply to debt under the Credit Facilities;

  (3)
  if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

  (4)
  such Refinancing Indebtedness shall not include Indebtedness of Holdings or a Restricted Subsidiary that refinance Indebtedness of an Unrestricted Subsidiary.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Purchase Agreement" means the Purchase Agreement dated May 24, 2004 between RAG Coal International AG and American Coal Acquisition Corp.

        "Purchase Money Note" means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from Holdings or any Subsidiary of Holdings to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

        "Qualified Receivables Financing" means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

  (1)
  the Board of Directors of Holdings will have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Holdings and the Receivables Subsidiary,

  (2)
  all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by Holdings), and

  (3)
  the financing terms, covenants, termination events and other provisions thereof will be market terms (as determined in good faith by Holdings) and may include Standard Securitization Undertakings.

        The grant of a security interest in any accounts receivable of Holdings or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure a Credit Facility will not be deemed a Qualified Receivables Financing. For purposes of the indenture, a receivables facility whether now in existence or arising in the future (and any replacement thereof with substantially similar terms in the aggregate) will be deemed to be a Qualified Receivables Financing that is not recourse to Holdings (except for Standard Securitization Undertakings).

        "Rating Agency" means each of S&P and Moody's, or if S&P or Moody's or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating organization or organizations, within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by Holdings as a replacement agency or agencies for S&P or Moody's, or both, as the case may be.

        "Receivables Financing" means any transaction or series of transactions that may be entered into by Holdings or any of its Subsidiaries pursuant to which Holdings or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by Holdings or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of Holdings or any of its Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by Holdings or any such Subsidiary in connection with such accounts receivable.

        "Receivables Repurchase Obligation" means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

        "Receivables Subsidiary" means a Wholly Owned Restricted Subsidiary of Holdings (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with Holdings in which Holdings or any Subsidiary of Holdings makes an Investment and to which Holdings or any Subsidiary of Holdings transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of Holdings and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of Holdings (as provided below) as a Receivables Subsidiary and:

  (1)
  no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Holdings or any other Subsidiary of Holdings (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Holdings or any other Subsidiary of Holdings in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of Holdings or any other Subsidiary of Holdings, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

  (2)
  with which neither Holdings nor any other Subsidiary of Holdings has any material contract, agreement, arrangement or understanding other than on terms which Holdings reasonably believes to be no less favorable to Holdings or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Holdings, and

  (3)
  to which neither Holdings nor any other Subsidiary of Holdings has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of Holdings shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of Holdings giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "S&P" means Standard & Poor's Ratings Services and its successors and assigns.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1 02 of Regulation S X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

        "Standard Securitization Undertakings" means representations, warranties, covenants, indemnities and guarantees of performance entered into by Holdings or any Subsidiary of Holdings which Holdings has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

        "Stated Maturity" means, with respect to any installment of principal on any series of Indebtedness, the date on which the final payment of principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

        "Subsidiary" means, with respect to any specified Person:

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

        "Tax Amount" means (i) for any period, the aggregate amount of tax distributions required to be made during such period by the Parent to its members in accordance with the tax distribution provisions of the Parent's limited liability company agreement that is in effect on the issue date of the notes (as such provisions may thereafter be amended or supplemented so long as such amendments or supplements are not materially adverse to the noteholders), assuming the highest marginal federal, state and local tax rate for individuals in effect for the year and assuming residency in New York City, New York, provided that such distributions shall be for the purpose of enabling such members to pay their income tax liability on their respective shares of cumulative Taxable Income attributable to Holdings and its Subsidiaries and (ii) for any period, the amount of tax required to be paid by the Parent directly to taxing authorities in respect of Taxable Income attributable to Holdings and its Subsidiaries and amounts paid in respect of franchise, capital and other non-income taxes required to be paid by the Parent.

        "Tax Distribution" means, in the event Holdings becomes a pass-through or disregarded entity for U.S. federal income tax purposes, a distribution in respect of taxes to the members of Holdings pursuant to clause (8) of the second paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "Taxable Income" means, with respect to any Person for any period, the taxable income or loss of such Person for such period for federal income tax purposes; provided, that (i) all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703 (a) (1) of the Code shall be included in taxable income or loss, (ii) any basis adjustment made in connection with an election under Section 754 of the Code shall be disregarded and (iii) such taxable income shall be increased or such taxable loss shall be decreased by the amount of any interest expense incurred by such Person that is not treated as deductible for federal income tax purposes by a partner or member of such Person.

        "Total Assets" means the total consolidated assets of Holdings and its Restricted Subsidiaries, as shown on the most recent balance sheet of Holdings.

        "Transactions" means the transactions contemplated by (i) the Purchase Agreement, (ii) the Credit Agreement and (iii) the offering of the Notes.

        "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to August 1, 2009; provided, however, that if the period from the redemption date to August 1, 2009, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Unrestricted Subsidiary" means:

  (1)
  any Subsidiary of Holdings that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of Holdings in the manner provided below; and

  (2)
  any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors of Holdings may designate any Subsidiary of Holdings (including any newly acquired or newly formed Subsidiary of Holdings) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, Holdings or any other Subsidiary of Holdings that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter incur Non-recourse Debt (other than guarantees of performance of the Unrestricted Subsidiary in the ordinary course of business, excluding guarantees of Indebtedness for borrowed money); provided, further, however, that either:

  (a)
  the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

  (b)
  if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled "—Certain Covenants—Restricted Payments."

        The Board of Directors of Holdings may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

  (x)
  (1) Holdings could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under "—Incurrence of Indebtedness and Issuance of Preferred Equity," or (2) the Fixed Charge Coverage Ratio for Holdings and its Restricted Subsidiaries would be greater than such ratio for Holdings and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

  (y)
  no Event of Default shall have occurred and be continuing.

        Any such designation by the Board of Directors of Holdings shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of Holdings giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "Voting Stock" of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

  (2)
  the then outstanding principal amount of such Indebtedness.

        "Wholly Owned Restricted Subsidiary" of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

        The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders for United States federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note exchanged therefor and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

        In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the purchase of the notes and exchange notes by employee benefit plans that are subject to Title I of Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each, a "Plan").

General Fiduciary Matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

        In considering an investment in the notes or exchange notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversication, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a nonexempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a nonexempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes or exchange notes by an ERISA Plan with respect to which we or the initial purchasers are considered a party in interest or disqualied person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions ("PTCEs") that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualied professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satised.

        Because of the foregoing, the notes should not be purchased and the notes or exchange notes should not be held by any person investing "plan assets" of any Plan, unless such purchase and holding (and the exchange of notes for exchange notes) will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

        Accordingly, by acceptance of a note or an exchange note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes or exchange notes constitutes assets of any Plan or (ii) the purchase and holding of the notes (and the exchange of notes for exchange notes) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

        The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes (and holding the notes or exchange notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable to the purchase and holding of the notes or exchange notes.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. The Issuer and the Guarantors have agreed that, for a period of 180 days after the consummation of the exchange offer, they will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

        The Issuer and the Guarantors will not receive any proceeds from any exchange of outstanding notes for exchange notes or from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The applicable letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the consummation of the registered exchange offer the Issuer and the Guarantors will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. The Issuer and the Guarantors have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any broker-dealers and will indemnify you (including any broker-dealers,) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity and enforceability of the exchange notes and the guarantees will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. A private investment fund comprised of selected partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others owns an interest representing less than 1% of the capital commitments of funds controlled by one of our sponsors, The Blackstone Group.

EXPERTS — INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The consolidated financial statements of RAG American Coal Holding, Inc. at December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, appearing in this prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated balance sheet of Foundation Coal Corporation (an indirect wholly-owned subsidiary of Foundation Coal Holdings, Inc.) at June 30, 2004 appearing in this prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

EXPERTS — COAL RESERVES

        The estimates of our proven and probable coal reserves referred to in this prospectus, to the extent described in this prospectus, have been prepared by us and reviewed by Marshall Miller & Associates, with respect to our mines in West Virginia, and by John T. Boyd Company, with respect to our mines in Wyoming, Pennsylvania and Illinois.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        Foundation Coal Corporation has filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-4 under the Securities Act with respect to the exchange notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the exchange notes being offered hereby, reference is made to the registration statement. Neither Foundation Coal Corporation nor Foundation PA Coal Company currently subject to the informational requirements of the Exchange Act. As a result of the offering of the exchange notes, Foundation Coal Corporation will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. As a result of its offering of shares of its common stock, Foundation Coal Holdings, Inc. will also become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC's home page on the Internet (http://www.sec.gov).

GLOSSARY OF SELECTED TERMS

        Ash.    Impurities consisting of iron, alumina and other incombustible matter that are contained in coal. Since ash increases the weight of coal, it adds to the cost of handling and can affect the burning characteristics of coal.

        Assigned reserves.    Coal that has been committed to be mined at operating facilities.

        Bituminous coal.    The most common type of coal with moisture content less than 20% by weight and heating value of 10,500 to 14,000 Btus per pound. It is dense and black and often has well-defined bands of bright and dull material.

        British thermal unit, or "Btu."    A measure of the thermal energy required to raise the temperature of one pound of pure liquid water one degree Fahrenheit at the temperature at which water has its greatest density (39 degrees Fahrenheit).

        Central Appalachia.    Coal producing area in eastern Kentucky, Virginia and southern West Virginia.

        Clean Air Act Amendments.    A comprehensive set of amendments to the federal law governing the nation's air quality. The Clean Air Act was originally passed in 1970 to address significant air pollution problems in our cities. The 1990 amendments broadened and strengthened the original law to address specific problems such as acid deposition, urban smog, hazardous air pollutants and stratospheric ozone depletion.

        Coal seam.    Coal deposits occur in layers. Each layer is called a "seam."

        Coke.    A hard, dry carbon substance produced by heating coal to a very high temperature in the absence of air. Coke is used in the manufacture of iron and steel. Its production results in a number of useful byproducts.

        Compliance coal.    Coal which, when burned, emits 1.2 pounds or less of sulfur dioxide per million Btu, as required by Phase II of the Clean Air Act.

        Continuous miner.    A machine which constantly extracts coal while loading. This is to be distinguished from a conventional mining unit which must stop the extraction process in order for loading to commence.

        Continuous mining.    Any coal mining process which tears the coal from the face mechanically and loads continuously, thus eliminating the separate cycles of cutting, drilling, shooting and loading. This is to be distinguished from conventional mining, an older process in which these operations are cyclical.

        Fossil fuel.    Fuel such as coal, petroleum or natural gas formed from the fossil remains of organic material.

        High Btu coal.    Coal which has an average heat content of 12,500 Btus per pound or greater.

        Illinois Basin.    Coal producing area in Illinois, Indiana and western Kentucky.

        Lignite.    The lowest rank of coal with a high moisture content of up to 45% by weight and heating value of 6,500 to 8,300 Btus per pound. It is brownish black and tends to oxidize and disintegrate when exposed to air.

        Longwall mining.    The most productive underground mining method in the United States. A rotating drum is trammed mechanically across the face of coal, and a hydraulic system supports the roof of the mine while it advances through the coal. Chain conveyors then move the loosened coal to a standard underground mine conveyor system for delivery to the surface.

        Low Btu coal.    Coal which has an average heat content of 9,500 Btus per pound or less.

        Low sulfur coal.    Coal which, when burned, emits 1.6 pounds or less of sulfur dioxide per million Btu.

        Medium sulfur coal.    Coal which, when burned, emits between 1.6 and 4.5 pounds of sulfur dioxide per million Btu.

        Metallurgical coal.    The various grades of coal suitable for carbonization to make coke for steel manufacture. Also known as "met" coal, its quality depends on four important criteria: volatility, which affects coke yield; the level of impurities including sulfur and ash, which affects coke quality; composition, which affects coke strength; and basic characteristics, which affect coke oven safety. Met coal typically has a particularly high Btu but low ash and sulfur content.

        Mid Btu coal.    Coal which has an average heat content of between 9,500 and 12,500 Btus per pound.

        Nitrogen oxide (NOx).    A gas formed in high temperature environments such as coal combustion. It is a harmful pollutant that contributes to acid rain.

        Northern Appalachia.    Coal producing area in Maryland, Ohio, Pennsylvania and northern West Virginia.

        Overburden.    Layers of earth and rock covering a coal seam. In surface mining operations, overburden is removed prior to coal extraction.

        Pillar.    An area of coal left to support the overlying strata in a mine; sometimes left permanently to support surface structures.

        Powder River Basin.    Coal producing area in northeastern Wyoming and southeastern Montana. This is the largest known source of coal reserves and the largest producing region in the United States.

        Preparation plant.    Usually located on a mine site, although one plant may serve several mines. A preparation plant is a facility for crushing, sizing and washing coal to prepare it for use by a particular customer. The washing process has the added benefit of removing some of the coal's sulfur content.

        Probable reserves.    Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

        Proven reserves.    Reserves for which: (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling; and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

        Reclamation.    The process of restoring land and the environment to their original state following mining activities. The process commonly includes "recontouring" or reshaping the land to its approximate original appearance, restoring topsoil and planting native grass and ground covers. Reclamation operations are usually underway before the mining of a particular site is completed. Reclamation is closely regulated by both state and federal law.

        Reserve.    That part of a mineral deposit that could be economically and legally extracted or produced at the time of the reserve determination.

        Roof.    The stratum of rock or other mineral above a coal seam; the overhead surface of a coal working place.

        Room-and-Pillar Mining.    Method of underground mining in which the mine roof is supported mainly by coal pillars left at regular intervals. Rooms are placed where the coal is mined.

        Scrubber (flue gas desulfurization system).    Any of several forms of chemical/physical devices which operate to neutralize sulfur compounds formed during coal combustion. These devices combine the sulfur in gaseous emissions with other chemicals to form inert compounds, such as gypsum, that must then be removed for disposal. Although effective in substantially reducing sulfur from combustion gases, scrubbers require about 6% to 7% of a power plant's electrical output and thousands of gallons of water to operate.

        Steam coal.    Coal used by power plants and industrial steam boilers to produce electricity, steam or both. It generally is lower in Btu heat content and higher in volatile matter than metallurgical coal.

        Sub-bituminous coal.    Dull coal that ranks between lignite and bituminous coal. Its moisture content is between 20% and 30% by weight, and its heat content ranges from 7,800 to 9,500 Btus per pound of coal.

        Sulfur.    One of the elements present in varying quantities in coal that contributes to environmental degradation when coal is burned. Sulfur dioxide is produced as a gaseous by-product of coal combustion.

        Surface mine.    A mine in which the coal lies near the surface and can be extracted by removing the covering layer of soil (see "Overburden"). About 60% of total U.S. coal production comes from surface mines.

        Tons.    A "short" or net ton is equal to 2,000 pounds. A "long" or British ton is equal to 2,240 pounds; a "metric" tonne is approximately 2,205 pounds. The short ton is the unit of measure referred to in this prospectus.

        Truck-and-Shovel mining and Truck and Front-End Loader Mining.    Similar forms of mining where large shovels or front-end loaders are used to remove overburden, which is used to backfill pits after the coal is removed. Smaller shovels load coal in haul trucks for transportation to the preparation plant or rail loadout.

        Unassigned reserves.    Coal at suspended locations and coal that has not been committed to be mined at operating facilities, and that would require new mine development, mining equipment or plant facilities before operations could begin on the property.

        Underground mine.    Also known as a "deep" mine. Usually located several hundred feet below the earth's surface, an underground mine's coal is removed mechanically and transferred by shuttle car or conveyor to the surface. Most underground mines are located east of the Mississippi River and account for about 40% of annual U.S. coal production.

        Unit train.    A train of 100 or more cars carrying only coal. A typical unit train can carry at least 10,000 tons of coal in a single shipment.

        Western Bituminous Region.    Coal producing area in western Colorado and eastern Utah.

INDEX TO FINANCIAL STATEMENTS

RAG American Coal Holding, Inc. and Subsidiaries
(A Wholly Owned Subsidiary of RAG Coal International AG)

Consolidated Financial Statements

Year ended December 31, 2001, 2002 and 2003 with Report of Independent Registered Public
Accounting Firm, and for the six months ended June 30, 2003 and 2004 (Unaudited)

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets	F-3
Consolidated Statements of Operations and Comprehensive Income	F-4
Consolidated Statements of Stockholder's Equity	F-5
Consolidated Statements of Cash Flows	F-6
Notes to Consolidated Financial Statements	F-8

Foundation Coal Corporation
(An Indirect Wholly Owned Subsidiary of Foundation Coal Holdings, Inc.)
Consolidated Financial Statements
June 30, 2004 with Report of Independent Registered Public Accounting Firm
Predecessor—For the nine months ended September 30, 2003 and the one and seven month periods ended July 29, 2004 (unaudited)
Successor—For the period from April 23, 2004 (date of incorporation)
through September 30, 2004 (unaudited)
Report of Independent Registered Public Accounting Firm	F-45
Consolidated Balance Sheets	F-46
Consolidated Statements of Operations and Comprehensive Income	F-47
Consolidated Statement of Stockholders' Equity	F-48
Consolidated Statements of Cash Flows	F-49
Notes to Consolidated Financial Statements	F-50

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
RAG American Coal Holding, Inc.

        We have audited the consolidated balance sheets of RAG American Coal Holding, Inc. and subsidiaries (a wholly owned subsidiary of RAG Coal International AG) as of December 31, 2002 and 2003, and the related consolidated statements of operations and comprehensive income, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 2003. Our audits also included the financial statement schedule listed in the Index at Item 16 (b). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of RAG American Coal Holding, Inc. at December 31, 2002 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

        As discussed in Note 2 to the consolidated financial statements, on January 1, 2003, the Company changed its method of accounting for asset retirement obligations.

                              /s/ Ernst & Young LLP

July 30, 2004

Baltimore, Maryland

RAG American Coal Holding, Inc. and Subsidiaries
(A Wholly Owned Subsidiary of RAG Coal International AG)

Consolidated Balance Sheets

	December 31
			June 30, 2004
	2002	2003
	(In thousands except per share data)
			(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$21,791	$7,649	$21,583
Cash on deposit with Parent	66,547	233,023	—
Cash pledged	75,048	20,000	—
Trade accounts receivable, net of allowance ($217 in 2002, $575 in 2003 and $547 in 2004)	78,928	64,628	85,263
Inventories, net (Note 5)	28,136	17,248	19,164
Deferred overburden removal costs	67,862	69,753	72,308
Deferred income taxes (Note 12)	27,425	27,228	27,228
Other current assets (Note 6)	37,618	25,017	19,544
Assets of discontinued operations (Note 24)	27,512	26,308	—

Total current assets	430,867	490,854	245,090
Owned surface and coal lands, net (Note 7)	309,584	289,796	279,667
Plant, equipment and mine development costs, net (Note 7)	402,131	423,897	434,293
Leased mineral rights(Note 7)	376,273	358,544	351,883
Coal supply agreements, net	127,915	110,002	102,207
Other noncurrent assets (Note 8)	24,420	25,062	23,079
Noncurrent assets of discontinued operations (Note 24)	190,627	166,610	—

Total assets	$1,861,817	$1,864,765	$1,436,219

	December 31
			June 30, 2004
	2002	2003
	(In thousands except per share data)
			(Unaudited)
Liabilities and Stockholder's Equity
Current liabilities:
Current portion of long-term debt (Note 10)	$39,525	$42,487	$256,625
Current portion of capital lease obligations (Note 19)	776	821	859
Trade accounts payable	20,867	23,875	24,992
Accrued expenses and other current liabilities (Note 9)	160,047	162,347	173,023
Liabilities of discontinued operations (Note 24)	14,490	12,371	—

Total current liabilities	235,705	241,901	455,499
Long-term debt, excluding current portion (Note 10)	614,781	572,295	133
Capital lease obligations, excluding current portion (Note 19)	1,680	859	—
Deferred income taxes (Note 12)	33,708	37,629	27,117
Other noncurrent liabilities (Note 11)	477,830	477,260	426,690
Noncurrent liabilities of discontinued operations (Note 24)	10,225	11,670	—

Total liabilities	1,373,929	1,341,614	909,439

Commitments and contingencies (Notes 13, 15, 16, 17, 22 and 23)	—	—	—
Stockholder's equity:
Common stock, $1 par value. Authorized 300 shares; 137 shares issued and outstanding	137	137	137
Additional paid-in capital	518,218	518,218	518,218
Retained earnings	29,559	62,063	36,872
Accumulated other comprehensive loss	(60,026)	(57,267)	(28,447)

Total stockholder's equity	487,888	523,151	526,780

Total liabilities and stockholder's equity	$1,861,817	$1,864,765	$1,436,219

        See accompanying notes.

RAG American Coal Holding, Inc. and Subsidiaries
(A Wholly Owned Subsidiary of RAG Coal International AG)

Consolidated Statements of Operations and Comprehensive Income

	Year ended December 31			Six months ended June 30
	2001	2002	2003	2003	2004
	(In thousands)
				(Unaudited)
Revenues:
Coal sales	$746,443	$891,762	$975,984	$479,879	$474,033
Other revenues (Note 20)	32,731	13,016	18,362	6,651	4,429

	779,174	904,778	994,346	486,530	478,462
Costs and expenses:
Cost of coal sales	605,468	699,794	798,385	393,288	413,468
Selling, general and administrative expenses	36,900	45,032	45,268	23,782	20,888
Accretion on asset retirement obligation	—	—	6,979	3,486	3,446
Depreciation, depletion and amortization	100,703	109,100	117,677	57,121	60,281
Asset impairment charges (Note 3)	16,606	7,042	—	—	—

	759,677	860,968	968,309	477,677	498,083

Income (loss) from operations	19,497	43,810	26,037	8,853	(19,621)
Other income (expense):
Interest expense (Note 10)	(52,469)	(48,930)	(46,903)	(23,888)	(16,264)
Loss on termination of hedge accounting for interest rate swaps (Note 24)	—	—	—	—	(48,854)
Mark-to-market gain on interest rate swaps	—	—	—	—	5,804
Interest income (Note 4)	6,773	12,263	3,183	1,673	1,202
Minority interest	15,033	—	—	—	—
Litigation settlements (Notes 4 and 26)	—	—	43,500	43,500	—
Arbitration award (Note 4)	—	31,055	—	—	—
Insurance settlement (Note 4)	31,218	—	—	—	—

Income (loss) before income tax expense (benefit)	20,052	38,198	25,817	30,138	(77,733)
Income tax expense (benefit) (Note 12)	3,927	13,113	(191)	1,413	(29,444)

Income (loss) from continuing operations	16,125	25,085	26,008	28,725	(48,289)

Income from discontinued operations, net of income tax expense of $5,746 in 2001, $4,761 in 2002, $5,964 in 2003 and $1,978 and $546 for the six months ended June 30, 2003 and 2004, respectively	9,888	8,056	10,145	3,499	2,315
Gain on disposal of discontinued operations, net of income tax expense of $4,913	—	—	—	—	20,783

Income (loss) before accounting change	26,013	33,141	36,153	32,224	(25,191)
Cumulative effect of accounting change, net of tax benefit of $2,171	—	—	(3,649)	(3,649)	—

Net income (loss)	26,013	33,141	32,504	28,575	(25,191)

Components of comprehensive income (loss):
Change in minimum pension liability, net of tax benefit of $6,344 in 2001, $6,997 in 2002 and $3,330 in 2003 (Note 15)	(10,661)	(11,881)	(5,683)	—	—
Unrealized gain (loss) on interest rate swap, net of tax (expense) benefit of $8,656 in 2001, $190 in 2002, ($4,947) in 2003, and ($2,225) and ($16,890) for the six months ended June 30, 2003 and 2004, respectively (Note 13)	(14,844)	(22,418)	8,442	(3,797)	28,820

Comprehensive income (loss)	$508	$(1,158)	$35,263	$24,778	$3,629

See accompanying notes.

RAG American Coal Holding, Inc. and Subsidiaries
(A Wholly Owned Subsidiary of RAG Coal International AG)

Consolidated Statements of Stockholder's Equity

	Common Stock	Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Loss	Total
	(In thousands)
Balance, January 1, 2001	$137	$518,218	$(29,595)	$(222)	$488,538
Net income	—	—	26,013	—	26,013
Change in minimum pension liability, net of tax	—	—	—	(10,661)	(10,661)
Unrealized loss on interest rate swap, net of tax	—	—	—	(14,844)	(14,844)

Balance, December 31, 2001	137	518,218	(3,582)	(25,727)	489,046
Net income	—	—	33,141	—	33,141
Change in minimum pension liability, net of tax	—	—	—	(11,881)	(11,881)
Unrealized loss on interest rate swap, net of tax	—	—	—	(22,418)	(22,418)

Balance, December 31, 2002	137	518,218	29,559	(60,026)	487,888
Net income	—	—	32,504	—	32,504
Change in minimum pension liability, net of tax	—	—	—	(5,683)	(5,683)
Unrealized gain on interest rate swap, net of tax	—	—	—	8,442	8,442

Balance, December 31, 2003	137	518,218	62,063	(57,267)	523,151
Net loss (unaudited)	—	—	(25,191)	—	(25,191)
Unrealized gain on interest rate swap, net of tax (unaudited)	—	—	—	28,820	28,820

Balance, June 30, 2004 (unaudited)	$137	$518,218	$36,872	$(28,447)	$526,780

See accompanying notes.

RAG American Coal Holding, Inc. and Subsidiaries
(A Wholly Owned Subsidiary of RAG Coal International AG)

Consolidated Statements of Cash Flows

	Year ended December 31			Six months ended June 30
	2001	2002	2003	2003	2004
	(In thousands)
				(Unaudited)
Operating activities:
Net income (loss)	$26,013	$33,141	$32,504	$28,575	$(25,191)
Cumulative effect of accounting change, net of tax	—	—	3,649	3,649	—
Income and gain on disposition from discontinued operations	(9,888)	(8,056)	(10,145)	(3,499)	(23,098)

Income (loss) from continuing operations	16,125	25,085	26,008	28,725	(48,289)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Reclamation expense and accretion on asset retirement obligations	5,122	5,509	6,979	3,486	3,446
Depreciation, depletion and amortization	100,703	109,100	117,677	57,121	60,281
Asset impairment charge	16,606	7,042	—	—	—
Gain on sale of affiliate	(946)	—	—	—	—
Gain on sale of assets	(2,877)	(3,385)	(4,761)	(1,254)	(683)
Gain on insurance settlement	(31,218)	—	—	—	—
Reversal of royalty obligation	(11,520)	—	—	—	—
Minority interest	(15,009)	—	—	—	—
Non-cash mark-to-market adjustment for interest rate swap	—	—	—	—	(5,804)
Non-cash expense from termination of hedge accounting for interest rate swap	—	—	—	—	48,854
Deferred income taxes	7,490	17,858	5,010	(589)	(27,402)
Changes in operating assets and liabilities:
Trade accounts receivable	(835)	(16,234)	14,300	1,832	(20,634)
Inventories, net	(3,107)	(7,078)	10,888	5,488	(1,916)
Deferred overburden removal costs	(2,371)	2,511	(1,891)	2,004	(2,555)
Other current assets	(1,755)	(145)	12,460	13,043	5,472
Other noncurrent assets	7,794	314	(2,334)	173	1,982
Trade accounts payable	3,529	1,001	2,499	5,582	1,601
Accrued expenses and other current liabilities	14,765	8,644	3,359	(4,974)	19,025
Noncurrent liabilities	(5,454)	(14,030)	24,041	24,041	(8,306)

Net cash provided by continuing operations	97,042	136,192	197,653	134,678	25,072
Net cash provided by discontinued operations	32,989	22,242	35,400	13,590	6,973

Net cash provided by operating activities	130,031	158,434	233,053	148,268	32,045
Investing activities:
Purchases of property, plant and equipment	(100,013)	(118,878)	(97,148)	(53,161)	(50,452)
Proceeds from disposition of property, plant and equipment	14,099	9,670	4,476	1,296	2,029
Decrease in note receivable from affiliate	—	4,000	—	—	—
Additions to notes receivable	433	—	—	—	—
Repurchase of minority interest	(11,475)	—	—	—	—
Purchase of coal supply agreement	(3,000)	—	—	—	—
Insurance recoveries from Willow Creek	82,966	—	—	—	—
Proceeds from sale of affiliate	8,700	—	—	—	—

Net cash used in continuing operations	(8,290)	(105,208)	(92,672)	(51,865)	(48,423)
Net cash used in discontinued operations	(1,259)	(7,470)	(2,795)	(1,479)	184,988

Net cash used in investing activities	(9,549)	(112,678)	(95,467)	(53,344)	136,565

Financing activities:
Repayment of long-term debt	$(55,399)	$(39,526)	$(39,524)	$(36)	$(358,024)
Repayment of capital lease obligations	(4,290)	(752)	(776)	(776)	(821)
Early extinguishment of debt and interest rate swap termination	—	—	—	—	(48,854)
Net decrease (increase) in cash pledged on debt	—	(75,048)	55,048	55,048	20,000
Net (increase) decrease in cash on deposit with Parent	(88,951)	71,200	(166,476)	(164,301)	233,023

Net cash used in financing activities	(148,640)	(44,126)	(151,728)	(110,065)	(154,676)

Net (decrease) increase in cash and cash equivalents	(28,158)	1,630	(14,142)	(15,141)	13,934
Cash and cash equivalents at beginning of period	48,319	20,161	21,791	21,791	7,649

Cash and cash equivalents at end of period	$20,161	$21,791	$7,649	$6,650	$21,583

Supplemental cash flow information:
Cash paid for interest	$52,439	$44,110	$46,943	$22,217	$22,372

Cash paid for income taxes	$588	$101	$643	$17	$220

See accompanying notes.

RAG American Coal Holding, Inc. and Subsidiaries
(A Wholly Owned Subsidiary of RAG Coal International AG)

Notes to Consolidated Financial Statements

(Dollars in thousands)

1.    Business and Basis of Presentation

Organization and Business

        RAG American Coal Holding, Inc. (Holdings), a wholly owned subsidiary of RAG Coal International AG (RAG Coal AG or Parent, which is a wholly owned subsidiary of RAG Aktiengesellschaft (RAG AG)), was incorporated in Delaware on October 31, 1974. Holdings has two primary operating units: Riverton Coal Production, Inc. and subsidiaries (RCP) and RAG American Coal Company and subsidiaries (RACC). RAG energy sales, Inc. (RAG Sales) is also a wholly owned subsidiary of Holdings.

        RACC subsidiaries operate three underground mines, two of which are longwall operations, located in Pennsylvania and Illinois, and two surface mines located in the Southern Powder River Basin of Wyoming. RCP operates three underground mine complexes and one surface mine complex located in West Virginia. RACC and RCP engage in the extraction, cleaning and selling of coal to electric utilities, steel companies, coal brokers, and industrial users primarily in the United States. The primary purpose of RAG Sales is to market the coal produced from these mines.

        At December 31, 2003, union representation accounted for approximately 38% of the Company's employees and 20% of production. Labor contracts for the Pennsylvania mines, Emerald and Cumberland, with the United Mine Workers' of America (UMWA) were signed in 2002 and expire in 2007. The UMWA contract for the Wabash mine was signed in March 2003 and expires in 2007.

        RACC has a 55% interest in a joint exploration, development, and operating agreement established in 2000 through its wholly owned subsidiary, RAG Wyoming Land Company, with Hi-Pro Production, a Wyoming limited liability company, to develop and market coal bed methane in Wyoming (JOA). RACC plans no further investments in this venture.

        RACC has a 100% equity interest in a joint exploration, development, and operations agreement established in 2003 through its wholly owned subsidiary, Coal Gas Recovery, LP (CGR). CGR has entered into agreements with Jesmar Energy, Inc., Target Drilling Inc., and D'Amico Corporation for the purpose of commercialization of coal bed methane gas from the vicinity of RACC operations in Pennsylvania. CGR pays these entities for drilling and other services. In addition, CGR will pay an aggregate 15% of the net profits generated from this venture to these entities. During 2003 RACC invested $4,893 in the venture for drilling wells, piping infrastructure, a gas processing plant and other development costs, which are capitalized in plant and equipment.

        RACC acquired Dry Systems Technologies (DST) in 2002. DST owns a patented process that provides a cost effective means to filter diesel engine emissions. Previously, RACC was in equal partnership with two other entities. The acquisition consisted of buying the other partners' interests in the technology and all patents.

        On February 29, 2004, RAG American Coal Company signed a definitive Stock Purchase Agreement to sell Twentymile Coal Company, RAG Empire Corporation, RAG Shoshone Coal Corporation and Colorado Yampa Coal Company (collectively referred to as the RAG Colorado Business Unit) to a subsidiary of Peabody Energy Corporation. This transaction closed on April 15, 2004. Beginning in 2004, the Company began to account for the RAG Colorado Business Unit as a discontinued operation. Prior period financial statements have also been restated to reflect the RAG Colorado Business Unit as a discontinued operation (see Note 24).

Unaudited Interim Financial Information

        The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. The consolidated balance sheet as of June 30, 2004, consolidated statements of operations and comprehensive income for the six months ended June 30, 2003 and 2004 and the consolidated statements of cash flows for the six months ended June 30, 2003 and 2004 are unaudited, but include all adjustments (consisting of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

Principles of Consolidation

        The consolidated financial statements include the accounts of Holdings and its subsidiaries (the Company), all of which are wholly owned as of December 31, 2003. The Company has a 55% interest in its JOA which is proportionately consolidated with the accounts of the Company. The Company disposed of its 5% interest in Los Angeles Export Terminal, Inc. (LAXT), effective December 31, 2003. This investment had no carrying value and its disposal resulted in no gain or loss.

        Significant intercompany balances and transactions are eliminated in consolidation.

Cash and Cash Equivalents, Cash on Deposit with Parent and Cash Pledged

        Cash and cash equivalents include cash on hand and in banks as well as all highly liquid short-term investments with original maturities of three months or less.

        Cash balances in excess of amounts required for day-to-day operations are placed under a centralized cash management program with Parent. Cash deposited in this program is available to the Company on one-day notice. Interest earnings from these deposits are credited to the Company monthly. Amounts in cash with Parent and cash pledged in the consolidated balance sheets are on deposit under this program (see Note 10).

2.    Summary of Significant Accounting Policies

Inventories

        Coal inventories are stated at the lower of cost or market with market defined as the estimated selling price, less estimated preparation and selling costs. The cost of coal inventories is determined based on average cost of product, which approximates first-in first-out (FIFO).

        Material and supplies inventories are valued at average cost, which approximates FIFO, less an allowance for obsolete and surplus items.

Deferred Overburden Removal Costs

        The cost of removing overburden in advance of coal extraction at the Wyoming surface mines is deferred until the coal is mined and sold. The overburden removal process is generally 12 months or less in advance of coal extraction.

Other Current Assets

        Other current assets consist primarily of prepaid expenses, including deferred longwall move costs and advance mining royalties. The Company defers the direct costs, including labor and supplies, associated with moving longwall equipment and the related equipment refurbishment costs in other current assets. These deferred costs are amortized on a units-of-production basis over the life of the subsequent panel of coal mined by the longwall equipment. Deferred costs that are anticipated to be amortized into production within one year are included in current assets. All other deferred costs are included in noncurrent assets.

Property, Plant, Equipment and Mine Development Costs

        Costs to obtain coal lands and leased mineral rights are capitalized and amortized to operations on the units-of-production method utilizing only proven and probable reserves in the depletion base. Costs of developing new mines or significantly expanding the capacity of existing mines are capitalized and principally amortized over the estimated useful lives of the mines using the straight-line method. Mobile mining equipment and other fixed assets are stated at cost and depreciated on a straight-line basis over the estimated useful lives ranging from 1 to 20 years or on a units-of-production basis. Leasehold improvements are amortized over their estimated useful lives or the term of the lease, whichever is shorter. Major repairs and betterments that significantly extend original useful lives or improve productivity are capitalized and depreciated over the period benefited. Maintenance and repairs are generally expensed as incurred.

Coal Supply Agreements

        Coal supply agreements represent the fair value of purchased sales contracts. The asset is amortized over the term of the contracts based on the tons of coal shipped under each contract. Accumulated amortization of coal supply agreements was $80,570, $98,483 and $106,278 at December 31, 2002 and 2003 and at June 30, 2004, respectively.

Impairment of Long-lived Assets and Long-lived Assets to be Disposed Of

        Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Income Taxes

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

        The Company files a consolidated U.S. federal income tax return including its subsidiaries. No written tax sharing agreements exist with its subsidiaries.

Advance Mining Royalties

        Rights to leased coal lands are often acquired through royalty payments. Advance mining royalties are advance payments made to lessors under terms of mineral lease agreements that are recoverable against future production. These advance payments are deferred and charged to operations as the coal reserves are mined. In instances where advance payments are not expected to be recoverable against future production, no asset is recognized and the scheduled future payments are expensed as incurred. Advance mining royalties are deferred and recorded in other current and noncurrent assets.

Revenue Recognition

        Revenue is recognized on coal sales when title passes to the customer, in accordance with the terms of the sales agreement, which generally occurs when the coal is loaded into transport carriers for shipment to the customer.

Freight Revenue and Costs

        Shipping and handling costs paid to third-party carriers and invoiced to coal customers are recorded as freight expense and included in cost of sales, and coal sales, respectively.

Workers' Compensation and Pneumoconiosis (Black Lung) Benefits

        The Company is primarily self-insured for workers' compensation claims in the various states in which it operates. The liability for workers' compensation claims is an actuarially determined estimate of the ultimate losses incurred on known claims plus a provision for incurred but not reported claims. This probable ultimate liability is re-determined annually and resultant adjustments are expensed. These obligations are included in the consolidated balance sheets as other current and noncurrent liabilities.

        The Company is required by federal and state statutes to provide benefits to employees for awards related to black lung. The Company is largely self-insured for these benefits and funds benefit payments through a Section 501 (c) (21) tax-exempt trust fund. Provisions are made for estimated benefits based on annual evaluations prepared by independent actuaries. The Company follows Statement of Financial Accounting Standards, (SFAS) No. 106, Employers Accounting for Postretirement Benefits Other Than Pensions for purposes of accounting for its black lung liabilities and assets.

Pension and Other Postretirement Plans

        Pension benefits, postretirement benefits, and postemployment benefits are reflected in the Company's consolidated financial statements and accounted for in accordance with SFAS No. 87,

Employers' Accounting for Pensions; SFAS No. 106 and SFAS No. 112, Employers Accounting for Postemployment Benefits, respectively. The pension and postretirement benefits are accounted for over the estimated service lives of the employees. The cost of providing certain postemployment benefits is generally recognized when the employee becomes entitled to the benefit.

Derivative Instruments and Hedging Activities

        Derivative instruments and hedging activities are accounted for in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activity (as amended by SFAS No. 138). SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities and requires that entities recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Those fair value adjustments are to be included either in the determination of net income or as a component of other comprehensive income, depending on the nature of the transaction.

        On the date the derivative contract is entered into, the Company designates the derivative as either a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair-value hedge), a hedge of a forecasted transaction, or the variability of cash flows to be received or paid related to a recognized asset or liability (cash-flow hedge). The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as fair-value or cash-flow hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively.

        Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a fair-value hedge, along with the loss or gain on the hedged asset or liability or unrecognized firm commitment of the hedged item that is attributable to the hedged risk are recorded in income. Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash-flow hedge are recorded in other comprehensive income, until income is affected by the variability in cash flows of the designated hedged item.

Use of Estimates

        The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant areas requiring the use of management estimates relate to quantity and quality of mineral reserves; asset retirement obligations; employee and retiree benefit liabilities; future cash flows associated with assets; useful lives for depreciation, depletion, and amortization; and fair value of financial instruments. Due to the prospective nature of these estimates, actual results could differ from those estimated.

Cumulative Effect of Accounting Change for Asset Retirement Obligations

        Effective January 1, 2003, Holdings initially adopted SFAS No. 143, Accounting for Asset Retirement Obligations, and accordingly changed its method of accounting for asset retirement obligations. The Company's asset retirement obligations consist principally of costs to reclaim acreage disturbed at surface operations and estimated costs to reclaim support acreage and perform other related functions at underground mines. SFAS No. 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period in which the legal obligation associated with the retirement of the tangible long-lived asset is incurred. When the liability is initially recorded, the offset is capitalized by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. To settle the liability, the obligation is paid, and to the extent there is a difference between the liability and the amount of cash paid, a gain or loss upon settlement is incurred. The Company annually reviews its estimated future cash flows for its asset retirement obligations.

        Under its previous accounting method, the Company accrued the estimated future costs to reclaim the land as the acreage was disturbed at surface operations and the estimated costs to reclaim support acreage and to perform other related functions at underground mines ratably over the lives of the mines.

        As a result of the adoption of SFAS No. 143 on January 1, 2003, Holdings recognized a reduction in liabilities of $10,088; a decrease in mining properties and mineral rights, net of accumulated depletion, of $12,460 related to amounts recorded in previous asset purchase transactions from assumption of pre-acquisition reclamation liabilities; a decrease in net deferred tax liability of $891; and a cumulative effect of a change in accounting, net of tax of $1,481.

        The following table describes all changes to the Company's asset retirement obligation from January 1, 2003, the date of adoption, through December 31, 2003:

Asset retirement obligation, January 1, 2003	$98,834
Cumulative effect on liability from adoption of SFAS No. 143	(10,088)
Accretion expense	6,979
Liabilities incurred	2,940
Revisions in estimated cash flows	(6,129)
Payments	(3,993)

Asset retirement obligation, December 31, 2003	$88,543

        On a pro-forma basis, assuming the application of SFAS No. 143 in 2002, the asset retirement obligation at January 1, and December 31, 2002 would have been $86,919 and $88,746, respectively.

Reclassification

        Certain amounts for all periods presented have been reclassified to conform to the presentation for 2004.

3.    Impairment of Long-Lived Assets

        As a result of lower than expected gas production volumes and prices, the Company recorded an asset impairment charge of $7,042 in 2002 to reduce its investment in the Wyoming coal bed methane JOA to its estimated fair value of $280. In 2001, due to the rapidly deteriorating financial condition of LAXT, the Company recorded an asset impairment charge of $8,602 to write-off the carrying value of its 5% shareholding. Also in 2001, as a result of a new lease of RCP's Red Ash coal preparation plant to an unrelated party lessee, the Company recorded an impairment loss of $8,004 related to this coal preparation plant.

4.    Recoveries from Willow Creek Mine Fire Insurance and Phelps Dodge Corporation

Willow Creek Mine Fire Insurance Recovery

        On July 31, 2000, an underground fire occurred at RACC's Willow Creek mine. The fire was extinguished, however, the Company decided not to re-open the mine due to the projected insurance costs and other considerations relating to key customers. In May 2001, the Company collected a comprehensive settlement of its property damage and business interruption claims arising from this fire in the amount of $84,991. In accounting for this insurance settlement, the Company first recovered the book value of its net assets related to Willow Creek and fully provided for mine closure costs of $8,829. The remaining net insurance proceeds of $31,218 was recognized as other income in 2001.

        During July 2001, Mitsubishi directors proposed a sale of their 15% investment in Plateau Mining to the Company. Subsequent negotiations resulted in an agreement to purchase their investment for an amount reflecting Mitsubishi's 15% share of the undistributed insurance proceeds, reduced by amounts sufficient to cover future liabilities and income taxes. Mitsubishi retains a 15% interest in any recovery arising from an arbitration claim against Cyprus Minerals over a tax sharing agreement between Plateau Mining and Cyprus Minerals. In December 10, 2001, the Company repurchased Mitsubishi's interest for $11,475.

Tax Sharing Agreement Arbitration Award

        Holdings acquired 85% of Plateau Mining from Cyprus Minerals in 1999. Subsequent to this acquisition, a dispute arose between Plateau Mining and Cyprus Minerals over a tax sharing arrangement that existed between these two entities at the time of Holdings' acquisition. This dispute went to arbitration in 2002. In July 2002 Plateau Mining prevailed in its arbitration claim. Phelps Dodge, the current parent of Cyprus Minerals, paid Plateau Mining $46,963 in August 2002 representing the payment required by the tax sharing agreement. Subsequently, Plateau Mining paid Mitsubishi $7,045 representing their 15% share. The net amount to Plateau Mining of $39,918 was recorded as $31,055 of other income, $8,859 of interest income, and $4 as a credit to legal expense in cost of sales. Phelps Dodge dropped its counterclaims to recover this award in settling the employee liability dispute described below.

Acquisition Related Employee Liabilities Litigation Settlement

        A dispute arose subsequent to the 1999 Cyprus Amax Coal acquisition with Phelps Dodge over material inaccuracies in the financial statements and supporting data and calculations relating to various employee liabilities. A claim was filed in 2000 to recover the additional liabilities not disclosed during the 1999 due diligence and resultant purchase of the Company. The Company and Phelps Dodge entered into a settlement agreement in February 2003, whereby the Company received $43,500 to fully settle the dispute.

5.    Inventories

        Inventories consisted of the following:

	December 31
			June 30, 2004
	2002	2003
			(Unaudited)
Coal	$16,995	$6,763	$8,863
Materials and supplies	18,389	18,238	18,230

	35,384	25,001	27,093
Less materials and supplies reserve for obsolescence	(7,248)	(7,753)	(7,929)

	$28,136	$17,248	$19,164

6.    Other Current Assets

        Other current assets consisted of the following:

	December 31
			June 30, 2004
	2002	2003
			(Unaudited)
Receivables from asset dispositions	$—	$8	$860
Prepaid royalties	4,207	5,052	3,631
Royalty claim arbitration award receivable	7,300	—	—
Prepaid longwall move expense	4,491	4,973	4,500
Prepaid SO2 emission allowances	4,391	374	262
Prepaid expenses	12,106	10,313	5,325
Other	5,123	4,297	4,966

	$37,618	$25,017	$19,544

7.    Property, Plant, Equipment and Leased Mineral Rights

        Property, plant, equipment and leased mineral rights consisted of the following:

	December 31
			June 30, 2004
	2002	2003
			(Unaudited)
Owned surface and coal lands
Owned surface lands	$21,963	$21,712	$15,770
Owned coal lands	330,534	321,571	321,884
Less accumulated depletion	42,913	53,487	57,987

	$309,584	$289,796	$279,667

Plant, equipment and mine development costs
Plant and equipment	$548,326	$615,684	$654,111
Mine development costs	75,020	86,061	89,792
Coal bed methane equipment and development costs	726	6,656	10,013

	624,072	708,401	753,916
Less accumulated depreciation and amortization:
Plant and equipment	205,933	261,441	292,692
Mine development costs	15,603	22,109	25,584
Coal bed methane equipment and development costs	405	954	1,347

	221,941	284,504	319,623

	$402,131	$423,897	$434,293

Leased Mineral Rights
Leased Mineral Rights	$414,842	$408,560	$408,337
Less accumulated depletion	38,569	50,016	56,454

	$376,273	$358,544	$351,883

        Leased Mineral Rights and owned coal lands are mainly a result of purchase price being allocated to the underlying purchased assets at the time of acquisition. These costs are charged to operations on a units-of-production basis over the production life of the coal acquired and the rights are assumed to have no residual value. These coal rights are a combination of leased coal mineral rights and minerals held through fee ownership. Amortization expense related to leased mineral rights amounted to $9,601, $10,589 and $11,317 for the years ended December 31, 2001, 2002 and 2003, respectively, and $5,351 and $6,438 for the six months ended June 30, 2003 and 2004, respectively. Amortization expense related to owned coal lands amounted to $13,320, $13,162 and $11,213 for the years ended December 31, 2001, 2002 and 2003, respectively, and $5,714 and $4,500 for the six months ended June 30, 2003 and 2004, respectively.

        Plant and equipment held under capital leases consisted of the following:

	December 31
			June 30, 2004
	2002	2003
			(Unaudited)
Plant and equipment	$6,690	$6,690	$6,690
Less accumulated amortization	3,687	4,741	5,264

	$3,003	$1,949	$1,426

        For the years ended December 31, 2001, 2002 and 2003, depreciation, depletion, and amortization expense included $1,053, $1,499 and $1,054, respectively, for depreciation of assets held under capital leases. For the six months ended June 30, 2003 and 2004, depreciation, depletion and amortization expense included $522 and $523, respectively, for depreciation of assets held under capital leases.

8.    Other Noncurrent Assets

        Other noncurrent assets consisted of the following:

	December 31
			June 30, 2004
	2002	2003
			(Unaudited)
Receivables from asset dispositions	$9,014	$7,628	$5,989
Prepaid major repairs	3,902	4,424	5,316
Prepaid black lung benefit cost	3,449	2,793	2,153
Advance mining royalties	2,818	2,941	2,821
Prepaid longwall development	—	1,484	1,633
Other	5,237	5,792	5,167

	$24,420	$25,062	$23,079

9.    Accrued Expenses and Other Current Liabilities

        Accrued expenses and other current liabilities consisted of the following:

	December 31
			June 30, 2004
	2002	2003
			(Unaudited)
Accrued state income taxes	$—	$—	$3,105
Wages and employee benefits	24,595	24,137	21,221
Pension benefits (Note 15)	21,400	26,300	20,150
Postretirement benefits other than pension (Note 15)	21,350	21,350	21,350
Interest	18,146	17,039	26,200
Royalties	7,797	7,519	8,027
Taxes other than income taxes	23,896	26,656	27,812
Asset retirement obligations (Note 23)	5,694	6,399	4,375
Workers' compensation	7,872	7,236	7,231
Long term incentive plan	—	—	6,861
Other	29,297	25,711	26,691

	$160,047	$162,347	$173,023

10.    Long-term Debt

        Long-term debt consisted of the following:

	December 31
			June 30, 2004
	2002	2003
			(Unaudited)
Deutsche Zentral Genossenschaftsbank AG $217,000 Tranche A Note	$189,000	$179,000	$—
Dresdner Bank Luxembourg S.A. $217,000 Tranche A Note	189,000	179,000	—
Kreditanstalt fur Wiederaufbau $217,000 Tranche B Note	189,000	179,000	179,000
Westdeutsche Landesbank Girozentrale ("West LB")	24,540	19,810	19,810
Deutsche Bank AG	24,540	19,810	19,810
RAG Immobilien AG	38,000	38,000	38,000
Other	226	162	138

	654,306	614,782	256,758
Less current portion	39,525	42,487	256,625

	$614,781	$572,295	$133

        Scheduled debt maturities are $20,465, $80,166, $13,007, $14,007, $14,008, and $114,972 for 2004, 2005, 2006, 2007, 2008, and thereafter, respectively.

        The two Tranche A Notes are floating rate loans bearing interest at six-month LIBOR plus an applicable margin and mature in various amounts through July 30, 2009. The Company has two interest rate swap agreements (see Note 13) whereby it will receive, on a notional amount equal to the outstanding Tranche A balance, six-month LIBOR and pay 6.55% for the full term of the Tranche A Notes. Prior to February 29, 2004, these interest rate swaps were designated as hedges of the cash flows associated with the variable interest rates. On February 29, 2004, this interest rate hedge was undesignated and on April 27, 2004 was settled with a cash payment (see Note 13). The Tranche B note is a fixed rate loan bearing interest at 7.03% that matures in various amounts through July 30, 2009. The notes are secured by substantially all the shares of RACC. The Tranche A and B Notes are subject to various affirmative and negative covenants, including minimum equity, equity to assets, debt service coverage, and leverage ratio requirements. The leverage ratio calculation for 2003 permits the Company to pledge cash against the outstanding indebtedness in order to satisfy the covenant. At December 31, 2002 and 2003, $75,048 and $20,000 of cash was pledged for such purposes, respectively.

        In April 2004, two of the variable interest notes were extinguished using proceeds from the sale of the RAG Colorado Business Unit and cash previously reported as cash on deposit with parent and pledged cash. All debt covenants on the remaining notes were waived through December 31, 2004.

        The Company has term notes outstanding to both West LB and Deutsche Bank in equal amounts of $19,810 and $24,540 as of December 31, 2003 and 2002, respectively. The term notes bear interest at fixed rates of 7.22% and 7.57%, respectively, and are payable in total annual installments of $9,460, with a final balloon payment due September 30, 2005. Interest is paid semi-annually. The term notes are collateralized by a pledge of all of the shares of common stock of RCP. The term notes are subject to various affirmative and negative covenants which, among others, establish net worth, interest coverage and leverage ratio requirements.

        The Company has a note payable outstanding to RAG Immobilien, an affiliated company, for $38,000 at December 31, 2003 and 2002. The note bears interest at the fixed rate of 6.85%. Principal and accrued interest on the note are due September 30, 2005. As of December 31, 2002, December 31, 2003 and June 30, 2004, accrued interest payable related to this note to RAG Immobilien totaled $14,497, $18,093 and $20,004, respectively. For the years ended December 31, 2001, 2002 and 2003, the Company incurred interest expense of $3,694, $3,366 and $3,596, respectively, on this note. For the six months ended June 30, 2003 and 2004, the Company incurred interest expense of $1,768 and $1,911, respectively.

        The Company owns certain cash equivalents denominated in Euros. Converting these investments at the exchange rate in effect at December 31, 2001, 2002 and 2003 and the related interest earned during the years then ended at exchange rates in effect at the transaction dates resulted in foreign currency exchange gains (losses) of $(516), $55 and $67 for the years ended December 31, 2001, 2002 and 2003, respectively, which is included in other income.

        The Company has a $10,000 uncommitted line of credit. The credit line, which is used for operating requirements, has no outstanding borrowings at June 30, 2004.

11.    Other Noncurrent Liabilities

        Other noncurrent liabilities consisted of the following:

	December 31
			June 30, 2004
	2002	2003
			(unaudited)
Postemployment benefits (Note 15)	$8,143	$7,677	$7,709
Pensions benefits (Note 15)	29,736	25,787	31,803
Postretirement benefits other than pension (Note 15)	239,493	262,508	273,611
Workers' compensation (Note 17)	16,532	17,938	17,818
Accrued interest payable to affiliate – RAG Immobilien (Note 10)	14,497	18,093	—
Minimum royalty obligations (Note 19)	7,682	4,404	2,686
Asset retirement obligations (Note 23)	93,140	82,144	84,936
Interest rate swap agreements (Note 13)	59,098	45,710	—
Long term incentive plan	965	4,859	—
Other	8,544	8,140	8,127

	$477,830	$477,260	$426,690

12.    Income Taxes

        Total income tax expense (benefit) consisted of the following for the years ended December 31:

	2001	2002	2003
Income tax expense (benefit) from operations	$3,927	$13,113	$(191)
Deferred expense (benefit) related to components of other comprehensive income	(15,000)	(7,187)	1,617
Tax benefit of cumulative effect of accounting changes	—	—	(2,171)

	$(11,073)	$5,926	$(745)

        Income tax expense from operations consisted of the following for the years ended December 31:

	2001	2002	2003
Current federal tax expense (benefit)	$730	$(230)	$—
Current state tax expense	503	246	1,100

	1,233	16	1,100
Deferred federal tax expense (benefit)	2,045	12,034	(1,108)
Deferred state tax expense (benefit)	649	1,063	(183)

	2,694	13,097	(1,291)

Total income tax expense (benefit)	$3,927	$13,113	$(191)

        The following is a reconciliation between the amount determined by applying the U.S. federal income tax rate of 35% to income before income taxes and the actual income tax expense for the years ended December 31:

	2001	2002	2003
Federal statutory income tax	$7,018	$13,370	$9,035
Other increase (decrease):
State income tax, net of U. S. federal tax benefit	749	851	596
Excess percentage depletion	(2,782)	(2,013)	(10,243)
Expiration of net operating loss carryforwards	2,783	808	424
Change in valuation allowance	(2,451)	733	(424)
Payment to Mitsubishi—arbitration award	—	1,918	—
Difference in net operating loss carryforward utilization	—	(968)	—
Other	(1,390)	(1,586)	421

	$3,927	$13,113	$(191)

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities consisted of the following at December 31:

	2002	2003
Deferred tax assets:
Net operating loss carryforwards	$74,218	$88,036
Alternative minimum tax credit carryforward	3,815	3,370
Unrealized loss in LAXT investment	3,178	1,737
Leased equipment	2,468	2,158
Accrued payroll and benefits	4,738	4,879
Accrued postretirement benefits	96,404	104,886
Accrued pension cost	5,705	2,478
Accrued workers' compensation	9,242	9,631
Other deferred compensation	2,502	3,571
Accrued interest and debt discount	10,144	11,537
Accrued royalties	2,811	1,593
Accrued reclamation and mine closure	38,153	35,341
Minimum pension liability	13,341	16,671
Unrealized loss on interest rate swap	21,837	16,890
Other	7,921	9,723

Total gross deferred tax assets	296,477	312,501
Less valuation allowance	6,068	5,643

Deferred tax assets, net of valuation allowance	290,409	306,858

	2002	2003
Deferred tax liabilities:
Plant and equipment, principally due to capitalization, depletion and depreciation differences	$(51,805)	$(63,098)
Coal reserves—leased and owned	(222,640)	(212,711)
Prepaid longwall move expense	(2,383)	(2,849)
Mine development	(3,972)	(4,970)
Asset retirement obligations	—	(1,649)
Prepaid black lung benefit cost	(1,274)	(1,032)
Arbitration award	(13,500)	(29,573)
Other	(1,118)	(1,377)

Total gross deferred tax liabilities	(296,692)	(317,259)

Net deferred tax liability	$(6,283)	$(10,401)

        In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management has established a valuation allowance of $5,643 and $6,068 at December 31, 2003 and 2002, respectively. During 2003, the Company decreased its valuation allowance by $425.

        As of December 31, 2003, the Company has $235,994 of unused net operating loss carryforwards available for U.S. federal income tax purposes, which expire through 2023.

        As of December 31, 2003, alternative minimum tax net operating loss carryforwards for Federal income tax purposes of $67,363 are available to offset alternative minimum taxable income in the future.

        State franchise tax expense for the years ended December 31, 2001, 2002 and 2003 was $1,487, $808 and $1,533, respectively. State franchise tax expense for the three months ended June 30, 2003 and 2004 was $850 and $612, respectively. State franchise taxes are included in cost of coal sales in the combined statements of operations.

        The income tax provision (benefit) from continuing operations for the six months ended June 30, 2003 and 2004 differs from the amount computed by applying the United States statutory rate of 35 percent to income (loss) from continuing operations before income taxes due to excess percentage tax depletion deductions and valuation allowances placed on certain deferred tax assets generated by net operating loss carryforwards.

13.    Derivative Instruments and Hedging Activities

        The Company's initial objective for holding or issuing derivative instruments is to mitigate its exposure to interest rate risk. The Company's strategy for minimizing interest rate exposure on variable rate debt is to lock into fixed rates of interest with pay-fixed, receive-variable interest rate swaps.

        The Company entered into an interest rate swap agreement effective June 20, 1999 to manage its exposure to fluctuations in interest rates relating to its outstanding variable rate debt. The contract's notional amount was $434,000 at inception, and declines semi-annually over the life of the contract in proportion to the Company's outstanding balance on its related debt. Under the terms of the contract, the Company will pay a fixed rate of 6.55% and receive six-month LIBOR which resets every 180 days. The contract matures on July 30, 2009. The interest rate swap agreement was designated as a cash flow hedge, and was designed to be entirely effective by matching the terms of the swap agreement with the debt. The base rate for both the debt and the swap is LIBOR and the instruments have the same renewal dates over the lives of the instruments.

        As of December 31, 2003, the fair value of this cash flow hedge was $45,710 and was recorded as a noncurrent liability and the offsetting unrealized loss of $28,820, net of tax benefit, as of December 31, 2003, was recorded in accumulated other comprehensive income. The hedge continued to be fully effective in accordance with SFAS No. 133 until February 29, 2004.

        By using derivative financial instruments to hedge exposures to changes in interest rates, the Company exposes itself to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes the Company, which creates credit risk for the Company. When the fair value of a derivative contract is negative, the Company owes the counterparty and, therefore, it does not possess credit risk. The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties.

        Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates. The market risk associated with interest-rate contracts is managed by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken. In connection with the definitive Stock Purchase Agreement for the sale of the RAG Colorado Business Unit entered into on February 29, 2004, the Company notified the holders of the variable rate notes of their intention to repay the notes. At this time, the interest rate swaps no longer qualified for hedge accounting treatment and in April 2004, the Company settled the interest rate swaps. The total pre-tax charge related to settlement of the interest rate swaps was $48,854. Between February 29, 2004 and April 27, 2004, mark-to-market gains on the interest rate swaps were $5,804 and was included in other income.

        The Company uses short and long-term contracts to buy and sell coal. These contracts generally have fixed pricing and do not provide for net settlement and therefore are not considered derivative financial instruments.

        The Company does not hold or issue derivative financial instruments for speculative purposes.

14.    Fair Value of Financial Instruments

        The estimated fair values of financial instruments under SFAS No. 107, Disclosures About Fair Value of Financial Instruments, are determined based on relevant market information. These estimates involve uncertainty and cannot be determined with precision. The following methods and assumptions are used to estimate the fair value of each class of financial instrument.

        Cash and cash equivalents, cash on deposit with Parent, cash pledged, trade accounts receivables, trade accounts payable, accrued expenses and other current liabilities:    The carrying amounts approximate fair value because of the short maturity of these instruments.

        Prepaid SO2 allowances:    SO2 allowances are purchased by the Company to satisfy coal sales contractual obligations. The fair value is estimated based on current market prices as of December 31, 2002 and 2003.

        Long-term receivables:    The fair value is estimated based on expected future cash flows discounted at 6% in 2002 and 4% in 2003. The fair value is estimated based on the credit risk associated with the debtors.

        Long-term debt:    The fair value of long-term debt is estimated based on a current market rate of interest offered to the Company for debt of similar maturities.

        The estimated fair values of financial instruments at December 31 are as follows:

	2002		2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Prepaid SO2 allowances	$4,391	$3,103	$374	$433
Long-term receivables	9,962	9,170	8,768	7,631
Long-term debt	654,306	701,768	614,782	685,875

15.    Employee Benefit Plans

Retirement Plans

        The Company and certain of its subsidiaries sponsor two defined benefit pension plans which cover substantially all of the salaried and nonunion represented hourly employees of Holdings and RACC. Benefits are based on either the employee's compensation prior to retirement or stated amounts for each year of service with the Company.

        Annual funding contributions to the plans are made as determined by consulting actuaries based upon the Employee Retirement Income Security Act of 1974 (ERISA) minimum funding standards. Plan assets consist of cash and cash equivalents, equity and fixed income securities, real estate mutual funds, private equity participations and participation in a hedge fund of funds.

        The components of net periodic benefit cost of the plans are as follows:

	December 31			Six months ended June 30
	2001	2002	2003	2003	2004
				(unaudited)
Service cost	$3,444	$3,747	$4,834	$2,256	$2,709
Interest cost	9,039	9,810	10,646	4,969	5,513
Expected return on plan assets	(10,170)	(7,947)	(7,338)	(3,425)	(4,764)
Amortization of:
Prior service cost	—	1	30	14	20
Actuarial losses	(249)	1,253	3,505	1,636	1,950

	2,064	6,864	11,677	5,450	5,428

Less: amounts allocated to discontinued operations	206	1,060	1,890	885	569

Total from continuing operations	$1,858	$5,804	$9,787	$4,565	$4,859

        The following tables set forth the plans' benefit obligations, fair value of plan assets and funded status as of:

	December 31
	2002	2003
Change in benefit obligation:
Net benefit obligation at the beginning of the year	$131,659	$147,782
Service cost	3,747	4,834
Interest cost	9,810	10,646
Plan amendment	—	303
Actuarial loss	7,396	16,122
Benefits paid	(4,830)	(6,334)

Net benefit obligation at the end of the year	147,782	173,353
Change in plan assets:
Fair value of plan assets at beginning of year	90,030	84,024
Actual return on plan assets	(10,152)	11,294
Employer contributions	8,976	20,000
Benefits paid	(4,830)	(6,334)

Fair value of plan assets at end of year	84,024	108,984
Funded status	(63,758)	(64,369)
Unrecognized net actuarial loss	48,844	57,504
Unrecognized prior service cost	13	287

Accrued benefit cost	$(14,901)	$(6,578)

        Amounts recognized in the consolidated balance sheets consisted of the following as of:

	December 31
	2002	2003
Accrued benefit liability	$(51,136)	$(52,087)
Intangible asset	130	391
Additional minimum pension liability included in accumulated other comprehensive loss	36,105	45,118

Net amount recognized	$(14,901)	$(6,578)

        Employer contributions payable to the plans at December 31, 2002 and 2003 of $21,400 and $26,300, respectively, are included in accrued expenses and other current liabilities.

        The following table presents information applicable to plans with accumulated benefit obligations in excess of plan assets as of:

	December 31
	2002	2003
Projected benefit obligation	$147,782	$173,353
Accumulated benefit obligation	134,600	161,100
Fair value of plan assets	84,024	108,984

        The provisions of SFAS No. 87 require the recognition of an additional minimum pension liability and related intangible asset to the extent that the accumulated benefit obligation exceeds plan assets. As of December 31, 2002 and 2003, the Company has recorded $36,105 and $45,118, respectively, to reflect the minimum pension liability. The current portion of the Company's pension liability, representing employer contributions payable to the plans, reflected in accrued expenses and other current liabilities at December 31, 2002 and 2003 was $21,400 and $26,300, respectively. The noncurrent portion of the Company's pension liability as reflected in other noncurrent liabilities at December 31, 2002 and 2003 was $29,736 and $25,787, respectively.

        The weighted-average actuarial assumptions used in determining the benefit obligations at the end of each year were as follows:

	December 31
	2001	2002	2003
Discount rate	7.25%	7.00%	6.25%
Rate of increase in future compensation	4.50%	4.50%	4.00%
Measurement date	September 30, 2001	September 30, 2002	September 30, 2003

        The weighted-average actuarial assumptions used to determine net periodic benefit cost for each year were as follows:

	Year ended December 31
	2001	2002	2003
Discount rate	7.50%	7.25%	7.00%
Rate of increase in future compensation	4.50%	4.50%	4.50%
Expected long-term return on plan assets	9.00%	9.00%	9.00%
Measurement date	September 30, 2000	September 30, 2001	September 30, 2002

        The expected long-term return on plan assets is established at the beginning of each year by the Company's Benefits Committee in consultation with the plans' actuaries and outside investment advisor. This rate is determined by taking into consideration the plans' target asset allocation, expected long-term rates of return on each major asset class by reference to long-term historic ranges, inflation assumptions and the expected additional value from active management of the plans' assets. For the determination of net periodic benefit cost in 2004, the Company will utilize an expected long-term return on plan assets of 8.50%.

        Assets of the two plans are commingled in the RAG American Coal Defined Benefit Plans Master Trust and are invested in accordance with investment guidelines that have been established by the Company's Benefits Committee in consultation with the Master Trust's outside investment advisor. As reported at December 31, 2003 and 2002, the plans' actual asset allocation and the target allocation for 2004 are as follows:

Asset Category	Percentage of Plan Assets 2002	Percentage of Plan Assets 2003	Target Allocation Percentages 2004
Cash and cash equivalents	2.2%	0.5%	—%
Equity funds	61.1	55.6	55.0
Fixed income funds	30.7	22.9	22.0
Private equity	2.1	2.2	5.0
Absolute return funds	—	8.3	8.0
Real estate mutual funds	3.9	10.5	10.0

Total	100.0%	100.0%	100.0%

        The asset allocation targets have been set with the expectation that the plans' assets will fund the plans' expected liabilities within an appropriate level of risk. In determining the appropriate target asset allocations the Benefits Committee has relied in part upon an Asset/Liability Study performed by the Master Trust's outside investment advisor. This Study considers the demographics of the plans participants, the funding status of each plan, the Company's contribution philosophy, the Company's business and financial profile and other associated risk factors. The plans' assets are periodically rebalanced among the major asset categories to maintain the asset allocation within a range of approximately plus or minus 5% of the target allocation.

        The Company expects to contribute approximately $16,200 to its defined benefit retirement plans in 2004. During the six months ended June 30, 2004, approximately $6,200 of this amount was paid to the defined benefit retirement plans.

        Substantially all the RACC employees not covered under the defined benefit pension plans administered by the Company are covered under multi-employer defined benefit pension plans administered by the United Mine Workers of America (UMWA). Company contributions to these multi-employer plans and other contractual payments under the UMWA wage agreement, which are expensed when paid, are based primarily on hours worked and amounted to $318, $333 and $1,139 for the years ended December 31, 2001, 2002 and 2003, respectively.

        The Company and certain of its subsidiaries maintain several defined contribution and profit sharing plans that cover substantially all of its employees. Generally, under the terms of the plans, employees make voluntary contributions through payroll deductions and the Company makes matching and/or discretionary contributions, as defined by each plan. The Company's expense related to these plans was $3,359, $4,764 and $4,120 for the years ended December 31, 2001, 2002 and 2003, respectively.

Postretirement Health Care and Life Insurance Benefits

        The Company sponsors plans that provide postretirement medical and life insurance benefits to substantially all employees of Holdings and RACC. The medical plans provide benefits for most employees who reach normal, or in certain cases, early retirement age while employed by the Company. The postretirement medical plans for salaried and nonunion represented hourly employees are contributory, with annual adjustments to retiree contributions and contain other cost-sharing features such as deductibles and coinsurance. The postretirement medical plan covering union employees is established by collective bargaining and is noncontributory.

        In December 2003, the Medicare Prescription Drug Improvement and Modernization Act of 2003 was enacted in the United States (the Act). The Act introduces a prescription drug benefit under Medicare Part D as well as a federal subsidy to sponsors of postretirement medical benefit plans such as the Company's plan as long as the provided benefits are actuarially equivalent to Medicare Part D. As of June 30, 2004, as permitted by FASB Staff Position (FSP) No. FAS 106-1, the Company has deferred accounting for the effects of the Act in the measurement of its accumulated postretirement benefit obligation and the effect of the offset to net periodic postretirement benefit costs. Specific guidance with respect to accounting for the effects of the Act was recently issued in FSP No. FAS 106-2. The impacts of the law change and the application of FSP No. FAS 106-2 are currently being evaluated by the Company. Thus, the disclosures in these consolidated financial statements or accompanying notes do not reflect the effects of the Act on the Company's postretirement medical plans.

        The components of net periodic benefit cost of the plans are as follows:

	Year ended December 31			Six months ended June 30
	2001	2002	2003	2003	2004
				(unaudited)
Service cost	$3,434	$4,415	$5,200	$2,494	$3,450
Interest cost	22,604	24,890	27,863	13,360	15,000
Amortization of:
Prior service cost	730	730	730	350	300
Actuarial losses	2,463	4,639	7,915	3,796	6,614

	29,231	34,674	41,708	20,000	25,364
Less: amounts allocated to discontinued operations	716	779	972	451	324

Total from continuing operations	$28,515	$33,895	$40,736	$19,549	$25,040

        The following tables set forth the plans' benefit obligations, fair value of plan assets and funded status as of:

	December 31
	2002	2003
Change in benefit obligation:
Net benefit obligation at the beginning of the year	$324,228	$376,049
Service cost	4,415	5,200
Interest cost	24,890	27,863
Plan amendment	—	—
Actuarial loss	42,649	77,757
Benefits paid	(20,133)	(20,022)

Net benefit obligation at the end of the year	$376,049	$466,847

	December 31
	2002	2003
Change in plan assets:
Fair value of plan assets at beginning of year	$—	$—
Actual return on plan assets	—	—
Employer contributions	20,133	20,022
Benefits paid	(20,133)	(20,022)

Fair value of plan assets at end of year	—	—
Funded status	(376,049)	(466,847)
Unrecognized net actuarial loss	108,316	176,829
Unrecognized prior service cost	6,890	6,160

Accrued postretirement benefit obligation	(260,843)	(283,858)
Less: current portion	21,350	21,350

Noncurrent obligation	$(239,493)	$(262,508)

        The weighted-average assumptions used to determine the benefit obligation as of the end of each year were as follows:

	December 31
	2001	2002	2003
Discount rate	7.25%	7.00%	6.25%
Rate of increase in future compensation	4.50%	4.50%	4.00%
Measurement date	September 30, 2001	September 30, 2002	September 30, 2003

        The weighted-average assumptions used to determine net periodic benefit cost were as follows:

	Year ended December 31
	2001	2002	2003
Discount rate	7.50%	7.25%	7.00%
Rate of increase in future compensation	4.50%	4.50%	4.50%
Expected long-term return on plan assets	N/A	N/A	N/A
Measurement date	September 30, 2000	September 30, 2001	September 30, 2002

        The following presents information about the weighted-average annual rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate):

	Year ended December 31
	2001	2002	2003
Health care cost trend rate assumed for the next year	4.75%	5.50%	5.75%
Rate to which the cost trend is assumed to decline (ultimate trend rate)	4.75%	4.75%	4.75%
Year that the rate reaches the ultimate trend rate	2002	2005	2008

        Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in the assumed health care cost trend rates would have the following effects as of and for the year ended December 31, 2003:

	One- Percentage- Point Increase	One- Percentage- Point Decrease
Effect on total service and interest cost components	$4,831	$(3,940)
Effect on postretirement benefit obligation	62,434	(51,179)

        The Company's postretirement medical and life insurance plans are unfunded. The Company expects to pay $21,350 in postretirement medical and life insurance benefits during 2004. During the six months ended June 30, 2004, $10,000 of this amount was paid.

        The Coal Industry Retiree Health Benefit Act of 1992 (Coal Act) provides for the funding of medical and death benefits for certain retired members of the UMWA through premiums to be paid by assigned operators (former employers). The Company treats its obligations under the Coal Act as participation in a multi-employer plan and recognizes the expense as premiums are paid. Expense relative to premiums paid for the years ended December 31, 2001, 2002 and 2003 was $202, $533 and $648, respectively. As required under the Coal Act the Company's obligation to pay retiree medical benefits to its UMWA retirees is secured by letters of credit in the amount of $22,112 as of December 31, 2003.

Other Employee Benefit Plans

        The Company has a number of postemployment plans covering severance, disability income and continuation of health care and life insurance benefits for disabled employees of Holdings and RACC. At December 31, 2002 and 2003, the accumulated postemployment benefit liability for these plans consisted of a current amount of $2,237 and $1,675, respectively, included in accrued expenses and other current liabilities (wages and employee benefits) and a noncurrent amount of $6,347 and $5,409, respectively, included in other noncurrent liabilities.

        The Company provides health care coverage for all of its employees under a number of plans. The Company is self-insured for the cost of these benefits. During the years ended December 31, 2001, 2002 and 2003, total claims expense of $19,500, $20,355 and $27,772, respectively, was incurred, which represents the claims processed and an estimate for claims incurred but not reported.

16.    Pneumoconiosis (Black Lung) Expense and Trust

        The Company is self-insured with respect to black lung medical and disability benefits to its employees and their dependants under the Federal Coal Mine Health and Safety Act of 1969, as amended, and various state workers' compensation statutes. The Company pays black lung benefits through the tax-exempt RAG American Coal Holding, Inc. Black Lung Benefits Trust (Trust). Assets of the Trust are invested solely in U.S. Treasury Notes and Bonds.

        The present value of accumulated black lung obligations is calculated annually by an independent actuary. This calculation is based on assumptions regarding disability incidence, medical costs, mortality, death benefits, dependents and interest rates. These assumptions are derived from Company experience and credible outside sources.

        Black lung expense is calculated using the service cost methodology of SFAS No. 106. Actuarial gains and losses and prior service costs are amortized over the remaining service lives of the active miners. The discount rate used to calculate the present value of accumulated benefits at December 31, 2002 is 6.25%. The assumed annual investment rate of return on the Trust assets is 6.00%. Benefits are assumed to increase at an annual rate of 3.50%.

        The Company adopted the service cost method of accounting effective January 1, 2002. In previous years, the Company recognized an asset for the excess of fund assets over the present value of expected black lung benefits and expense related to black lung obligations. The pretax cumulative effect resulting from this change to a preferable accounting method is treated as a transition asset and is being amortized over the remaining service lives of the active miners.

        The annual actuarial measurement date of the plan is September 30. The following tables present the accumulated black lung benefit obligations, fair value of plan assets and funded status at December 31:

	2002	2003
Change in benefit obligation:
Benefit obligation at beginning of year	$15,707	$19,315
Service cost	314	401
Interest cost	1,115	1,306
Additional locations becoming self-insured	—	1,247
Settlement of certain West Virginia State obligations	—	(841)
Actuarial loss	3,478	1,766
Benefits paid	(1,299)	(2,144)

Benefit obligation at end of year	19,315	21,050
Change in plan assets:
Fair value of plan assets at beginning of year	21,823	20,957
Actual return on plan assets	1,391	287
Payment to settle certain West Virginia State obligations	—	(1,600)
Benefits and other payments	(2,257)	(2,445)

Fair value of plan assets at end of year	20,957	17,199
Funded status	1,642	(3,851)
Unrecognized transition asset	(2,509)	(2,034)
Unrecognized prior service cost	149	1,382
Unrecognized net actuarial loss	4,167	7,296

Prepaid benefit cost	$3,449	$2,793

        The components of net periodic benefit expense (credit) are as follows:

	Year ended December 31		Six months ended June 30
	2002	2003	2003	2004
			(unaudited)
Service cost	$314	$401	$248	$265
Interest cost	1,115	1,306	810	644
Expected return on plan assets	(1,271)	(1,194)	(741)	(487)
Amortization of:
Transition asset	(275)	(275)	(171)	(138)
Prior service cost	—	14	9	68
Net actuarial losses	—	212	131	296
Settlement of certain state obligations	—	192	—	—

Net periodic (benefit) expense	(117)	656	286	648
Less: amounts allocated to discontinued operations	—	28	13	14

Total from continuing operations	$(117)	$628	$273	$634

        A reconciliation of the change in unrecognized net actuarial loss for the year ended December 31, 2003 is as follows:

Balance, January 1, 2003	$4,167
Actuarial loss	2,525
Difference in actual and expected return on assets	907
Difference in actual and expected benefits payments	300
Amortization in net periodic service cost	(212)
Charge-off due to settlement	(392)

Balance, December 31, 2003	$7,295

17.    Workers' Compensation Benefits

        The Company is largely self-insured for workers' compensation claims. The liability for workers' compensation claims is an actuarially determined estimate of the ultimate losses to be incurred on such claims based on the Company's experience, and includes a provision for incurred but not reported losses. Adjustments to the probable ultimate liability are made annually based on subsequent developments and experience and are included in operations as they are determined. These obligations are secured by letters of credit in the amount of $45,265 and surety bonds in the amount of $2,000.

        The liability for self-insured workers' compensation benefits at December 31, 2002 and 2003 and at June 30, 2004 was $24,404, $25,174 and $25,049, respectively, including a current portion of $7,872, $7,236 and $7,231, respectively, which is included in accrued expenses and other current liabilities (wages and employee benefits). Workers' compensation expense for the years ended December 31, 2001, 2002 and 2003 was $14,579, $5,727 and $12,157, respectively, and is included in cost of sales in the consolidated statements of operations. Workers' compensation expense for the six months ended June 30, 2003 and 2004 was $5,353 and $6,318, respectively. 2002 workers' compensation expense includes $2,906 that represents the incurred but not reported actuarial estimate resulting from going self-insured at certain subsidiaries of RCP during 2002. In 2002, the Company entered into a settlement with the State of West Virginia for the existing self-insured workers' compensation liabilities at its closed Maple Meadow mine, resulting in a pretax gain from an accrual reversal of $5,595 which was recorded as an offset to workers' compensation expense.

18.    Related Party Transactions

        The Company purchases longwall mining equipment for its underground mines, along with related repair parts and services, from DBT America, Inc. which is also a wholly owned subsidiary of the Parent of Holdings. Such purchases are made on a competitive basis and management believes the transactions were concluded on similar terms to those prevailing among unaffiliated parties. During the years ended December 31, 2001, 2002 and 2003, purchases from DBT America, Inc. totaled $12,029, $44,043 and $20,268, respectively, including capital equipment purchases of $6,080, $36,437 and $15,070. At December 31, 2002 and 2003, the Company owed DBT America, Inc. $4,576 and $932, respectively, which amount is included in trade accounts payable and accrued expenses and other current liabilities. During 2003 the Company sold DBT America, Inc. $741 of used equipment and parts and had a receivable due from DBT America, Inc. of $2 at December 31, 2003.

        CoalARBED International Trading (a general partnership), RAG Trading Americas Corporation and RAG Verkauf are related to the Company through indirect common ownership. Coal sales to these affiliates totaled $18,193, $16,028 and $17,024 for the years ended December 31, 2001, 2002 and 2003, respectively. At December 31, 2002 and 2003, the Company had trade receivables of $2,507 and $1,046 due from these affiliates.

        RCP collected $345, $355 and $472 in 2001, 2002 and 2003, respectively, from RAG Coal International AG pursuant to an agreement to reimburse premiums paid to the UMWA Combined Benefit Fund.

        RCP premiums to the UMWA Combined Benefit Fund are being reimbursed by RAG Coal International AG. Under this agreement, RCP will be reimbursed for future premiums of approximately $200.

19.    Lease and Mineral Royalty Obligations

        The Company leases mineral interests and various other types of mining assets, including a shovel, mining equipment, offices, and computer equipment. Certain of the Company's mineral leases require minimum annual royalty payments, whereas others require royalty payments only at the time of production or shipment. A substantial amount of the coal mined by the Company is produced from reserves leased from the owner of the coal. The Company also leases certain office facilities under various operating lease agreements that expire through 2010 and have various renewal options.

        Accrued minimum royalties that are not recoverable from future coal production consisted of the following at December 31:

	2002	2003
Minimum future royalties	$13,000	$9,000
Less imputed interest at 7.00%	1,395	691

Present value of future payments	11,605	8,309
Less current portion (included in accrued expenses and other current liabilities)	4,000	4,000

	$7,605	$4,309

        Minimum future rental commitments and royalties under noncancelable leases are set forth in the table below:

Year ended December 31	Operating Leases	Mineral Royalties	Capital Leases
2004	$7,236	$4,000	$961
2005	6,461	4,000	929
2006	8,424	1,000	—
2007	2,408	—	—
2008	1,989	—	—
Thereafter	6,089	—	—

Total payments	$32,607	$9,000	1,890

Less imputed interest at 7.00%			210

Present value of lease payments			1,680
Less current portion of capital lease obligations			821

Capital lease obligations, excluding current portion			$859

        Rentals and mineral royalties charged to cost of coal sales were as follows:

	Year ended December 31			Six months ended June 30
	2001	2002	2003	2003	2004
	(unaudited)			(unaudited)
Rental expense	$17,391	$16,784	$12,962	$7,304	$5,719
Mineral royalties	35,328	44,327	50,876	25,812	25,161

20.    Other Revenues

        Other revenues and income consisted of the following:

	Year ended December 31			Six months ended June 30
	2001	2002	2003	2003	2004
				(unaudited)
Other revenues:
Coal sales contract settlements	$1,959	$(501)	$235	$—	$(4,075)
Royalty income	6,535	3,311	4,409	1,653	1,506
Synfuel fees	—	281	1,520	758	2,012
Transloading and plant processing fees	3,138	1,591	1,804	658	759
Gains on disposition of assets and subsidiaries	2,822	3,384	4,761	1,254	683
Gains from settlement of asset retirement obligations	—	—	1,374	—	—
Reversal of minimum royalty obligation	11,520	—	—	—	—
Other	6,757	4,950	4,259	2,328	3,544

Total other revenues	$32,731	$13,016	$18,362	$6,651	$4,429

21.    Assets Held For Sale

        The Company owns seven locations that were closed in prior years due to geologic conditions or depletion of economic reserves. All these locations are currently in final reclamation at varying stages. Management has determined that these locations meet the held for sale criteria in SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Carrying values, which have been adjusted to fair value less costs to sell, include amounts for land and equipment of $4,678, $3,964 and $882 as of December 31, 2002, 2003, and June 30, 2004, respectively. Timing of the sales for this land and equipment will depend on completion of reclamation and subsequent regulatory release and real estate and used equipment markets. These amounts are included in property, plant and equipment, net.

22.    Concentration or Credit Risk and Major Customers

        The Company markets its coal principally to electric utilities in the United States. As of December 31, 2002 and 2003, trade accounts receivable from electric utilities totaled approximately $63,575 and $48,040, respectively. Credit is extended based on an evaluation of the customer's financial condition and collateral is generally not required. Credit losses are provided for in the consolidated financial statements and historically have been minimal. The Company is committed under long-term contracts to supply coal that meets certain quality requirements at specified prices. The prices for some multiyear contracts are adjusted based on economic indices or the contract may include year-to-year specified price changes. Quantities sold under some contracts may vary from year to year within certain limits at the option of the customer. For the years ended December 31, 2001, 2002 and 2003, the Company's 10 largest customers accounted for 51%, 51% and 54% of total coal sales, respectively. The largest customer accounted for approximately 11% in 2003 and 10% in 2001 and 2002.

23.    Contingencies and Commitments

Asset Retirement Obligations (formerly Reclamation and Mine Closure)

        At December 31, 2002 and 2003 and at June 30, 2004, the Company's accruals for reclamation and mine closure totaled $98,834, $88,543 and $89,311, respectively. The portion of the costs expected to be incurred within a year of $6,399 and $5,694 at December 31, 2002 and 2003, respectively, is included in accrued expenses and other current liabilities. At December 31, 2002 and 2003, these regulatory obligations are secured by surety bonds in the amount of $245,876 and $215,919, respectively. These surety bonds are partially collateralized by letters of credit issued by RAG Coal International AG.

Guarantees

        Cyprus Minerals remains a guarantor or lessee with regard to the following obligations included in the consolidated financial statements of the Company:

      Future minimum royalties payable to American Electric Power
      Capitalized equipment lease with General Foods Credit Corporation

        Under the terms of the Stock Purchase Agreement, dated May 12, 1999 between RAG Coal International AG and Cyprus Amax Mineral Company, the Company guaranteed its performance under these obligations by issuing performance and guarantee bonds in the amount of $3,423 to secure the remaining scheduled lease payments to General Foods Credit Corporation, and by issuing an irrevocable letter of credit in the amount of $14,000 to secure the note and minimum royalty payments due to American Electric Power. The amount of this letter of credit is reduced as the Company makes the scheduled payments.

        Neweagle Industries, Inc. is a subsidiary of RAG American Coal Holding, Inc. Starting in early 2001, Neweagle Industries, Inc. (Neweagle) supplied and sold coal to Arch Coal Sales Company, Inc. (Arch Sales) pursuant to a Conditional Coal Supply Agreement dated October 1, 1996 (CCSA). This coal was in turn resold by Arch Sales under a separate and distinct Coal Sales Agreement dated October 1, 1989 with Cogentrix of Rocky Mount, Inc. (Cogentrix) as the buyer (Rocky Mount Contract). Neweagle has no direct contractual relationship with Cogentrix. Cogentrix paid Arch Sales under the Rocky Mount Contract, then Arch paid Neweagle under the terms of the CCSA. As per the terms of the CCSA, Arch paid Neweagle for coal supplied under the CCSA at a price of $1.00 per ton less than the price Cogentrix paid Arch Sales under the Rocky Mount Contract. Pursuant to other agreement(s), Neweagle believes that the $1.00 per ton deduction in price taken by Arch would continue for the term of the CCSA and for so long as Neweagle was supplying coal thereunder, unless and until such time as the Rocky Mount Contract was assigned to Neweagle Industries, Inc. and/or Arch Sales and its affiliates no longer had any liability thereunder. On March 23, 2003, RAG conditionally issued to Arch Sales a Guaranty and Indemnity (Guaranty) of Neweagle's performance under the CCSA, and also agreed to indemnify Arch Sales and its affiliates and other parties for any liability related to the Rocky Mount Contract. RAG believes this Guaranty was issued with the condition that Arch agree to no longer withhold the $1.00 per ton from amounts due Neweagle under the CCSA. Arch refused this offer and continued withholding the $1.00 per ton. Due to unrelated events which Neweagle believes constituted a material breach of and event of default under the CCSA, Neweagle has terminated the CCSA effective October 4, 2003. Arch contests the validity of the termination. Arch still has obligations to ship coal under the Rocky Mount Contract. To the extent it does not so perform and claims are made against Arch or other entities, they may claim the Guaranty from RAG is valid. In addition, they may further contend that the Guaranty provides a basis for relief against RAG for Neweagle's alleged breach of its obligations as described above.

        Neweagle Industries, Inc., Neweagle Coal Sales Corp., Laurel Creek Co., Inc. and Rockspring Development, Inc. (Sellers) are subsidiaries of RAG American Coal Holding, Inc. The Sellers sell coal to Birchwood Power Partners, L.P. (Birchwood) under a Coal Supply Agreement dated July 22, 1993 (Birchwood Contract). Laurel Creek Co., Inc. and Rockspring Development, Inc. were parties to the Birchwood Contract since its inception, at which time those entities were not affiliated with Neweagle Industries, Inc., Neweagle Coal Sales Corp., or RAG. Effective January 31, 1994, the Birchwood Contract was assigned to Neweagle Industries, Inc. and Neweagle Coal Sales Corp. by AgipCoal Holding USA, Inc. and AgipCoal Sales USA, Inc., which at the time were affiliates of Arch Coal, Inc. Despite this assignment, Arch Coal, Inc. (Arch) and its affiliates have separate contractual obligations to provide coal to Birchwood if Sellers fail to perform. Pursuant to an Agreement and Release dated September 30, 1997, RAG agreed to defend, indemnify, and hold harmless Arch and its subsidiaries from and against any claims arising out of any failure of Sellers to perform under the Birchwood Contract.

        In the normal course of business, the Company is a party to guarantees and financial instruments with off-balance sheet risk, such as bank letters of credit, performance or surety bonds and other guarantees and indemnities, which are not reflected in the accompanying consolidated balance sheets. Such financial instruments are valued based on the amount of exposure under the instrument and likelihood of performance being required. In the Company's past experience, no claims have been made against these financial instruments. Management does not expect any material losses to result from these guarantees or off-balance-sheet instruments and, therefore, is of the opinion that their fair value is zero.

Sales Commitments

        A subsidiary of the Company has a contract to sell coal to a merchant power plant that it historically has supplied by purchasing coal from independent producers. The sales contract extends through 2019, with quarterly index price adjustments and market price re-openers every three years. Starting in 2000, as a result of significant increases in coal prices and a below-market contract price until a mid-2002 price re-opener, the Company's purchased coal cost was expected to exceed its contract price resulting in losses. An initial loss provision of $3,300 was recognized in 2000. Additional loss provisions of $1,362 and $1,500 were recorded in 2001 and 2002, respectively. At December 31, 2002, the accrued losses on this contract were $92. This amount was recorded in accrued expenses and other current liabilities.

        During 2003, the Company recorded net losses of $1,228 associated with this contract. Beginning in 2004 the Company expects to satisfy this contract primarily from its own production and does not expect to incur future losses.

Contingencies

        In years prior to 2003, the United States District Court for the Southern District of Kentucky issued two rulings unfavorable to the coal industry dealing with placement of mined materials in streams that effectively banned the issuance of future permits to conduct surface mining in West Virginia and East Kentucky. The first decision, issued in October 1999, was appealed to the United States Court of Appeals for the Fourth Circuit which decided that such a suit could not be brought in federal court. An appeal to the U.S. Supreme Court was denied certiorari in January 2002. The second District Court decision in May 2002 was also appealed to United States Court of Appeals for the Fourth Circuit. In January 2003, the Fourth Circuit vacated the District Court injunction against issuance of Corps of Engineers Section 404 permits and struck down the District Court's other rulings from May 2002.

        Judicial and legislative efforts by environmental activists to prohibit or severely limit placement of mined materials in streams are likely to continue.

        In November 2002, Horizon NR, LLL (Horizon) filed a petition in bankruptcy seeking a reorganization. Due to certain contractual relationships with Horizon, the outcome of this proceeding has potential implications for the Company. Under a Stock Purchase and Sale agreement (the SPA) dated May 28, 1998, Horizon is obligated to indemnify the Company for claims against the Company arising out of the business of entities that the Company sold to Horizon. Horizon has substantially honored such obligations through June 30, 2004, but it is possible that Horizon could reject the SPA in bankruptcy and refuse to indemnify the Company in the future. In one such case, Santee Cooper sought a ruling on the enforceability of an alleged guarantee by the Company of future obligations under a coal contract under which a subsidiary of Horizon is the seller. Horizon is to indemnify the Company for any claim based on this alleged guaranty. In July, 2004, the Company reached what it believes is an enforceable agreement with Santee Cooper in which they have agreed to relinquish any claims based on the alleged guarantee of the Horizon subsidiary's future obligations. Santee Cooper and the Company have agreed to stay all pending litigation awaiting completion of the settlement agreement (see Note 28). Additionally, one of the Company's subsidiaries is the grantee under royalty deeds covering certain properties owned by some of the Horizon debtors. Under these royalty deeds the Company is to be paid monthly royalties on the production and sale of coal (and components of coal including coal bed methane gas) underlying this real property. The debtors in the bankruptcy proceeding may attempt to have some or all of this realty conveyed free and clear of such royalty interests. The current plan of reorganization proposed by Horizon's debtors does not attempt to eliminate these royalty interests, but that could change as the process continues. Finally, if Horizon does not reorganize and is liquidated, the Company could become liable as a "related person" under the Coal Industry Retiree Health Benefit Act of 1992 for approximately $2,000 annually in premiums that Horizon currently pays to certain funds maintained to pay retiree medical benefits. The sum is expected to decline over time, as the covered class of beneficiaries is relatively old. While the outcome of the bankruptcy proceeding is subject to uncertainties, based on management's communications with the parties and evaluation of the issues, management believes that these contingencies would not have a material adverse effect on the Company's financial position, results of operations or cash flows.

Legal Proceedings

        The Company is involved in various claims and other legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

24.    Discontinued Operations

        On April 15, 2004, the Company sold its wholly owned Colorado Business Unit comprised of the active Twentymile mine and certain inactive or closed properties located in Colorado and Wyoming to a subsidiary of Peabody Energy Corporation. The cash proceeds from the sale, prior to final purchase price adjustments, were $182,670. These proceeds were deposited to an escrow account at Deutsche Zentral Genossenschaftsbank AG (DZ Bank). In addition, $221,416 of the Company's cash on deposit with Parent was also deposited into this escrow account. On April 27, 2004, the escrow account balance of $404,162, including interest earned on the account of $76, was used to: (a) repay the Tranche A Notes due to DZ Bank and Dresdner Bank Luxembourg S.A. (Dresdner) in the combined amount of $358,000; (b) pay accrued interest on these notes in the amount of $1,495; and (c) settle the pay-fixed, receive-variable interest rate swaps for a payment of $44,667.

        On July 13, 2004, the Company received an additional $534 representing the final purchase price adjustments. With this receipt, the Company realized a pre-tax gain on sale of the Colorado Business Unit of $25,696.

        Historically the Company has not allocated interest expense to its operating units. In accordance with EITF 87-24, Allocation of Interest to Discontinued Operations, the Company allocated a portion of its consolidated interest expense to discontinued operations of the Colorado Business Unit. This allocation was based upon the proportion of the net assets of the discontinued operation in relation to total consolidated assets. Interest allocated for the periods presented was $4,916, $4,661 and $3,682 for the years ended December 31, 2001, 2002 and 2003 and $1,920 and $643 for the six month periods ended June 30, 2003 and 2004.

        Summarized operating information of the Company's discontinued operations of the Colorado Business Unit is as follows:

	Years ended December 31			Six months ended June 30
	2001	2002	2003	2003	2004
				(unaudited)
Revenues	$150,159	$139,935	$146,862	$71,263	$46,335

Income before income taxes	$15,634	$12,817	$16,109	$5,477	$28,557
Income tax expense	5,746	4,761	5,964	1,978	5,459

Net income	$9,888	$8,056	$10,145	$3,499	$23,098

Balance Sheet Classification and Accounting for Long-Term Debt and Pay-Fixed, Receive-Variable Interest Rate Swaps.

        The arrangements to sell the RAG Colorado Business Unit to a subsidiary of Peabody Energy Corporation required RAG American Coal Company to repay the Tranche A Notes due to DZ Bank and Dresdner. Therefore, the full amount of these notes, $179,000 for each bank, were paid in April 2004 with proceeds from the sale of the Colorado Business Unit and cash on deposit with parent.

        Since these notes were not held to their full maturity, the associated pay-fixed, receive-variable interest rate swap ceased to qualify for hedge accounting under Statement of Financial Accounting Standards No. 133. This change in accounting was effective February 29, 2004. On that date, the pre-tax fair value of the swap of $48,854 was charged to expense resulting from termination of hedge accounting for interest rate swaps with a corresponding gain in other comprehensive income. Between February 29, 2004 and April 27, 2004, the change in the fair value of the interest rate swaps, a gain of $5,804, was recognized as other income.

25.    Cumberland Mine Operations (unaudited)

        The major underground mining equipment at the Cumberland mine in Pennsylvania was idled from February 17 to May 7, 2004 as a result of a revised interpretation of the mine ventilation laws by the Mine Safety and Health Administration (MSHA) which necessitated idling the longwall and developing additional entries with continuous miners to gain access to an existing ventilation shaft. During the period January 16 to February 17, the longwall was periodically idled due to issues with the ventilation plan. While the longwall was idled, Cumberland declared force majeure on coal shipments to its customers.

        During the first six months of 2004, Cumberland produced 2,019,000 tons compared with 3,098,000 tons in the first six months of 2003, when longwall operations were uninterrupted. Coal shipments were 2,013,000 during the first six months of 2004 compared with 3,146,000 during the first six months of 2003. Coal sales revenues in the two periods were $53,129 and $80,098, respectively. In the first six months of 2004, Cumberland recorded a pre-tax loss of $13,461 compared with pre-tax income of $5,728 in the first quarter of the prior year.

26.    Litigation Settlement

        In May 2004, subsidiaries of the Company paid $1,500 to settle litigation that arose in a prior period relating to a dispute with a former contract miner at Riverton Coal Production, Inc.'s Pioneer operating unit. The settlement amount was recorded in cost of coal sales for the six months ended June 30, 2004.

27.    Segment Information:

        The Company produces primarily steam coal from surface and deep mines for sale to utility and industrial customers. The Company operates only in the United States with mines in all of the major coal basins. The Company has three reportable business segments: Northern Appalachia, consisting of two underground mines in southwestern Pennsylvania, Central Appalachia, consisting of 6 underground mines and two surface mines in southern West Virginia and the Powder River Basin, consisting of two surface mines in Wyoming. Corporate, Other and Eliminations includes an underground mine in Illinois, centralized sales functions, corporate overhead, business development activities, expenses for closed mines and the elimination of intercompany transactions. The Company evaluates the performance of its segments based on operating income.

        Operating segment results for the year ended December 31, 2003 and segment assets as of December 31, 2003 were as follows:

	Powder River Basin	Northern Appalachia	Central Appalachia	Other	Consolidated
Revenues	$305,622	$330,018	$275,565	$83,141	$994,346
Income from operations	47,669	28,971	5,744	(56,347)	26,037
Depreciation, depletion and amortization	33,183	47,250	30,251	6,993	117,677
Capital expenditures	8,925	50,996	26,270	10,957	97,148
Total assets	428,859	639,733	251,399	351,856	1,671,847

        Operating segment results for the year ended December 31, 2002 and segment assets as of December 31, 2002 were as follows:

	Powder River Basin	Northern Appalachia	Central Appalachia	Other	Consolidated
Revenues	$294,957	$320,892	$256,561	$62,368	$909,778
Income from operations	36,654	45,601	4,170	(42,615)	43,810
Depreciation, depletion and amortization	33,270	45,855	23,384	6,591	109,100
Capital expenditures	10,320	63,454	41,145	3,959	118,878
Total assets	458,194	675,853	258,102	251,529	1,643,678

        Operating segment results for the year ended December 31, 2001 and segment assets as of December 31, 2001 were as follows:

	Powder River Basin	Northern Appalachia	Central Appalachia	Other	Consolidated
Revenues	$219,535	$299,373	$200,309	$56,957	$779,174
Income from operations	22,392	31,130	7,179	(41,204)	19,497
Depreciation, depletion and amortization	29,290	42,896	20,068	8,449	100,703
Capital expenditures	28,999	28,512	18,665	23,837	100,013
Total assets	487,215	643,376	262,912	227,509	1,621,012

        Operating segment results for the six months ended June 30, 2004 and segment assets as of June 30, 2004 were as follows:

	Powder River Basin	Northern Appalachia	Central Appalachia	Other	Consolidated
Revenues	$155,919	$136,613	$140,118	$45,812	$478,462
Income from operations	26,120	(8,110)	(3,250)	(34,381)	(19,621)
Depreciation, depletion and amortization	16,077	24,217	16,049	3,938	60,281
Capital expenditures	10,539	25,693	11,483	2,738	50,453
Total assets	423,969	649,374	246,931	115,945	1,436,219

        Operating segment results for the six months ended June 30, 2003 were as follows:

	Powder River Basin	Northern Appalachia	Central Appalachia	Other	Consolidated
Revenues	$149,053	$161,362	$138,976	$37,139	$486,530
Income from operations	20,384	12,136	6,837	(30,504)	8,853
Depreciation, depletion and amortization	16,373	22,960	14,525	3,263	57,121
Capital expenditures	4,894	24,255	16,041	7,971	53,161

        Reconciliation of segment income from operations to consolidated income (loss) before income tax expense (benefit) is as follows:

	Year ended December 31			Six months ended June 30
	2001	2002	2003	2003	2004
Total segment income (loss) from operations	$19,497	$43,810	$26,037	$8,853	$(19,621)
Interest expense	(52,469)	(48,930)	(46,903)	(23,888)	(16,264)
Loss on termination of hedge accounting for interest rate swaps	—	—	—	—	(48,854)
Mark-to-market gain on interest rate swaps	—	—	—	—	5,804
Interest income	6,773	12,263	3,183	1,673	1,202
Minority interest	15,033	—	—	—	—
Litigation settlements	—	—	43,500	43,500	(1,500)
Arbitration award	—	31,055	—	—	—
Insurance settlement	31,218	—	—	—	—

Income (loss) before income tax expense (benefit)	$20,052	$38,198	$25,817	$30,138	$(77,733)

        Reconciliation of total segment assets to consolidated total assets is as follows:

	December 31
			June 30 2004
	2002	2003
Total segment assets	$1,643,678	$1,671,847	$1,436,219
Assets of discontinued operations	218,139	192,918	—

Total consolidated assets	$1,861,817	$1,864,765	$1,436,219

28.    Subsequent Events (Dated as of July 30, 2004) (unaudited)

         The Company previously guaranteed certain obligations under a multi-year coal supply agreement for approximately 1,500,000 tons per year between South Carolina Public Service Authority ("Santee Cooper") and Straight Creek Coal Resources Company, a former subsidiary that was sold to Horizon NR, LLC ("Horizon") in 1998. Santee Cooper sought to have a court determine the enforceability of the guarantee in 2004. Although Horizon is obligated to indemnify the Company for any claims arising under the guarantee, Horizon took action to reject both its indemnification obligation to the Company and the coal supply agreement in connection with its pending bankruptcy proceedings. Santee Cooper had not sought the Company's performance under the guarantee at June 30, 2004. In July 2004, the coal supply agreement was rejected in the bankruptcy proceeding thereby exposing the Company to potential liability under the guarantee. Subsequent to this decision, in July 2004, the Company reached an agreement with Santee Cooper in which Santee Cooper agreed to relinquish any claims under the guarantee for nonperformance by Horizon in exchange for a multi-year coal supply contract from the Company's Pennsylvania operations at contract prices below then prevailing market prices for new contracts of similar duration. The Company expects to record a non-cash charge in the range of $20,000 to $30,000 in the third quarter of 2004 based on the difference between the agreed upon contract prices and market prices for new contracts of similar duration.

        On May 24, 2004, RAG Coal International AG, entered into a definitive agreement with Foundation Coal Corporation, which is owned by First Reserve Fund IX LP, The Blackstone Group and principals of American Metals & Coal International to sell all of the operations of the Company except the Colorado Business Unit which was sold on April 15, 2004 (See Note 24). The transaction closed on July 30, 2004.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Foundation Coal Corporation

We have audited the accompanying consolidated balance sheet of Foundation Coal Corporation and subsidiaries (an indirect wholly owned subsidiary of Foundation Coal Holdings, Inc., as described in Note 1) as of June 30, 2004. This consolidated balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this consolidated balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the consolidated financial position of Foundation Coal Corporation and subsidiaries at June 30, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
Baltimore, Maryland
November 24, 2004

Foundation Coal Corporation and Subsidiaries
(An Indirect Wholly Owned Subsidiary of Foundation Coal Holdings, Inc.)
Consolidated Balance Sheets

	June 30, 2004	September 30, 2004
	(Audited)	(Unaudited)
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$—	$39,115
Trade accounts receivable, net of allowance ($547 at September 30, 2004)	—	76,893
Inventories, net (Note 5)	—	19,966
Deferred overburden removal costs	—	10,072
Deferred income taxes	—	18,451
Other current assets (Note 6)	—	33,197

Total current assets	—	197,694
Owned surface lands (Note 7)	—	29,367
Plant, equipment and mine development costs, net (Note 7)	—	511,779
Owned and leased mineral rights, net (Note 7)	—	1,282,318
Coal supply agreements, net	—	78,658
Other noncurrent assets (Note 8)	—	39,040

Total assets	$—	$2,138,856

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt (Note 10)	$—	$4,705
Trade accounts payable	—	24,099
Accrued expenses and other current liabilities (Note 9)	—	136,180

Total current liabilities	—	164,984
Long-term debt, excluding current portion (Note 10)	—	765,432
Deferred income taxes	—	135,317
Noncurrent coal supply agreements, net		206,480
Other noncurrent liabilities (Note 11)	—	660,376

Total liabilities	—	1,932,589

Commitments and contingencies	—	—
Stockholders' equity:
Common stock, $0.01 par value; 100 shares authorized, issued and outstanding	—	—
Additional paid-in capital	—	196,000
Retained earnings	—	10,267

Total stockholders' equity	—	206,267

Total liabilities and stockholders' equity	$—	$2,138,856

See accompanying notes to consolidated financial statements.

Foundation Coal Corporation and Subsidiaries
(An Indirect Wholly Owned Subsidiary of Foundation Coal Holdings, Inc.)
Consolidated Statements of Operations and Comprehensive Income

(Unaudited)

				Successor
	Predecessor			For the period from April 23, 2004 (date of incorporation) through September 30, 2004
	Nine months ended September 30, 2003	One month ended July 29, 2004	Seven months ended July 29, 2004
	(In thousands)
Revenues:
Coal sales	$732,046	$70,849	$544,882	$180,427
Other revenues	12,829	1,724	6,153	2,793

	744,875	72,573	551,035	183,220
Costs and expenses:
Cost of coal sales (excludes depreciation, depletion and amortization)	597,665	70,989	484,457	147,620
Selling, general and administrative expenses (excludes depreciation, depletion and amortization)	32,648	6,521	27,375	6,690
Accretion on asset retirement obligation	5,232	574	4,020	1,343
Depreciation, depletion and amortization	74,453	8,750	61,236	26,197
Amortization of coal supply agreements	13,754	1,042	8,837	(22,453)

Income (loss) from operations	21,123	(15,303)	(34,890)	23,823
Other income (expense):
Interest expense	(35,680)	(1,746)	(18,010)	(8,533)
Loss on termination of hedge accounting for interest rate swaps (Note 14)	—	—	(48,854)	—
Contract settlement (Note 15)	—	(26,015)	(26,015)	—
Loss on early debt extinguishment (Note 10)	—	(21,724)	(21,724)	—
Mark-to-market gain (loss) on interest rate swaps (Note 14)	—	—	5,804	(90)
Interest income	2,417	72	1,274	157
Litigation settlements (Note 15)	43,500	—	—	—

Income (loss) before income tax expense (benefit)	31,360	(64,716)	(142,415)	15,357
Income tax expense (benefit)	1,865	(22,380)	(51,824)	5,090

Income (loss) from continuing operations	29,495	(42,336)	(90,591)	10,267

Income from discontinued operations, net of income tax expense of $3,973 for the nine months ended September 30, 2003 and $546 for the seven months ended July 29, 2004	6,760	—	2,315	—
Gain on disposal of discontinued operations, net of income tax expense of $4,913	—	—	20,750	—

Income (loss) before accounting change	36,255	(42,336)	(67,526)	10,267
Cumulative effect of accounting change, net of tax benefit of $2,171	(3,649)	—	—	—

Net income (loss)	32,606	(42,336)	(67,526)	10,267

Components of comprehensive income:
Unrealized gain on interest rate swap, net of tax expense of $4,375 for the nine months ended September 30, 2003 and $16,890 for the seven months ended July 29, 2004	7,464	—	28,820	—

Comprehensive income (loss)	$40,070	$(42,336)	$(38,706)	$10,267

See accompanying notes to consolidated financial statements.

Foundation Coal Corporation and Subsidiaries
(An Indirect Wholly Owned Subsidiary of Foundation Coal Holdings, Inc.)
Consolidated Statement of Stockholders' Equity
(in thousands, except share data)
(Unaudited)

	Common Shares	Common Stock	Additional Paid-in Capital	Retained Earnings	Total
Balance, April 23, 2004 (date of incorporation)	—	$—	$—	$—	$—
Issuance of initial common stock	100	—	—	—	—

Balance, June 30, 2004	100	—	—	—	—
Capital contributed from Parent (Note 1)	—	—	196,000	—	196,000
Net income	—	—	—	10,267	10,267

Balance, September 30, 2004	100	$—	$196,000	$10,267	$206,267

See accompanying notes to consolidated financial statements.

Foundation Coal Corporation and Subsidiaries
(An Indirect Wholly Owned Subsidiary of Foundation Coal Holdings, Inc.)
Consolidated Statements of Cash Flows

(Unaudited)

	Predecessor		Successor
	Nine months ended September 30, 2003	Seven months ended July 29, 2004	For the period from April 23, 2004 (date of incorporation) through September 30, 2004
	(In thousands)
Operating activities:
Net income (loss)	$32,606	$(67,526)	$10,267
Cumulative effect of accounting change, net of tax	3,649	—	—
Income and gain on disposition from discontinued operations	(6,760)	(23,065)	—

Income (loss) from continuing operations	29,495	(90,591)	10,267
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Reclamation expense and accretion on asset retirement obligations	5,232	4,020	1,343
Depreciation, depletion and amortization	88,207	70,073	3,744
Amortization of deferred financing costs	—	—	99
Gain on sale of assets	(4,588)	(960)	—
Non-cash mark-to-market adjustment for interest rate swap	—	(5,804)	90
Non-cash expense from termination of hedge accounting for interest rate swap	—	48,854	—
Loss on early extinguishment of debt	—	21,724	—
Deferred income taxes	8,109	(46,399)	5,042
Changes in operating assets and liabilities:
Trade accounts receivable	(7,433)	(9,341)	(2,924)
Inventories, net	2,798	(1,619)	2,584
Deferred overburden removal costs	1,833	(4,494)	(10,072)
Other current assets	6,259	(1,679)	453
Other noncurrent assets	85	2,445	12,485
Trade accounts payable	1,842	5,572	(4,455)
Accrued expenses and other current liabilities	(35,781)	(27,231)	2,944
Noncurrent liabilities	29,618	27,386	3,358

Net cash provided by (used in) continuing operations	125,676	(8,044)	24,958
Net cash provided by discontinued operations	15,991	6,973	—

Net cash provided by (used in) operating activities	141,667	(1,071)	24,958
Investing activities:
Acquisition of RAG American Coal Holding, Inc., net of cash acquired	—	—	(912,910)
Purchases of property, plant and equipment	(71,251)	(52,695)	(12,740)
Proceeds from disposition of property, plant and equipment	3,218	2,049	1,517

Net cash used in continuing operations	(68,033)	(50,646)	(924,133)
Net cash provided by discontinued operations	4,318	184,954	—

Net cash provided by (used in) investing activities	(63,715)	134,308	(924,133)

Financing activities:
Capital contribution	—	—	196,000
Proceeds from Parent advance	—	306,057	—
Proceeds from revolving credit line	—	—	60,000
Repayment of revolving credit line	—	—	(60,000)
Proceeds from issuance of long-term debt	—	—	770,000
Payment of deferred financing costs	—	—	(27,710)
Repayment of long-term debt	(39,507)	(614,644)	—
Payment of expenses resulting from early debt extinguishment	—	(21,724)	—
Repayment of capital lease obligations	(776)	(1,679)	—
Interest rate swap termination	—	(48,854)	—
Net decrease in cash pledged on debt	55,048	20,000	—
Net (increase) decrease in cash on deposit with Parent	(106,875)	233,023	—

Net cash provided by (used in) financing activities	(92,110)	(127,821)	938,290

Net (decrease) increase in cash and cash equivalents	(14,158)	5,416	39,115
Cash and cash equivalents at beginning of period	21,791	7,649	—

Cash and cash equivalents at end of period	$7,633	$13,065	$39,115

Supplemental cash flow information:
Cash paid for interest	$44,110	$29,615	$—

Cash paid for income taxes	$22	$220	$—

See accompanying notes to consolidated financial statements.

Foundation Coal Corporation and Subsidiaries

(An Indirect Wholly Owned Subsidiary of Foundation Coal Holdings, Inc.)

Notes to Consolidated Financial Statements

(Dollars in thousands)

1.    Description of Business and Change in Ownership

Formation and Recapitalization

        On April 23, 2004, Foundation Coal Corporation ("FCC" or the "Company") was formed as a wholly owned subsidiary of Foundation Coal Holdings, LLC ("LLC"). FCC issued 100 shares of common stock with a par value of $0.01 to LLC. LLC was formed on February 9, 2004 as a Delaware limited liability company. The original members of LLC were First Reserve Fund IX, L.P. and Blackstone Capital Partners IV L.P. Each member was granted 50 units in exchange for nominal consideration in the form of management and capital formation advisory services. The purpose of the formation of LLC was to pursue the acquisition of the North American coal mining assets of RAG Coal International AG ("RAG").

        On May 24, 2004, FCC signed a Stock Purchase Agreement dated May 24, 2004 (the "Stock Purchase Agreement") whereby FCC agreed to acquire all of the direct and indirect subsidiaries engaged in coal mining in North America then owned by RAG.

        Through July 29, 2004, neither LLC, FCC nor Foundation Coal Holdings, Inc., had any additional significant activities.

        On July 30, 2004, LLC amended and restated its Limited Liability Operating Agreement. As part of the Amended and Restated Limited Liability Operating Agreement the following Members were granted membership interests in exchange for cash capital contributions as follows:

Members	Investment	Percentage of Member Units
Blackstone FCH Capital Partners IV L.P.	$78,214	39.9%
Blackstone Family Investment Partnership IV	4,117	2.1%
First Reserve Fund IX, L.P.	82,331	42.0%
AMCI Acquisition, LLC	29,058	14.8%
Management Members	2,280	1.2%

	$196,000	100.0%

        The Management Members are senior managers of RAG American Coal Holding, Inc., the operating company of RAG's North American Operations. These senior managers continued as senior managers of Foundation Coal Holdings, Inc.

        Foundation Coal Holdings, Inc. ("FCH") and FC 2 Corp. ("FC2") were incorporated in Delaware on July 19, 2004. On July 30, 2004, LLC contributed the shares of its subsidiary FCC to FCH in exchange for 100 shares of common stock of FCH, which then contributed the shares of FCC into FC2 in exchange for 100 shares of common stock of FC2. Upon the completion of these exchange transactions, FCH, FC2 and FCC were direct or indirect wholly owned subsidiaries of LLC.

        On July 30, 2004, FCC completed the acquisition of the direct and indirect subsidiaries engaged in coal mining in North America then owned by RAG. On August 10, 2004, FCH effected a 196,000 for one stock split. On August 17, 2004, LLC was merged with and into FCH. As a result of the merger, the members of LLC received one share of FCH's common stock for each unit of membership interest in LLC and FCH became the successor in interest to LLC. Following the merger, FCC was a wholly owned subsidiary of FC2, and FC2 was a wholly owned subsidiary of FCH.

Acquisition of RAG

        On July 30, 2004, the Company, as an indirect wholly owned subsidiary of FCH, and pursuant to the terms of the Stock Purchase Agreement, acquired 100% of the outstanding common shares of all of the direct and indirect subsidiaries of RAG engaged in coal mining in North America for a purchase price of approximately $967,300 (which is net of a $8,005 purchase price adjustment that was received in October 2004) plus associated transaction costs of approximately $19,618 ("the Acquisition"). The purchase price along with the associated transaction costs was funded by:

  •
  $196,000 of cash from shareholder's equity contributed by LLC to FCH and its subsidiaries FC2 and FCC;

  •
  $300,000 of cash proceeds from the Senior Unsecured Notes issued by Foundation PA Coal Company ("Foundation PA") described below;

  •
  $530,000 of cash proceeds from the Senior Secured Credit Facilities issued by Foundation PA, consisting of $470,000 from the term loan and a $60,000 draw from the revolving credit facility, both discussed below. The $60,000 draw from the revolving credit facility was repaid with available cash subsequent to the acquisition.

        In connection with the debt financing, $27,710 of financing costs were incurred.

        The Stock Purchase Agreement contains customary seller representations and warranties of RAG, customary buyer representations and warranties of FCC and customary covenants and other agreements between RAG and FCC.

        The Stock Purchase Agreement provides for indemnification for losses relating to specified events, circumstances and matters. RAG has agreed to indemnify FCC from certain liabilities, including:

  •
  any losses arising from the inaccuracy of any representation or the breach of any warranty of RAG contained in the Stock Purchase Agreement;

  •
  any losses arising from breaches or defaults in the performance of any covenant undertaking or other agreement or obligation of RAG pursuant to the Stock Purchase Agreement;

  •
  any liabilities (including costs and expenses) arising out of or related to any debt of any of the companies acquired by FCC outstanding as of the closing of the Acquisition;

  •
  any liabilities of certain entities operating in Colorado that were sold by RAG American Coal Company, LLC, formerly RAG's indirect subsidiary to a third party under a stock purchase agreement dated as of February 29, 2004, including liabilities resulting from their operations, properties or assets, and any liabilities under that stock purchase agreement and from the spin off of certain assets and liabilities from certain employee benefit plans of RAG American Coal Company, LLC in connection therewith; and

  •
  certain tax liabilities, including liabilities for taxes related to pre-closing tax periods.

        The Stock Purchase Agreement does not allow FCC to make a claim for indemnification for any loss relating to a breach of a representation or warranty or covenant unless the losses for any claim or series of related claims exceed $1,500 (other than for losses relating to certain specified representations and warranties and covenants). RAG's indemnification obligations with respect to breaches of representations and warranties and covenants are subject to a deductible for the first $15 million in damages (other than for losses relating to certain specified representations and warranties and covenants not subject to the deductible). After FCC has incurred damages as a result of breaches of representations and warranties and covenants contained in the Stock Purchase Agreement that are subject to the deductible in excess of the deductible, RAG is required to indemnify FCC for the amount by which such claims for indemnity or damages exceed the deductible up to a $200,000 cap (other than for losses relating to certain specified representations and warranties and covenants not subject to the cap).

        RAG through its operating subsidiaries engages in the extraction, cleaning and selling of coal to electric utilities, steel companies, coal brokers, and industrial users primarily in the United States. As a result of the acquisition, the Company believes that it will be able to increase earnings and cash flows by taking advantage of current favorable industry market dynamics to maximize opportunities from our existing operations as well as to selectively expand existing operations and potentially further develop its coal reserves. Maintaining its commitment to operational excellence, productivity and cost improvement is also a key strategy in its efforts to increase earnings and cash flows. The results of operations of the acquired business will be included in the Company's statement of operations from the date of acquisition forward.

Principles of Consolidation

        The consolidated balance sheets at June 30, 2004 and September 30, 2004 include the accounts of the Company and its wholly owned subsidiaries. Significant intercompany balances and transactions are eliminated in consolidation. The parent and ultimate parent have no substantive operations other than holding the stock of FCC.

Transaction Fee and Monitoring Agreement

        In connection with the acquisition, Blackstone FCH Capital Partners IV L.P., Blackstone Family Investment Partnership IV, First Reserve Fund IX, L.P. and AMCI Acquisition, LLC (the "Sponsors") entered into a transaction fee and monitoring agreement with FCC relating to certain monitoring, advisory and consulting services under the monitoring agreement. In addition, FCC paid a transaction and advisory fee to the Sponsors in an aggregate amount of $11,700 upon the completion of the Acquisition. This payment was included in the direct costs associated with the Acquisition. Under the monitoring agreement, FCC agreed to pay to the Sponsors an aggregate annual monitoring fee of approximately $2,000, and will reimburse the Sponsors for their out-of-pocket expenses. For the fiscal period from July 29, 2004 through December 31, 2004, this agreement provides that the full annual monitoring fee will be due. In the event of a qualifying initial public offering, the Sponsors will receive a termination payment equal to $2,000, if the Sponsors have received less than two monitoring fees, or $1,000, if the Sponsors have received two or more such fees. FCC agreed to indemnify the Sponsors and their respective affiliates, directors, officers and representatives for any and all losses relating to the services contemplated by the transaction and monitoring fee agreement and the engagement of the Sponsors pursuant to, and the performance by them of the services contemplated by, the transaction and monitoring fee agreement. The transaction fee and monitoring agreement will terminate upon the occurrence of certain events specified therein, which include a qualifying initial public offering of FCC, its parent, or its ultimate parent. Annual monitoring fees are included in selling, general and administrative expenses. For the two month period ended September 30, 2004, the Company accrued a monitoring fee of $800.

2.    Basis of Presentation

        The following provides a description of the basis of presentation during all periods presented:

        Successor—Represents the consolidated financial position of the Company as of September 30, 2004 and consolidated results of operations and cash flows for the period from April 23, 2004 (date of incorporation) through September 30, 2004. The Company had no significant activities until the acquisition of RAG American Coal Holding, Inc. on July 30, 2004. Therefore, the results of operations and cash flows for the period from April 23, 2004 (date of incorporation) through September 30, 2004 reflect only the activity for the two month period ended September 30, 2004. The financial position as of September 30, 2004 and results of operations and cash flows for the period from April 23, 2004 (date of incorporation) through September 30, 2004 reflect preliminary purchase accounting for the Acquisition (as described more fully below).

        Predecessor—Represents the consolidated results of operations and cash flows of RAG American Coal Holding, Inc. for all periods prior to the Acquisition. This presentation reflects the historical basis of accounting.

        The accompanying unaudited consolidated financial statements of the Successor and the Predecessor have been prepared pursuant to the rules and regulations of the United States Securities and Exchange Commission ("SEC") for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States ("GAAP") for complete financial statements. These financial statements include all adjustments (consisting of normal, recurring adjustments) considered necessary for a fair presentation of the financial position and results of operations of the Predecessor and the Company. Operating results for the two months ended September 30, 2004 of the Successor are not necessarily indicative of the results that may be expected for the five-month fiscal period ending December 31, 2004.

        The unaudited consolidated financial statements as of and for the two months ended September 30, 2004 reflect the Acquisition under the purchase method of accounting, in accordance with the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations ("SFAS 141"). The purchase price allocation has been prepared on a preliminary basis. The finalization of the purchase price allocation is dependant upon receipt of final valuations from independent valuation specialists and the accumulation of other data relative to the assets and liabilities acquired. This process will be completed as soon as practical, but may take up to twelve months from the Acquisition date. The final allocation of the purchase price may result in changes to the preliminary allocation, some of which may have a material impact on the balance sheet and/or results of operations.

        The unaudited consolidated financial statements of the Successor and the Predecessor should be read in conjunction with the audited consolidated financial statements of the Predecessor as of and for the year ended December 31, 2003.

        Unless otherwise indicated, "the Company" as used throughout the remainder of these notes to the unaudited consolidated financial statements refers to both the Successor and the Predecessor.

        The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of Acquisition (unaudited):

Cash and cash equivalents	$82,008
Accounts receivable	73,969
Materials and supplies inventories	10,451
Coal inventory	12,099
Other current assets	52,100
Owned surface lands	29,298
Property, equipment and mine development	512,482
Owned and leased mineral rights	1,303,483
Coal supply agreements	85,102
Other noncurrent assets	23,915

Total assets acquired	2,184,907

Accounts payable and accrued expenses	(165,789)
Coal supply agreements	(238,203)
Other noncurrent liabilities	(785,997)

Total liabilities assumed	(1,189,989)

Net assets acquired	$994,918

        Cash and cash equivalents, accounts receivable, other current assets and accounts payable and accrued expenses were stated at historical carrying values. Given, the short-term nature of these assets and liabilities it was determined that these historical carrying values approximate fair value. The Company's projected pension, post-retirement and post-employment benefit obligations and assets, for which valuations are in process, have been reflected in the current allocation of purchase price at the projected benefit obligation less plan assets at fair market value, based on the Company's estimates using preliminary computations of independent actuaries engaged by the Company. Deferred income taxes have been provided in the consolidated balance sheet based on the Company's best estimates of the tax versus book basis of the assets acquired and liabilities assumed, as adjusted to estimated fair values. Valuation allowances have been established against those assets and certain net operating loss carryforwards from the Predecessor for which realization is not likely. Owned surface lands, inventory, plant, equipment, mine development costs, owned and leased mineral rights and coal supply agreements have been recorded at estimated fair value based on preliminary work performed by independent valuation specialists as of the date of the Acquisition. Certain judgments and estimates by the Company regarding future cash flows from individual mine sites and other plans are integral to the valuations performed by the valuation specialists. Changes in these estimates, judgments and plans could impact the final fair values.

        The amounts that the Company may record based on the final assessment and determination of fair values may differ significantly from the information presented in the unaudited consolidated balance sheet and statement of operations. Amounts allocated to net tangible assets may be revised and depreciation, depletion and amortization methods and useful lives may differ from those used in these unaudited interim financial statements, any of which could have a material impact on the financial position and results of operations of the Company.

3.    Summary of Significant Accounting Policies

        Unless otherwise indicated, the Company and the Predecessor follow the same significant accounting policies.

Inventories

        Coal inventories acquired in the Acquisition are stated at their fair value at the Acquisition date. As of September 30, 2004 all coal inventory acquired in the Acquisition has been sold, therefore the excess of the fair value of coal inventories over the Predecessor's historical cost of $3,753 was charged to cost of coal sales in the period ended September 30, 2004. Coal inventories produced subsequent to the Acquisition are stated at the lower of cost or market with market defined as the estimated selling price, less estimated preparation and selling costs. The cost of coal inventories is determined based on average cost of product, which approximates first-in first-out (FIFO).

        Material and supplies inventories are valued at average cost, which approximates FIFO, less an allowance for obsolete and surplus items.

Deferred Overburden Removal Costs

        The cost of removing overburden subsequent to the Acquisition in advance of coal extraction at the Wyoming surface mines is deferred until the coal is mined and sold. The overburden removal process is generally 12 months or less in advance of coal extraction.

Other Current Assets

        Other current assets consist primarily of prepaid expenses, including deferred longwall move costs and advance mining royalties. The Company defers the direct costs, including labor and supplies, associated with moving longwall equipment and the related equipment refurbishment costs in other current assets. These deferred costs are amortized on a units-of-production basis over the life of the subsequent panel of coal mined by the longwall equipment. Deferred costs that are anticipated to be amortized into production within one year are included in current assets. All other deferred costs are included in noncurrent assets.

Property, Equipment and Mine Development Costs

        Costs to obtain coal lands and leased mineral rights are capitalized and amortized to operations on the units-of-production method utilizing only proven and probable reserves in the depletion base. Costs of developing new mines or significantly expanding the capacity of or extending the lives of existing mines are capitalized and principally amortized using the units of production method over proven and probable reserves directly benefiting from the capital expenditure. The Predecessor principally amortized mine development costs using the straight-line method over the period during which each capitalized expenditure benefited production. The Company and its Predecessor believe that the straight-line method approximates the units of production method. Mobile mining equipment and other fixed assets are stated at cost and depreciated on a straight-line basis over the estimated useful lives ranging from 1 to 20 years or on a units-of-production basis. Leasehold improvements are amortized over their estimated useful lives or the term of the lease, whichever is shorter. Major repairs and betterments that significantly extend original useful lives or improve productivity are capitalized and depreciated over the period benefited. Maintenance and repairs are generally expensed as incurred.

Coal Supply Agreements

        Coal supply agreements represent the fair value of purchased sales contracts. The asset or liability is amortized over the term of the contracts based on the tons of coal shipped under each contract. Based on expected shipments under these coal supply agreements, amortization expense (credit) is anticipated to be $(64,000), $(67,000), $(15,000), $(1,000), $2,000 and $4,000 for the periods ended December 31, 2004, 2005, 2006, 2007, 2008 and 2009, respectively. Accumulated amortization of coal supply agreement assets was $6,444 at September 30, 2004. Accumulated amortization of coal supply agreement liabilities was $28,898 at September 30, 2004.

Impairment of Long-lived Assets and Long-lived Assets to be Disposed Of

        Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Income Taxes

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

        The Predecessor filed and the Company, through its parent FCH, expects to file a consolidated U.S. federal income tax return including its subsidiaries. No written tax sharing agreements exist with FCH and its subsidiaries. The Predecessor will be required to file its final tax returns for the period ended July 29, 2004. The Company, through its parent FCH, will adopt a December 31, 2004 tax year. Certain state income tax returns are not impacted by the Acquisition. The Company has estimated the impact of the Acquisition on the income tax provisions of the Company and the Predecessor in preparing the unaudited consolidated interim financial statements. The finalization of the purchase price allocation and the filing of the Predecessor's final return and the Company's initial return may have an impact on these estimates in future periods.

Advance Mining Royalties

        Rights to leased coal lands are often acquired through royalty payments. Advance mining royalties are advance payments made to lessors under terms of mineral lease agreements that are recoverable against future production. These advance payments are deferred and charged to operations as the coal reserves are mined. In instances where advance payments are not expected to be recoverable against future production, no asset is recognized and the scheduled future payments are expensed as incurred. Advance mining royalties are deferred and recorded in other current and noncurrent assets.

Revenue Recognition

        Revenue is recognized on coal sales when title passes to the customer, in accordance with the terms of the sales agreement, which generally occurs when the coal is loaded into transport carriers for shipment to the customer.

Freight Revenue and Costs

        Shipping and handling costs paid to third-party carriers and invoiced to coal customers are recorded as freight expense and included in cost of sales, and coal sales, respectively.

Workers' Compensation and Pneumoconiosis (Black Lung) Benefits

        The Company is primarily self-insured for workers' compensation claims in the various states in which it operates. The liability for workers' compensation claims is an actuarially determined estimate of the ultimate losses incurred on known claims plus a provision for incurred but not reported claims. This probable ultimate liability is re-determined annually and resultant adjustments are expensed. These obligations are included in the consolidated balance sheets as other current and noncurrent liabilities.

        The Company is required by federal and state statutes to provide benefits to employees for awards related to black lung. The Company is largely self-insured for these benefits and funds benefit payments through a Section 501 (c) (21) tax-exempt trust fund. Provisions are made for estimated benefits based on annual evaluations prepared by independent actuaries. The Company follows Statement of Financial Accounting Standards, (SFAS) No. 106, Employers Accounting for Postretirement Benefits Other Than Pensions for purposes of accounting for its black lung liabilities and assets.

Pension and Other Postretirement Plans

        Pension benefits, postretirement benefits, and postemployment benefits are reflected in the Company's consolidated financial statements and accounted for in accordance with SFAS No. 87, Employers' Accounting for Pensions; SFAS No. 106 and SFAS No. 112, Employers Accounting for Postemployment Benefits, respectively. The pension and postretirement benefits are accounted for over the estimated service lives of the employees. The cost of providing certain postemployment benefits is generally recognized when the employee becomes entitled to the benefit.

Derivative Instruments and Hedging Activities

        Derivative instruments and hedging activities are accounted for in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activity (as amended by SFAS No. 138). SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities and requires that entities recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Those fair value adjustments are to be included either in the determination of net income or as a component of other comprehensive income, depending on the nature of the transaction.

        On the date the derivative contract is entered into, the Company generally designates the derivative as either a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair-value hedge), a hedge of a forecasted transaction, or the variability of cash flows to be received or paid related to a recognized asset or liability (cash-flow hedge). The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as fair-value or cash-flow hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively.

        Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a fair-value hedge, along with the loss or gain on the hedged asset or liability or unrecognized firm commitment of the hedged item that is attributable to the hedged risk are recorded in income. Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash-flow hedge are recorded in other comprehensive income, until income is affected by the variability in cash flows of the designated hedged item.

Use of Estimates

        The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant areas requiring the use of management estimates relate to the purchase price allocation; quantity and quality of mineral reserves; asset retirement obligations; employee and retiree benefit liabilities; future cash flows associated with assets; useful lives for depreciation, depletion, and amortization; recoverability of deferred tax assets; and fair value of financial instruments. Due to the prospective nature of these estimates, actual results could differ from those estimated.

Debt Issuance Costs

        Approximately $27,710 of costs incurred with the issuance of the Senior Unsecured Notes and the Senior Secured Credit Facilities were capitalized and are being amortized over the lives of the related indebtedness ranging from periods of 5 to 10 years using the effective interest method.

4.    New Pronouncements

        Effective December 31, 2003, the Predecessor adopted Statement of Financial Accounting Standards ("SFAS") No. 132 (revised 2003), Employers' Disclosures about Pensions and Other Postretirement Benefits (an amendment of Financial Accounting Standards Board ("FASB") statements No. 87, 88 and 106). This Statement revises employers' disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition of those plans required by FASB Statements No. 87, Employers' Accounting for Pensions, No. 88, Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. The revised Statement retains the disclosure requirements contained in the original FASB Statement No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, which it replaces. The statement, as revised, requires additional disclosures to those in the original FASB Statement No. 132 about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The interim disclosures required by SFAS No. 132 (revised 2003) are included in Note 13 to the Company's unaudited condensed consolidated financial statements.

        Emerging Issues Task Force ("EITF") Issue 04-02, effective April 30, 2004, states that mineral rights are tangible assets. Leased coal interests and advance royalties are included within owned and leased mineral rights, net within the unaudited consolidated balance sheet.

        In December 2003, the Medicare Prescription Drug Improvement and Modernization Act of 2003 was enacted in the United States (the Act). The Act introduces a prescription drug benefit under Medicare Part D as well as a federal subsidy to sponsors of postretirement medical benefit plans such as the Company's plan as long as the provided benefits are actuarially equivalent to Medicare Part D.

Specific guidance with respect to accounting for the effects of the Act was recently issued in FSP No. FAS 106-2. As of September 30, 2004, the Company has accounted for the effects of the Act in its measurement of its accumulated postretirement benefit obligation under purchase accounting and the effect of the offset to net periodic postretirement benefit costs. The Act reduced the Company's accumulated postretirement benefit obligation as of September 30, 2004 by approximately $68,000 and its net periodic postretirement medical and life insurance benefit cost for the period from April 23, 2004 (date of incorporation) through September 30, 2004 by approximately $900.

5.    Inventories

        Inventories consisted of the following:

September 30, 2004
(Unaudited)
Coal	$9,127
Materials and supplies	18,407

27,534
Less materials and supplies reserve for obsolescence	(7,568)

$19,966

6.    Other Current Assets

        Other current assets consisted of the following:

September 30, 2004
(Unaudited)
Receivables from asset dispositions	$930
Prepaid royalties	3,375
Prepaid longwall move expense	4,221
Prepaid SO2 emission allowances	262
Prepaid expenses	13,498
Purchase price adjustment receivable	8,005
Other	2,906

$33,197

7.    Property, Plant, Equipment and Owned and Leased Mineral Rights

        Property, plant, equipment and leased mineral rights consisted of the following:

September 30, 2004
(Unaudited)
Owned surface and coal lands
Owned surface lands	$29,367
Owned and leased mineral rights	1,297,990
Less accumulated depletion	15,672

$1,311,685

Plant, equipment and mine development costs
Plant and equipment	$511,486
Mine development costs	—
Coal bed methane equipment and development costs	10,748

522,234
Less accumulated depreciation and amortization:
Plant and equipment	8,644
Mine development costs	—
Coal bed methane equipment and development costs	1,811

10,455

$511,779

        Plant and equipment held under capital leases consisted of the following:

September 30, 2004
(Unaudited)
Plant and equipment	$3,320
Less accumulated amortization	2,584

$736

        For the period from April 23, 2004 (date of incorporation) through September 30, 2004, depreciation, depletion and amortization expense included $84 for depreciation of assets held under capital leases. Depreciation, depletion and amortization expense for the Predecessor included $788, $43, and $566 for the nine months ended September 30, 2003, the one month ended July 29, 2004, and the seven months ended July 29, 2004, respectively.

8.    Other Noncurrent Assets

        Other noncurrent assets consisted of the following:

September 30, 2004
(Unaudited)
Receivables from asset dispositions	$4,249
Unamortized debt issuance costs, net	27,611
Advance mining royalties	2,645
Prepaid longwall development	1,633
Other	2,902

$39,040

9.    Accrued Expenses and Other Current Liabilities

        Accrued expenses and other current liabilities consisted of the following:

September 30, 2004
(Unaudited)
Accrued state income taxes	$799
Wages and employee benefits	19,894
Pension benefits (Note 12)	5,944
Postretirement benefits other than pension (Note 12)	21,350
Interest	6,384
Royalties	8,589
Taxes other than income taxes	25,182
Asset retirement obligations (Note 15)	3,909
Workers' compensation	9,641
Other	34,488

$136,180

10.    Long-term Debt

        Long-term debt consisted of the following:

September 30, 2004
(Unaudited)
Senior secured term loan	$470,000
7 1/4% Senior Notes	300,000
Other	137

770,137
Less current portion	4,705

$765,432

Scheduled debt maturities are $1,175, $4,706, $4,707, $4,707, $4,708 and $750,134 for 2004, 2005, 2006, 2007, 2008, and thereafter, respectively.

Senior Credit Facilities

General

        In connection with the Acquisition, the Company's subsidiary, Foundation PA Coal Company entered into a senior secured credit facility with Citicorp North America, Inc., as Administrative Agent, Citigroup Global Markets Inc., as joint lead arranger, joint book manager and co-syndication agent, Credit Suisse First Boston as joint lead arranger, joint book manager and co-syndication agent and UBS Securities LLC, Bear Stearns Corporate Lending Inc. and Natexis Banques Populaires, as co-documentation agents, and each lender party thereto. The senior secured credit facility provides senior secured financing of $820,000, consisting of a $470,000 term loan facility and a $350,000 revolving credit facility.

        Upon the occurrence of certain events, the Company may request an increase to the existing term loan facility and/or the existing revolving credit facility in an amount not to exceed $100,000, subject to receipt of commitments by existing lenders or other financial institutions reasonably acceptable to the Administrative Agent. Foundation PA Coal Company is the borrower under the term loan facility and the revolving credit facility. The revolving credit facility includes borrowing capacity available for $250,000 of letters of credit and for borrowings on same-day notice, referred to as the swingline loans.

Interest Rate and Fees

        The borrowings under the Senior Credit Facilities bear interest at a rate equal to an applicable margin plus, at the Company's option, either (a) a base rate determined by reference to the highest of (1) the base rate of Citibank, N.A., (2) the three-month certificate of deposit rate, plus 1/2 of 1%, and (3) the federal funds rate plus of 1/2 of 1% or (b) a LIBOR rate determined by reference to the costs of funds for deposits in the currency of such borrowing for the interest period relevant to such borrowing adjusted for certain additional costs. The initial applicable margin for borrowings under the revolving credit facility is 1.50% with respect to base rate borrowings and 2.50% with respect to LIBOR borrowings. The initial applicable margin for borrowings under the term loan facility is 1.00% with respect to base rate borrowings and 2.00% with respect to LIBOR borrowings. The applicable margin for borrowings under the revolving credit facility and the term loan facility may be reduced subject to the Company attaining certain leverage ratios.

        In addition to paying interest on outstanding principal under the Senior Credit Facilities, the Company is required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. The initial commitment fee rate is 0.50% per annum. The commitment fee rate may be reduced subject to the Company attaining certain leverage ratios. The Company also pays customary letter of credit fees.

Prepayments

        The Senior Credit Facilities require the Company to prepay outstanding term loans, subject to certain exceptions, with:

  •
  beginning in the year ending December 31, 2005, 75% (which percentage the Company expects will be reduced to 50% if our leverage ratio is equal or less than 4.00 to 1.00, and to 25% if the Company's leverage ratio is equal or less than 3.00 to 1.00 and to 0% if the leverage ratio is equal or less than 2.50 to 1.00) of the annual excess cash flow of FC 2 Corp. and its subsidiaries;

  •
  100% of the net cash proceeds in excess of $5,000 in a single transaction or series of related transactions or $10,000 per fiscal year from asset sales and casualty and condemnation events, if the Company does not reinvest those proceeds in assets to be used in its business or to make certain other permitted investments within 12 months, subject to certain limitations;

  •
  100% of the net cash proceeds of any incurrence of debt, other than certain debt permitted under the senior secured credit facility; and

  •
  100% of amounts in excess of $5,000 in respect of certain claims arising out of the Acquisition, subject to certain exceptions.

        The foregoing mandatory prepayments other than from excess cash flow will be applied to the remaining installments of the term loan facility on a pro rata basis. Mandatory prepayments from excess cash flow will be applied to the term loan facility at the Company's direction.

        The Company may voluntarily repay outstanding loans under the senior secured credit facility at any time without premium or penalty, other than customary "breakage" costs with respect to LIBOR loans.

Amortization

        The Company is required to repay installments on the loans under the term loan facility in quarterly principal amounts of 0.25% of their funded total principal amount for the first six years and nine months, with the remaining amount payable on the date that is seven years from the date of the closing of the senior secured credit facility.

        Principal amounts outstanding under the revolving credit facility are due and payable in full at maturity on July 30, 2009.

Guarantee and Security

        All obligations under the senior secured credit facility are unconditionally guaranteed by FC 2 Corp. and each of its existing and future domestic wholly owned subsidiaries, other than Foundation PA Coal Company, referred to collectively as Guarantors.

        All obligations under the senior secured credit facility, and the guarantees of those obligations, are generally secured by substantially all the assets of the Company.

Certain Covenants and Events of Default

        The senior secured credit facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of each Guarantor, to:

  •
  sell assets;

  •
  incur additional indebtedness or issue preferred stock;

  •
  repay other indebtedness (including the Notes);

  •
  pay dividends and distributions or repurchase our capital stock;

  •
  create liens on assets;

  •
  make investments, loans or advances;

  •
  make certain acquisitions;

  •
  engage in mergers or consolidations;

  •
  engage in certain transactions with affiliates;

  •
  amend certain material agreements governing our indebtedness, including the Notes;

  •
  change the business conducted by the Company and its subsidiaries; and

  •
  enter into agreements that restrict dividends from subsidiaries.

        In addition, the senior secured credit facility requires the Company to maintain the following financial covenants:

  •
  a maximum total leverage ratio;

  •
  a minimum interest coverage ratio; and

  •
  a maximum capital expenditures limitation.

        The senior secured credit facility also contains certain customary affirmative covenants and events of default.

        As of September 30, 2004, the Company was in compliance in all material respects with all covenants and provisions contained in the senior secured credit facility.

7 1/4% Senior Notes due 2014

General

        On July 30, 2004, Foundation PA Coal Company, a subsidiary of the Company, issued $300,000 aggregate principal amount of 7 1/4% Senior Notes that mature on August 1, 2014 in a private transaction not subject to the registration requirements under the Securities Act. The Notes are guaranteed, on a senior unsecured basis, by the Company.

Ranking

        The Notes are Foundation PA Coal Company's senior unsecured obligations and rank equally in right of payment to all of Foundation PA Coal Company's existing and future senior indebtedness; rank senior in right of payment to any future senior subordinated indebtedness and subordinated indebtedness of Foundation PA Coal Company; and are effectively subordinated in right of payment to Foundation PA Coal Company's secured indebtedness (including obligations under the Senior Credit Facilities) to the extent of the value of the assets securing such indebtedness, and all obligations of each of Foundation PA Coal Company's future subsidiaries that are not guarantors.

Optional Redemption

        At any time prior to August 1, 2007, up to 35% of the aggregate principal amount of the Notes issued under the indenture may be redeemed on any one or more occasions at a redemption price of 107.25% of the principal amount, plus accrued and unpaid interest and additional interest, if any, to, but not including, the redemption date, with the net cash proceeds of one or more equity offerings; provided that: (1) at least 65% of the aggregate principal amount of the Notes issued under the indenture (excluding Notes held by Foundation PA Coal Company and its subsidiaries) remains outstanding immediately after the occurrence of such redemption, and (2) the redemption occurs within 180 days after the date on which any such equity offering is consummated.

        On or after August 1, 2009, all or a part of the Notes may be redeemed upon not less than 30 nor more than 60 days' notice at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and additional interest, if any, on the Notes redeemed, to, but not including, the applicable redemption date, if redeemed during the twelve-month period beginning on August 1 of the years indicated below:

Year Percentage
2009	103.625%
2010	102.417%
2011	101.208%
2012 and thereafter	100.000%

        At any time prior to August 1, 2009, all or a part of the Notes may be redeemed upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the applicable premium as of, and accrued and unpaid interest and additional interest, if any, to, but not including, the date of redemption.

Change of Control

        Upon the occurrence of a change of control which is defined in the indenture governing the Notes, each holder of the Notes has the right to require Foundation PA Coal Company to repurchase some or all of such holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.

Covenants

        The indenture governing the Notes contains covenants limiting, among other things, Foundation Coal Corporation's ability and the ability of its restricted subsidiaries to:

  •
  incur additional indebtedness;

  •
  pay dividends on or make other distributions or repurchase Foundation Coal Corporation's or any of its restricted subsidiary's capital stock;

  •
  make certain investments;

  •
  enter into certain types of transactions with affiliates;

  •
  limit dividends or other payments by its restricted subsidiaries to Foundation Coal Corporation;

  •
  use assets as security in other transactions; and

  •
  sell certain assets or merge with or into other companies.

Events of Default

        The indenture governing the Notes also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such Notes to become or to be declared due and payable.

        As of September 30, 2004, the Company was in compliance in all material respects with all covenants and provisions contained under the indenture governing the Notes.

Predecessor

        Prior to the Acquisition, the Predecessor paid off its outstanding long term indebtedness and incurred a loss on early extinguishment of debt in July of 2004 in the amount of $21,724.

11.    Other Noncurrent Liabilities

        Other noncurrent liabilities consisted of the following:

September 30, 2004
(Unaudited)
Postemployment benefits	$6,592
Pensions benefits (Note 12)	39,651
Postretirement benefits other than pension (Note 12)	446,387
Workers' compensation	18,301
Minimum royalty obligations	1,783
Contract settlement accrual	26,276
Asset retirement obligations (Note 15)	103,878
Other	17,508

$660,376

12.    Retirement and Postretirement Medical and Life Insurance Benefit Costs

        The components of net periodic benefit cost of the defined benefit retirement plans are as follows:

	Predecessor		Successor
	Nine months ended September 30, 2003	Seven months ended July 29, 2004	For the period from April 23, 2004 (date of incorporation) through September 30, 2004
	(Unaudited)		(Unaudited)
Service cost	$3,384	$3,160	$804
Interest cost	7,453	6,431	1,646
Expected return on plan assets	(5,137)	(5,556)	(1,471)
Amortization of:
Prior service cost	21	23	—
Actuarial losses	2,454	2,279	—

	8,175	6,337	979
Less: amounts allocated to discontinued operations	1,325	569	—

Total from continuing operations	$6,850	$5,768	$979

        The Company's required contribution to its defined benefit retirement plans in 2004 is $16,000. As of September 30, 2004, this amount was fully paid to the defined benefit retirement plans.

        The components of net periodic postretirement medical and life insurance benefit cost of the plans are as follows:

	Predecessor		Successor
	Nine months ended September 30, 2003	Seven months ended July 29, 2004	For the period from April 23, 2004 (date of incorporation) through September 30, 2004
	(Unaudited)		(Unaudited)
Service cost	$3,741	$4,025	$1,153
Interest cost	20,040	17,500	4,722
Amortization of:
Prior service cost	525	349	—
Actuarial losses	5,694	7,701	—

	30,000	29,575	5,875
Less: amounts allocated to discontinued operations	676	324	—

Total from continuing operations	$29,324	$29,251	$5,875

        The Company's postretirement medical and life insurance plans are unfunded. The Company expects to pay $21,350 in postretirement medical and life insurance benefits during 2004. As of September 30, 2004, $15,247 of this amount was paid.

13.    Segment Information:

        The Company produces primarily steam coal from surface and deep mines for sale to utility and industrial customers. The Company operates only in the United States with mines in all of the major coal basins. The Company has three reportable business segments: Northern Appalachia, consisting of two underground mines in southwestern Pennsylvania, Central Appalachia, consisting of 6 underground mines and two surface mines in southern West Virginia and the Powder River Basin, consisting of two surface mines in Wyoming. Corporate, Other and Eliminations includes an underground mine in Illinois, centralized sales functions, corporate overhead, business development activities, expenses for closed mines and the elimination of intercompany transactions. The Company evaluates the performance of its segments based on operating income.

  Successor:

        Operating segment results for the period from April 23, 2004 (date of incorporation) through September 30, 2004 (unaudited), which is comprised solely of the operating results for the two months ended September 30, 2004 and segment assets as of September 30, 2004 (unaudited) were as follows:

The allocation of assets to segments is based on the preliminary allocation of the purchase price and is subject to change based on the finalization of this allocation (see Note 2).

	Powder River Basin	Northern Appalachia	Central Appalachia	Other	Consolidated
Revenues	$57,483	$57,879	$42,807	$25,051	$183,220
Income from operations	3,752	20,424	5,167	(5,520)	23,823
Depreciation, depletion and amortization	5,512	11,845	8,604	236	26,197
Amortization of coal supply agreements	5,971	(17,124)	(10,722)	(578)	(22,453)
Capital expenditures	1,589	7,359	4,880	(1,088)	12,740
Total assets	608,382	765,444	387,944	377,086	2,138,856

  Predecessor:

        Operating segment results for the one month ended July 29, 2004 (unaudited) were as follows:

	Powder River Basin	Northern Appalachia	Central Appalachia	Other	Consolidated
Revenues	$23,839	$23,949	$18,886	$5,899	$72,573
Income from operations	4,628	(2,258)	(6,547)	(11,126)	(15,303)
Depreciation, depletion and amortization	1,489	3,978	2,712	571	8,750
Amortization of coal supply agreements	874	60	—	108	1,042
Capital expenditures	944	856	725	(283)	2,242
Total assets	425,573	553,504	142,359	296,932	1,418,368

        Operating segment results for the seven months ended July 29, 2004 (unaudited) were as follows:

	Powder River Basin	Northern Appalachia	Central Appalachia	Other	Consolidated
Revenues	$179,758	$160,562	$159,004	$51,711	$551,035
Income from operations	30,748	(10,368)	(9,797)	(45,473)	(34,890)
Depreciation, depletion and amortization	10,918	27,864	18,761	3,693	61,236
Amortization of coal supply agreements	7,521	391	—	925	8,837
Capital expenditures	11,483	26,549	12,208	2,455	52,695
Total assets	425,573	553,504	142,359	296,932	1,418,368

  Predecessor (continued):

        Operating segment results for the nine months ended September 30, 2003 (unaudited) were as follows:

	Powder River Basin	Northern Appalachia	Central Appalachia	Other	Consolidated
Revenues	$227,497	$252,935	$211,660	$52,783	$744,875
Income from operations	31,733	28,713	5,957	(45,280)	21,123
Depreciation, depletion and amortization	13,509	35,093	22,326	3,525	74,453
Amortization of coal supply agreements	11,535	713	—	1,506	13,754
Capital expenditures	5,339	35,065	22,297	8,550	71,251
Total assets	440,254	657,670	252,860	295,438	1,646,222

        Reconciliation of segment income from operations to consolidated income (loss) before income tax expense (benefit) is as follows:

	Predecessor			Successor
	Nine months ended September 30, 2003	One month ended July 29, 2004	Seven months ended July 29, 2004	For the period from April 23, 2004 (date of incorporation) through September 30, 2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Total segment income (loss) from operations	$21,123	$(15,303)	$(34,890)	$23,823
Interest expense	(35,680)	(1,746)	(18,010)	(8,533)
Loss on termination of hedge accounting for interest rate swaps	—	—	(48,854)	—
Contract settlement	—	(26,015)	(26,015)	—
Loss on early debt extinguishment	—	(21,724)	(21,724)	—
Mark-to-market gain (loss) on interest rate swaps	—	—	5,804	(90)
Interest income	2,417	72	1,274	157
Litigation settlements	43,500	—	—	—

Income (loss) before income tax expense (benefit)	$31,360	$(64,716)	$(142,415)	$15,357

14.    Derivative Instruments and Hedging Activities

        The Company's initial objective for holding or issuing derivative instruments is to mitigate its exposure to interest rate risk. The Company's strategy for minimizing interest rate exposure on variable rate debt is to lock into fixed rates of interest with pay-fixed, receive-variable interest rate swaps.

        The Predecessor entered into an interest rate swap agreement effective June 20, 1999 to manage its exposure to fluctuations in interest rates relating to its outstanding variable rate debt. The contract's notional amount was $434,000 at inception, and declines semi-annually over the life of the contract in proportion to the Predecessor's outstanding balance on its related debt. Under the terms of the contract, the Predecessor will pay a fixed rate of 6.55% and receive six-month LIBOR which resets every 180 days. The contract matures on July 30, 2009. The interest rate swap agreement was designated as a cash flow hedge, and was designed to be entirely effective by matching the terms of the swap agreement with the debt. The base rate for both the debt and the swap is LIBOR and the instruments have the same renewal dates over the lives of the instruments.

        Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates. The market risk associated with interest-rate contracts is managed by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken. In connection with the definitive Stock Purchase Agreement for the sale of the RAG Colorado Business Unit entered into on February 29, 2004, the Predecessor notified the holders of the variable rate notes of their intention to repay the notes. At this time, the interest rate swaps no longer qualified for hedge accounting treatment and in April 2004, the Predecessor settled the interest rate swaps. The total pre-tax charge related to settlement of the interest rate swaps was $48,854. Between February 29, 2004 and April 27, 2004, mark-to-market gains on the interest rate swaps were $5,804 and was included in other income.

        On September 30, 2004, the Company entered into pay-fixed, receive-variable interest rate swap agreements on a notional amount of $85,000. The term of these swaps is for three years. Under these swaps, the Company receives a variable rate of 3 month US dollar LIBOR and pays a fixed rate of 3.26%. Settlement of interest payments occurs quarterly. The Company was required to enter into these swaps in order to maintain at least 50% of its outstanding debt at a fixed rate as required by the Senior Secured Credit Facility. These swap agreements essentially convert $85,000 of the Company's variable rate borrowings under the Senior Secured Credit Facility to fixed rate borrowings for a three year period beginning September 30, 2004. The Company intends to designate these interest rate swaps as cash flow hedges of the variable interest payments due on $85,000 of its variable rate date through September 2007 under SFAS No 133 Accounting for Derivative Financial Instruments and Hedging Activities upon completion the effectiveness testing and related documentation. At September 30, 2004, the fair value and carrying value of these swaps was a loss of $90.

        By using derivative financial instruments to hedge exposures to changes in interest rates, the Company exposes itself to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes the Company, which creates credit risk for the Company. When the fair value of a derivative contract is negative, the Company owes the counterparty and, therefore, it does not possess credit risk. The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties.

        The Company uses short and long-term contracts to buy and sell coal. These contracts generally have fixed pricing and do not provide for net settlement and therefore are not considered derivative financial instruments.

        The Company does not hold or issue derivative financial instruments for speculative purposes.

15.    Contingencies and Commitments

Asset Retirement Obligations (formerly Reclamation and Mine Closure)

        At September 30, 2004, the Company's accruals for reclamation and mine closure totaled $107,787. The portion of the costs expected to be incurred within a year of $3,909 at September 30, 2004 is included in accrued expenses and other current liabilities. At September 30, 2004, these regulatory obligations are secured by surety bonds in the amount of $231,400. These surety bonds are partially collateralized by letters of credit issued by the Company.

Guarantees

        Cyprus Minerals remains a guarantor with regard to the following obligation included in the consolidated financial statements of the Company:

      Future minimum royalties payable to American Electric Power

        Under the terms of the Stock Purchase Agreement, dated May 12, 1999 between RAG Coal International AG and Cyprus Amax Mineral Company, the Predecessor guaranteed its performance under this obligation by issuing an irrevocable letter of credit in the amount of $14,000 to secure the note and minimum royalty payments due to American Electric Power. The Company assumed this guarantee in the Acquisition. The amount of this letter of credit is reduced as the Company makes the scheduled payments.

        Neweagle Industries, Inc. is a subsidiary of RAG American Coal Holding, Inc. Starting in early 2001, Neweagle Industries, Inc. (Neweagle) supplied and sold coal to Arch Coal Sales Company, Inc. (Arch Sales) pursuant to a Conditional Coal Supply Agreement dated October 1, 1996 (CCSA). This coal was in turn resold by Arch Sales under a separate and distinct Coal Sales Agreement dated October 1, 1989 with Cogentrix of Rocky Mount, Inc. (Cogentrix) as the buyer (Rocky Mount Contract). Neweagle has no direct contractual relationship with Cogentrix. Cogentrix paid Arch Sales under the Rocky Mount Contract, then Arch paid Neweagle under the terms of the CCSA. As per the terms of the CCSA, Arch paid Neweagle for coal supplied under the CCSA at a price of $1.00 per ton less than the price Cogentrix paid Arch Sales under the Rocky Mount Contract. Pursuant to other agreement(s), Neweagle believes that the $1.00 per ton deduction in price taken by Arch would continue for the term of the CCSA and for so long as Neweagle was supplying coal thereunder, unless and until such time as the Rocky Mount Contract was assigned to Neweagle Industries, Inc. and/or Arch Sales and its affiliates no longer had any liability thereunder. On March 23, 2003, RAG conditionally issued to Arch Sales a Guaranty and Indemnity (Guaranty) of Neweagle's performance under the CCSA, and also agreed to indemnify Arch Sales and its affiliates and other parties for any liability related to the Rocky Mount Contract. RAG believes this Guaranty was issued with the condition that Arch agree to no longer withhold the $1.00 per ton from amounts due Neweagle under the CCSA. Arch refused this offer and continued withholding the $1.00 per ton. Due to unrelated events which Neweagle believes constituted a material breach of and event of default under the CCSA, Neweagle has terminated the CCSA effective October 4, 2003. Arch contests the validity of the termination. Arch still has obligations to ship coal under the Rocky Mount Contract. To the extent it does not so perform and claims are made against Arch or other entities, they may claim the Guaranty from RAG is valid. In addition, they may further contend that the Guaranty provides a basis for relief against RAG for Neweagle's alleged breach of its obligations as described above.

        Pursuant to a Mutual Release and Settlement Agreement (MRSA) executed and effective November 12, 2004, the CCSA and the Guaranty were terminated. Also pursuant to the MRSA, Neweagle agreed to continue selling and supplying coal to Arch in the quantities required under the Rocky Mount Contract for re-sale by Arch to Cogentrix thereunder. The MRSA also was executed by the Company. Under the MRSA, the Company and Neweagle agreed to indemnify, defend, and save harmless Arch and its affiliates from any non-performance, default or breach of (i) Neweagle's obligation to supply coal to Arch under the MSRA and (ii) for so long as the MRSA remains in force, any default, breach, or non-fulfillment of Arch's contract obligations under the Rocky Mount Contract as a result of acts or omissions (other than by Cogentrix) occuring on or after November 12, 2004.

        Neweagle Industries, Inc., Neweagle Coal Sales Corp., Laurel Creek Co., Inc. and Rockspring Development, Inc. (Sellers) are subsidiaries of RAG American Coal Holding, Inc. The Sellers sell coal to Birchwood Power Partners, L.P. (Birchwood) under a Coal Supply Agreement dated July 22, 1993 (Birchwood Contract). Laurel Creek Co., Inc. and Rockspring Development, Inc. were parties to the Birchwood Contract since its inception, at which time those entities were not affiliated with Neweagle Industries, Inc., Neweagle Coal Sales Corp., or RAG. Effective January 31, 1994, the Birchwood Contract was assigned to Neweagle Industries, Inc. and Neweagle Coal Sales Corp. by AgipCoal Holding USA, Inc. and AgipCoal Sales USA, Inc., which at the time were affiliates of Arch Coal, Inc. Despite this assignment, Arch Coal, Inc. (Arch) and its affiliates have separate contractual obligations to provide coal to Birchwood if Sellers fail to perform. Pursuant to an Agreement and Release dated September 30, 1997, RAG agreed to defend, indemnify, and hold harmless Arch and its subsidiaries from and against any claims arising out of any failure of Sellers to perform under the Birchwood Contract. As part of the Acquisition, the Company assumed RAG's responsibility under this agreement.

        In the normal course of business, the Company is a party to guarantees and financial instruments with off-balance sheet risk, such as bank letters of credit, performance or surety bonds and other guarantees and indemnities, which are not reflected in the accompanying consolidated balance sheets. Such financial instruments are valued based on the amount of exposure under the instrument and likelihood of performance being required. In the Company's past experience, no claims have been made against these financial instruments. Management does not expect any material losses to result from these guarantees or off-balance-sheet instruments and, therefore, is of the opinion that their fair value is zero.

Sales Commitments

        A subsidiary of the Company has a contract to sell coal to a merchant power plant that it historically has supplied by purchasing coal from independent producers. The sales contract extends through 2019, with quarterly index price adjustments and market price re-openers every three years. Starting in 2000, as a result of significant increases in coal prices and a below-market contract price until a mid-2002 price re-opener, the Predecessor's purchased coal cost was expected to exceed its contract price resulting in losses. An initial loss provision of $3,300 was recognized in 2000. Additional loss provisions of $1,362 and $1,500 were recorded in 2001 and 2002, respectively. At December 31, 2002, the accrued losses on this contract were $92. This amount was recorded in accrued expenses and other current liabilities.

        During 2003, the Predecessor recorded net losses of $1,228 associated with this contract. Beginning in 2004, the Company expects to satisfy this contract primarily from its own production and does not expect to incur future losses.

Contingencies

        On October 23, 2003, several citizens groups sued the U.S. Army Corps of Engineers (the "COE") in the U.S. District Court for the Southern District of West Virginia seeking to invalidate "nationwide" permits utilized by the COE and the coal industry for permitting most in-stream disturbances associated with coal mining, including excess spoil valley fills and refuse impoundments. The plaintiffs sought to enjoin the prospective approval of these nationwide permits and to enjoin some coal operators, including one of the Company's subsidiaries, from additional use of existing nationwide permit approvals until they obtain more detailed "individual" permits. On July 8, 2004, the court issued an order enjoining the further issuance of nationwide permits and requiring individual permits to be obtained in their place. The order also precludes activity on areas covered by certain existing nationwide permits. The United States Department of Justice has announced that it will appeal the decision to the U.S. Court of Appeals for the Fourth Circuit.

        Because of the decision, one nationwide permit already issued to a subsidiary of the Company developing the new Pax Surface Mine in Raleigh County, West Virginia was converted to an individual permit. That conversion application was open to public comment and comments were received. The Company responded to the comments in a timely manner. Also because of this decision, a then pending nationwide permit application for a second permit at the Pax Surface Mine was converted to an individual permit application. Public comments were received and the Company responded to those comments in a timely manner as well. Although the new Pax Surface Mine and other mines may experience additional permit requirements and potential delays in permit approvals, based on the information available to the Company at this time, the Company believes that existing operations will not be adversely impacted in a material manner.

        Extensive regulation of these matters has had and will continue to have a significant effect on our costs of production and competitive position. Further regulations, legislation or orders may also cause our sales or profitability to decline by hindering our ability to continue our mining operations, by increasing our costs or by causing coal to become a less attractive fuel source.

        Judicial and legislative efforts by environmental activists to prohibit or severely limit placement of mined materials in streams are likely to continue.

        In November 2002, Horizon NR, LLC (Horizon) filed a petition in bankruptcy seeking a reorganization. Due to certain contractual relationships with Horizon, the outcome of this proceeding has potential implications for the Company. Under a Stock Purchase and Sale agreement (the SPA) dated May 28, 1998, Horizon is obligated to indemnify the Company for claims against the Company arising out of the business of entities that the Company sold to Horizon. In one such case, Santee Cooper sought a ruling on the enforceability of an alleged guarantee by the Company of future obligations under a coal contract under which a subsidiary of Horizon is the seller. Horizon is to indemnify the Company for any claim based on this alleged guaranty. Horizon had substantially honored such obligations through June 30, 2004, but it was possible that Horizon could reject the SPA in bankruptcy and refuse to indemnify the Company in the future. In July, 2004, the Predecessor reached what it believes is an enforceable agreement with Santee Cooper in which they have agreed to relinquish any claims based on the alleged guarantee of the Horizon subsidiary's future obligations, in exchange for a multi-year coal supply agreement from the Predecessor's Pennsylvania operations at prices below then prevailing market prices for new contracts of similar duration. The Predecessor recorded expense of $26,015 during the seven months ended July 29, 2004 based on the present value of the difference between the agreed upon contract prices and market prices for new contracts of similar duration. The Company assumed this agreement in the Acquisition.

        One of the Company's subsidiaries is the grantee under royalty deeds covering certain properties owned by some of the Horizon debtors. Under these royalty deeds the Company is to be paid monthly royalties on the production and sale of coal (and components of coal including coal bed methane gas) underlying this real property. The approved plans of reorganization and liquidation result in the Company retaining its rights to these royalty interests. Finally, as a result of Horizon's liquidation the Company has become liable as a "related person" under the Coal Industry Retiree Health Benefit Act of 1992 for approximately $2,000 annually in premiums that Horizon had been paying to certain funds maintained to pay retiree medical benefits. The sum is expected to decline over time, as the covered class of beneficiaries is relatively old. Based on management's communications with the parties and evaluation of the issues, management believes that these contingencies will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

Prior Acquisition Related Employee Liabilities Litigation Settlement

        A dispute arose relating to a prior acquisition by the Predecessor over material inaccuracies in the financial statements and supporting data and calculations relating to various employee liabilities of an acquisition completed in 1999. A claim was filed in 2000 to recover additional liabilities not disclosed during the due diligence related to this 1999 acquisition and resultant purchase by the Predecessor. The Predecessor entered into a settlement agreement with the seller in February of 2003, whereby the Predecessor received $43,500 to fully settle this dispute. The amount of the settlement was recorded as other income in the nine month period ended September 30, 2003.

Legal Proceedings

        The Company is involved in various claims and other legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

16.    Proposed Public Offering of Common Stock

        FCH (ultimate parent company of FCC) is currently pursuing an initial public offering of 23,610,000 shares of common stock. The offering is expected to be complete in the fourth quarter of 2004. Net proceeds from the proposed offering, after deducting underwriting discounts and estimated offering expenses, are expected to be approximately $396,400. FCH intends to use approximately $350,000 of the net proceeds from the proposed offering to pay a dividend to its stockholders existing immediately prior to the offering, consisting of affiliates of First Reserve, Blackstone, AMCI and certain members of senior management. FCH intends to contribute the remaining net proceeds of approximately $44,500 to FCC, who in turn will use these funds to repay certain of our indebtedness and for other general corporate purposes. FCH also intends to use the gross proceeds from any shares sold pursuant to the underwriters' option to purchase additional shares to pay an additional dividend to its existing stockholders.

17.    Supplemental Guarantor and Non-Guarantor Financial Information

        On July 30, 2004, the Company's indirect wholly owned subsidiary, Foundation PA Coal Company (the "Issuer"), issued $300,000 aggregate principal amount of 7 1/4% Senior Notes (the "Notes") that mature on August 1, 2014. In accordance with the indenture governing the Notes, each of the direct and indirect wholly owned subsidiaries of the Company, other than the Issuer, have fully and unconditionally guaranteed the Notes, jointly and severally, on a senior unsecured basis. The following financial statement information is provided for such Guarantor/Non-Guarantor Subsidiaries, to satisfy disclosure requirements of Rule 3-10(d) of Regulation S-X.

Successor
Supplemental Condensed Consolidated Balance Sheets
September 30, 2004
(unaudited)
(dollars in thousands)

	FCC	Non-Guarantor Subsidiary (Issuer)	Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$—	$39,115	$—	$39,115
Trade accounts receivable	—	—	76,893	—	76,893
Inventories, net	—	—	19,966	—	19,966
Deferred overburden removal costs	—	—	10,072	—	10,072
Deferred income taxes	—	—	18,451	—	18,451
Other current assets	(2,729)	(164,160)	32,972	167,114	33,197

Total current assets	(2,729)	(164,160)	197,469	167,114	197,694
Owned surface lands	—	—	29,367	—	29,367
Plant, equipment and mine development, net	—	—	511,779	—	511,779
Owned and leased mineral rights, net	—	—	1,282,318	—	1,282,318
Coal supply agreements, net	—	—	78,658	—	78,658
Other noncurrent assets	988,296	333,747	11,429	(1,294,432)	39,040

Total assets	$985,567	$169,587	$2,111,020	$(1,127,318)	$2,138,856

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$—	$4,700	$5	$—	$4,705
Trade accounts payable	—	—	24,099	—	24,099
Accrued expenses and other current liabilities	—	6,384	129,796	—	136,180

Total current liabilities	—	11,084	153,900	—	164,984
Long-term debt, excluding current portion	—	765,300	132	—	765,432
Deferred income taxes	—	—	135,317	—	135,317
Noncurrent coal supply agreements, net	—	—	206,480	—	206,480
Other noncurrent liabilities	779,300	(560,238)	660,286	(218,972)	660,376

Total liabilities	779,300	216,146	1,156,115	(218,972)	1,932,589
Commitments and contingencies	—	—	—	—	—
Stockholders' Equity	206,267	(46,559)	954,905	(908,346)	206,267

Total liabilities and stockholder's equity	$985,567	$169,587	$2,111,020	$(1,127,318)	$2,138,856

Successor
Supplemental Condensed Consolidated Statements of Operations
For the Period from April 23, 2004 (date of incorporation) through September 30, 2004
(unaudited)
(dollars in thousands)

	FCC	Non-Guarantor Subsidiary (Issuer)	Guarantor Subsidiaries	Eliminations	Consolidated
Total revenues	$—	$—	$183,220	$—	$183,220
Costs and expenses:
Cost of coal sales (excludes depreciation, depletion and amortization)	—	50	147,570	—	147,620
Selling, general and administrative expenses (excludes depreciation, depletion and amortization)	5	1	6,684	—	6,690
Accretion on asset retirement obligation	—	—	1,343	—	1,343
Depreciation, depletion and amortization	—	—	26,197	—	26,197
Amortization of coal supply agreements	—	—	(22,453)	—	(22,453)

Income (loss) from operations	(5)	(51)	23,879	—	23,823
Other income (expense):
Interest expense	(2,724)	(4,445)	(1,364)	—	(8,533)
Mark-to-market loss on interest rate swaps	—	—	(90)	—	(90)
Interest income	—	—	157	—	157

Income (loss) from operations before income taxes	(2,729)	(4,496)	22,582	—	15,357
Income tax provision	—	—	5,090	—	5,090
Equity in earnings of investments in issuer and guarantor subsidiaries	12,996	4,760	—	(17,756)	—

Net income (loss)	$10,267	$264	$17,492	$(17,756)	$10,267

Successor
Supplemental Condensed Consolidated Statements of Cash Flows
For the Period from April 23, 2004 (date of incorporation) through September 30, 2004
(unaudited)
(dollars in thousands)

	FCC	Non-Guarantor Subsidiary (Issuer)	Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$—	$64,746	$(39,788)	$—	$24,958

Investing activities
Acquisition of Foundation Coal Corporation, net of cash acquired	(196,000)	(807,036)	90,126	—	(912,910)
Purchases of property, plant and equipment	—	—	(12,740)	—	(12,740)
Proceeds from disposition of property, plant and equipment	—	—	1,517	—	1,517

Net cash provided by (used in) investing activities	(196,000)	(807,036)	78,903	—	(924,133)

Financing activities:
Capital contribution from Parent	196,000	—	—	—	196,000
Proceeds from issuance of long term debt	—	770,000	—	—	770,000
Payment of deferred financing costs	—	(27,710)	—	—	(27,710)
Proceeds from revolving credit line	—	60,000	—	—	60,000
Repayment of revolving credit line	—	(60,000)	—	—	(60,000)

Net cash provided by financing activities	196,000	742,290	—	—	938,290

Net increase in cash and cash equivalents	—	—	39,115	—	39,115
Cash and cash equivalents at beginning of period	—	—	—	—	—

Cash and cash equivalents at end of period	$—	$—	$39,115	$—	$39,115

Foundation PA Coal Company

Offer to Exchange

$300,000,000 principal amount of its 7 1/4% Senior Notes due 2014, which have been registered under the Securities Act of 1933, for any and all of its outstanding 7 1/4% Senior Subordinated Notes due 2014.

Guaranteed By Foundation Coal Corporation

        Until                                                           , 2005 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        As permitted by Section 102 of the Delaware General Corporation Law, or the DGCL, our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director. Our certificate of incorporation and by-laws also provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law.

        Pursuant to Section 145(a) of the DGCL, we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of our company or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. Pursuant to Section 145(b) of the DGCL, the power to indemnify also applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit. Pursuant to Section 145(b), we shall not indemnify any person in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The power to indemnify under Sections 145(a) and (b) of the DGCL applies (i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (ii) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

        The indemnification provisions contained in our certificate of incorporation and by-laws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, we will maintain insurance on behalf of our directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

Item 21.    Exhibits and Financial Statement Schedules.

  (a)
  Exhibits

Exhibit No.	Description of Exhibit
2.1*	Stock Purchase Agreement, dated as of May 24, 2004, between RAG Coal International AG and Foundation Coal Corporation (formerly known as American Coal Acquisition Corp.)
2.2*	Agreement and Plan of Merger, dated as of August 9, 2004, between Foundation Coal Holdings, LLC and Foundation Coal Holdings, Inc.
3.1	Certificate of Incorporation of Foundation Coal Corporation, as amended
3.1.1	Bylaws of Foundation Coal Corporation
3.2	Certificate of Incorporation of Foundation PA Coal Company, as amended
3.2.1	By-Laws of Foundation PA Coal Company, as amended
3.3	Certificate of Incorporation of Alliance Power Marketing, Inc., as amended
3.3.1	By-Laws of Alliance Power Marketing, Inc., as amended
3.4	Certificate of Incorporation of Barbara Holdings Inc., as amended
3.4.1	By-Laws of Barbara Holdings, Inc.
3.5	Certificate of Incorporation of Castle Gate Holding Company
3.5.1	By-Laws of Castle Gate Holding Company, as amended
3.6	Certificate of Limited Partnership of Coal Gas Recovery, LP, as amended
3.6.1	Agreement of Limited Partnership of Coal Gas Recovery, LP
3.7	Certificate of Limited Partnership of Cumberland Coal Resources, LP, as amended
3.7.1	Agreement of Limited Partnership of Cumberland Coal Resources, LP, as amended
3.8	Certificate of Incorporation of Delta Mine Holding Company
3.8.1	By-Laws of Delta Mine Holding Company, as amended
3.9	Certificate of Limited Partnership of Emerald Coal Resources LP, as amended
3.9.1	Agreement of Limited Partnership of Emerald Coal Resources, LP
3.10	Certificate of Formation of Foundation American Coal Company, LLC, as amended
3.10.1	Operating Agreement of Foundation American Coal Company, LLC
3.11	Certificate of Incorporation of Foundation American Coal Holding, Inc., as amended
3.11.1	Amended and Restated Bylaws of Foundation American Coal Holding, Inc.
3.12	Certificate of Incorporation of Foundation Coal Resources Corporation, as amended

3.12.1	By-Laws of Foundation Coal Resources Corporation, as amended
3.13	Certificate of Incorporation of Foundation Coal West, Inc., as amended
3.13.1	By-Laws of Foundation Coal West, Inc., as amended
3.14	Certificate of Incorporation of Foundation Energy Sales, Inc., as amended
3.14.1	Bylaws of Foundation Energy Sales, Inc., as amended
3.15	Certificate of Incorporation of Foundation Equipment Company, as amended
3.15.1	By-Laws of Foundation Equipment Company, as amended
3.16	Certificate of Incorporation of Foundation Midwest Holding Company, as amended
3.16.1	By-Laws of Foundation Midwest Holding Company, as amended
3.17	Certificate of Incorporation of Foundation Royalty Company, as amended
3.17.1	By-Laws of Foundation Royalty Company, as amended
3.18	Certificate of Incorporation of Foundation Wyoming Land Company, as amended
3.18.1	By-Laws of Foundation Wyoming Land Company, as amended
3.19	Certificate of Limited Partnership of Freeport Mining, LP, as amended
3.19.1	Agreement of Limited Partnership of Freeport Mining, LP, as amended
3.20	Certificate of Incorporation of Freeport Resources Corporation, as amended
3.20.1	By-Laws of Freeport Resources Corporation, as amended
3.21	Certificate of Incorporation of Laurel Creek Co., Inc.
3.21.1	By-Laws of Laurel Creek Co., Inc., as amended and restated
3.22	Certificate of Incorporation of Maple Meadow Mining Company
3.22.1	By-Laws of Maple Meadow Mining Company, as amended and restated
3.23	Certificate of Incorporation of Pennsylvania Land Holdings Corporation
3.23.1	By-Laws of Pennsylvania Land Holdings Corporation, as amended
3.24	Certificate of Incorporation of Pennsylvania Services Corporation
3.24.1	By-Laws of Pennsylvania Services Corporation, as amended
3.25	Restated Certificate of Incorporation of Plateau Mining Corporation, as amended
3.25.1	By-Laws of Plateau Mining Corporation, as amended
3.26	Certificate of Incorporation of River Processing Corporation, as amended
3.26.1	By-Laws of River Processing Corporation, as amended
3.27	Certificate of Incorporation and Certificate of Renewal of Riverton Coal Production, Inc.
3.27.1	Bylaws of Riverton Coal Production, Inc.
3.28	Restated Certificate of Incorporation of Rockspring Development, Inc.

3.28.1	By-Laws of Rockspring Development, Inc., as amended and restated
3.29	Certificate of Incorporation of Wabash Mine Holding Company
3.29.1	By-Laws of Wabash Mine Holding Company, as amended
3.30	Certificate of Incorporation of Warrick Holding Company
3.30.1	By-Laws of Warrick Holding Company, as amended
3.31	Certificate of Incorporation of Energy Development Corporation
3.31.1	By-Laws of Energy Development Corporation, as amended
3.32	Certificate of Incorporation of Kingston Mining, Inc., as amended
3.32.1	By-Laws of Kingston Mining, Inc., as amended
3.33	Certificate of Incorporation of Kingston Processing, Inc., as amended
3.33.1	By-Laws of Kingston Processing, Inc., as amended
3.34	Certificate of Incorporation of Kingston Resources, Inc., as amended
3.34.1	By-Laws of Kingston Resources, Inc., as amended
3.35	Certificate of Incorporation of Neweagle Coal Sales Corp.
3.35.1	By-Laws of Neweagle Coal Sales Corp.
3.36	Certificate of Incorporation of Neweagle Development Corp.
3.36.1	By-Laws of Neweagle Development Corp.
3.37	Certificate of Amendment and Restatement of Articles of Incorporation of Neweagle Industries, Inc.
3.37.1	By-Laws of Neweagle Industries, Inc., as amended and restated
3.38	Certificate of Incorporation of Neweagle Mining Corp.
3.38.1	By-Laws of Neweagle Mining Corp.
3.39	Certificate of Incorporation of Odell Processing Inc.
3.39.1	By-Laws of Odell Processing Inc., as amended and restated
3.40	Certificate of Incorporation of Paynter Branch Mining, Inc.
3.40.1	By-Laws of Paynter Branch Mining, Inc.
3.41	Certificate of Incorporation of Pioneer Fuel Corporation
3.41.1	Bylaws of Pioneer Fuel Corporation
3.42	Certificate of Incorporation of Pioneer Mining, Inc.
3.42.1	By-Laws of Pioneer Mining, Inc.
3.43	Certificate of Incorporation of Red Ash Sales Company, Inc., as amended
3.43.1	By-Laws of Red Ash Sales Company, Inc.
3.44	Certificate of Incorporation of Rivereagle Corp.
3.44.1	By-Laws of Rivereagle Corp.

3.45	Certificate of Riverton Capital Ventures I, Limited Liability Company
3.45.1	Operating Agreement of Riverton Capital Ventures I, Limited Liability Company
3.46	Certificate of Riverton Capital Ventures II, Limited Liability Company
3.46.1	Operating Agreement of Riverton Capital Ventures II, Limited Liability Company
3.47	Certificate of Incorporation of Riverton Coal Sales, Inc.
3.47.1	By-Laws of Riverton Coal Sales, Inc.
3.48	Certificate of Incorporation of Ruhrkohle Trading Corporation
3.48.1	By-Laws of Ruhrkohle Trading Corporation
3.49	Certificate of Incorporation of Simmons Fork Mining, Inc.
3.49.1	By-Laws of Simmons Fork Mining, Inc., as amended
3.50	Certificate of Incorporation of Southern Resources, Inc.
3.50.1	By-Laws of Southern Resources, Inc., as amended and restated
3.51	Certificate of Incorporation of Foundation Coal Development Corporation, as amended
3.51.1	By-Laws of Foundation Coal Development Corporation, as amended
4.2*
Amended and Restated Stockholders Agreement, dated as October 4, 2004, by and among Foundation Coal Holdings, Inc., Blackstone FCH Capital Partners IV, L.P., Blackstone Family Investment Partnership IV-A L.P., First Reserve Fund IX, L.P., AMCI Acquisition, LLC and the management stockholders parties thereto
5.1**	Opinion of Simpson Thacher & Bartlett LLP
10.1*
Credit Agreement, dated as of July 30, 2004, among FC 2 Corp. and Foundation Coal Corporation, as Parent Guarantors, Foundation PA Coal Company, as Borrower, the Lenders party thereto, Citicorp North America, Inc., as Administrative Agent and Collateral Agent, UBS AG, Stamford Branch, Bear Stearns Corporate Lending Inc. and Natexis Banques Populaires, as co-Documentation Agents, Citigroup Global Markets Inc. and Credit Suisse First Boston, as Co-Syndication Agents and Citigroup Global Markets Inc. and Credit Suisse First Boston, as Joint Lead Arrangers and Joint Book Managers
10.1.1*
Amendment No. 1 to Credit Agreement, dated as of November 12, 2004, among FC 2 Corp., Foundation Coal Corporation, Foundation PA Coal Company, Citicorp North America, Inc. and the Lenders party thereto
10.2*
Guarantee and Collateral Agreement, dated as of July 30, 2004, among FC 2 Corp., Foundation Coal Corporation, Foundation PA Coal Company as Borrower, the Subsidiary Parties party thereto and Citicorp North America, Inc., as Collateral Agent
10.3*
Registration Rights Agreement dated as of July 30, 2004, by and between Foundation Coal Holdings, LLC., a Delaware corporation (the "Company"), the Sponsor Stockholders, the Investor Stockholders and the Management Stockholders and any other Person that shall from and after the date hereof acquire or otherwise be the transferee

10.4*	Senior Notes Indenture, dated as of July 30, 2004, among Foundation PA Coal Company, the Guarantors named therein and The Bank of New York, as Trustee
10.5*	Foundation Coal Holdings, Inc. 2004 Stock Incentive Plan
10.6*	Employment Agreement, dated July 30, 2004, by and between Foundation Coal Corporation and James F. Roberts
10.7*	Employment Agreement, dated July 30, 2004, by and between Foundation Coal Corporation and Frank J. Wood
10.8*	Employment Agreement, dated July 30, 2004, by and between Foundation Coal Corporation and James J. Bryja
10.9*	Employment Agreement, dated July 30, 2004, by and between Foundation Coal Corporation and John R. Tellman
10.10*	Employment Agreement, dated July 30, 2004, by and between Foundation Coal Corporation and Greg A. Walker
10.11*	Employment Agreement, dated July 30, 2004, by and between Foundation Coal Corporation and Klaus-Dieter Beck
10.12*	Employment Agreement, dated July 30, 2004, by and between Foundation Coal Corporation and James A. Olsen
10.13*	Employment Agreement, dated July 30, 2004, by and between Foundation Coal Corporation and Michael R. Peelish
10.14*	Federal Coal Lease WYW-0317682: Belle Ayr Mine
10.15*	Federal Coal Lease WYW-78629: Belle Ayr Mine
10.16*	Federal Coal Lease WYW-80954: Belle Ayr Mine
10.17*	Federal Coal Lease WYW-0313773: Eagle Butte Mine
10.18*	Federal Coal Lease WYW-78631: Eagle Butte Mine
10.19*	Federal Coal Lease WYW-124783: Eagle Butte Mine
10.20*
Employment Agreement, dated January 1, 2002, by and between RAG American Coal Holding, Inc. and Thomas Lien; Change of Control Agreement, dated January 1, 2002, by and between RAG American Coal Holding, Inc. and Thomas Lien
12.1	Statements re Computation of Ratio of Earnings to Fixed Earnings, filed herewith
21.1	List of Subsidiaries
23.1**	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 5.1 hereto)
23.2	Consent of Ernst & Young LLP
23.3*	Consent of Marshall Miller & Associates

23.4*	Consent of John T. Boyd Company
24	Powers of Attorney (included in signature page of this Registration Statement)
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York, as Trustee
99.1**	Form of Letter of Transmittal
99.2**	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
99.3**	Form of Letter to Clients
99.4**	Form of Notice of Guaranteed Delivery

*
Incorporated by reference to the same numbered exhibit filed as an exhibit to the Registration Statement of Form S-1 (File No. 333-118427) of Foundation Coal Holdings, Inc.

**
To be filed by amendment.

  (b)
  Financial Statement Schedules

RAG American Coal Holding, Inc.
Schedule II — Valuation and Qualifying Accounts

Description	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions (1)	Other	Balance at End of Period
	(In Thousands)
Year Ended December 31, 2003
Reserves deducted from asset accounts:
Allowance for doubtful accounts	217	358	—	—	575
Reserve for material and supplies (2)	7,248	505	—	—	7,753
Valuation allowance for deferred tax assets	6,068	(425)	—	—	5,643
Allowance for long-term note receivables	40	48	—	—	88
Year Ended December 31, 2002
Reserves deducted from asset accounts:
Allowance for doubtful accounts	—	217	—	—	217
Reserve for material and supplies (2)	7,625	—	(377)	—	7,248
Valuation allowance for deferred tax assets	5,334	734	—	—	6,068
Allowance for long-term note receivables	992	—	(952)	—	40
Year Ended December 31, 2001
Reserves deducted from asset accounts:
Allowance for doubtful accounts	—	—	—	—	—
Reserve for material and supplies (2)	6,828	797	—	—	7,625
Valuation allowance for deferred tax assets	7,786	(2,451)			5,335
Allowance for long-term note receivables	992	—	—	—	992
(1)
Reserves utilized

(2)
Net change in reserve for obsolesence based on carrying value of the material and supplies inventory and the length of time the items are maintained in the inventory.

Item 22.    Undertakings.

        (a)   The undersigned registrant hereby undertakes:

          (1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)   that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 22 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (c)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        (d)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Foundation PA Coal Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Waynesburg, State of Pennsylvania, on December 3, 2004.

Foundation PA Coal Company
By:	/s/ FRANK J. WOOD Name: Frank J. Wood Title: Vice President and Chief Financial Officer

        Each of the undersigned, being an officer or director, or both, of Foundation PA Coal Company, does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ R.M. MISHRA R.M. Mishra	President (Principal Executive Officer)
/s/ FRANK J. WOOD Frank J. Wood	Vice President, Chief Financial Officer and Director (Principal Financial Officer)
/s/ JAMES L. ANDERSON James L. Anderson	Vice President and Controller (Principal Accounting Officer)
/s/ JAMES F. ROBERTS James F. Roberts	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Foundation Coal Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Linthicum Heights, State of Maryland, on December 3, 2004.

Foundation Coal Corporation
By:	/s/ FRANK J. WOOD Name: Frank J. Wood Title: Senior Vice President and Chief Financial Officer

        Each of the undersigned, being an officer or director, or both, of Foundation Coal Corporation, does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ JAMES F. ROBERTS James F. Roberts	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ FRANK J. WOOD Frank J. Wood	Senior Vice President, Chief Financial Officer and Director (Principal Financial Officer)
/s/ JAMES L. ANDERSON James L. Anderson	Corporate Controller (Principal Accounting Officer)

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Alliance Power Marketing, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Linthicum Heights, State of Maryland, on December 3, 2004.

Alliance Power Marketing, Inc.
By:	/s/ FRANK J. WOOD Name: Frank J. Wood Title: Vice President

        Each of the undersigned, being an officer or director, or both, of Alliance Power Marketing, Inc., do hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ JOHN R. TELLMANN John R. Tellmann	President and Director (Principal Executive Officer)
/s/ DARRELL H. ROLAND Darrell H. Roland	Vice President and Controller (Principal Financial and Accounting Officer)
/s/ JAMES F. ROBERTS James F. Roberts	Director
/s/ FRANK J. WOOD Frank J. Wood	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Barbara Holdings Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charleston, State of West Virginia, on December 3, 2004.

Barbara Holdings Inc.
By:	/s/ GARY G. PEARSON Name: Gary G. Pearson Title: Treasurer

        Each of the undersigned, being an officer or director, or both, of Barbara Holdings Inc., does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ RANDY D. HANSFORD Randy D. Hansford	President and Director (Principal Executive Officer)
/s/ ROY E. WEST Roy E. West	Controller and Assistant Secretary (Principal Financial and Accounting Officer)
/s/ JAMES F. ROBERTS James F. Roberts	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Castle Gate Holding Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Linthicum Heights, State of Maryland, on December 3, 2004.

Castle Gate Holding Company
By:	/s/ FRANK J. WOOD Name: Frank J. Wood Title: Vice President

        Each of the undersigned, being an officer or director, or both, of Castle Gate Holding Company, does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ THOMAS J. LIEN Thomas J. Lien	President (Principal Executive Officer)
/s/ DARRELL H. ROLAND Darrell H. Roland	Vice President and Controller (Principal Financial and Accounting Officer)
/s/ JAMES F. ROBERTS James F. Roberts	Director
/s/ FRANK J. WOOD Frank J. Wood	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Coal Gas Recovery, LP has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Waynesburg, State of Pennsylvania, on December 3, 2004.

Coal Gas Recovery, LP
By:	Pennsylvania Services Corporation, as General Partner
By:	/s/ FRANK J. WOOD Name: Frank J. Wood Title: Vice President of the General Partner

        Each of the undersigned, being an officer or director, or both, of the General Partner of Coal Gas Recovery, LP, does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ R.M. MISHRA R.M. Mishra	President of the General Partner (Principal Executive Officer)
/s/ DARRELL H. ROLAND Darrell H. Roland	Vice President and Controller of the General Partner (Principal Financial and Accounting Officer)
/s/ JAMES F. ROBERTS James F. Roberts	Director of the General Partner
/s/ FRANK J. WOOD Frank J. Wood	Director of the General Partner

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Cumberland Coal Resources, LP has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Waynesburg, State of Pennsylvania, on December 3, 2004.

Cumberland Coal Resources, LP
By:	Pennsylvania Services Corporation, as General Partner
By:	/s/ FRANK J. WOOD Name: Frank J. Wood Title: Vice President of the General Partner

        Each of the undersigned, being an officer or director, or both, of the General Partner of Cumberland Coal Resources, LP, does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ R.M. MISHRA R.M. Mishra	President of the General Partner (Principal Executive Officer)
/s/ DARRELL H. ROLAND Darrell H. Roland	Vice President and Controller of the General Partner (Principal Financial and Accounting Officer)
/s/ JAMES F. ROBERTS James F. Roberts	Director of the General Partner
/s/ FRANK J. WOOD Frank J. Wood	Director of the General Partner

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Delta Mine Holding Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Marion, State of Illinois, on December 3, 2004.

Delta Mine Holding Company
By:	/s/ FRANK J. WOOD Name: Frank J. Wood Title: Vice President

        Each of the undersigned, being an officer or director, or both, of Delta Mine Holding Company, does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ JAMES A. OLSEN James A. Olsen	President (Principal Executive Officer)
/s/ DARRELL H. ROLAND Darrell H. Roland	Vice President and Controller (Principal Financial and Accounting Officer)
/s/ JAMES F. ROBERTS James F. Roberts	Director
/s/ FRANK J. WOOD Frank J. Wood	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Emerald Coal Resources, LP has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Waynesburg, State of Pennsylvania, on December 3, 2004.

Emerald Coal Resources, LP
By: Pennsylvania Services Corporation, as General Partner
By:	/s/ FRANK J. WOOD Name: Frank J. Wood Title: Vice President of the General Partner

        Each of the undersigned, being an officer or director, or both, of the General Partner of Emerald Coal Resources, LP, does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ R.M. MISHRA R.M. Mishra	President of the General Partner (Principal Executive Officer)
/s/ DARRELL H. ROLAND Darrell H. Roland	Vice President and Controller of the General Partner (Principal Financial and Accounting Officer)
/s/ JAMES F. ROBERTS James F. Roberts	Director of the General Partner
/s/ FRANK J. WOOD Frank J. Wood	Director of the General Partner

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Energy Development Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charleston, State of West Virginia, on December 3, 2004.

Energy Development Corporation
By:	/s/ FRANK J. WOOD Name: Frank J. Wood Title: Vice President

        Each of the undersigned, being an officer or director, or both, of Energy Development Corporation, does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ RANDY D. HANSFORD Randy D. Hansford	President and Director (Principal Executive Officer)
/s/ ROY E. WEST Roy E. West	Treasurer and Director (Principal Financial and Accounting Officer)

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Foundation American Coal Company, LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Linthicun Heights, State of Maryland, on December 3, 2004.

Foundation American Coal Company, LLC
By:	/s/ FRANK J. WOOD Name: Frank J. Wood Title: Vice President

        Each of the undersigned, being an officer or director, or both, of Foundation American Coal Company, LLC, does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ JAMES F. ROBERTS James F. Roberts	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ DARRELL H. ROALND Darrell H. Roland	Vice President and Controller (Principal Financial and Accounting Officer)
/s/ FRANK J. WOOD Frank J. Wood	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Foundation American Coal Holding, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Linthicum, State of Maryland, on December 3, 2004.

Foundation American Coal Holding, Inc.
By:	/s/ FRANK J. WOOD Name: Frank J. Wood Title: Vice President

        Each of the undersigned, being an officer or director, or both, of Foundation American Coal Holding, Inc., does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ JAMES F. ROBERTS James F. Roberts	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ FRANK J. WOOD Frank J. Wood	Senior Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Foundation Coal Development Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Linthicum Heights, State of Maryland, on December 3, 2004.

Foundation Coal Development Corporation
By:	/s/ FRANK J. WOOD Name: Frank J. Wood Title: Vice President

        Each of the undersigned, being an officer or director, or both, of Foundation Coal Development Corporation, does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post- effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ RONALD D. EBERHART Ronald D. Eberhart	President (Principal Executive Officer)
/s/ DARRELL H. ROLAND Darrell H. Roland	Vice President and Controller (Principal Financial and Accounting Officer)
/s/ JAMES F. ROBERTS James F. Roberts	Director
/s/ FRANK J. WOOD Frank J. Wood	Director
/s/ KLAUS DIETER-BECK Klaus Dieter-Beck	Director
/s/ MICHAEL R. PEELISH Michael R. Peelish	Director
/s/ JAMES A. OLSEN James A. Olsen	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Foundation Coal Resources Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Waynesburg, State of Pennsylvania, on December 3, 2004.

Foundation Coal Resources Corporation
By:	/s/ FRANK J. WOOD Name: Frank J. Wood Title: Vice President

        Each of the undersigned, being an officer or director, or both, of Foundation Coal Resources Corporation, does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ JAMES J. BRYJA James J. Bryja	President (Principal Executive Officer)
/s/ DARRELL H. ROLAND Darrell H. Roland	Vice President and Controller (Principal Financial and Accounting Officer)
/s/ JAMES F. ROBERTS James F. Roberts	Director
/s/ FRANK J. WOOD Frank J. Wood	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Foundation Coal West, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Gillette, State of Wyoming, on December 3, 2004.

Foundation Coal West, Inc.
By:	/s/ FRANK J. WOOD Name: Frank J. Wood Title: Vice President

        Each of the undersigned, being an officer or director, or both, of Foundation Coal West, Inc., does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ KURT D KOST Kurt D. Kost	President (Principal Executive Officer)
/s/ DARRELL H. ROLAND Darrell H. Roland	Vice President and Controller (Principal Financial and Accounting Officer)
/s/ JAMES F. ROBERTS James F. Roberts	Director
/s/ FRANK J. WOOD Frank J. Wood	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Foundation Energy Sales, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Linthicum Heights, State of Maryland, on December 3, 2004.

Foundation Energy Sales, Inc.
By:	/s/ FRANK J. WOOD Name: Frank J. Wood Title: Vice President

        Each of the undersigned, being an officer or director, or both of Foundation Energy Sales, Inc., does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ JOHN R. TELLMANN John R. Tellmann	President and Director (Principal Executive Officer)
/s/ DARRELL H. ROLAND Darrell H. Roland	Vice President and Controller (Principal Financial and Accounting Officer)
/s/ JAMES F. ROBERTS James F. Roberts	Director
/s/ FRANK J. WOOD Frank J. Wood	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Foundation Equipment Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Linthicum Heights, State of Maryland, on December 3, 2004.

Foundation Equipment Company
By:	/s/ FRANK J. WOOD Name: Frank J. Wood Title: Vice President

        Each of the undersigned, being an officer or director, or both, of Foundation Equipment Company, does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ JAMES F. ROBERTS James F. Roberts	President and Director (Principal Executive Officer)
/s/ DARRELL H. ROLAND Darrell H. Roland	Vice President and Controller (Principal Financial and Accounting Officer)
/s/ FRANK J. WOOD Frank J. Wood	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Foundation Midwest Holding Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Linthicum Heights, State of Maryland, on December 3, 2004.

Foundation Midwest Holding Company
By:	/s/ FRANK J. WOOD Name: Frank J. Wood Title: Vice President

        Each of the undersigned, being an officer or director, or both, of Foundation Midwest Holding Company, does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post- effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ JAMES A. OLSEN James A. Olsen	President (Principal Executive Officer)
/s/ DARRELL H. ROLAND Darrell H. Roland	Vice President and Controller (Principal Financial and Accounting Officer)
/s/ JAMES F. ROBERTS James F. Roberts	Director
/s/ FRANK J. WOODS Frank J. Wood	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Foundation Royalty Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Linthicum Heights, State of Maryland, on December 3, 2004.

Foundation Royalty Company
By:	/s/ FRANK J. WOOD Name: Frank J. Wood Title: Vice President

        Each of the undersigned, being an officer or director, or both, of Foundation Royalty Company, does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ JAMES F. ROBERTS James F. Roberts	President and Director (Principal Executive Officer)
/s/ DARRELL H. ROLAND Darrell H. Roland	Vice President and Controller (Principal Financial and Accounting Officer)
/s/ FRANK J. WOOD Frank J. Wood	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Foundation Wyoming Land Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Gillette, State of Wyoming, on December 3, 2004.

Foundation Wyoming Land Company
By:	/s/ FRANK J. WOOD Name: Frank J. Wood Title: Vice President

        Each of the undersigned, being an officer or director, or both, of Foundation Wyoming Land Company, does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ THOMAS J. LIEN Thomas J. Lien	President (Principal Executive Officer)
/s/ DARRELL H. ROLAND Darrell H. Roland	Vice President and Controller (Principal Financial and Accounting Officer)
/s/ JAMES F. ROBERTS James F. Roberts	Director
/s/ FRANK J. WOOD Frank J. Wood	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Freeport Mining, LP has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Waynesburg, State of Pennsylvania, on December 3, 2004.

Freeport Mining, LP
By:	Pennsylvania Services Corporation, as General Partner
By:	/s/ FRANK J. WOOD Name: Frank J. Wood Title: Vice President of the General Partner

        Each of the undersigned, being an officer or director, or both, of the General Partner of Freeport Mining, LP, does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ R.M. MISHRA R.M. Mishra	President of the General Partner (Principal Executive Officer)
/s/ DARRELL H. ROLAND Darrell H. Roland	Vice President and Controller of the General Partner (Principal Financial and Accounting Officer)
/s/ JAMES F. ROBERTS James F. Roberts	Director of the General Partner
/s/ FRANK J. WOOD Frank J. Wood	Director of the General Partner

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Freeport Resources Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Waynesburg, State of Pennsylvania, on December 3, 2004.

Freeport Resources Corporation
By:	/s/ FRANK J. WOOD Name: Frank J. Wood Title: Vice President

        Each of the undersigned, being an officer or director, or both, of Freeport Resources Corporation, does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ JAMES J. BRYJA James J. Bryja	President (Principal Executive Officer)
/s/ DARRELL H. ROLAND Darrell H. Roland	Vice President and Controller (Principal Financial and Accounting Officer)
/s/ JAMES F. ROBERTS James F. Roberts	Director
/s/ FRANK J. WOOD Frank J. Wood	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Kingston Mining, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charleston, State of West Virginia, on December 3, 2004.

Kingston Mining, Inc.
By:	/s/ GARY G. PEARSON Name: Gary G. Pearson Title: Treasurer

        Each of the undersigned, being an officer or director, or both, of Kingston Mining, Inc., does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ DALE A. BIRCHFIELD Dale A. Birchfield	President (Principal Executive Officer)
/s/ ROY E. WEST Roy E. West	Controller, Assistant Secretary and Director (Principal Financial and Accounting Officer)
/s/ RANDY HANSFORD Randy Hansford	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Kingston Processing, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charleston, State of West Virginia, on December 3, 2004.

Kingston Processing, Inc.
By:	/s/ GARY G. PEARSON Name: Gary G. Pearson Title: Treasurer

        Each of the undersigned, being an officer or director, or both, of Kingston Processing, Inc., does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ DALE A. BIRCHFIELD Dale A. Birchfield	President (Principal Executive Officer)
/s/ ROY E. WEST Roy E. West	Controller, Assistant Secretary and Director (Principal Financial and Accounting Officer)
/s/ RANDY D. HANSFORD Randy D. Hansford	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Kingston Resources, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charleston, State of West Virginia, on December 3, 2004.

Kingston Resources, Inc.
By:	/s/ GARY G. PEARSON Name: Gary G. Pearson Title: Treasurer

        Each of the undersigned, being an officer or director, or both, of Kingston Resources, Inc., does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ DALE A. BIRCHFIELD Dale A. Birchfield	President (Principal Executive Officer)
/s/ ROY E. WEST Roy E. West	Controller, Assistant Secretary and Director (Principal Financial and Accounting Officer)
/s/ RANDY D. HANSFORD Randy D. Hansford	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Laurel Creek Co., Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charleston, State of West Virginia, on December 3, 2004.

Laurel Creek Co., Inc.
By:	/s/ GARY G. PEARSON Name: Gary G. Pearson Title: Treasurer

        Each of the undersigned, being an officer or director, or both, of Laurel Creek Co., Inc., does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ LARRY HEATHERMAN Larry Heatherman	President (Principal Executive Officer)
/s/ ROY E. WEST Roy E. West	Controller and Assistant Secretary (Principal Financial and Accounting Officer)
/s/ JAMES F. ROBERTS James F. Roberts	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Maple Meadow Mining Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Linthicum Heights, State of Maryland, on December 3, 2004.

Maple Meadow Mining Company
By:	/s/ FRANK J. WOOD Name: Frank J. Wood Title: Vice President

        Each of the undersigned, being an officer or director, or both, of Maple Meadow Mining Company, does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ JAMES A. OLSEN James A. Olsen	President (Principal Executive Officer)
/s/ DARRELL H. ROLAND Darrell H. Roland	Vice President and Controller (Principal Financial and Accounting Officer)
/s/ JAMES F. ROBERTS James F. Roberts	Director
/s/ FRANK J. WOOD Frank J. Wood	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Neweagle Coal Sales Corp. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charleston, State of West Virginia, on December 3, 2004.

Neweagle Coal Sales Corp.
By:	/s/ GARY G. PEARSON Name: Gary G. Pearson Title: Treasurer

        Each of the undersigned, being an officer or director, or both, of Neweagle Coal Sales Corp., does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ RANDY D. HANSFORD Randy D. Hansford	President (Principal Executive Officer)
/s/ ROY E. WEST Roy E. West	Controller and Assistant Secretary (Principal Financial and Accounting Officer)
/s/ JAMES F. ROBERTS James F. Roberts	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Neweagle Development Corp. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charleston, State of West Virginia, on December 3, 2004.

Neweagle Development Corp.
By:	/s/ GARY G. PEARSON Name: Gary G. Pearson Title: Treasurer

        Each of the undersigned, being an officer or director, or both, of Neweagle Development Corp., does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ RANDY D. HANSFORD Randy D. Hansford	President (Principal Executive Officer)
/s/ ROY E. WEST Roy E. West	Controller and Assistant Secretary (Principal Financial and Accounting Officer)
/s/ JAMES F. ROBERTS James F. Roberts	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Neweagle Industries, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charleston, State of West Virginia, on December 3, 2004.

Neweagle Industries, Inc.
By:	/s/ GARY G. PEARSON Name: Gary G. Pearson Title: Treasurer

        Each of the undersigned, being an officer or director, or both, of Neweagle Industries, Inc., does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ RANDY D. HANSFORD Randy D. Hansford	President (Principal Executive Officer)
/s/ ROY E. WEST Roy E. West	Controller and Assistant Secretary (Principal Financial and Accounting Officer)
/s/ JAMES F. ROBERTS James F. Roberts	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Neweagle Mining Corp. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charleston, State of West Virginia, on December 3, 2004.

Neweagle Mining Corp.
By:	/s/ GARY G. PEARSON Name: Gary G. Pearson Title: Treasurer

        Each of the undersigned, being an officer or director, or both, of Neweagle Mining Corp., does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ RANDY D. HANSFORD Randy D. Hansford	President (Principal Executive Officer)
/s/ ROY E. WEST Roy E. West	Controller and Assistant Secretary (Principal Financial and Accounting Officer)
/s/ JAMES F. ROBERTS James F. Roberts	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Odell Processing Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charleston, State of West Virginia, on December 3, 2004.

Odell Processing Inc.
By:	/s/ GARY G. PEARSON Name: Gary G. Pearson Title: Treasurer

        Each of the undersigned, being an officer or director, or both, of Odell Processing Inc., does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ RANDY D. HANSFORD Randy D. Hansford	President (Principal Executive Officer)
/s/ ROY E. WEST Roy E. West	Controller and Assistant Secretary (Principal Financial and Accounting Officer)
/s/ JAMES F. ROBERTS James F. Roberts	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Paynter Branch Mining, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charleston, State of West Virginia, on December 3, 2004.

Paynter Branch Mining, Inc.
By:	/s/ GARY G. PEARSON Name: Gary G. Pearson Title: Treasurer

        Each of the undersigned, being an officer or director, or both, of Paynter Branch Mining, Inc., does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ MARK A. WEAVER Mark A. Weaver	President and Director (Principal Executive Officer)
/s/ ROY E. WEST Roy E. West	Controller, Assistant Secretary and Director (Principal Financial and Accounting Officer)
/s/ RANDY D. HANSFORD Randy D. Hansford	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Pennsylvania Land Holdings Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Waynesburg, State of Pennsylvania, on December 3, 2004.

Pennsylvania Land Holdings Corporation
By:	/s/ FRANK J. WOOD Name: Frank J. Wood Title: Vice President

        Each of the undersigned, being an officer or director, or both, of Pennsylvania Land Holdings Corporation, does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ JAMES J. BRYJA James J. Bryja	President (Principal Executive Officer)
/s/ DARRELL H. ROLAND Darrell H. Roland	Vice President and Controller (Principal Financial and Accounting Officer)
/s/ JAMES F. ROBERTS James F. Roberts	Director
/s/ FRANK J. WOOD Frank J. Wood	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Pennsylvania Services Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Waynesburg, State of Pennsylvania, on December 3, 2004.

Pennsylvania Services Corporation
By:	/s/ FRANK J. WOOD Name: Frank J. Wood Title: Vice President

        Each of the undersigned, being an officer or director, or both, of Pennsylvania Services Corporation, does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ R. M. MISHRA R.M. Mishra	President (Principal Executive Officer)
/s/ D. H. ROLAND Darrell H. Roland	Vice President and Controller (Principal Financial and Accounting Officer)
/s/ JAMES F. ROBERTS James F. Roberts	Director
/s/ FRANK J. WOOD Frank J. Wood	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Pioneer Fuel Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charleston, State of West Virginia, on December 3, 2004.

Pioneer Fuel Corporation
By:	/s/ GARY G. PEARSON Name: Gary G. Pearson Title: Treasurer

        Each of the undersigned, being an officer or director, or both, of Pioneer Fuel Corporation, does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ MARK A. WEAVER Mark A. Weaver	President and Director (Principal Executive Officer)
/s/ ROY E. WEST Roy E. West	Controller, Assistant Secretary and Director (Principal Financial and Accounting Officer)
/s/ RANDY D. HANSFORD Randy D. Hansford	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Pioneer Mining, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charleston, State of West Virginia, on December 3, 2004.

Pioneer Mining, Inc.
By:	/s/ GARY G. PEARSON Name: Gary G. Pearson Title: Treasurer

        Each of the undersigned, being an officer or director, or both, of Pioneer Mining, Inc., does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ MARK A. WEAVER Mark A. Weaver	President and Director (Principal Executive Officer)
/s/ ROY E. WEST Roy E. West	Controller, Assistant Secretary and Director (Principal Financial and Accounting Officer)
/s/ RANDY D. HANSFORD Randy D. Hansford	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Plateau Mining Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Helper, State of Utah, on December 3, 2004.

Plateau Mining Corporation
By:	/s/ FRANK J. WOOD Name: Frank J. Wood Title: Vice President

        Each of the undersigned, being an officer or director, or both, of Plateau Mining Corporation, does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ THOMAS J. LIEN Thomas J. Lien	President (Principal Executive Officer)
/s/ DARRELL H. ROLAND Darrell H. Roland	Vice President and Controller (Principal Financial and Accounting Officer)
/s/ JAMES F. ROBERTS James F. Roberts	Director
/s/ FRANK J. WOOD Frank J. Wood	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Red Ash Sales Company, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charleston, State of West Virginia, on December 3, 2004.

Red Ash Sales Company, Inc.
By:	/s/ GARY G. PEARSON Name: Gary G. Pearson Title: Treasurer

        Each the undersigned, being an officer or director, or both, of Red Ash Sales Company, Inc., does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ JAMES F. ROBERTS James F. Roberts	Chief Executive Officer and Director (Principal Executive Officer)
/s/ ROY E. WEST Roy E. West	Controller and Assistant Secretary (Principal Financial and Accounting Officer)
/s/ RANDY D. HANSFORD Randy D. Hansford	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, River Processing Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Waynesburg, State of Pennsylvania, on December 3, 2004.

River Processing Corporation
By:	/s/ FRANK J. WOOD Name: Frank J. Wood Title: Vice President

        Each of the undersigned, being an officer or director, or both, of River Processing Corporation, does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ R.M. MISHRA R.M. Mishra	President (Principal Executive Officer)
/s/ DARRELL H. ROLAND Darrell H. Roland	Vice President and Controller (Principal Financial and Accounting Officer)
/s/ JAMES F. ROBERTS James F. Roberts	Director
/s/ FRANK J. WOOD Frank J. Wood	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Rivereagle Corp. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charleston, State of West Virginia, on December 3, 2004.

Rivereagle Corp.
By:	/s/ GARY G. PEARSON Name: Gary G. Pearson Title: Treasurer

        Each of the undersigned, being an officer or director, or both, of Rivereagle Corp., does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ RANDY D. HANSFORD Randy D. Hansford	President (Principal Executive Officer)
/s/ ROY E. WEST Roy E. West	Controller and Assistant Secretary (Principal Financial and Accounting Officer)
/s/ JAMES F. ROBERTS James F. Roberts	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Riverton Capital Ventures I, Limited Liability Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charleston, State of West Virginia, on December 3, 2004.

Riverton Capital Ventures I, Limited Liability Company
By:	/s/ RANDY D. HANSFORD Name: Randy D. Hansford Title: Manager

        Each of the undersigned, being an officer or manager, or both, of Riverton Capital Ventures I, Limited Liability Company, does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as managers and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ RANDY D. HANSFORD Randy D. Hansford	Manager (Principal Executive Officer)
/s/ ROY E. WEST Roy E. West	Manager (Principal Financial and Accounting Officer)
/s/ SUSAN KLINE Susan Kline	Manager

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Riverton Capital Ventures II, Limited Liability Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charleston, State of West Virginia, on December 3, 2004.

Riverton Capital Ventures II, Limited Liability Company
By:	/s/ RANDY D. HANSFORD Name: Randy D. Hansford Title: Manager

        Each of the undersigned, being an officer or manager, or both, of Riverton Capital Ventures II, Limited Liability Company, does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as managers and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ RANDY D. HANSFORD Randy D. Hansford	Manager (Principal Executive Officer)
/s/ ROY E. WEST Roy E. West	Manager (Principal Financial and Accounting Officer)
/s/ SUSAN KLINE Susan Kline	Manager

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Riverton Coal Production, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charleston, State of West Virginia, on December 3, 2004.

Riverton Coal Production, Inc.
By:	/s/ GARY G. PEARSON Name: Gary G. Pearson Title: Treasurer

        Each of the undersigned, being an officer or director, or both, of Riverton Coal Production, Inc., does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ RANDY D. HANSFORD Randy D. Hansford	President (Principal Executive Officer)
/s/ ROY E. WEST Roy E. West	Controller and Assistant Secretary (Principal Financial and Accounting Officer)
/s/ JAMES F. ROBERTS James F. Roberts	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Riverton Coal Sales, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charleston, State of West Virginia, on December 3, 2004.

Riverton Coal Sales, Inc.
By:	/s/ GARY G. PEARSON Name: Gary G. Pearson Title: Treasurer

        Each of the undersigned, being an officer or director, or both, of Riverton Coal Sales, Inc., does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ RANDY D. HANSFORD Randy D. Hansford	President and Director (Principal Executive Officer)
/s/ ROY E. WEST Roy E. West	Controller and Assistant Secretary (Principal Financial and Accounting Officer)

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Rockspring Development, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charleston, State of West Virginia, on December 3, 2004.

Rockspring Development, Inc.
By:	/s/ FRANK J. WOOD Name: Gary G. Pearson Title: Treasurer

        Each of the undersigned, being an officer or director, or both, of Rockspring Development, Inc., does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ RANDY L. MCMILLION Randy L. McMillion	President (Principal Executive Officer)
/s/ ROY E. WEST Roy E. West	Controller and Assistant Secretary (Principal Financial and Accounting Officer)
/s/ JAMES F. ROBERTS James F. Roberts	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Ruhrkohle Trading Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charleston, State of West Virginia, on December 3, 2004.

Ruhrkohle Trading Corporation
By:	/s/ GARY G. PEARSON Name: Gary G. Pearson Title: Treasurer

        Each of the undersigned, being an officer or director, or both, of Ruhrkohle Trading Corporation, does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ JAMES F. ROBERTS James F. Roberts	President and Director (Principal Executive Officer)
/s/ ROY E. WEST Roy E. West	Controller, Assistant Secretary and Director (Principal Financial and Accounting Officer)

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Simmons Fork Mining, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charleston, State of West Virginia, on December 3, 2004.

Simmons Fork Mining, Inc.
By:	/s/ GARY G. PEARSON Name: Gary G. Pearson Title: Treasurer

        Each of the undersigned, being an officer or director, or both, of Simmons Fork Mining, Inc., does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ MARK A. WEAVER Mark A. Weaver	President and Director (Principal Executive Officer)
/s/ ROY E. WEST Roy E. West	Controller, Assistant Secretary and Director (Principal Financial and Accounting Officer)

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Southern Resources, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charleston, State of West Virginia, on December 3, 2004.

Southern Resources, Inc.
By:	/s/ FRANK J. WOOD Name: Frank J. Wood Title: Vice President

        Each of the undersigned, being an officer or director, or both, of Southern Resources, Inc., does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ RANDY D. HANSFORD Randy D. Hansford	President and Director (Principal Executive Officer)
/s/ ROY E. WEST Roy E. West	Treasurer and Director (Principal Financial and Accounting Officer)

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Wabash Mine Holding Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Keensburg, State of Illinois, on December 3, 2004.

Wabash Mine Holding Company
By:	/s/ FRANK J. WOOD Name: Frank J. Wood Title: Vice President

        Each of the undersigned, being an officer or director, or both, of Wabash Mine Holding Company, does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ WILLIAM A. KELLY William A. Kelly	President (Principal Executive Officer)
/s/ DARRELL H. ROLAND Darrell H. Roland	Vice President and Controller (Principal Financial and Accounting Officer)
/s/ JAMES F. ROBERTS James F. Roberts	Director
/s/ FRANK J. WOOD Frank J. Wood	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Warrick Holding Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chandler, State of Indiana, on December 3, 2004.

Warrick Holding Company
By:	/s/ FRANK J. WOOD Name: Frank J. Wood Title: Vice President

        Each of the undersigned, being an officer or director, or both, of Warrick Holding Company, does hereby constitute and appoint Frank J. Wood and Greg A. Walker or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 3, 2004.

Signature	Title
/s/ JAMES A. OLSEN James A. Olsen	President (Principal Executive Officer)
/s/ DARRELL H. ROLAND Darrell H. Roland	Vice President and Controller (Principal Financial and Accounting Officer)
/s/ JAMES F. ROBERTS James F. Roberts	Director
/s/ FRANK J. WOOD Frank J. Wood	Director

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1*	Stock Purchase Agreement, dated as of May 24, 2004, between RAG Coal International AG and Foundation Coal Corporation (formerly known as American Coal Acquisition Corp.)
2.2*	Agreement and Plan of Merger, dated as of August 9, 2004, between Foundation Coal Holdings, LLC and Foundation Coal Holdings, Inc.
3.1	Certificate of Incorporation of Foundation Coal Corporation, as amended
3.1.1	Bylaws of Foundation Coal Corporation
3.2	Certificate of Incorporation of Foundation PA Coal Company, as amended
3.2.1	By-Laws of Foundation PA Coal Company, as amended
3.3	Certificate of Incorporation of Alliance Power Marketing, Inc., as amended
3.3.1	By-Laws of Alliance Power Marketing, Inc., as amended
3.4	Certificate of Incorporation of Barbara Holdings Inc., as amended
3.4.1	By-Laws of Barbara Holdings, Inc.
3.5	Certificate of Incorporation of Castle Gate Holding Company
3.5.1	By-Laws of Castle Gate Holding Company, as amended
3.6	Certificate of Limited Partnership of Coal Gas Recovery, LP, as amended
3.6.1	Agreement of Limited Partnership of Coal Gas Recovery, LP
3.7	Certificate of Limited Partnership of Cumberland Coal Resources, LP, as amended
3.7.1	Agreement of Limited Partnership of Cumberland Coal Resources, LP, as amended
3.8	Certificate of Incorporation of Delta Mine Holding Company
3.8.1	By-Laws of Delta Mine Holding Company, as amended
3.9	Certificate of Limited Partnership of Emerald Coal Resources LP, as amended
3.9.1	Agreement of Limited Partnership of Emerald Coal Resources, LP
3.10	Certificate of Formation of Foundation American Coal Company, LLC, as amended
3.10.1	Operating Agreement of Foundation American Coal Company, LLC
3.11	Certificate of Incorporation of Foundation American Coal Holding, Inc., as amended
3.11.1	Amended and Restated Bylaws of Foundation American Coal Holding, Inc.
3.12	Certificate of Incorporation of Foundation Coal Resources Corporation, as amended
3.12.1	By-Laws of Foundation Coal Resources Corporation, as amended
3.13	Certificate of Incorporation of Foundation Coal West, Inc., as amended
3.13.1	By-Laws of Foundation Coal West, Inc., as amended

3.14	Certificate of Incorporation of Foundation Energy Sales, Inc., as amended
3.14.1	Bylaws of Foundation Energy Sales, Inc., as amended
3.15	Certificate of Incorporation of Foundation Equipment Company, as amended
3.15.1	By-Laws of Foundation Equipment Company, as amended
3.16	Certificate of Incorporation of Foundation Midwest Holding Company
3.16.1	Bylaws of Foundation Midwest Holding Company
3.17	Certificate of Incorporation of Foundation Royalty Company, as amended
3.17.1	By-Laws of Foundation Royalty Company, as amended
3.18	Certificate of Incorporation of Foundation Wyoming Land Company, as amended
3.18.1	By-Laws of Foundation Wyoming Land Company, as amended
3.19	Certificate of Limited Partnership of Freeport Mining, LP, as amended
3.19.1	Agreement of Limited Partnership of Freeport Mining, LP, as amended
3.20	Certificate of Incorporation of Freeport Resources Corporation, as amended
3.20.1	By-Laws of Freeport Resources Corporation, as amended
3.21	Certificate of Incorporation of Laurel Creek Co., Inc.
3.21.1	By-Laws of Laurel Creek Co., Inc., as amended and restated
3.22	Certificate of Incorporation of Maple Meadow Mining Company
3.22.1	By-Laws of Maple Meadow Mining Company, as amended and restated
3.23	Certificate of Incorporation of Pennsylvania Land Holdings Corporation
3.23.1	By-Laws of Pennsylvania Land Holdings Corporation, as amended
3.24	Certificate of Incorporation of Pennsylvania Services Corporation
3.24.1	By-Laws of Pennsylvania Services Corporation, as amended
3.25	Restated Certificate of Incorporation of Plateau Mining Corporation, as amended
3.25.1	By-Laws of Plateau Mining Corporation, as amended
3.26	Certificate of Incorporation of River Processing Corporation, as amended
3.26.1	By-Laws of River Processing Corporation, as amended
3.27	Certificate of Incorporation and Certificate of Renewal of Riverton Coal Production, Inc.
3.27.1	Bylaws of Riverton Coal Production, Inc.
3.28	Restated Certificate of Incorporation of Rockspring Development, Inc.
3.28.1	By-Laws of Rockspring Development, Inc., as amended and restated
3.29	Certificate of Incorporation of Wabash Mine Holding Company
3.29.1	By-Laws of Wabash Mine Holding Company, as amended
3.30	Certificate of Incorporation of Warrick Holding Company
3.30.1	By-Laws of Warrick Holding Company, as amended
3.31	Certificate of Incorporation of Energy Development Corporation

3.31.1	By-Laws of Energy Development Corporation, as amended
3.32	Certificate of Incorporation of Kingston Mining, Inc., as amended
3.32.1	By-Laws of Kingston Mining, Inc., as amended
3.33	Certificate of Incorporation of Kingston Processing, Inc., as amended
3.33.1	By-Laws of Kingston Processing, Inc., as amended
3.34	Certificate of Incorporation of Kingston Resources, Inc., as amended
3.34.1	By-Laws of Kingston Resources, Inc., as amended
3.35	Certificate of Incorporation of Neweagle Coal Sales Corp.
3.35.1	By-Laws of Neweagle Coal Sales Corp.
3.36	Certificate of Incorporation of Neweagle Development Corp.
3.36.1	By-Laws of Neweagle Development Corp.
3.37	Certificate of Amendment and Restatement of Articles of Incorporation of Neweagle Industries, Inc.
3.37.1	By-Laws of Neweagle Industries, Inc., as amended and restated
3.38	Certificate of Incorporation of Neweagle Mining Corp.
3.38.1	By-Laws of Neweagle Mining Corp.
3.39	Certificate of Incorporation of Odell Processing Inc.
3.39.1	By-Laws of Odell Processing Inc., as amended and restated
3.40	Certificate of Incorporation of Paynter Branch Mining, Inc.
3.40.1	By-Laws of Paynter Branch Mining, Inc.
3.41	Certificate of Incorporation of Pioneer Fuel Corporation
3.41.1	Bylaws of Pioneer Fuel Corporation
3.42	Certificate of Incorporation of Pioneer Mining, Inc.
3.42.1	By-Laws of Pioneer Mining, Inc.
3.43	Certificate of Incorporation of Red Ash Sales Company, Inc., as amended
3.43.1	By-Laws of Red Ash Sales Company, Inc.
3.44	Certificate of Incorporation of Rivereagle Corp.
3.44.1	By-Laws of Rivereagle Corp.
3.45	Certificate of Riverton Capital Ventures I, Limited Liability Company
3.45.1	Operating Agreement of Riverton Capital Ventures I, Limited Liability Company
3.46	Certificate of Riverton Capital Ventures II, Limited Liability Company
3.46.1	Operating Agreement of Riverton Capital Ventures II, Limited Liability Company
3.47	Certificate of Incorporation of Riverton Coal Sales, Inc.
3.47.1	By-Laws of Riverton Coal Sales, Inc.
3.48	Certificate of Incorporation of Ruhrkohle Trading Corporation
3.48.1	By-Laws of Ruhrkohle Trading Corporation

3.49	Certificate of Incorporation of Simmons Fork Mining, Inc.
3.49.1	By-Laws of Simmons Fork Mining, Inc., as amended
3.50	Certificate of Incorporation of Southern Resources, Inc.
3.50.1	By-Laws of Southern Resources, Inc., as amended and restated
3.51	Certificate of Incorporation of Foundation Coal Development Corporation, as amended
3.51.1	By-Laws of Foundation Coal Development Corporation, as amended
4.2*
Amended and Restated Stockholders Agreement, dated as October 4, 2004, by and among Foundation Coal Holdings, Inc., Blackstone FCH Capital Partners IV, L.P., Blackstone Family Investment Partnership IV-A L.P., First Reserve Fund IX, L.P., AMCI Acquisition, LLC and the management stockholders parties thereto
5.1**	Opinion of Simpson Thacher & Bartlett LLP
10.1*
Credit Agreement, dated as of July 30, 2004, among FC 2 Corp. and Foundation Coal Corporation, as Parent Guarantors, Foundation PA Coal Company, as Borrower, the Lenders party thereto, Citicorp North America, Inc., as Administrative Agent and Collateral Agent, UBS AG, Stamford Branch, Bear Stearns Corporate Lending Inc. and Natexis Banques Populaires, as co-Documentation Agents, Citigroup Global Markets Inc. and Credit Suisse First Boston, as Co-Syndication Agents and Citigroup Global Markets Inc. and Credit Suisse First Boston, as Joint Lead Arrangers and Joint Book Managers
10.1.1*
Amendment No. 1 to Credit Agreement, dated as of November 12, 2004, among FC 2 Corp., Foundation Coal Corporation, Foundation PA Coal Company, Citicorp North America, Inc. and the Lenders party thereto
10.2*
Guarantee and Collateral Agreement, dated as of July 30, 2004, among FC 2 Corp., Foundation Coal Corporation, Foundation PA Coal Company as Borrower, the Subsidiary Parties party thereto and Citicorp North America, Inc., as Collateral Agent
10.3*
Registration Rights Agreement dated as of July 30, 2004, by and between Foundation Coal Holdings, LLC., a Delaware corporation (the "Company"), the Sponsor Stockholders, the Investor Stockholders and the Management Stockholders and any other Person that shall from and after the date hereof acquire or otherwise be the transferee
10.4*	Senior Notes Indenture, dated as of July 30, 2004, among Foundation PA Coal Company, the Guarantors named therein and The Bank of New York, as Trustee
10.5*	Foundation Coal Holdings, Inc. 2004 Stock Incentive Plan
10.6*	Employment Agreement, dated July 30, 2004, by and between Foundation Coal Corporation and James F. Roberts
10.7*	Employment Agreement, dated July 30, 2004, by and between Foundation Coal Corporation and Frank J. Wood
10.8*	Employment Agreement, dated July 30, 2004, by and between Foundation Coal Corporation and James J. Bryja
10.9*	Employment Agreement, dated July 30, 2004, by and between Foundation Coal Corporation and John R. Tellman

10.10*	Employment Agreement, dated July 30, 2004, by and between Foundation Coal Corporation and Greg A. Walker
10.11*	Employment Agreement, dated July 30, 2004, by and between Foundation Coal Corporation and Klaus-Dieter Beck
10.12*	Employment Agreement, dated July 30, 2004, by and between Foundation Coal Corporation and James A. Olsen
10.13*	Employment Agreement, dated July 30, 2004, by and between Foundation Coal Corporation and Michael R. Peelish
10.14*	Federal Coal Lease WYW-0317682: Belle Ayr Mine
10.15*	Federal Coal Lease WYW-78629: Belle Ayr Mine
10.16*	Federal Coal Lease WYW-80954: Belle Ayr Mine
10.17*	Federal Coal Lease WYW-0313773: Eagle Butte Mine
10.18*	Federal Coal Lease WYW-78631: Eagle Butte Mine
10.19*	Federal Coal Lease WYW-124783: Eagle Butte Mine
10.20*
Employment Agreement, dated January 1, 2002, by and between RAG American Coal Holding, Inc. and Thomas Lien; Change of Control Agreement, dated January 1, 2002, by and between RAG American Coal Holding, Inc. and Thomas Lien
12.1	Statements re Computation of Ratio of Earnings to Fixed Charges, filed herewith
21.1	List of Subsidiaries
23.1**	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 5.1 hereto)
23.2	Consent of Ernst & Young LLP
23.3*	Consent of Marshall Miller & Associates
23.4*	Consent of John T. Boyd Company
24	Powers of Attorney (included in signature page of this Registration Statement)
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York, as Trustee
99.1**	Form of Letter of Transmittal
99.2**	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
99.3**	Form of Letter to Clients
99.4**	Form of Notice of Guaranteed Delivery

*
Incorporated by reference to the same numbered exhibit filed as an exhibit to the Registration Statement of Form S-1 (File No. 333-118427) of Foundation Coal Holdings, Inc.

**
To be filed by amendment.

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TABLE OF CO-REGISTRANTS
TABLE OF CONTENTS
PROSPECTUS SUMMARY
The Company
Risks Related to our Business and Strategy
Coal Market Outlook
The Transactions
Recent Developments
THE EXCHANGE OFFER
Exchange Notes
Additional Information
Risk Factors
Summary Historical and Pro Forma Financial Data
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
MARKET AND INDUSTRY DATA AND FORECASTS
CAPITALIZATION
UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
THE COAL INDUSTRY
BUSINESS
ENVIRONMENTAL AND OTHER REGULATORY MATTERS
MANAGEMENT
Summary Compensation Table
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF OTHER INDEBTEDNESS
THE EXCHANGE OFFER
DESCRIPTION OF NOTES
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER
ERISA CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS — INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EXPERTS — COAL RESERVES
WHERE YOU CAN FIND ADDITIONAL INFORMATION
GLOSSARY OF SELECTED TERMS
INDEX TO FINANCIAL STATEMENTS RAG American Coal Holding, Inc. and Subsidiaries (A Wholly Owned Subsidiary of RAG Coal International AG) Consolidated Financial Statements Year ended December 31, 2001, 2002 and 2003 with Report of Independent Registered Public Accounting Firm, and for the six months ended June 30, 2003 and 2004 (Unaudited)
Report of Independent Registered Public Accounting Firm
RAG American Coal Holding, Inc. and Subsidiaries (A Wholly Owned Subsidiary of RAG Coal International AG) Consolidated Balance Sheets
RAG American Coal Holding, Inc. and Subsidiaries (A Wholly Owned Subsidiary of RAG Coal International AG) Consolidated Statements of Operations and Comprehensive Income
RAG American Coal Holding, Inc. and Subsidiaries (A Wholly Owned Subsidiary of RAG Coal International AG) Consolidated Statements of Stockholder's Equity
RAG American Coal Holding, Inc. and Subsidiaries (A Wholly Owned Subsidiary of RAG Coal International AG) Consolidated Statements of Cash Flows
Report of Independent Registered Public Accounting Firm
Foundation Coal Corporation and Subsidiaries (An Indirect Wholly Owned Subsidiary of Foundation Coal Holdings, Inc.) Consolidated Balance Sheets
Foundation Coal Corporation and Subsidiaries (An Indirect Wholly Owned Subsidiary of Foundation Coal Holdings, Inc.) Consolidated Statements of Operations and Comprehensive Income (Unaudited)
Foundation Coal Corporation and Subsidiaries (An Indirect Wholly Owned Subsidiary of Foundation Coal Holdings, Inc.) Consolidated Statement of Stockholders' Equity (in thousands, except share data) (Unaudited)
Foundation Coal Corporation and Subsidiaries (An Indirect Wholly Owned Subsidiary of Foundation Coal Holdings, Inc.) Consolidated Statements of Cash Flows (Unaudited)
Successor Supplemental Condensed Consolidated Balance Sheets September 30, 2004 (unaudited) (dollars in thousands)
Successor Supplemental Condensed Consolidated Statements of Operations For the Period from April 23, 2004 (date of incorporation) through September 30, 2004 (unaudited) (dollars in thousands)
Successor Supplemental Condensed Consolidated Statements of Cash Flows For the Period from April 23, 2004 (date of incorporation) through September 30, 2004 (unaudited) (dollars in thousands)
Offer to Exchange
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
RAG American Coal Holding, Inc. Schedule II — Valuation and Qualifying Accounts
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